Exhibit 1

PROSPECTUS

THIS PROSPECTUS (THE “PROSPECTUS”) RELATES TO THE ADMISSION TO PARALLEL LISTING FOR TRADING (THE “ADMISSION”) ON THE MAIN MARKET OF THE REGULATED SECURITIES MARKET OF EURONEXT ATHENS (THE “EURONEXT ATHENS”) OF ALL 101,826,580 DEMATERIALIZED, REGISTERED VOTING SHARES OF COMMON STOCK, OF A PAR VALUE $0.001 EACH, ISSUED BY SAFE BULKERS INC. (THE “COMPANY”), A COMPANY INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF MARSHALL ISLANDS (THE “COMMON STOCK SHARES”).

THE COMPANY’S OUTSTANDING COMMON STOCK SHARES AND PREFERRED SHARES ARE PRIMARILY LISTED AND TRADED ON THE NEW YORK STOCK EXCHANGE (“NYSE”). THE COMPANY HAS APPLIED FOR ADMISSION TO PARALLEL LISTING OF THE COMMON STOCK SHARES ON EURONEXT ATHENS UPON THE APPROVAL BY ITS BOARD OF DIRECTORS DATED 01.04.2026.

Other than the application for Admission to Euronext Athens and the existing listing of the Common Stock Shares on NYSE, no application has been made or is currently intended to be made for the Common Stock Shares to be admitted to listing or trading on any other stock exchange.

This Prospectus has been prepared in accordance with Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”), the applicable provisions of Law 4706/2020, as well as Annex 1 and Annex 11 of the Delegated Regulation (EU) 2019/980 of 14 March 2019, as amended and in force, and the Delegated Regulation (EU) 2019/979 of 14 March 2019, as amended and in force (together the “Delegated Regulations”).

The Board of Directors of the Hellenic Capital Market Commission (the “HCMC”) has approved the Prospectus only in connection with the information furnished to investors, as required under the Prospectus Regulation and the Delegated Regulations.

It is expected that Admission to Euronext Athens will become effective and that trading in the Common Stock Shares will commence on 02.06.2026 at 10.15 a.m. (Greek time), under the symbol “SB”, with ISIN number MHY7388L1039.

Investing in the Common Stock Shares involves risks. Prospective investors should read the entire document and, in particular, the “Risk Factors” when considering an investment in Safe Bulkers Inc. (“Safe Bulkers”)

This Prospectus is valid for a period of twelve (12) months after its approval by the Board of Directors of the HCMC. In the event of any significant new factor, material mistake, or material inaccuracy relating to the information included in this Prospectus which may affect the assessment of the Common Stock Shares and which arises or is noted between the time when this Prospectus is approved and the time when trading of the Common Stock Shares on Euronext Athens begins, a supplement to this Prospectus shall be published in accordance with Article 23 of the Prospectus Regulation, without undue delay, in accordance with at least the same arrangements applied for the publication of this Prospectus.

In making an investment decision, prospective investors must rely upon their own examination, analysis of, and enquiry into the Common Stock Shares and the terms of the Admission, including the merits and risks involved. This Prospectus does not constitute in any way an offer to sell or a solicitation to acquire securities in any country, in which such an offer or solicitation is not permitted by its applicable legislative and regulatory framework. In particular, the Prospectus is addressed only to investors (Greek or foreign) within the Greek territory, in accordance with Greek law, and is not addressed directly or indirectly to investors outside Greece, nor is it addressed to any country where such an offer or invitation is not permitted by the legislative or its regulatory framework.

The approval of this Prospectus by the HCMC shall not be considered as an endorsement of Safe Bulkers or of the quality of the Common Stock Shares that is the subject of this Prospectus. Prospective investors should make their own assessment as to the suitability of investing in the Common Stock Shares.

LISTING ADVISOR

The date of this Prospectus 27.05.2026

Table of Contents

A. GLOSSARY – DEFINITIONS		5
B. PERSONS RESPONSIBLE, THIRD PARTY INFORMATION, EXPERTS’ REPORTS AND COMPETENT AUTHORITY APPROVAL		16
1	SUMMARY	19
[The original prospectus includes a Greek language summary in compliance with Greek law. For this filing, the foreign language translation of the summary of the prospectus has been removed.]		26
2	RISK FACTORS	33
2.1	Risks Specific to the Company	36
2.1.1	Risks related to the macroeconomic environment and the global shipping industry	36
2.1.2	Risks related to the business activities and the sector in which the Group operates	43
2.1.3	Risks related to the Company’s business activity	48
2.1.4	Risks related to compliance with regulatory obligations due to the Group’s business activity	61
2.1.5	Risks related to the Group’s financial condition	72
2.1.6	Tax Risks	79
2.2	Risks Relating to the Company’s Common Stock Shares and Preferred Shares	81
3	REGISTRATION DOCUMENT	90
3.1	EXPERT REPORTS	90
3.1.1	Legal Due Diligence	90
3.1.2	Procedures performed by Deloitte Certified Public Accountants S.A.	94
3.2	INDEPENDENT AUDITORS	95
3.3	INFORMATION ABOUT THE ISSUER	96
3.3.1	Legal and Commercial Name of the Company	96
3.3.2	History and Development of the Company	96
3.4	BUSINESS OVERVIEW	99
3.4.1	Principal Activities	99
3.4.2	Insurance Policies	100
3.4.3	Information for Special Issuers – Shipping Companies	102
3.4.4	Company’s Fleet Management	105
3.5	Company’s Strategy	107
3.5.1	ESG Strategy	107
3.5.2	Principal Markets	109
3.5.3	Intellectual Property	109
3.5.4	Competition	110
3.6	INVESTMENTS	110
3.6.1	Historical Investments	110
3.6.2	Investments in progress and investments with firm commitments	112
3.7	ORGANISATIONAL STRUCTURE	113
3.8	OPERATING AND FINANCIAL REVIEW	115
3.8.1	Financial Condition	116
3.8.2	Operating Results	118
3.9	CAPITAL RESOURCES	127
3.10	REGULATORY ENVIRONMENT	134
3.10.1	IMO Regulations	135
3.10.2	US Regulations	139
3.10.3	European Union Regulations	142
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3.10.4	Chinese Environmental Regulations	144
3.10.5	Regulations on the Economic Substance Situation of the Marshall Islands	144
3.10.6	Other Regional Requirements	145
3.10.7	Safety Regulations	146
3.10.8	Regulation for offices established in Greece under Article 25 of Law 27/1975	148
3.11	TREND INFORMATION	149
3.12	ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES AND SENIOR MANAGEMENT	152
3.12.1	Board of Directors	152
3.13	REMUNERATION AND BENEFITS	156
3.14	BOARD PRACTICES	157
3.14.1	Corporate Governance	158
3.14.2	Committees of the Board of Directors	158
3.14.3	Statements of the Members of the Administrative, Management and Supervisory Bodies and the Senior Management	161
3.15	EMPLOYEES	166
3.15.1	Shareholding and stock options	166
3.16	MAJOR SHAREHOLDERS	166
3.17	RELATED PARTY TRANSACTIONS	167
3.18	FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS, AND LOSSES	175
3.18.1	Financial Information of the financial statements for the years 2023 - 2025	176
3.19	ALTERNATIVE PERFORMANCE MEASURES	187
3.20	DIVIDEND POLICY	189
3.21	LEGAL AND ARBITRATION PROCEEDINGS	191
3.22	SIGNIFICANT CHANGES IN THE GROUP’S FINANCIAL POSITION	192
3.23	ADDITIONAL INFORMATION	192
3.23.1	SHARE CAPITAL	192
3.23.2	MEMORANDUM AND ARTICLES OF ASSOCIATION	199
3.23.3	MATERIAL CONTRACTS	199
3.23.4	Material Indebtedness	199
3.23.5	Other Contracts	201
3.24	DOCUMENTS AVAILABLE	202
3.24.1	Documents made available to investors	202
3.24.2	Documents incorporated by reference	203
4	SECURITIES NOTE	204
4.1	ESSENTIAL INFORMATION	204
4.1.1	Working Capital Statement	204
4.1.2	Capitalisation and indebtedness	204
4.1.3	Interest of natural and legal persons involved in the Admission	206
4.1.4	Reasons for the Admission	207
4.2	INFORMATION CONCERNING THE SECURITIES TO BE ADMITTED TO TRADING	208
4.2.1	General Information	208
4.2.2	Transfer of the Common Stock Shares	208
4.2.3	Mandatory Bids and Compulsory Acquisition Rules Relating to the Common Stock Shares	209
4.2.4	Description of the rights attached to the Common Stock Shares	209
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4.2.5	Taxation	212
4.3	TERMS AND CONDITIONS OF THE ADMISSION	218
4.4	ADMISSION TO TRADING AND DEALING ARRANGEMENTS	219
4.5	PROCEDURE FOR ADMISSION TO TRADING	220
4.6	SELLING SECURITIES HOLDERS	220
4.7	LISTING ADVISORS’ AGREEMENT	221
4.8	EXPENSES OF THE ADMISSION	221
4.9	DILUTION	221
4.10	Expected Timetable	221
ANNEX		223
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A. GLOSSARY – DEFINITIONS

Definitions and abbreviations of the Prospectus presented in capital letters, and the meaning of which is given below, shall have the same meaning when used in the Summary, Risk Factors, Registration Document and Securities Note of the Prospectus, unless otherwise defined in the individual sections thereof or otherwise implied by the context.

Admission: The admission of the Common Stock Shares to listing for trading on the Main Market of the Regulated Securities Market of Euronext Athens.

Alternative Performance Measures or APMs: The alternative performance measures, as stated by the 05.10.2015 guidelines of the European Securities and Markets Authority that are included in the “ESMA/2015/1415el” document.

AMSA: The Australian Maritime Safety Authority.

Annual Consolidated Financial Statements or Consolidated Financial Statements or Financial Statements: The Company’s annual consolidated financial statements as of December 31, 2023, 2024 and 2025 and for the fiscal years then ended, which were prepared in accordance with the US GAAP, were audited by independent certified public accountants.

Articles of Incorporation: First Amended and Restated Articles of Incorporation of the Company as further amended through the date hereof as filed with the Registrar of Corporations of the Republic of the Marshall Islands in connection with the formation and constitution of the Company, or, depending on the case and the context, articles of incorporation of other legal persons.

BWM: Ballast Water Management.

Ballast Water Treatment System (BWTS): In 2004 the IMO adopted the BWM Convention, implementing regulations calling for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention took effect in September 2017 with certain extensions. From September 8, 2024, onwards, all vessels subject to the BWM Convention are required to have installed a ballast water treatment system. The Company has installed a ballast water treatment system in all vessels and a Ballast Water Management Plan Statement of Compliance has been issued.

Baltic Dry Index or BDI: The weighted index of time charter rates for dry bulk carrier vessels, which is published daily by the Baltic Exchange based in London, provides an assessment of freight rates for the maritime transport of major raw materials. The index is calculated using three sub-indices that correspond to different sizes of dry bulk vessels: the Baltic Supramax Index with a 30% weighting, the Baltic Panamax Index with a 30% weighting, and the Baltic Capesize Index with a 40% weighting. The calculation also takes into account 26 maritime routes (shipping lanes), measured by voyage duration and distance. The index covers Supramax, Panamax, and Capesize dry bulk carriers transporting commodities such as coal, iron ore, and grain, among others.

Baltic Exchange Capesize Index or BCI: The weighted time charter index for Capesize dry bulk carrier vessels, which is published daily by the Baltic Exchange based in London, provides an assessment of freight rates for the maritime transport of major raw materials. The calculation of the index takes into

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account sub-indices that refer to the main maritime routes (shipping lanes), measured by voyage duration and distance. The index covers Capesize dry bulk carrier vessels transporting bulk commodities.

Baltic Exchange Panamax Index or BPI: The time charter index for Panamax dry bulk carrier vessels, which is published daily by the Baltic Exchange based in London, provides an assessment of freight rates for the maritime transport of major raw materials. The calculation of the index takes into account data referring to the main maritime routes (shipping lanes), measured by voyage duration and distances. The index covers Panamax dry bulk carrier vessels transporting bulk commodities.

Board of Directors or BoD: The Board of Directors of the Company or, depending on the case and the context, of other legal persons.

Bylaws: First Amended and Restated Bylaws of the Company that contain internal rules for the operation and management of the Company, adopted in accordance with the Business Corporations Act of the Marshall Islands and which are not required to be filed with the Registrar of Corporations of the Marshall Islands.

Capesize: A dry bulk carrier vessel with a capacity of approximately 180,000 DWT.

Carbon Intensity Indicator (CII): A mandatory CII expressed by the Annual Efficiency Ratio (“AER”) in grams of CO2 per dwt-mile, and a rating scheme was introduced on January 1, 2023, where all cargo vessels above 5,000 GT are given a rating of A to E every year as part of the IMO GHG Short Term measures. The rating thresholds will become increasingly stringent towards 2030. For ships that achieve a D rating for three consecutive years or an E rating, a corrective action plan needs to be developed as part of the Ship’s Energy Efficiency Management Plan (“SEEMP”) and approved. The SEEMP requirements are strengthened to include mandatory content, such as an implementation plan on how to achieve the CII targets and will be reviewed by the end of 2025, with particular focus on the enforcement of the carbon intensity rating requirements.

CEO: The Chief Executive Officer of the Company.

China MSA: The China Maritime Safety Administration.

Clean Air Act (CAA): The U.S. federal law regulating air emissions from stationary and mobile sources, to protect public health and the environment.

Clean Water Act (CWA): The U.S. federal law regulating water pollution, aiming to restore and maintain the integrity of the nation’s waters.

Common Stock Shares: The totality of the Company’s issued shares of common stock, being 101,826,580 dematerialized, registered voting shares of common stock of the Company, of a par value of $0.001 each, as of the Date of the Prospectus.

Company or Safe Bulkers: The company Safe Bulkers, Inc., incorporated in the Republic of the Marshall Islands on 11 December 2007, under registration number 27394, with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, and principal executive office in Monaco (contact details: Apt. D11 Les Acanthes 6, Avenue des Citronniers, MC 98000 Monaco, tel.: +30 211 1888 400 or (+357) 25 887 200).

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Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA): The U.S. federal law on Effective Environmental Response, Compensation Determination, and Legal (Strict) Liability. This law created a tax on the chemical and petroleum industries and provided broad Federal authority to respond directly to releases or threatened releases of hazardous substances that may endanger public health or the environment.

Continuing Directors: As of any date of determination, any member of the Board of Directors of the Company who was (a) a member of the Board of Directors on May 29, 2018 or (b) nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors on May 29, 2018 or whose nomination or election was previously so approved.

Covid-19: The coronavirus disease 2019 caused by the SARS-CoV-2 virus.

CSDDD: Directive 2024/1760 of the European Parliament and of the Council of 13 June 2024 on corporate sustainability due diligence, as amended and in force.

CSDR: Regulation (EU) 909/2014 of the European Parliament and the Council of the European Union of 23 July 2014 on improving securities settlement in the European Union and on central securities depositories and amending Directives 98/26/EC and 2014/65/EU and Regulation (EU) 236/2012, as amended and in force.

CSRD: Directive (EU) 2022/2464 of the European Parliament and of the Council of 14 December 2022 amending Regulation (EU) No 537/2014, Directive 2004/109/EC, Directive 2006/43/EC and Directive 2013/34/EU, as regards corporate sustainability reporting, as amended and in force.

Deloitte: The audit firm under the corporate name “Deloitte Certified Public Accountants S.A.”, Certified Public Accountants (SOEL) Reg. Number: E120), with registered offices at 3a Fragoklissias & Granikou Street, 151 25 Marousi, Athens, Greece.

DryBMS standard or DryBMS: The Dry Bulk Management Standard.

D.S.S.: The Dematerialised Securities System, within the meaning of Section I Part 1 (96) of the Euronext Securities Athens Rulebook, which operates as a system for securities settlement pursuant to Law 2789/2000, book-entry registry and maintaining of securities accounts for the purposes of CSDR and is administered by the Euronext Securities Athens in its capacity as provider of depository services.

DWT or dwt: Dead Weight Tonnage, expressed in metric tons, each of which is equivalent to 1,000 kilograms, referring to the maximum weight of cargo and supplies that a vessel can carry.

EBITDA: Earnings before Interest, Taxes, Depreciation, and Amortization.

ECA: Emission Control Areas.

Energy Efficiency Design Index (EEDI): A measure of a vessel’s energy efficiency during its design phase, which accompanies the vessel throughout its operational life. This is in contrast to the operational Carbon Intensity Indicator (CII), which is measured annually, and the Energy Efficiency Existing Ship Index (EEXI), which applies to all existing ships and can be recalculated if efficiency parameters are changed. The EEDI calculates the grams of carbon dioxide emitted per unit of transport

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work (CO2 per tonne mile) under specific operating conditions. It applies to newly built ships from 1 January 2013 for an initial two-year period (Phase 0) and becomes progressively stricter in subsequent phases (Phases 1, 2, and 3), reflecting the design requirement for reduced CO2 emissions from new vessels.

Energy Efficiency Existing Ship Index (EEXI): A measure of energy efficiency for existing vessels. Unlike the operational Carbon Intensity Indicator (CII) or the Ship Energy Efficiency Design Index (EEDI), which applies to newly built ships from 1 January 2013, the EEXI is calculated as the ratio of carbon dioxide emissions to transport work (CO2 per tonne-mile). The index is related to the ship’s installed engine power, transport capacity, and speed under defined conditions and can be updated if energy efficiency parameters are modified.

EPA: The Environmental Protection Agency.

ESMA: The European Securities and Markets Authority.

ESMA Guidelines: The ESMA Guidelines on disclosure requirements under the Prospectus Regulation (ESMA32-382-1138), dated March 4, 2021.

ESG: Environmental, Social, Governance.

ETS: Emissions Trading Systems.

EU or E.U.: The European Union.

EU ETS: EU Emissions Trading System.

EU-MRV: Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 on the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, as amended and in force.

EUR: Euro.

Euronext Athens: EURONEXT ATHENS HOLDING S.A.

Euronext Athens Regulation: The Regulation of the Athens Stock Exchange (10th amendment), issued in accordance with the decision No. 212/19.05.2025 of the Steering Committee of Euronext Athens, which was approved by decision No. 1054/5.6.2025 of the Hellenic Capital Market Commission. Euronext Athens Regulation is available on the following website: https://athens.euronext.com/el/about/regulatory/athex.

Euronext Athens Resolution 28: The resolution 28/05.06.2025 of the Stock Markets Steering Committee of the Euronext Athens in relation to the supporting documents for a primary listing on the Securities Market of Euronext Athens, as amended and in force.

Euronext Securities Athens: The société anonyme under the company name “EURONEXT SECURITIES ATHENS S.A.”, 100% subsidiary of Euronext Athens, managing the D.S.S.

Euronext Securities Athens Rulebook: The rule book (regulation) of the Euronext Securities Athens (1st edition), issued in accordance with article 3 of L. 4569/2018 (Government Gazette A/179/11.10.2018),

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the decision of 22.02.2021 of the Board of Directors of Euronext Securities Athens and the approval decision No. 6/904/26.2.2021 (Government Gazette B1007/16.03.2021) of the Hellenic Capital Market Commission, as in force, which is available on the following website: https://athens.euronext.com/el/about/regulatory/athexcsd.

FCPA: The Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., a United States anti-bribery federal.

Fit-for-55 package: The EU principal legislative response to the requirements in the EU Climate Law to reduce Europe’s net greenhouse gas emissions.

Fuel EU: The EU penalty mechanism for the reduction of carbon content in fuels.

Fuel EU Maritime Regulation: Regulation (EU) 2023/1805 of the European Parliament and of the Council of 13 September 2023 on the use of renewable and low-carbon fuels in maritime transport, as amended and in force.

G.D.P. or GDP: The Gross Domestic Product.

Generally Accepted Accounting Principles (GAAP or US GAAP): Generally Accepted Accounting Principles approved and adopted by the U.S. Securities and Exchange Commission (SEC).

GFS: Goal-based marine fuel standard.

GHG-EEDI Phase 3 NOx-Tier III: The combination of GHG-EEDI Phase 3 and NOx-Tier III, which represents a mandatory environmental standard for newbuild ships currently implemented by the International Maritime Organization (IMO) under MARPOL Annex VI.

Green House Gas emissions or GHG: Greenhouse gas emissions, including carbon dioxide (CO2), methane (CH4), and nitrous oxide (N2O).

Group: The Company and its Subsidiaries which are included in the Company’s consolidated financial statements, and for the avoidance of any doubt shall include the Company itself.

Group’s bond or Bond: The €100.0 million unsecured common bond loan issued in February 2022 by the Subsidiary under the corporate name “Safe Bulkers Participations PLC”, the bonds of which are listed and traded on Euronext Athens (ticker: SBB1).

HCMC: The Hellenic Capital Market Commission.

High Sulfur Fuel Oil or HSFO: A residual, heavy marine fuel with a sulfur content exceeding 0.50% (typically up to 3.5%).

Hydra: Hydra Insurance Company Limited.

IAS: The International Accounting Standards.

IFRS: The International Financial Reporting Standards, including IAS and the interpretations published by the International Accounting Standards Board, as adopted by the EU.

IMF: The International Monetary Fund.

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IMO DCS: International Maritime Organization’s fuel oil consumption Data Collection System.

IMS: Integrated Management System.

International Group: The 12 P&I associations that comprise the International Group of P&I Clubs.

International Maritime Organization (IMO): The United Nations specialized agency with responsibility for the safety and security of shipping and the prevention of marine and atmospheric pollution by ships.

Income Tax Code or ITC: The Law 4172/2013, as amended and in force.

International Safety Management (ISM): A code adopted by the IMO, setting the international regulatory framework for the management of ships, designed to ensure the safety of vessels and the protection of the marine environment.

International Ship and Port Facility Security Code (ISPS): A code adopted by the IMO, establishing standards for the security of ships and port facilities against unlawful acts.

ISIN: The International Standard Identification Number.

Kamsarmax: A dry bulk carrier vessel with carrying capacity of between 80,000 DWT and 84,000 DWT.

KPIs: Key performance indicators.

Legal Advisor: The law firm under the corporate name “Potamitis Vekris Law Partnership” (Athens Bar Association No.: 80019), with registered address at 11, Omirou Str., 106 72 Athens, tel.: +30-210-3380000.

Legal Due Diligence Letter: The letter of the Legal Advisor, 26.05.2026, addressed to the Listing Advisor which includes the conclusions of the legal due diligence carried out by foreign legal counsels.

LEI: The Legal Entity Identifier.

Listing Advisor or Piraeus Bank S.A. or Piraeus Bank: Piraeus Bank a société anonyme with General Commercial Registry number 157660660000, Tax Registration Number 996763330, headquartered at 4, Amerikis Str., 105 64, Athens, Attica, which is authorized to operate as a credit institution and acts as listing advisor for the listing of the Company’s Common Stock Shares on the Regulated Securities Market of Euronext Athens.

Low Sulfur Marine Gas Oil (LSMGO): A distillate marine fuel with a sulfur content typically capped at 0.1% by weight, compliant with stringent emission standards such as those imposed in Emission Control Areas. LSMGO is a higher-grade, cleaner-burning fuel compared to residual fuels like VLSFO, offering lower particulate and sulfur oxide emissions, but at a materially higher cost, making it primarily used in regulated zones or when operational flexibility and compliance are prioritized.

Management or Managers: The affiliated management companies, Safety Management, Safe Bulkers Management, and Safe Bulkers Management Monaco, which are beneficially owned and controlled by the Company’s Chairman and Chief Executive Officer, Mr. Hajioannou.

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Management Agreements: The agreements entered into, from time to time, between the Company and the Managers for the provision of executive officers and management services to vessel-owning Subsidiaries, under which the Managers are responsible for providing technical, administrative and commercial services, including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance, financial services and office space.

Maritime Transportation Security Act of 2002 (MTSA): The U.S. Federal Maritime Transportation Security Act of 2002.

Marine Environment Protection Committee (MEPC): The Marine Environment Protection Committee of the IMO, regarding particulate matter, nitrogen oxides and sulphur oxide emissions.

MLC: The Maritime Labor Convention.

MARPOL: The International Convention for the Prevention of Pollution from Ships.

Marshall Islands Business Corporations Act (BCA) or BCA: The Marshall Islands Business Corporations Act, which is the primary legislation governing the formation, registration, and operation of commercial corporations in the Marshall Islands.

Motor Vessel (M/V): A motor-driven cargo vessel powered by an internal combustion engine.

NATO: North Atlantic Treaty Organization.

Net-Zero Framework: A set of international regulatory measures developed by the International Maritime Organization to reduce GHG from ships in line with its 2023 GHG Strategy, comprising (i) a global fuel standard requiring the progressive reduction of the greenhouse gas intensity of marine fuels on a well-to-wake basis, and (ii) a pricing mechanism placing a cost on GHG emissions, as proposed amendments to Annex VI of the MARPOL.

NYSE: The New York Stock Exchange.

Oil Pollution Act (OPA 90): The U.S. Oil Pollution Act of 1990.

P&I: Protection and indemnity.

Panamax: A dry bulk carrier vessel with carrying capacity of between 75,000 DWT and 78,000 DWT.

Post Panamax: A dry bulk carrier vessel with carrying capacity of between 85,000 DWT and 100,000 DWT.

Prevention of Pollution from Ships (MARPOL): The main international convention covering prevention of pollution of the marine environment by ships from operational or accidental causes.

Participants: The D.S.S. participants entitled to access Securities Accounts in accordance with Section I Part I (99) of the Euronext Securities Athens Rulebook.

Preferred Shares: Collectively (a) Shares of 8.00% series C cumulative redeemable perpetual preferred shares of the Company, with $0.01 par value per share, liquidation preference $25.00 per share, and (b) shares of 8.00% series D cumulative redeemable perpetual preferred shares of the Company, with

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$0.01 par value per share, liquidation preference $25.00 per share, outstanding as of the date of the Prospectus.

Prospectus: This document relating to the Admission, which has been prepared in accordance with Regulation (EU) 2017/1129, the applicable provisions of Law 4706/2020, as well as Annex 1 and Annex 11 of the Regulation (EU) 2019/980 and Regulation (EU) 2019/979, and has been approved by the Board of Directors of the HCMC.

Prospectus Date or Date of the Prospectus: the date of approval of this Prospectus by the Board of Directors of the HCMC, being the 27.05.2026.

Regulation (EU) 2017/1129: Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as in force.

Regulation (EU) 2019/979: Commission Delegated Regulation (EU) 2019/979 of 14 March 2019 on supplementing Regulation (EU) 2017/1129 of the European Parliament and the Council of the European Union with regard to regulatory technical standards on the key financial information included in prospectus summary, the publication and classification of prospectuses, the advertisements for securities, the prospectus supplements as well as the notification portal, and repealing Delegated Regulations (EU) 382/2014 and (EU) 2016/301 of the Commission, as in force.

Regulation (EU) 2019/980: Commission Delegated Regulation (EU) 2019/980 of 14 March 2019 supplementing Regulation (EU) 2017/1129 of the European Parliament and the Council of the European Union with regard to the form, content, review and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Regulation (EC) 809/2004 of the Commission, as in force.

Right of first refusal: Right of first refusal refers to the Company’s right under the Restrictive Covenant Agreement between the Company and Mr. Hajioannou. Mr. Hajioannou or entities controlled by Mr. Hajionnou, prior to acquiring a drybulk vessel or entry into a drybulk newbuilding contract, must first offer such drybulk vessel or drybulk newbuilding contract to the Company under the same terms and conditions. Such acquisition or order must be first refused by an independent committee of the Board of Directors comprised solely by the independent members, before consummation by Mr. Hajioannou or entities controlled by Mr. Hajionnou.

Rule 144: Rule 144 is a SEC regulation under the Securities Act of 1933 that provides a safe harbor for the resale of restricted and control securities without registration.

Safe Bulkers Management: The company under the corporate name “Safe Bulkers Management Ltd.”, incorporated under the laws of the Republic of Cyprus, with office at 71 Agias Fylaxeos Street and Arch. Makarios III Avenue, 3087 Limassol, Cyprus, beneficially owned and controlled by the Company’s Chairman and Chief Executive Officer, Mr. Polys Hajioannou.

Safe Bulkers Management Monaco: The company under the corporate name “Safe Bulkers Management Monaco Inc.”, incorporated under the laws of the Republic of the Marshall Islands, with office at Apt. D11, Les Acanthes, 6, Avenue des Citronniers MC 98000 Monaco, beneficially owned and controlled by the Company’s Chairman and Chief Executive Officer, Mr. Polys Hajioannou.

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Safety Management: The company under the corporate name Safety Management Overseas S.A.”, incorporated under the laws of the Republic of Panama, which maintains a branch office in Greece at 30-32 Leof. Kon/nou Karamanli Avenue, 16673, Voula, Athens, pursuant to the provisions of article 25 of law 27/1975, beneficially owned and controlled by the Company’s Chairman and Chief Executive Officer, Mr. Polys Hajioannou.

Safety of Life at Sea (SOLAS): The IMO Convention for the Safety of Life at Sea.

Scrubbers: Sulfur oxide exhaust gas cleaning systems.

SEC: United States Securities and Exchange Commission.

Securities Account: The securities accounts as defined in Section I Part 1 (52) of the Euronext Securities Athens Rulebook.

Securities Act: The United States Securities Act of 1933, as amended.

Series A Preferred Shares: The Company’s Series A participating preferred shares with par value of U.S.$0.01 per share.

Series C Preferred Shares: The Company’s 8.00% Series C Cumulative Redeemable Perpetual Preferred Shares with par value of U.S.$0.01 per share.

Series D Preferred Shares: The Company’s 8.00% Series D Cumulative Redeemable Perpetual Preferred Shares with par value of U.S.$0.01 per share.

Shareholders Rights Agreement: The Shareholders Rights Agreement dated August 5, 2020 between the Company and Equiniti Trust Company LLC (formerly known as “American Stock Transfer & Trust Company”), as rights agent.

SMS: Safety Management Systems.

SOFR: The USD Secured Overnight Financing Rate.

Subsidiaries: Any legal entity that stands in a parent–subsidiary relationship with the Company, including as a parent undertaking thereof, in accordance with the applicable accounting standards governing the Company.

SOEL: Institute of Certified Public Accountants of Greece.

Statement of Designation: Under Marshall Islands law when the Board of Directors has authority under the Articles of Incorporation to issue a class of shares where the voting powers, designations, preferences and relative participating, optional or other rights, if any, of the qualifications, limitations or restrictions thereof have not been set forth in the Articles of Incorporation, but are provided for in a board resolution, a statement of designation with respect to such class of shares is filed with the Registrar of Corporations of the Republic of the Marshall Islands. Such statement of designation constitutes an amendment of the Articles of Incorporation.

TCE: Time charter equivalent.

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U.K.: The United Kingdom.

US, U.S. or United States: The United States of America.

USCG: The US Coast Guard.

USD: United States Dollars.

USTR: The United States Trade Representative.

Very Low Sulfur Fuel Oil or VLSFO: A type of fuel oil with a sulfur content of 0.5% or less by weight.

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[The original prospectus includes a Greek language summary in compliance with Greek law. For this filing, the foreign language translation of the summary of the prospectus has been removed. Defined terms in Greek have been omitted.]

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B. PERSONS RESPONSIBLE, THIRD PARTY INFORMATION, EXPERTS’ REPORTS AND COMPETENT AUTHORITY APPROVAL

General information

This Prospectus relates to the admission to parallel listing for trading of all 101, 826,580 Common Stock Shares on the Main Market of the Regulated Securities Market of the Euronext Athens.

Upon the approval by the Company’s Board of Directors dated April 1,2026 the Company has applied for the parallel listing for trading of all the Common Stock Shares on Euronext Athens. The Company has not applied for the parallel admission of any of its Preferred Shares on Euronext Athens.

The Prospectus has been prepared and distributed in accordance with the provisions of the applicable laws. The Prospectus contains all information, the disclosure of which is required by Regulation (EU) 2017/1129 and the Delegated Regulations (EU) 2019/979 and (EU) 2019/980, as applicable, the applicable provisions of Law 4706/2020 and the implementing relevant decisions of the HCMC. The Prospectus consists of: (a) the Summary, (b) the Risk Factors, (c) the Registration Document and (d) the Securities Note. This Prospectus has been prepared solely in the English language. The summary has been prepared in both English and Greek (See “Summary”).

The Prospectus contains and presents in a clear and comprehensible manner all the information necessary for investors to be able to thoroughly assess the assets, liabilities, financial position, results, and prospects of the Company.

The Listings and Market Operations Committee of Euronext Athens, at its meeting held on 26.05.2026, ascertained that all listing prerequisites are met, according to Article 2(4) of Greek Law 3371/2005 and the Euronext Athens Regulation, regarding the listing of the Common Stock Shares on the Euronext Athens, subject to the approval of the Prospectus by the HCMC.

According to paragraph 4 of section 3.1.4.3 of the Euronext Athens Regulation, the free-float adequacy criterion with respect to the Common Stock Shares is assessed in accordance with the rules of the primary market on which they are listed, i.e. the NYSE, taking into account the aggregate free float across all markets on which the shares are admitted to trading. In any event, the percentage of shares of the same class distributed to the public must be at least ten percent (10%). According to the Company, as of the Date of this Prospectus, the free float of the Company’s Common Stock Shares listed on the NYSE is 52,902,084 Common Stock Shares, or 51.95% of all Common Stock Shares outstanding, which satisfies the initial free-float adequacy requirement under the applicable rules of NYSE and Euronext Athens Regulation.

Approval by the competent authority

The Prospectus has been approved by the decision dated 27.05.2026 of the Board of Directors of the HCMC (address: 3-5 Ippokratous St., Athens, P.C. 10679, tel.: 210 3377100, Website: http://www.hcmc.gr/) as the competent authority pursuant to Regulation (EU) 2017/1129, as amended. The Board of Directors of the HCMC approved this document only because it meets the standards of completeness, comprehensibility and consistency imposed by Regulation (EU) 2017/1129 and such approval shall not be considered as a favorable opinion on the Company and the quality of

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the Admission which is the subject of the Prospectus. Investors should make their own assessment as to the suitability of investing in the Shares.

Persons responsible

The people responsible for drawing up this Prospectus, on behalf of the Company, and responsible for this Prospectus are:

•	Dr. Loukas Barmparis, (Group’s President and Executive Member of the Company’s Board of Directors)
•	Mr. Konstantinos Adamopoulos, (Group’s Chief Financial Officer and Executive Member of the Company’s Board of Directors)
•	Mr. Thanasis Antonakis, (Group’s Assistant Chief Financial Officer and Chief Compliance Officer)

The business address of the above persons is the Company’s principal executive office in Monaco (contact details: Apt. D11 Les Acanthes 6, Avenue des Citronniers, MC 98000 Monaco, tel.: +30 211 1888 400 or +357 25 887 200).

The Company, the members of the Board of Directors1 of the Company, the natural persons, on behalf of the Company, who were in charge of the preparation of this Prospectus and Piraeus Bank S.A. as the Listing Advisor (4 Amerikis, 105 64 Athens, Greece) are responsible for the contents of the Prospectus. The aforementioned natural and legal persons declare that they have read and agree with the contents of the Prospectus and certify that, having taken all reasonable measures to this end, the information contained in the Prospectus is, to the best of their knowledge, true and accurate and that there are no omissions that would alter its contents, and that it has been prepared in accordance with the provisions of Regulation (EU) 2017/1129, the Delegated Regulations (EU) 2019/979 and (EU) 2019/980 and the applicable provisions of Law 4706/2020, as in force.

The Company, the members of its Board of Directors and the natural persons who were in charge of the preparation the Prospectus are responsible for the financial statements included by reference on the Company’s website (see section 3.24.2 “Documents incorporated by reference”) and the contents of the Prospectus.

The Listing Advisor declares that it meets all the requirements of par. 1I of Article 60 of Law 4706/2020, i.e. is authorised to provide the investment service of underwriting and/or placing of financial instruments without a firm commitment basis in accordance with No. 6 and 7 respectively of Section A of Annex I of Law 4514/2018, as in force.

Experts Reports

For the purposes of preparing the Prospectus, the Law Firm “Potamitis Vekris” has been commissioned by the Listing Advisor to coordinate the legal due diligence of certain companies and other matters of foreign law, in respect of the Company and the Group, by foreign legal counsels of the relevant jurisdictions, namely the Marshall Islands, Cyprus and England as well as by a Greek legal counsel who carried out the legal due diligence review of the Greek office of a management company organised

1 Regarding the members of the Board of Directors of the Company, see section 3.12 “Administrative, Management and Supervisory Bodies and Senior Management”.

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and existing under the laws of Panama. In relation to the legal due diligence involving issues of foreign law delegated to foreign legal counsel, the Legal Advisor assumed responsibility for coordinating the process, ensuring the quality and completeness of the questions submitted to such counsel, and the timely delivery of their outputs. Notwithstanding the above, the Legal Advisor bears no responsibility for the legal accuracy of the judgments or conclusions of the foreign legal counsel, the responsibility for which lies with the latter.

Pursuant to a relevant mandate received from the Listing Advisor, the certified public accountant, Mr. Michail Stergiou (Certified Public Accountants (SOEL) Reg. Number: 45071) from Deloitte performed certain procedures and issued the following reports:

•	The Agreed-Upon Procedures Report dated 27.05.2026 on selected financial information included in the Prospectus, in accordance with the International Standard on Related Services (ISRS) 4400 (Revised), “Agreed-Upon Procedures Engagements.

•	The Assurance Report dated 27.05.2026 in accordance with the International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”, regarding the assessment of the design as of 31.12.2025 of the Group’s internal control over financial reporting based on the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission of 2013 (“COSO”).

•	The Assurance Report dated 27.05.2026, in accordance with the International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information,” on management’s assertion regarding the adequacy of the Group’s working capital.

Deloitte Certified Public Accountants S.A. states that, pursuant to the mandate received from the Listing Advisor, its responsibility is limited solely to the above deliverables.

Third-party information

It is noted that the information included in the Prospectus deriving from third-party sources is indicated by a footnote stating the sources of such information, the fact that it has been faithfully reproduced and that the Company is aware and able to confirm, to the best of its knowledge and belief, based on the information published by the third parties, that there are no omissions that would render the reproduced information inaccurate or misleading.

Distribution of this Prospectus

The Prospectus will be available to the investors, in accordance with article 21, par. 2 of Regulation (EU) 2017/1129, as applicable, in electronic form on the following websites:

•	Euronext Athens: (https://athens.euronext.com/el/market-data/informative-material,)

•	Company: (https://www.safebulkers.com/Euronextathens)

•	Piraeus Bank: (https://www.piraeusgroup.gr/sblisting)
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1    SUMMARY

SECTION A – INTRODUCTION

This Summary should be read as an introduction to the Prospectus. Any decision to invest in the Common Stock Shares should be based on a consideration of the Prospectus as a whole by investors. Investors could lose all or part of the capital invested in the Common Stock Shares. Where a claim relating to the information contained in this Prospectus is brought before a court, the plaintiff investor might, under national law, have to bear the costs of translating the Prospectus before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled this summary, including any translation thereof, but only where the summary is misleading, inaccurate or inconsistent, when read together with the other parts of the prospectus, or where it does not provide, when read together with the other parts of the prospectus, key information in order to aid investors when considering whether to invest in the Common Stock Shares.

The issuer of the Common Stock Shares is Safe Bulkers Inc. whose corporate affairs are governed by the Company’s Articles of Incorporation, its Bylaws and by the Marshall Islands Business Corporations Act, and which has its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, and maintains its principal executive office in Monaco (Apt. D11 Les Acanthes 6, Avenue des Citronniers, MC 98000 Monaco). The Company’s telephone number is +30 2111888400 and its website is https://safebulkers.com/. The Company’s LEI code (Legal Entity Identifier) is 549300V6ZM2HJJYQQO85.

The Common Stock Shares issued by Safe Bulkers are dematerialized, registered shares with voting rights, the nominal amount of which is expressed in U.S. Dollars, and are listed on the New York Stock Exchange under ISIN (International Security Identification Number) MHY7388L1039.

The HCMC is the competent authority to approve this Prospectus (3-5 Ippokratous St., zip code 106 79 Athens, phone number: 210 3377100, http://www.hcmc.gr/). This Prospectus was approved on 27.05.2026.

SECTION B – KEY INFORMATION ON THE ISSUER

B.1 Who is the issuer of the securities?

The legal and commercial name of the issuer is “Safe Bulkers, Inc.”. Safe Bulkers is incorporated and registered in the Republic of the Marshall Islands. The Company was formed on December 11, 2007, under the laws of the Republic of the Marshall Islands under registration number 27394. The Company is to have perpetual existence. The Company’s LEI code (Legal Entity Identifier) is 549300V6ZM2HJJYQQO85.

Safe Bulkers is a global shipping company providing worldwide seaborne transportation solutions in the dry-bulk sector. The Company’s vessels transport major bulks, which include iron ore, coal and grain and minor bulks, which include bauxite, fertilizers and steel products. The Company deploys its vessels on a mix of period time and spot time charters according to its assessment of market conditions.

As of the Date of this Prospectus, the Company’s fleet consists of 45 vessels, two of which are held for sale, 11 of which are eco-ships built after 2014, with superior energy efficiency characteristics compared to pre-2014 designs, and 13 vessels built on 2022 onwards, compliant with the most recent IMO GHG Phase 3 - NOx Tier III regulations.

The Company’s outstanding orderbook, as of the Date of this Prospectus, consists of nine newbuilds compliant with the IMO GHG Phase 3 - NOx Tier III regulations, including two methanol dual fueled, to be delivered, three in 2026, two in 2027, one in 2028 and three in 2029 and following all scheduled deliveries, reaching 33 vessels with improved energy efficiency characteristics. Furthermore, during 2026 and up to the Date of this Prospectus, the Company entered into a recapitulation agreement for the construction of an additional Kamsarmax vessel with scheduled delivery in the first half of 2029 and a recapitulation agreement for the finance lease of a newbuild Capesize vessel commencing in the second half of 2029, upon the scheduled delivery of this vessel. The recapitulation agreements are subject to customary terms, documentation and closing conditions. Upon consummation of the aforementioned recapitulation agreements, the Company’s outstanding orderbook will consist of 11 vessels, two of which are methanol dual-fueled, with scheduled deliveries, three in 2026, two in 2027, one in 2028 and five in 2029.

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Major shareholders

As of the Prospectus Date, the Company has issued 101,826,580 Common Stock Shares. The following table sets forth the shareholding structure of the Company’s common stock as at the Prospectus Date:

SHAREHOLDING STRUCTURE
Shareholders	Number of Shares	% of Common Stock owned
Vorini Holdings Inc. (1)	19,426,015	19.08%
Bellapais Maritime Inc. (1)	5,000,000	4.91%
Kyperounta Maritime Inc. (1)	5,000,000	4.91%
Lefkoniko Maritime Inc. (1)	5,000,000	4.91%
Akamas Maritime Inc. (1)	8,555,412	8.40%
Chalkoessa Maritime Inc. (1)	5,400,000	5.30%
Other shareholders (<5%)	53,445,153	52.49%
Total	101,826,580	100.00%

Source: Company.

(1) Legal entity controlled by Mr. Polys Hajioannou.

Key managing directors

The Company’s Articles of Incorporation and Bylaws provide for a staggered Board of Directors whereby directors are divided into three classes: Class I, Class II and Class III. The term of the Company’s Class I Directors expires in 2027, the term of the Company’s Class II Directors expires in 2028, and the term of the Company’s Class III Directors expires in 2026. At each annual meeting, individuals elected as directors are elected to hold office until the third succeeding annual meeting.

As of the Date of the Prospectus, the Board of Directors comprises the following 11 members:

Name(1)	Position	Start of Term	End of Term
Polys Hajioannou	Chief Executive Officer, Chairman of the Board and Class I Director	2024	2027
Dr. Loukas Barmparis	President, Secretary and Class II Director	2025	2028
Konstantinos Adamopoulos	Chief Financial Officer and Class III Director	2023	2026
Ioannis Foteinos	Chief Operating Officer and Class I Director	2024	2027
Marina Hajioannou	Class II Director	2025	2028
Vasilis Hajioannou	Class III Director	2026	2026
Jeffrey Bunzel	Class I Director	2026	2027
Kristin H. Holth	Class III Director	2023	2026
Christos Megalou	Class II Director	2025	2028
Frank Sica	Class III Director	2023	2026
Ole Wikborg	Class I Director	2024	2027

(1) All members of the Board of Directors have designated the Company’s registered address (Apt. D11 Les Acanthes, 6 Avenue des Citronniers, MC98000, Monaco) as their professional address.

Statutory auditor and reporting accountant

Safe Bulkers’ statutory auditor for the years ended December 31, 2023, 2024 and 2025, was Ms. Analia Kokkoris (Certified Public Accountants (SOEL) Reg. No: 43044) of Deloitte Certified Public Accountants S.A. (Certified Public Accountants (SOEL) Reg. No: E120) (Address: 3a Fragkoklisias & Granikou Street., 151 25, Marousi, Athens, Greece, tel. 210 6781 100).

B.2 What is the key financial information regarding the issuer?

The Prospectus includes consolidated financial information derived from the consolidated financial statements of the Company for the year ended December 31, 2023, 2024 and 2025 which were prepared by the Company in accordance with the US GAAP.

Such financial statements as of December 31, 2023, 2024 and 2025 and for the years then ended have been audited by Deloitte Certified Public Accountants S.A, independent auditors.

The Group

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Income Statement Information	For the year ended 31 December
(Amounts in $ thousands, unless otherwise indicated)	2023	2024	2025
Revenues	295,393	320,679	288,131
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	149,015	170,651	128,374
Net income available to common shareholders	69,351	89,376	30,563
Basic earnings per share ($)	0.61	0.83	0.30
Source: Annual Consolidated Financial Statements

Balance Sheet Information	For the year ended 31 December
(Amounts in $ thousands, unless otherwise indicated)	2023	2024	2025
Total assets	1,339,816	1,403,096	1,403,182
Total shareholders’ equity	792,511	831,618	830,707
Net debt (1)	408,380	400,744	377,320

Source: Annual Consolidated Financial Statements

(1) Net debt is calculated by adding “Long-term debt, net” and “Current portion of Long-term debt, net” and subtracting “Cash and cash equivalents”, “Time deposits” and “Restricted cash”.

Cash Flow Statement Information	For the year ended 31 December
(Amounts in $ thousands, unless otherwise indicated)	2023	2024	2025
Net Cash Provided by Operating Activities	122,207	130,458	102,292
Net Cash (Used in)/Provided by Investing Activities	(151,726)	(71,732)	9,700
Net Cash Provided by/(Used in) Financing Activities	29,141	(25,858)	(52,371)

Source: Annual Consolidated Financial Statements

B.3 What are the key risks that are specific to the issuer?

Risks related to the macroeconomic environment and the global shipping industry

•	A negative change in global economic or regulatory conditions, especially in the Asian region, which includes countries like China, Japan and India, could reduce drybulk trade and demand, which could reduce charter rates and have a material adverse effect on the Group’s business, financial condition and results of operations.
•	World events, terrorist attacks, other international hostilities and potential disruption of shipping routes due to events outside of the Group’s control, including the war between Russia and Ukraine, the conflict in the Middle East, ongoing instability in Venezuela, the Strait of Hormuz and Red Sea trade disruption, (including the attacks on ships by Houthi rebels), could negatively affect the Group’s results of operations and financial condition.

Risks related to the business activities and the sector in which the Group operates

•	The international drybulk shipping industry is cyclical and volatile, having reached historical highs in 2008 and historical lows in 2016. Cyclicality and volatility may lead to reductions in the charter rates the Group is able to obtain, in vessel values and in the Group’s earnings, results of operations and available cash flow.
•	An oversupply of drybulk vessel capacity may lead to reductions in charter rates and results of operations.
•	The market value of drybulk vessels is highly volatile, being related to charter market conditions, aging and environmental regulations including IMO vessel environmental classification based on GHG emissions. The market value of the Group’s vessels may significantly decrease, which could result in breaching covenants of the Group’s credit and loan facilities and bond, and could have a material adverse effect on the Group’s business, financial condition and results of operations.

Risks related to the Company’s business activity

•	The Group depends on a limited number of customers for a large part of its revenues and the loss of one or more of these customers could have a material adverse effect on the Group’s business, financial condition and results of operations.
•	When the Group contracts expire, the Group may not be able to successfully replace them. The Group growth and the Group capacity to replace them depend on the Group ability to expand relationships with
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existing customers and obtain new customers, for which the Group will face substantial competition from new entrants and established companies with significant resources. If the Group cannot successfully employ the Group vessels in profitable charter contracts, the Group results of operations and operating cash flow could be materially adversely affected.
•	The Group may have difficulty properly managing the Group’s planned growth through acquisitions of additional vessels or avoid significant expenses and losses in connection with its future growth efforts.

Risks related to compliance with regulatory obligations due to the Group’s business activity

•	The Group is subject to regulations and liability under environmental laws which may include marine pollution and illegal discharge of oily substances to the sea, and air pollution from vessels’ operation, that require significant expenditures which can affect the ability and competitiveness of the Group’s vessels to trade, its results of operations and financial condition.
•	It may be difficult to serve the Company with legal process or enforce judgments against it, its directors or management.

Risks related to the Group’s financial condition

•	A significant decrease of the market values of the Group’s vessels could result in an impairment loss and could have a material adverse effect on the Group’s business, financial condition and results of operations.

Tax Risks

•	The Company may earn shipping income that will be subject to United States income tax, thereby reducing its cash available for distributions to you.

Section C – KEY INFORMATION ON THE SECURITIES

C.1 What are the main features of the securities?

Type, class and ISIN of the securities

The Company’s Common Stock Shares are common, dematerialized, registered, with voting rights, expressed in U.S. Dollars. They are listed and traded on NYSE and, upon Admission, they shall be listed for parallel trading on Euronext Athens, under the symbol “SB” and ISIN (International Security Identification Number) MHY7388L1039.

Currency, denomination, par value, number of securities issued and term of the securities

The Common Stock Shares are denominated in U.S. Dollars. The Common Stock Shares are traded on NYSE in US Dollars and, following Admission, they will be traded on Euronext Athens in Euros. According to the Articles of Incorporation of the Company, the total number of shares that the Company may issue amounts to 200,000,000 common registered voting shares, with a nominal value of 0.001 U.S. Dollars ($0.001) each. As of December 31, 2025 and as of the Date of the Prospectus, 102,259,402 and 101,826,580 Common Stock Shares, respectively, were issued and outstanding. Each outstanding Common Stock Share entitles its holder to one vote on all matters submitted to a vote of shareholders. Trading unit is one (1) Common Stock Share.

All issued Common Stock Shares of the Company are in dematerialized form.

C.2 Rights attached to the securities

Each Common Stock Share has the right to one vote on all matters that are subject to a vote of the holders of Common Stock Shares. Each Common Stock Share holder has the right to receive any dividends declared by the Board of Directors with respect to Common Stock Shares. The amount of such dividends as well as the payment date of such dividends, with respect to Common Stock Shares, is subject to the sole discretion of the Board of Directors. The Company is considered a “publicly-traded company” as its Common Stock Shares along with the outstanding Preferred Shares are listed on a securities exchange. Moreover, the Company’s Articles of Incorporation specifically provide that the Common Stock Shares shall have no preemptive rights. Taking the above into consideration, the Common Stock Shares are not entitled to preemptive rights.

The Common Stock Shares are not subject to any conversion rights.

C.3 Ranking

Subject to preferences that may be applicable to any outstanding Preferred Shares, holders of Common Stock Shares are entitled to receive ratably all dividends, if any, declared by the Company’s Board of Directors out of funds legally available for dividends. Upon the Company’s dissolution or liquidation or the sale of all or substantially all of the Company’s assets, after payment in full of all amounts required to be paid to creditors and

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to the holders of Preferred Shares having liquidation preferences, if any, the holders of the Common Stock Shares will be entitled to receive pro rata the remaining assets available for distribution.

C.4 Restrictions on free transferability of the securities

The Common Stock Shares are freely transferable, and no restrictions are provided for in the Articles of Incorporation in respect of transfers of Common Stock Shares neither in shareholders’ agreements nor any other agreement to which the Company is a party. Notwithstanding, and without limiting the foregoing, under the Securities Act, resales of securities held by an affiliate of the Company and of securities acquired in unregistered, private sales from the issuing company or from an affiliate of the issuer, are both subject to the limitations set out under Rule 144, unless such resales are registered with the SEC under the Securities Act or otherwise exempt from registration.

C.5 Dividend policy

The declaration and payment of dividends are at the discretion of the Company’s Board of Directors and subject to applicable provisions of the Marshall Islands Business Corporations Act. There is no assurance that dividends will be paid in the future. Payments depend on the Company’s financial performance, liquidity, capital needs, legal and contractual restrictions, and market conditions. As a holding company, the Company relies on distributions from its subsidiaries, which may be limited by law or contractual obligations. Dividends on Common Stock Shares are subject to the priority of Preferred Shares. The Company declared and paid four quarterly dividends of $0.05 per Common Stock Share and $0.50 per Preferred Share in each of 2023, 2024 and 2025, In February 2026, the Company declared a dividend on the Common Stock Shares of $0.05 per share, which was paid on 18 March 2026 to shareholders of record at the close of trading of the Common Stock Shares on the NYSE on March 2, 2026. Following Admission, holders of Common Stock Shares as at the relevant record date, will be entitled to receive any dividends approved for distribution to the Common Stock Shares. However, past distributions are not indicative of future payments.

C.6 Is there a warranty attached to the securities? Not applicable.

C.7 Where will the securities be traded?

Application has been made for the approval of the admission to parallel listing of the Common Stock Shares on Euronext Athens. The Common Stock Shares are listed and traded on NYSE and are to be listed pursuant to the resolution of the Company’s Board of Directors held on 01.04.2026 on the approval of the Admission, the Company’s Articles of Incorporation and Euronext Athens Regulation, as in force. There is no offer of new Common Stock Shares by the Company nor any offer of existing Common Stock Shares by any of its shareholders. The Listings and Market Operations Committee of Euronext Athens, at its meeting held on 26.05.2026, ascertained that all listing prerequisites are met, according to Article 2(4) of Greek Law 3371/2005 and the Euronext Athens Regulation, regarding the listing of the Common Stock Shares on the Euronext Athens, subject to the approval of the Prospectus by the HCMC.

C.8 What are the key risks that are specific to the securities?

•	Polys Hajioannou, the largest shareholder of the Company, is able to significantly influence the outcome of matters on which the Company’s shareholders are entitled to vote and its interests may be different from yours.
•	The Company’s status as a as a third country issuer, is subject to a reporting regime that is different to the one applicable to Greek issuers and, as such, it is exempted from certain reporting requirements prescribed by Greek law.
•	Future sales of the Company’s Common Stock Shares could cause the market price of the Company’s Common Stock Shares to decline and its existing shareholders may experience significant dilution.

SECTION D – KEY INFORMATION ON THE OFFER OF SECURITIES TO THE PUBLIC AND/OR THE ADMISSION TO TRADING ON A REGULATED MARKET

D.1 Under which conditions and timetable can I invest in this security?

General terms and conditions

The Common Stock Shares are expected to be listed on the Main Market of the Regulated Securities Market of the Euronext Athens under the symbol “SB”. No securities of the same class shall be publicly listed or offered for private placement, nor shall securities of other classes be created for public or private placement, simultaneously with the Admission to which the Prospectus refers to.

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The opening price on Euronext Athens shall be equal to the closing price of the Common Stock Shares on the NYSE on the trading day immediately preceding the commencement of trading on Euronext Athens, converted from USD to EUR using the EUR/USD reference exchange rate published by the European Central Bank on that same preceding trading day.

Expected Timetable

Set out below is the expected indicative timetable for the admission of the Common Stock Shares to trading on the Main Market of the Regulated Securities Market of the Euronext Athens:

Date	Event
26.05.2026	Ascertainment of the fulfilment of all listing prerequisites and approval of the admission to trading of the Common Stock Shares by the Euronext Athens Listings and Market Operation Committee (subject to the approval of the Prospectus by the HCMC)
27.05.2026	HCMC approval of the Prospectus
27.05.2026	Publication of the Prospectus on the Company’s, the Listing Advisor’s, and Euronext Athens’ websites
27.05.2026	Publication of announcement regarding the availability of the Prospectus in the Daily Statistical Bulletin of Euronext Athens and on the Company’s website
01.06.2026	Publication (Euronext Athens’ website, and Company’s website) of the announcement regarding the date of the commencement of the Common Stock Shares trading
02.06.2026	Publication (Euronext Athens website and Company’s website) of the announcement regarding the opening price of the Common Stock Shares prior to the opening of Euronext Athens
02.06.2026	Commencement of trading of the Common Stock Shares on Euronext Athens

Investors should note that the above timetable is indicative and subject to change, in which case the Company will duly and timely inform the investors pursuant to a public announcement.

Procedure for admission to trading

The Common Stock Shares are currently admitted to trading on NYSE. On 26 May 2026, Euronext Athens approved the admission of the Common Stock Shares to listing for trading on the Main Market of the Regulated Securities Market of Euronext Athens. Shareholders of the Company will be entitled to direct the transfer of their Common Stock Shares into Euronext Securities Athens to be held on their behalf through an authorised Euronext Securities Athens participant from the business day following the Date of the Prospectus, i.e. from 28 May 2026. From 28 May 2026, holders of Common Stock Shares will have the option, subject to establishing a relationship with a suitable broker or other financial intermediary in Greece, to hold their Common Stock Shares via Euronext Securities Athens which will participate as an Investor Central Securities Depositary or “Investor CSD” within DTC via a CSD Link to SIX SIS, with the latter acting as a Global Custodian. Holders of Common Stock Shares who wish to trade their Common Stock Shares on Euronext Athens will need to take steps to have their interests in Common Stock Shares held via Euronext Securities Athens. Trades in Common Stock Shares on Euronext Athens will be settled in book-entry form through the Dematerialised Securities System (DSS) operated by Euronext Securities Athens.

Amount and percentage of immediate dilution resulting from the issue

Since neither new nor existing Common Stock Shares are offered, there is no dilution of the participation of existing shareholders.

Estimate of the total expenses of the admission

There are no proceeds from the Admission. The total expenses for the Admission are estimated to amount to up to €1.3 million2. The Company bears the expenses related to the Admission.

D.2 Why is this prospectus being produced?

This Prospectus relates to the admission to parallel listing for trading of the Common Stock Shares on the Main Market of the Regulated Securities Market of Euronext Athens.

The Listing Advisor and each of its affiliates have or are currently engaged in, or may, in the future, from time to time, engage in, commercial banking, investment banking and financial advisory and ancillary activities in the

2 Calculated on the basis that 5% of the Common Stock Shares will be traded on Euronext Athens, based on the closing price of the Common Stock Share on NYSE as of 21. May 2026

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ordinary course of their business with the Company, Safe Bulkers, members of the Group or any parties related to it, any of them, in respect of which they have and may in the future, receive customary fees and commissions. The Company taking into consideration the relevant declaration of the Listing Advisor based on the criteria of the ESMA guidelines, deems that it does not have any interests or conflicting interests that are material to the Admission.

In addition, Safe Bulkers, Inc., taking into consideration the relevant declarations of the Deloitte and Potamitis Vekris Law Firm, based on the criteria of the ESMA guidelines deems that they do not have any interests or conflicting interests that are material to the Admission.

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[The original prospectus includes a Greek language summary in compliance with Greek law, on pages 26 through 32 of the original prospectus. For this filing, the foreign language translation of the summary of the prospectus has been removed.]

2    RISK FACTORS

Any investment in the Common Stock Shares is subject to a number of risks. Shareholders of the Company should carefully consider the risks described below and the other information contained in this Prospectus before making any decision in relation to the Common Stock Shares. Any of the following risks, individually or together, could adversely affect the Company’s and the Group’s business, financial condition and results of operations and, accordingly, the value of the Common Stock Shares.

All statements in this Prospectus that are not statements of either historical fact or current facts are “forward-looking statements”. The disclosure and analysis set forth in this Prospectus includes underlying assumptions, expectations, projections, objectives, goals, intentions and beliefs about future events or performance in a number of places, particularly in relation to the Company’s operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in the Company’s business and the markets in which it operates. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “continue,” “possible,” “hope,” “estimate,” “project,” “predict,” “forecast,” “plan,” “target,” “seek,” “potential,” “may,” “might,” “will,” “likely to,” “view,” “would,” “could,” “should” and “expect” and other similar expressions are intended to identify forward-looking statements, which are statements other than statements of historical facts, but are not the exclusive means of identifying such statements. In addition, the Company and its representatives may from time to time make other oral or written statements which are forward-looking statements, including in the Company’s periodic reports that it files with the United Securities and Exchange Commission, other information sent to the Company’s security holders, and other written materials. All forward-looking statements involve risks and uncertainties, and readers should not place undue reliance on them. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within the Company’s control. Actual results may differ materially from expected results. In addition, important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include but are not limited to:

•	future operating or financial results and future revenues and expenses;
•	the Company’s ability to maintain or develop new and existing customer relationships with major commodity traders, including its ability to enter into long-term charters, or to earn income in the spot market for the existing vessels and those it may acquire in the future;
•	future, pending or recent acquisitions, business strategy, and other plans and objectives for growth and future operations, areas of possible expansion and expected capital spending or operating expenses;
•	availability of key employees, crew, length and number of off-hire days, classification surveys and drydocking requirements and bunker fuel prices and insurance costs for its fleet;
•	general dry bulk shipping market conditions and changes, including inflation pressures leading to subpar economic growth and the disruption of shipping routes and seaborne patterns in the shipping industry trends, including charter rates, vessel values, factors affecting supply and demand for dry bulk commodities and the number of new buildings under construction;
•	competition within the Company’s industry;
•	reputational risks;
•	the Company’s financial condition and liquidity, including its ability to make required payments under its credit facilities, comply with its loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities and to comply with the restrictive and other covenants in its financing arrangements;
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•	the strength of world economies and currencies and the fluctuations in interest rates and foreign exchange rates;
•	the stability of Europe and the Euro;
•	potential exposure or loss from investment in derivative instruments;
•	general domestic, regional and international economic and political conditions;
•	repudiation, nullification, termination, modification or renegotiation of contracts;
•	the length and severity of epidemics and pandemics and their disruptions, such as the impact of any new outbreaks or new variants that may emerge, their impact and effect on the Company’s business and operations, on the demand for seaborne transportation and on any related remediation measures on its performance and business prospects;
•	potential trade and physical disruption of shipping routes due to natural disasters, accidents, climate-related reasons (acute and chronic), political events or other developments outside of the Company’s control, including the war between Russia and Ukraine, Russia and North Atlantic Treaty Organization tensions, political unrest and conflicts in the Middle East, and ongoing instability in Venezuela, China and Taiwan disputes, United States and China trade relations, instability between Iran and the West, and the extent to which such events could have any impact on the Company’s results of operations and financial condition;
•	sanctions imposed as a result of war (including the war between Russia and Ukraine, political unrest and conflicts in the Middle East and ongoing instability in Venezuela, China and Taiwan disputes, United States and China trade relations, instability between Iran and the West), and the potential impact on the Common Stock Shares and reputation if the vessels were to call on ports located in countries that are subject to restrictions imposed by the U.S. and other governments;
•	tariffs imposed as a result of trade war and trade protectionism (including the trade war between the U.S. and China), and the extent to which such events could impact the global economy, the dry bulk shipping market and the Company’s results of operations and financial condition;
•	world events, including terrorist attacks and other international hostilities, including the war between Russia and Ukraine, the conflict in the Middle East, ongoing instability in Venezuela and the trade disruption in the Red Sea region;
•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;
•	the Company’s expectations about availability of vessels to purchase, the time that it may take to construct and deliver new vessels or the useful lives of its vessels;
•	the number of available slots in shipyards for newbuilding orders for the dry bulk sector;
•	the Company’s ability to successfully acquire, dispose and implement a gradual fleet renewal with modern, energy efficient vessels;
•	the Company’s continued ability to enter into period time charters with its customers and secure profitable employment for its vessels in the spot market;
•	vessel breakdowns and instances of off-hire;
•	the Company’s future capital expenditures (including the Company’s ability to successfully complete current and future newbuilding programs, and investments for the upgrading of its existing vessels (including the amount and nature thereof, the timing of completion thereof, the delivery and commencement of operations dates, the expected downtime delays, cost overruns and lost revenue);
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•	the Company’s ability to continue realizing the benefits from the sulfur oxide exhaust gas cleaning systems and of environmental upgrades in existing fleet;
•	availability of financing and refinancing, the Company’s level of indebtedness and its need for cash to meet its debt service obligations;
•	the Company’s expectations relating to dividend payments and ability to make such payments;
•	the future price of the Company’s Common Stock Shares;
•	the Company’s ability to leverage its Managers’ relationships and reputation within the drybulk shipping industry to the Company’s advantage;
•	the Company’s anticipated general and administrative expenses;
•	potential conflicts of interest involving the Chief Executive Officer, his family and other members of the Company’s senior management and Board of Directors;
•	environmental and regulatory conditions, including changes in laws, governmental rules and regulations or actions taken by regulatory authorities;
•	the Company’s ability to manage and mitigate any reduction in the demand for coal, one of the primary cargoes carried by the vessels;
•	the Company’s ability to continue to implement and maintain adequate ESG practices, policies, programs, goals and targets;
•	risks inherent in vessel operation, including terrorism (including cyber terrorism), piracy, corruption, militant activities, political instability, terrorism and ethnic unrest in locations where the Company may operate and discharge of pollutants;
•	any potential malfunction or disruption of information technology systems and networks that the Company’s operations rely on or any impact of a possible network security breach or cyber-attacks which may disrupt the Company’s business operations;
•	potential liability from pending or future litigation and potential costs due to environmental damage or penalties and vessel collisions.

The preceding list is not intended to be an exhaustive list of all the Company’s forward-looking statements. The Company cautions that the forward-looking statements included in this Prospectus represent the Company’s estimates, analyses formed by applying experience and perception of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in the circumstances and assumptions only as of the date of this annual report and are not intended to give any assurance as to future results. All future written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. Any of these factors or a combination of these factors could materially affect the future results of operations and the ultimate accuracy of the forward looking statements. As a result and in light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur and the Company’s actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements. The Company undertakes no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, contained in this Prospectus, except as required by law, whether as a result of new information, future events or otherwise, a change in the Company’s views or expectations or otherwise. These factors and the other risk factors described in this Prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of the Company’s forward looking statements. Other unknown or unpredictable factors could also cause such discrepancies and

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harm the results. New factors emerge from time to time, and it is not possible for the Company to predict all of these factors. Further, the Company cannot assess the impact of each such factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Shareholders of the Company should note that the risks relating to the Group, its industry and the Common Stock Shares summarised in the section of this Prospectus entitled “Summary Information” are the risks that the Company’s Board of Directors believe to be the most essential to an assessment by a prospective investor of whether to consider an investment in the Common Stock Shares. However, as the risks which the Group faces relate to events and depend on circumstances that may or may not occur in the future, Shareholders of the Company should consider not only the information on the key risks summarised in the section of this Prospectus entitled “Summary Information” but also, among other things, the additional risks and uncertainties described below.

2.1	Risks Specific to the Company

2.1.1	Risks related to the macroeconomic environment and the global shipping industry

(i)	A negative change in global economic or regulatory conditions, especially in the Asian region, which includes countries like China, Japan and India, could reduce drybulk trade and demand, which could reduce charter rates and have a material adverse effect on the Group’s business, financial condition and results of operations.

Global economic prospects for 2026 and 2027 as per the International Monetary Fund’s latest projections in January 20264, indicate a moderate global Gross Domestic Product growth of 3.3% in 2026 and 3.2% in 2027, while inflation is expected to gradually normalize to 3.8% in 2026 and 3.4% by the end of 2027. China’s economy, a major driver of the dry bulk market, is expected to grow at 4.5% in 2026 and 4.0% in 2027, with continued regulatory frameworks focusing on property sector stabilization and domestic consumption growth, while Japan’s projected growth remains modest at 0.7% for 2026 and 0.6% for 2027, supported by monetary policy and structural reforms which the recent bond weakening shock in January 2026, might accelerate. India stands out with robust growth projections of 6.4% both for 2026 and for 2027, driven by infrastructure development and manufacturing sector expansion, though regulatory changes in environmental compliance could impact industrial output. The Group expects that a significant number of the vessels’ port calls will involve the loading or discharging of raw materials in ports in the Asian region, particularly China, Japan and India. As a result, a negative change in economic or regulatory conditions in any Asian country, particularly China, Japan or India, can have a material adverse effect on the Group’s business, financial position and results of operations, as well as the Group’s future prospects, by reducing demand and, as a result, charter rates and affecting the Group’s ability to charter its vessels. If economic growth declines in China, Japan, India and other countries in the Asian region, or if the regulatory environment due to environmental initiatives such as achieving carbon neutrality in these countries changes adversely for the Group’s industry, the Group may face decreases in such drybulk trade and demand.

4 https://www.imf.org/-/media/files/publications/weo/2026/january/english/text.pdf

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According to the Dry Bulk Shipping Market Overview & Outlook of BIMCO in January 2026 (“BIMCO Jan 2026 DBO”5), the dry bulk supply-demand balance will remain stable in 2026 and weaken in 2027. Ship demand is forecast to grow 2-3% in 2026 and 1-2% in 2027, while ship supply is expected to grow 2.5% in 2026 and 3% in 2027. The United States economy is forecast to grow at 2.4% in 2026 and 2.0% in 2027, with inflation expected to stabilize around 2.3%, while the European Union projects growth of 1.3% in 2026 and 1.4% in 2027, supported by recovering domestic demand. A slowdown in the United States economy or the economies of countries within the E.U. will likely adversely affect economic growth in China, Japan, India and other countries in the Asian region. Such an economic downturn in any of these countries could have a material adverse effect on the Group’s business, financial condition and results of operations. In recent years, China has pursued increased economic autonomy and continued reforms toward a market-oriented economy. However, several of these reforms, including pricing limit reforms and regulatory measures, remain evolving, experimental, or subject to reversal. Changes, revisions, or the abolition of such reforms, as well as shifts in China’s political, economic, or social policies, could negatively impact the level of imports into and exports from China. A decline in China’s imports or exports of goods could have a material adverse effect on the Group’s business, as a significant portion of the Group’s dry bulk trade is concentrated on key trade routes from Brazil and Australia to China, making dry bulk trade highly dependent on Chinese import and export activity. Chinese policy shifts regarding the national energy mix represent a material risk to the dry bulk market. Accelerated decarbonization targets, stricter environmental regulations, and increased support for renewable energy and alternative fuels could materially reduce China’s reliance on thermal coal, both through lower imports and constrained domestic production. Given China’s role as the world’s largest coal consumer and a key driver of seaborne dry bulk demand, any abrupt policy-driven adjustment could lead to a meaningful contraction in coal trade volumes, adversely impacting vessel utilization, freight rates, and overall dry bulk market balance. A sustained decline in China’s exports driven by reduced global demand could lead to a slowdown in China’s construction sector, as demand for industrial, commercial, and manufacturing facilities weakens. Such a slowdown could reduce China’s demand for imported iron ore, directly affecting key dry bulk trade flows and may have a material adverse effect on the Group’s business, results of operations, and financial condition.

Furthermore, there is a rising threat of a Chinese financial crisis resulting from massive personal and corporate indebtedness and “trade wars.” Although the United States and China agreed a one-year truce trade agreement in late 2025, there is no assurance that the Chinese economy will not experience a significant contraction in the future. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through state plans and other measures. Notwithstanding economic reform, the Chinese government may adopt policies that favor domestic shipping companies which may hinder the Group’s ability to compete with them effectively. China has also promoted the construction of railway and highway transportation corridors in Asia, which could reduce the amount of goods transported by sea trade. This could have an adverse impact on the Group charterers’ business, operating results, and financial condition. Moreover, an economic slowdown in the economies of the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere.

5 https://cyprusshippingnews.com/wp-content/uploads/2026/01/Dry-Bulk-Shipping-Market-Overview-Outlook-January-2026.pdf

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(ii)	World events, terrorist attacks, other international hostilities and potential disruption of shipping routes due to events outside of the Group’s control, including the war between Russia and Ukraine, the conflict in the Middle East, ongoing instability in Venezuela, trade disruption through the Strait of Hormuz and Red Sea trade disruption, (including the attacks on ships by Houthi rebels), could negatively affect the Group’s results of operations and financial condition.

The Group conducts most of its operations outside of the U.S. and the Group’s business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where its vessels are employed or registered. Moreover, the Group operates in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current instability in the Middle East, North Africa and other countries and geographic areas, terrorist or other attacks and war or international hostilities. Terrorist attacks and the continuing response of the U.S. and others to these attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect the Group’s business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East and North Africa, the escalation of war between Russia and Ukraine, the trade disruption in the Strait of Hormuz and the Red Sea and the presence of U.S. or other armed forces in Iran, Iraq, Syria, Afghanistan and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic and geopolitical instability in the global financial markets. These uncertainties could also adversely affect the Group’s ability to obtain additional financing on terms acceptable to the Group or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. These types of attacks have also affected vessels trading in regions such as the Black Sea, South China Sea and the Gulf of Aden off the coast of Somalia. The IMO’s council sessions, addressed the impacts on shipping and seafarers, as a result of the war in the Black Sea and the Sea of Azov. The IMO called for the need to preserve the integrity of maritime supply chains and the safety and welfare of seafarers and any spillover effects of the military action on global shipping, logistics and supply chains, in particular the impacts on the delivery of commodities and food to developing nations and the impacts on energy supplies. Any of these occurrences could have a material adverse impact on the Group’s operating results, revenues and costs. The war between Russia and Ukraine, which commenced in February 2022 and is still ongoing, has disrupted supply chains and caused instability and significant volatility in the global economy. Much uncertainty remains regarding the global impact of the war in Ukraine, and it is possible that such instability, uncertainty and resulting volatility could significantly increase the Group’s costs and adversely affect its business, including the Group’s ability to secure charters and financing on attractive terms, and as a result, adversely affect the Group’s business, financial condition, results of operation and cash flows.

The conflict in the Middle East, which commenced in October 2023, has caused significant political and social unrest in Israel, Gaza, and the surrounding areas. During the conflict, there were growing hostilities along Israel’s northern border with Lebanon (with the Hezbollah terrorist organization) and on other fronts from various extremist groups in the region, such as various rebel militia groups in Syria and Iraq. In addition, the Houthi movement, which controls parts of Yemen, launched attacks on Israeli-controlled or owned ships in the Red Sea, resulting in widespread rerouting of cargo ships and some shipping companies ceasing shipments to Israel. Although a ceasefire between Israel and Hamas took effect in October 2025, there is no assurance that this agreement will be upheld.

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The conflict between the United States and Iran, which commenced in March 2026, has resulted in severe and ongoing maritime trade disruption through the Strait of Hormuz, one of the world’s most strategically significant maritime chokepoints, through which a substantial portion of global oil, fertilizers and liquified natural gas exports transit, and has triggered a dramatic and immediate spike, globally, in oil and bunker fuel prices. Shipping companies, which use marine bunker fuels, have been directly affected by these rapid market movements. Iranian forces have taken steps towards restricting access to the Straight and have threatened and carried out attacks on commercial vessels attempting to transit the waterway, causing severe congestion and instability across the Persian Gulf’s shipping lanes and a significant reduction in daily transit traffic. There can be no assurance that the disruption to global shipping lanes will not be prolonged. Moreover, there is no assurance that commercial shipping through the Persian Gulf will resume at pre-conflict levels in the near term as uncertainty remains regarding the duration, geographic scope, and ultimate resolution of the conflict, and it is possible that a prolonged closure of the Strait of Hormuz or a broader regional escalation involving Gulf states could increase the Group’s operating costs, war-risk insurance premiums, bunker fuel and voyage expenses, and could adversely affect the Group’s operations or financial performance.

Military activity and hostilities continue to exist at varying levels of intensity, and the situation in the Middle East remains volatile, with the potential for escalation into a broader regional conflict. While the Group’s vessels currently do not sail in the Red Sea, the Group will continue to monitor the situation to assess whether the trade disruption could have any impact on its operations or financial performance. It is currently not possible to predict the duration or severity of the ongoing conflicts or their effects on the Group’s business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt the Group’s business and operations, interrupt the Group’s sources and availability of supply and hamper its ability to raise additional funds or sell the Company’s securities, among other possible negative effects.

As a result of the war between Russia and Ukraine, Switzerland, the US, the EU, the UK and others have announced unprecedented levels of sanctions and other measures against Russia and certain Russian entities and nationals. Such sanctions against Russia may adversely affect the Group’s business, financial condition, results of operation and cash flows. The ongoing war could result in the imposition of further economic sanctions against Russia, with uncertain impacts on the drybulk market and the world economy. While the Group does not have any Ukrainian, Russian, Israeli or Palestinian crew, its vessels currently do not sail in the Black Sea or the Red Sea and the Group otherwise conducts limited operations in Russia, Ukraine, and Israel, it is possible that the war in Ukraine and the conflicts in the Middle East and the Strait of Hormuz, and Venezuela including any increased shipping costs, disruptions of global shipping routes, any impact on the global supply chain and any impact on current or potential customers caused by these events, could adversely affect the Group’s operations or financial performance.

(iii)	Changes in U.S. or Chinese port fee policies, including the potential reimposition of retaliatory charges on vessels linked to either country, may increase expenses and adversely affect the Group’s business, financial condition and results of operations.

In October of 2025, the United States Trade Representative put forward significant trade actions under Section 301 of the Trade Act of 1974, with the stated aim of addressing China’s dominance in the maritime, logistics, and shipbuilding industries. These actions had the potential to increase port fees and therefore the overall voyage expenses for ships calling at U.S. ports. These actions generally included a fee targeting Chinese owners and operators for each instance a vessel owned or operated by a Chinese entity enters a U.S. port. In response to the USTR imposed port fees, China imposed retaliatory port fees

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on vessels linked to U.S. ownership while exempting Chinese-built vessels. However, on November 1, 2025, as part of broader trade negotiations between the two countries, both U.S. and China port fees have reportedly been suspended for one year. Given the potential magnitude of these port-related fees and the many uncertainties surrounding their implementation, it is not possible at this time to fully predict the ultimate financial impact. Should the port fees be reimposed in a manner that applies to the Group’s vessels in any material respect, this could significantly reduce the Group’s profitability, negatively impact its ability to compete effectively, and materially and adversely affect the Group’s operations and financial results.

(iv)	Political uncertainty, including the potential imposition of new international tariffs, and an increase in trade protectionism could have a negative impact on the Group’s charterers’ business and, in turn, could have a negative impact on its results of operations, financial condition and cash flows.

The Group operations expose it to the risk that increased trade protectionism from China, other countries in the Asian region, the United States, the EU, Australia or other nations will adversely affect the Group’s business. If the global recovery is undermined by downside risks and the economic downturn returns, or if the regulatory environment otherwise dictates, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. During the last six years trade relations between the U.S and China became increasingly tense. In April 2025, the Trump administration imposed a baseline 10% tariff on imports from all nations importing goods to the United States, with that baseline supplemented in certain cases by additional tariffs that vary by nation, product or industry. Retaliatory tariffs on U.S. goods have been imposed by, among others, China and Canada. On July 28, 2025, the Trump administration announced a trade agreement with the European Union that included a 15% tariff on most imports from the European Union. While tariffs with certain countries have been temporarily reduced or paused, the imposition of tariffs generally has historically led to increased trade and political tensions between the United States and other countries in the international community. The continuation or resumption of such tariffs may strain international trade relations and increase the risk that foreign governments implement retaliatory tariffs on goods imported from the United States, the extent, depth and duration and effect of which on the global dry bulk trade cannot be presently assessed. Such an escalation of the trade war could impact the Group’s results of operations, financial condition and cash flows.

(v)	Global risks to the supply chains, including geopolitical risks, which impact maritime transport, may adversely affect global freight prices and could have a material adverse effect on the Group’s business.

During fiscal year 2025, a confluence of factors caused disruptions to international shipping, increasing costs and delaying shipments. Attacks on ships entering the Red Sea en route to the Suez Canal, an important waterway for vessels moving between Asia and the United States, by Houthi rebels in Yemen, forced ships to take longer routes. In 2024, drought conditions materially reduced capacity in the Panama Canal. While operations have largely normalized, residual constraints remain, and future water-level variability and climate-related risks could again limit canal transits. These disruptions could generate new risks to the supply chain and corresponding increases in freight prices, which could have a material adverse effect on the Group’s business, financial condition and results of operations. Furthermore, the world has become more unstable, multi-polarized, multi-lateral, with trade protectionism risks that can

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substantially challenge and transform the existing supply chains, which could have a material adverse effect on the Group’s business.

(vi)	The long-term global shift to renewable energy, net-zero commitments, cleaner energy adoption, and stricter environmental regulations, such as carbon taxes, pose significant risks to maritime coal transportation; coal being a major dry bulk commodity. Declining global coal demand could reduce freight volumes, lower fleet utilization and charter rates affecting profitability and valuation of dry-bulk vessels, which may result in a material adverse effect on the Group’s business, cash flows, financial condition and results of operations.

International agreements such as the Paris Agreement, coupled with carbon pricing mechanisms, are expected to limit coal consumption, especially in developed nations. Asia, particularly China and India, has been the dominant driver of global coal demand. Both countries have relied heavily on coal for industrial and energy production needs. Europe and the U.S. have seen a steady decline in coal demand due to the shift to renewable energy sources and cleaner alternatives. While Asian markets, particularly India and Southeast Asian countries, currently demonstrate robust demand growth, this growth may not fully offset future declines in other regions. The shift towards decarbonization as a result of global initiatives, such as the IMO’s recently revised strategy of ambitious decarbonization targets aiming to reach net-zero GHG emissions by or around 2050, may adversely impact coal demand over the next 30 years. According to the world energy outlook released by the International Energy Agency’s, in the last quarter of 2025, global coal demand follows diverging paths across scenarios. In the Current Policies Scenario6, coal demand remains broadly stable in the short term, before declining by around 10% by the mid-2030s, and only gradually thereafter, leaving coal demand in 2050 still roughly 20–25% below 2024 levels, reflecting continued reliance on coal in emerging market power generation and industry. Under the Stated Policies Scenario, coal demand peaks before 2030, falling by approximately 20% by 2035 and by around 45% by 2050, driven by accelerating renewables deployment, electrification and fuel switching, particularly in China and advanced economies. In contrast, the Net Zero Emissions by 2050 scenario implies a rapid structural decline as coal demand falls sharply already in the short term, drops by more than 55–60% by the mid-2030s, and is reduced by around 85–90% by 2050, leaving coal confined to a marginal role, largely limited to facilities equipped with carbon capture and a small number of hard-to-abate industrial applications. Nevertheless, fast-growing electricity use and concerns about electricity security underpinned a wave of coal plant approvals in China which gave the green light to almost 100 GW of new coal-fired plants in 2024, and India a further 15 GW, pushing global approvals to their highest level since 2015.

These global trends present material risks to the dry bulk shipping market, impacting freight rates, vessel valuations, and trade routes. Freight rate volatility may become more pronounced as shipowners compete for limited cargoes, leading to reduced profitability and increased margin pressures. Moreover, vessel asset prices may decline as demand softens, negatively affecting the resale value of dry bulk vessels. Prolonged coal demand contraction may also lead to impairment risks for vessel owners, especially those with older, or less energy and fuel efficient fleets, or limited cargo diversification strategies. Reduced export volumes may lead to underutilization of specific port infrastructures and decreased voyage distances, further dampening tonnage demand. The projected decline in global coal

6 https://iea.blob.core.windows.net/assets/9753df19-0a71-422a-b725-012c555763b3/WorldEnergyOutlook2025.pdf

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demand could materially adversely affect the Group’s business, financial condition, and results of operations.

The projected decline in coal transportation demand may lead to significant depreciation in the value of the Group’s vessels, materially impacting its ability to use its vessels as collateral for loans, resulting in potential covenant breaches under the Group’s future loan agreements, requiring additional capital expenditures to maintain competitiveness, thus reducing its long term flexibility in asset sales and fleet renewal strategies. The Group business depends significantly on the global seaborne transportation of coal, which currently represented a significant part of the Group’s revenues earned and cargoes transferred. The expected downward pressure on freight rates as a result of a potential prolonged global coal demand contraction, could significantly reduce the Group’s operating revenues, impact its ability to service debt obligations and reduce available cash for fleet maintenance and modernization.

In response to the risk of declining global coal demand over the long term period, the Company has prioritized an ESG based strategic pivot, taking into account the capital-intensive nature of maritime assets and the long lead-time of fleet diversification, leading the Company i) to invest heavily in the acquisition of 20, environmentally advanced dry-bulk GHG-EEDI Phase 3 NOx-Tier III compliant newbuilds, including two methanol dual-fueled, ii) to environmentally upgrade investments on its existing fleet, including the application of ultra low friction paints and ducts installations and iii) to implement an upgraded Integrated Management System enhancing operational flexibility and compliance with evolving regulatory standards; all of which will create a competitive advantage compared to peer vessels.

While the Group is implementing strategies to address this risk, there can be no certainty that these measures will be successful in mitigating the impact of declining coal demand on the Group’s business. If the Group fails to effectively respond to these challenges this could have a material adverse effect on the Group’s business, financial condition, and results of operations.

(vii)	The production and adoption of maritime alternative fuels with low carbon intensity remains limited and may delay scale up as evolving regulations create uncertainty, slowing the required resource deployment, which could threaten the industry’s ability to gain access to alternative fuels, delay the aligning of the maritime industry with global climate goals and meeting decarbonization targets on time and increase the risk of environmental costs and penalties from 2024 onwards, affecting the Group’s cash flows, financial condition and results of operations.

Although the principle “the Polluter pays” is applicable on all environmental based regulations and results in absorption of environmental costs and penalties by the charterers and subsequently by the end users, vessels that fail to adapt with such regulations may face increased environmental costs and penalties, which are related to their energy efficiency and the fuel used.

Delays in the adoption, scaling of production, infrastructure, and supply chain of maritime alternative fuels could hinder the industry’s ability to meet decarbonization targets, which may cause delays in the transition to low-carbon technology. This may create a disadvantage for early movers in their efforts to combat climate change and meet emissions reduction targets. The IMO’s recent decision to postpone the adoption of a Global Fuel Standard under its Net-Zero Framework by one year, within 2026, adds a layer of regulatory uncertainty. The delay increases the risk that the final GFS design, scope, and stringency may be materially revised, leaving shipowners and charterers with limited visibility on future compliance costs, fuel pathways, and fleet investment decisions, and potentially leading to a fragmented

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regulatory landscape with uneven impacts across trade routes. The Company is an early mover, having order two methanol dual-fuel Kamsarmax newbuild vessels, able to operate with fossil fuels or alternative low carbon intensity fuels, with scheduled deliveries in the fourth quarter of 2026 and in the first quarter of 2027, targeting to mitigate the risk of increasing environmental costs and penalties during the transition period. Although the Company is undertaking substantial efforts to locate the required fuel quantities, if maritime alternative fuels with low carbon intensity are not timely produced, are produced in insufficient quantities, are not available worldwide where the Group trades, or are more expensive making their use uneconomical, its two dual-fuel Kamsarmax vessels will operate with fossil fuels loosing or limiting their designed operational, environmental and financial advantage.

Moreover, in response to the risk of limited production and availability of maritime alternative fuels, the Company is using various grades of biofuels suitable to compensate the carbon based penalties mechanisms from 2025 until 2030.

While the Group is implementing strategies to address these risks, there can be no certainty that these measures will be successful in mitigating the impact of a potential inability to be supplied with green methanol and biofuels in the Group’s business. If the Group fails failure to effectively respond to these challenges could have a material adverse effect on the Group’s business, financial condition, and results of operations.

2.1.2	Risks related to the business activities and the sector in which the Group operates

(i)	The international drybulk shipping industry is cyclical and volatile, having reached historical highs in 2008 and historical lows in 2016. Cyclicality and volatility may lead to reductions in the charter rates the Group is able to obtain, in vessel values and in the Group’s earnings, results of operations and available cash flow.

The drybulk shipping industry exhibits inherent cyclicality with attendant market volatility fundamentally impacting charter rates, vessel values and profitability. The industry is cyclical in nature due to seasonal fluctuations, market adjustments in supply of and demand for drybulk vessels, global trade pattern shifts, vessel availability imbalances, tariffs and sanctions and trade disruptions. The Group expects this cyclicality and volatility in market rates to persist in the foreseeable future. Accordingly, there can be no assurance that the drybulk charter market will reach in the near future the levels previously experienced, particularly given the current confluence of geopolitical driven risks. The market could experience a downturn as a result of the war between Russia and Ukraine, the conflict in the Middle East, ongoing instability in Venezuela, China and Taiwan disputes, United States and China trade relations, instability between Iran and the West, and, the Red Sea trade disruption, or for other reasons such as a public health crisis resembling the Covid-19 and broader geopolitical tensions. Such events may impact the timing, magnitude, and characteristics of traditional market cycles and routes. For example, in 2008, BDI7 had reached an all-time high of 11,793, while in 2016, it had reached an all-time low of 290, and the low over the last 5 years was 393 on May 14, 2020 and the high over the last 5 years was 5,650 on October 7, 2021. During 2024 and 2025, BDI remained volatile, reaching an annual low of 976 on December 19, 2024 and an annual high of 2,419 on March 18, 2024, for 2024, and an annual low of 715 on January 30, 2025 and an annual high of 2,845 on December 3, 2025, for 2025. During 2026, BDI reached a low of 1,532 on January 15, 2026 and a high of 3,195 on May 14, 2026, from January 1, up to May 20, 2026.

7 https://www.balticexchange.com/en/data-services/market-information0/dry-services.html

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The Group charters some of its vessels in the spot charter market for periods up to three months and in the period charter market for longer periods. The spot market is highly competitive and volatile, while period time charter contracts of longer duration provide income at pre-determined rates over more extended periods of time. The Group is exposed to changes in spot charter market each time one of its vessels is completing a previously contracted charter, and the Group may not be able to secure period time charters at profitable levels. Furthermore, the Group may be unable to keep its vessels fully employed. Charter rates available in the market may be insufficient to enable its vessels to be operated profitably. A significant decrease in charter rates would adversely affect the Group’s profitability, cash flows, asset values and ability to pay dividends.

As of the Date of this Prospectus, 17 of the Group’s 45 owned drybulk vessels were deployed or scheduled to be deployed on period time charters of more than three months remaining term. In addition, the Group has entered into agreements for the acquisition of nine GHG-EEDI Phase 3 NOx-Tier III drybulk newbuilds, including two methanol dual-fueled, scheduled to be delivered three in 2026, two in 2027, one in 2028 and three in 2029. Furthermore, the Group has entered into a recapitulation agreement for the construction of an additional Kamsarmax vessel with scheduled delivery in the first half of 2029 and a recapitulation agreement for the finance lease of a newbuild Capesize vessel commencing in the second half of 2029 upon her delivery from the shipyard. The recapitulation agreements are subject to customary terms, documentation and closing conditions. As more vessels become available for employment, the Group may have difficulty entering into multi-year, fixed-rate time charters for its vessels, and as a result, the Group’s cash flows may be subject to volatility in the long-term. The Group may be required to enter into variable rate charters or charters linked to the Baltic Panamax Index or Baltic Capesize Index, as opposed to contracts based on fixed rates, which could result in a decrease in the Group’s cash flows and net income in periods when the market for drybulk shipping is depressed. If low charter rates in the drybulk market prevail during periods when the Group must replace existing charters, it will have an adverse effect on the Group’s revenues, profitability, cash flows and the Group’s ability to comply with the financial covenants in its loan and credit facilities.

The factors affecting the supply and demand for drybulk vessels are outside of the Group’s control and are difficult to predict with confidence. As a result, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for drybulk vessel capacity include:

•	demand for and production of drybulk products;
•	imposition of tariffs;
•	changes in U.S. or Chinese port fee policies;
•	supply of and demand for energy resources and commodities;
•	global and regional economic and political conditions and developments, including armed conflicts such as the war between Russia and Ukraine, the Houthi attacks on merchant vessels in the region of the southern end of the Red Sea and the Gulf of Aden traveling through the Suez Canal towards the Mediterranean Sea and the conflict in the Middle East, natural or other disasters (including weather conditions), terrorist activities and strikes;
•	environmental, climate and other regulatory developments;
•	changes in use of renewable and alternative sources of energy;
•	the location of regional and global exploration, the globalization of production and manufacturing facilities and the distance drybulk cargoes are to be moved by sea;
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•	changes in seaborne and other transportation patterns including shifts in the location of consuming regions for energy resources, commodities, and transportation demand for drybulk transportation;
•	sanctions, embargoes, import and export restrictions, nationalizations and wars, including those arising as a result of the war between Russia and Ukraine and the conflict in the Middle East, and ongoing instability in Venezuela;
•	trade disputes or the imposition of tariffs on various commodities or finished goods tariffs on imports and exports that could affect international trade; and
•	currency exchange rates.

Factors that influence the supply of drybulk vessel capacity include:

•	the size of the newbuilding orderbook;
•	availability of financing for new vessels and shipping activity;
•	the number of newbuild deliveries, including slippage in deliveries, which, among other factors, relates to the number and ability of shipyards to deliver newbuilds by contracted delivery dates and the ability of purchasers to finance such newbuilds;
•	the scrapping rate and the degree of recycling of older vessels, depending, amongst other things, on more stringent environmental regulations, scrapping rates and international scrapping regulations;
•	port lockdowns for any reason, higher crew cost and travel restrictions imposed by governments around the world;
•	port and canal congestion;
•	the speed of vessel operation which may be influenced by several reasons including energy cost and environmental regulations;
•	sanctions;
•	the number of vessels that are in or out of service, delayed in ports for several reasons, laid-up, dry docked awaiting repairs or otherwise not available for hire, including due to vessel casualties;
•	changes in environmental and other regulations that may limit the useful lives of vessels or effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage;
•	ability of the Company to maintain ESG practices acceptable to customers, regulators and financing sources; and
•	epidemics or pandemics such as Covid-19 and related factors.

Factors influencing the supply of and demand for shipping capacity are outside of the Group’s control. As a result, the Group may not be able to correctly assess the nature, timing, direction and degree of changes in industry conditions. The Group anticipates that the future demand for its drybulk vessels and, in turn, drybulk charter rates, will be dependent, among other things, upon economic growth in the world’s economies, any trade restrictions (including tariffs) between economies, any changes in port fee policies, seasonal and regional changes in demand, changes in the capacity of the global drybulk vessel fleet and the sources and supply of drybulk cargo to be transported by sea, the energy and fuel efficiency and age profile of the global dry bulk fleet, industry regulation particularly environmental laws and regulations, that may impose technological and additional regulatory requirements upon the Group vessels. However, new factors may emerge which cannot be foreseen at this time and thus might not be able to adequately prepare for. A decline in demand for commodities transported in drybulk vessels or an increase in supply

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of drybulk vessels could cause a significant decline in charter rates, which could materially adversely affect the Group’s business, financial condition and results of operations. There can be no assurance as to the sustainability of future economic growth, if any, due to unexpected demand shocks.

(ii)	An oversupply of drybulk vessel capacity may lead to reductions in charter rates and results of operations.

The market supply of drybulk vessels has been increasing in terms of dwt, and the number of drybulk vessels on order as of December 31, 2025 was approximately 14.6% in terms of dwt, for Panamax to Post-Panamax class vessels and 12.5% for Capesize class vessels, as compared to the then-existing global drybulk fleet in terms of dwt, with the majority of new deliveries evenly spread through to 2028. As a result, the drybulk fleet continues to grow at an increased pace despite uncertainty around future environmental regulations. In addition, during periods when there are high expectations for charter market recovery, a large number of orders may be placed in shipyards, resulting in a further increase of newbuild orders and accordingly in the size of the global drybulk fleet. An oversupply of drybulk vessel capacity will likely result in a reduction of charter hire rates. The Group will be exposed to changes in charter rates with respect to its existing fleet and remaining newbuild, depending on the ultimate growth of the global drybulk fleet. If the Group cannot enter into period time charters on acceptable terms, then it may have to secure charters in the spot market, where charter rates are more volatile and revenues are, therefore, less predictable, or may not be able to charter its vessels at all. In the Group’s current fleet, as of the Date of this Prospectus, 28 vessels will be available for employment in the next three months of 2026. If market conditions change or demand for dry bulk vessels declines, an oversupply of dry bulk carrier capacity could lead to prolonged periods of depressed charter rates. A material increase in the net supply of drybulk vessel capacity without corresponding growth in drybulk vessel demand could have a material adverse effect on the Group’s fleet utilization and charter rates generally, and could, accordingly, materially adversely affect the Group’s business, financial condition and results of operations.

(iii)	The market value of drybulk vessels is highly volatile, being related to charter market conditions, aging and environmental regulations including IMO vessel environmental classification based on GHG emissions. The market values of the Group’s vessels may significantly decrease, which could result in breaching covenants of the Group’s credit and loan facilities and bond, and could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s credit and loan facilities, which are secured by mortgages on its vessels, and the Group’s bond which is unsecured, require the Group to comply with collateral coverage ratios and satisfy certain financial and other covenants, including those that are affected by the market value of the Group’s vessels. The fair market values of drybulk vessels have generally experienced significant volatility within a short period of time and are dependent upon a number of factors. The market value of the Group’s vessels fluctuates depending on a number of factors, including:

•	general economic and market conditions affecting the shipping industry;
•	changes in interest rates and inflationary pressures;
•	prevailing level of charter rates;
•	supply of and demand for vessels;
•	general vessel’s condition and vessel’s specification;
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•	vessel environmental performance, including IMO environmental classification based on GHG emissions, environmental taxation and penalties;
•	distressed asset sales, including newbuild contract sales below acquisition costs due to lack of financing during weak charter market conditions;
•	lack of financing and limitations imposed by financial covenants affecting the market value of vessels;
•	competition from other shipping companies and other modes of transportation;
•	configurations, types, sizes and ages of vessels;
•	changes in governmental, environmental or other regulations that may limit the useful life of vessels; and
•	technological advances in vessel design or equipment or otherwise.

The Group is in compliance with its covenants in its credit and loan facilities and the Group’s bond, in effect as of December 31, 2024 and December 31, 2025. If the market value of vessels, or newbuilds upon delivery to the Group, decline, the Group may breach some of the covenants contained in its credit and loan facilities and bond, some of which may require the maintenance of a minimum percentage of fair market value of those vessels securing the facility against the principal outstanding amount of the loans under the facility or a maximum ratio of total liabilities to market value adjusted total assets or a minimum dollar market value adjusted net worth. If the Group does breach such covenants and is unable to remedy or the Group’s lenders refuse to waive the relevant breach, the Group’s lenders could accelerate its indebtedness and foreclose on the vessels in the Group’s fleet securing those loan and credit facilities. As a result of cross-default provisions contained in its loan and credit facility agreements and the bond, this could in turn lead to additional defaults under the Group’s financing agreements and the consequent acceleration of the indebtedness under those agreements and the commencement of similar foreclosure proceedings by other lenders and its bondholders. If the Group’s indebtedness was accelerated in full or in part, it would be difficult to refinance the Group’s debt or obtain additional financing on favorable terms or at all. As a result, the Group could lose its vessels if the Group’s lenders foreclose their liens, which would adversely affect its ability to continue its business.

(iv)	The international drybulk shipping industry is highly competitive, and the Group may not be able to compete successfully for charters with new entrants or established companies with greater resources which could have a material adverse effect on the Group’s fleet utilization and, accordingly, its results of operations.

The Group employs its vessels in an intensely competitive dry bulk market that is capital intensive and highly fragmented where the Group faces substantial competition from both established operators and emerging market participants with lower operating costs. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than the Group. Competition for the transportation of drybulk cargo by sea is intense and depends on price, customer relationships, operating expertise, professional reputation and size, age, location and condition of the vessel. Due in part to the highly fragmented market and low barriers to entry, additional competitors with greater resources could enter the drybulk shipping industry and operate larger and more diverse fleets through consolidations or acquisitions, potentially leading to overcapacity and may be able to offer lower charter rates than those that the Group is able to offer, which could erode its market position by existing competitors or new market entrants and could have a material adverse effect on the Group’s fleet utilization and, accordingly, its results of operations.

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(v)	Seasonal fluctuations in industry demand could have a material adverse effect on the Group business, financial condition and results of operations and the amount of available cash with which the Company can pay dividends.

The Group operates its vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. Seasonality is related to several factors and may result in quarter-to-quarter volatility in the Group’s results of operations, which could affect the amount of dividends, if any, that the Company may pay to its shareholders. This seasonality may result in quarter-to-quarter volatility in the Group’s operating results for vessels trading in the spot market. For example, the market for marine drybulk transportation services and vessel capacity is typically stronger in the fall months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months and the grain export season from North America. Similarly, the market for marine drybulk transportation services is typically stronger in the spring months in anticipation of the South American grain export season due to increased distance traveled by vessels to their end destination known as ton mile effect, as well as increased coal imports in parts of Asia due to additional electricity demand for cooling during the summer months. Demand for marine drybulk transportation services is typically weaker at the beginning of the calendar year and during the summer months. In addition, unpredictable weather patterns during these periods tend to disrupt vessel scheduling and supplies of certain commodities. This seasonality could have a material adverse effect on the Group’s business, financial condition and results of operations.

2.1.3	Risks related to the Company’s business activity

(i)	The Group depends on a limited number of customers for a large part of its revenues and the loss of one or more of these customers could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group expects to derive a significant part of the Group’s revenues from a limited number of customers. During 2025, one of the Company’s charterers, namely ADM International SARL, accounted for 16.46% of the revenues, with each one accounting for more than 10.0% of total revenues. During 2024, two of the charterers, namely Nippon Yusen Kabushiki Kaisha and Cargill International S.A., accounted for 24.51% of total revenues with each one accounting for more than 10.0% of total revenues. During 2023, two of the charterers, namely Olam International Limited. and Cargill International S.A., accounted for 26.87% of total revenues with each one accounting for more than 10.0% of total revenues. The Group could lose a customer for many different reasons, including:

•	a failure of the customer to make charter payments because of its financial inability, disagreements with the Group or otherwise;
•	the customer’s termination of its charters because of the Group’s non-performance, including serious deficiencies with the vessels it provides to that customer or prolonged periods of off-hire;
•	a prolonged force majeure event that affects the customer may prevent the Group from performing services for that customer, i.e., damage to or destruction of relevant production facilities and war or political unrest; and
•	sanctions, imposition of tariffs, blacklisting or the other reasons discussed in this section.

If the Group loses a key customer, it may be unable to obtain period time charters on comparable terms with charterers of comparable standing or may have increased exposure to the volatile spot market, which is highly competitive and subject to significant price fluctuations. The Group would not receive any

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revenues from a vessel while it remained unchartered, but it may be required to pay expenses necessary to maintain the vessel in proper operating condition, insure it and service any indebtedness secured by such vessel. The loss of any of the Group’s key customers, a decline in payments under its charters or the failure of a key customer to perform under its charters could have a material adverse effect on the Group’s business, financial condition and results of operations.

(ii)	When the Group’s contracts expire, the Group may not be able to successfully replace them. The Group’s growth and the Group’s capacity to replace them depends on the Group’s ability to expand relationships with existing customers and obtain new customers, for which The Group will face substantial competition from new entrants and established companies with significant resources. If The Group cannot successfully employ the Group’s vessels in profitable charter contracts, the Group’s results of operations and operating cash flow could be materially adversely affected.

Time-charter contracts provide income at pre-determined rates over short or more extended periods of time. For current information regarding the duration of the Company’s charter agreements, please refer to section 3.4.3.1 “The Company’s Fleet”. However, the process for obtaining new time charters, especially longer term time charters, is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator, including:

•	the operator’s environmental, health and safety record;
•	compliance with the IMO standards and regulatory industry standards;
•	shipping industry relationships, reputation for customer service, technical and operating expertise;
•	shipping experience and quality of ship operations, including cost-effectiveness;
•	quality, experience and technical capability of crews; and
•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events.

As a result of these factors the Group may be unable to expand its relationships with existing customers or obtain new customers for charters on a profitable basis, if at all, therefore, when contracts including the Group’s long-term charters expire, the Group cannot assure you that they will be replaced promptly or at all or at rates sufficient to allow it to operate its business profitably, to meet its obligations, including payment of debt service to the lenders, or to pay dividends. The Group’s ability to renew the charter contracts on its vessels on the expiration or termination of the Group’s current charters, or, on vessels that it may acquire in the future, the charter rates receivable under any replacement charter contracts, will depend upon, among other things, economic conditions in the sectors in which the Group’s vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the transportation of commodities. During periods of market distress when long-term charters may be renewed at rates at or below operating costs, the Group may not choose to charter its vessels for longer terms particularly if doing so would create an ongoing negative cash flow during the period of the charter. The Group may instead choose to employ its vessels in the spot market for short periods, or in index-linked charters, or be forced to idle its vessels, or lay them up, or scrap them depending on market conditions and outlook at the time those vessels become available for charter.

However, if the Group is successful in employing its vessels under longer-term time charters, the Group’s vessels will not be available for trading in the spot market during an upturn in the market cycle, when

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spot trading may be more profitable. If the Group cannot successfully employ the Group’s vessels in profitable charter contracts, its results of operations and operating cash flow could be materially adversely affected.

(iii)	The Group may have difficulty properly managing the Group’s planned growth through acquisitions of additional vessels or avoid significant expenses and losses in connection with its future growth efforts.

As of the Date of this Prospectus, the Group intends to continue its fleet renewal strategy having entered into contracts or recapitulation agreements for the acquisition of eleven environmentally advanced Japanese and Chinese dry-bulk GHG-EEDI Phase 3 NOx-Tier III compliant newbuilds, including two methanol dual fueled, scheduled to be delivered three in 2026, two in 2027, one in 2028 and five in 2029. The Group may contract additional newbuild vessels or make selective acquisitions of additional second-hand vessels. The Group’s future growth will primarily depend on the Group’s ability to identify, locate and acquire suitable vessels, including newbuilding slots at shipyards at attractive prices, enlarge its customer base, operate and supervise any newbuilds it may order and obtain required debt or equity financing on acceptable terms.

A delay in the delivery of any such vessel, or the failure of the shipyard to deliver a vessel at all, could cause the Group to breach its obligations under a related charter and could adversely affect its earnings. In addition, the delivery of any of these vessels with substantial defects could have similar consequences.

A shipyard could fail to deliver a newbuild on time or at all because of:

•	work stoppages or other hostilities, political, economic or other disturbances that disrupt the operations of the shipyard, including as a result of outbreak of public health threats;
•	quality or engineering problems;
•	bankruptcy or other financial crisis of the shipyard;
•	a backlog of orders at the shipyard;
•	disputes between the Company and the shipyard regarding contractual obligations;
•	weather interference or catastrophic events, such as major earthquakes or fires;
•	the Group’s requests for changes to the original vessel specifications; or
•	shortages of or delays in the receipt of necessary construction materials, such as steel, or equipment, such as main engines, electricity generators and propellers.

A third-party seller could fail to deliver a second-hand vessel on time or at all because of:

•	bankruptcy or other financial crisis of the third-party seller;
•	quality or engineering problems;
•	disputes between the Company and the third-party seller regarding contractual obligations; or
•	weather interference or catastrophic events, such as major earthquakes or fires.

In addition, The Group may seek to terminate or novate a vessel acquisition contract due to market conditions, financing limitations or other reasons. The outcome of contract termination or novation negotiations may require to forego deposits on construction or acquisition, as applicable, and pay additional cancellation fees. In addition, where The Group has already arranged a future charter with respect to the terminated contract. The Group may incur liabilities to such charter counterparty depending on the terms of such charter.

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During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions or enter into newbuild contracts at favorable prices. During periods when charter rates are low, the Group may be unable to fund the acquisition of vessels, whether through lending or cash on hand. In addition, the Group may not receive a favorable return on its investments, incur losses therefrom, or its investments may become impaired which could adversely affect the Group’s business, financial condition and results of operations. The Group cannot give any assurance that it will be successful in executing its growth plans, obtain appropriate financing on a timely basis or on terms the Group deems reasonable or acceptable or that it will not incur significant expenses and losses in connection with the Group’s future growth. For these reasons, the Group may be unable to execute its growth plans or avoid significant expenses and losses in connection with its future growth efforts.

(iv)	The Group relies on information technology, and if the Group is unable to protect against service interruptions, data corruption, cyber based attacks or network security breaches, the Group’s operations could be disrupted and could have a material adverse effect on the Group’s business, results of operations, cash flows and financial condition.

In the ordinary course of business, the Group relies on information technology networks and systems to process, transmit, and store electronic information and to manage or support a variety of business processes and activities. The Group’s information systems and networks could become targeted and attacked by individuals or organized groups. The Group’s vessels also rely on information systems for a significant part of their operations, including parts of their navigation, propulsion, power control, communications, provision of services, machinery management, and cargo operations. Safety measures are in place to secure the Group’s vessels and on its on shore operations against cyber-security attacks and disruptions to their information systems. These measures may not adequately detect, prevent and remediate security breaches from constantly evolving and increasingly sophisticated threats and attacks. A cyber attack could materially and adversely affect the Group’s business operations, financial condition, results of operations and cash flows and its reputation. In addition, cyber attacks could lead to potential unauthorized access to the Group’s systems targeting ransomware, data theft, loss and corruption, disclosure of proprietary or confidential information or, personal data. Cyber attacks on the Group’s vessels may also lead to potential unauthorized access to, or service interruptions, denial or manipulation of the navigational systems of the Group’s vessels, which could result in hazardous accidents. There is no assurance that the Group will not experience these service interruptions or cyber attacks in the future. Further, as the methods of cyber attacks continue to evolve, the Group may be required to expend additional resources to continue to modify or enhance its protective measures, or to investigate and remedy any vulnerabilities to cyber attacks. The Group maintains cybersecurity insurance, however, such insurance is subject to coverage limits, exclusions, and deductibles and may not cover all losses or liabilities arising from a cybersecurity incident or the aforementioned risks to the Group’s information technology. A cyber attack could also lead to litigation, fines, other remedial action, heightened regulatory scrutiny and reputational damage. In addition, the Group’s remediation efforts may not be successful, and it may not have adequate insurance to cover these losses. These information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns, hardware or software failures, power outages, computer viruses, cyber attacks, telecommunication failures, user errors or catastrophic events. Risks and vulnerabilities can also arise out of inadequacies in design, integration and/or maintenance of information technology systems, as well as lapses in cyber discipline. Furthermore, as of May 25, 2018, data breaches on personal data, as defined

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in the European General Data Protection Regulation, could lead to administrative fines up to €20 million or up to 4% of the total worldwide annual turnover of the company, whichever is greater. The Group’s information technology systems are becoming increasingly integrated, so damage, disruption or shutdown to the system could result in a more widespread impact. If the Group’s information technology systems suffer severe damage, disruption or shutdown, and the Group’s business continuity plans do not effectively become aware, recognize, detect and resolve the issues in a timely manner, its operations could be disrupted and its business and reputation could be negatively affected. The unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could severely disrupt the Group’s business continuity and could have a material adverse effect on the Group’s business, results of operations, cash flows and financial condition.

In July 2023, the U.S. Securities and Exchange Commission adopted rules requiring registrants to disclose material cybersecurity incidents on a timely basis, as well as to provide enhanced disclosure regarding cybersecurity risk management, strategy, and governance. Failure to comply with these disclosure requirements may result in SEC enforcement actions, including injunctive relief, monetary penalties, and other sanctions. Compliance with these rules requires the implementation of additional internal controls, monitoring systems, policies, and procedures, which could result in significant incremental costs. Moreover, the disclosure of cybersecurity incidents, whether or not such incidents ultimately result in material financial losses, may increase reputational risk, lead to adverse publicity, and negatively affect investor confidence, which could, in turn, have a material adverse effect on the Group’s business, results of operations, and financial condition. Further, the information technology systems the Group and its vendors use are vulnerable to outages, breakdowns or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war, and telecommunication and electrical failures. For example, in July 2024, a software update by CrowdStrike Holdings, Inc., a cybersecurity technology company, caused widespread crashes of Windows systems into which it was integrated. Although the Group has not experienced any material impacts as a result of the CrowdStrike Holdings, Inc. software update, it could in the future experience similar third-party software-induced interruptions to its operations, which would adversely affect the Group’s business, results of operations and financial condition.

Recent action by the IMO’s Maritime Safety Committee and U.S. agencies indicate that cyber security regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cyber security threats. This might cause other companies to cultivate additional procedures for monitoring cyber security, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is difficult to predict at this time.

(v)	The Group’s vessels are exposed to operational risks that may not be adequately covered by the Group’s insurance, any loss of a vessel or any extended period of vessel off-hire, due to an accident or otherwise, could have a material adverse effect on the Group’s business, financial condition and results of operations.

The operation of any vessel includes risks such as weather conditions, mechanical failure, collision, fire, contact with floating objects, cargo or property loss or damage and business interruption due to political circumstances in countries, piracy, terrorist and cyber terrorist attacks, armed hostilities and labor strikes. Such occurrences could result in death or injury to persons, loss, damage or destruction of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates and damage to the Group’s reputation and customer relationships generally.

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The Group may not be adequately insured against all risks and the Group’s insurers may not pay particular claims. With respect to war risks insurance, which the Group usually obtains for certain of its vessels making port calls in designated war zone areas, such insurance may not be obtained prior to one of the Group’s vessels entering into an actual war zone, which could result in that vessel not being insured. Even if the Group’s insurance coverage is adequate to its losses, the Group may not be able to timely obtain a replacement vessel in the event of a loss. Under the terms of the Group’s credit facilities, the Group will be subject to restrictions on the use of any proceeds it may receive from claims under its insurance policies. Furthermore, in the future, the Group may not be able to maintain or obtain adequate insurance coverage at reasonable rates for the Group’s fleet. The Group may also be subject to calls, or premiums, in amounts based not only on the Group’s own claim records but also the claim records of all other members of the protection and indemnity associations through which it receives indemnity insurance coverage for tort liability. The Group’s insurance policies also contain deductibles, limitations and exclusions which, although the Group believes are standard in the shipping industry, may nevertheless increase the Group’s costs in the event of a claim or decrease any recovery in the event of a loss. If the damages from a catastrophic oil spill or other marine disaster exceed the Group’s insurance coverage, the payment of those damages could have a material adverse effect on the Group’s business and could possibly result in the Group’s insolvency.

In general, the Group does not carry loss of hire insurance. Occasionally, the Group may decide to carry loss of hire insurance when its vessels are trading in areas where a history of piracy has been reported. Loss of hire insurance covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking or unscheduled repairs due to damage to the vessel. Accordingly, any loss of a vessel or any extended period of vessel off-hire, due to an accident or otherwise, could have a material adverse effect on the Group’s business, financial condition and results of operations.

(vi)	Acts of piracy on ocean-going vessels may increase in frequency, which could have a material adverse impact on the Group’s business, financial condition and earnings.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean, Sulu Sea, Celebes Sea, the Gulf of Guinea and the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide has generally decreased since 2013, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Sulu Sea and the Gulf of Guinea, and the Strait of Malacca, with drybulk vessels and tankers particularly vulnerable to such attacks. Acts of piracy could result in harm or danger to the crews that man the Group’s vessels. Following attacks on merchant vessels in the region of the Gulf of Aden at the southern end of the Red Sea, there is disruption in the maritime trade towards the Mediterranean Sea through the Suez-Canal. As a result, the Group has diverted its fleet from sailing in this specific region. While the Group’s vessels currently do not sail in the Red Sea, the Group will continue to monitor the situation to assess whether the trade disruption could have any impact on its operations or financial performance.

If these piracy attacks occur in regions in which the Group’s vessels are deployed and insurers characterized as “war risk” zones or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including the employment of onboard security guards, could increase in such circumstances. Furthermore, while the Group believes the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire

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until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that the Group would dispute. The Group may not be adequately insured to cover losses from these incidents and from acts of terrorism, piracy, regional conflicts and other armed actions, which could have a material adverse effect on us. In addition, any detention of hijacking as a result of an act of piracy against the Group’s vessels, or an increase in cost, or unavailability, of insurance for the vessels, could have a material adverse impact on the Group’s business, financial condition and earnings.

(vii)	The operation of drybulk vessels has certain unique operational and technical risks which include mechanical failure, collision, property loss, cargo loss or damage as well as personal injury, illness and loss of life and could lead to an environmental disaster; failure to adequately maintain the Group’s vessels or address such risks could have a material adverse effect on the Group’s business, financial condition and results of operations.

The operation of a drybulk vessel has certain unique operational and technical risks which include mechanical failure, collision, property loss, cargo loss or damage as well as personal injury, illness and loss of life and could lead to an environmental disaster. Drybulk vessels may develop unexpected mechanical and operational problems due to several reasons including improper maintenance and weather conditions. The Group operates certain of its vessels using VLSFO, some of which, under certain conditions, may cause loss of the vessel’s main engine power with severe results that can lead to collision and loss of a vessel.

Furthermore, the operation of a drybulk vessel may create risks. For example, the cargo itself and its interaction with the vessel may create operational risks as by their nature, drybulk cargoes are often heavy, dense and easily shifted, and they may react badly to water exposure. In addition, drybulk vessels are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures or with steel plate diminution may be more susceptible to hull breach while at sea which may lead to the flooding of the vessel’s holds. If a drybulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If the Group’s vessels suffer damage, they will need to be repaired at a drydocking facility for a substantial period and for unpredictable costs, interrupting its cash flow, that may not be fully covered by insurance. Space at drydocking facilities is sometimes limited, and not all drydocking facilities are conveniently located. If the Group does not adequately maintain its vessels or address such operational and technical risks, it may be unable to prevent these events. The total loss or damage of any of the Group’s vessels or cargoes could harm the Group’s reputation as a safe and reliable vessel owner and operator. The occurrence of any of these events could have a material adverse effect on the Group’s business, financial condition and results of operations.

(viii)	Maritime claimants could arrest one or more of the Group’s vessels, which could interrupt the Group’s cash flow and require payment of large sums of money to have the arrest or attachment lifted.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel, or other assets of the relevant vessel-owning company, for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its

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claim by arresting or attaching a vessel through judicial or foreclosure proceedings. The arrest or attachment of one or more of the Group’s vessels, or other assets of the relevant vessel-owning company or companies, could result in default on a charter, breach of covenants in certain of the Group’s credit facilities, interrupt its cash flow and require payment of large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in the Group’s fleet for claims relating to another of its vessels.

(ix)	Governments could requisition the Group’s vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of the Group’s vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Even if the Group were entitled to compensation in the event of a requisition of one or more of its vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of the Group’s vessels may result in breach of covenants in certain of its credit facilities, and could have a material adverse effect on the Group’s business, financial condition and results of operations.

(x)	Charterers may renegotiate or default on period time charters, which could reduce the Group’s revenues and have a material adverse effect on its business, financial condition and results of operations.

The ability and willingness of each of the Group’s counterparties to perform its obligations under a period time charter agreement will depend on a number of factors that are beyond its control and may include, among other things, general economic conditions, the condition of the drybulk shipping industry and the overall financial condition of the counterparties. If the Group enters into period time charters with charterers when charter rates are high and charter rates subsequently fall significantly, charterers may seek to renegotiate financial terms or may default on their obligations. Additionally, charterers may attempt to bring claims against the Group based on vessel performance or cargo loading or unloading operations, seeking to renegotiate financial terms or avoid payments. Also, the Group’s charterers may experience financial difficulties due to prevailing economic conditions or for other reasons, and as a result may default on their obligations. In past years, the industry experienced numerous incidents of charterers renegotiating their charters or defaulting on their obligations thereunder. In December 2020, the Group agreed to the early termination of an existing charter of a Capesize-class vessel at the request of the charterer which was contractually due to expire in January 2024. In exchange for the early redelivery of the vessel, the charterer paid the Group cash compensation of $8.1 million. The vessel was subsequently deployed under a new period time charter with a different charterer for a duration of 12 to 14 months at a gross daily charter rate linked to the 5 TC Baltic Exchange Capesize Index times 119%. As of the Date of this Prospectus, the Group had not received any additional notice of early redelivery or termination from any of its charters. If a charterer defaults on a charter, the Group will, to the extent commercially reasonable, seek the remedies available to us, which may include arbitration or litigation to enforce the

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contract, although such efforts may not be successful. Should a charterer default on a period time charter, the Group may have to enter into a charter at a lower charter rate, which would reduce its revenues. If the Group cannot enter into a new period time charter, it may have to secure a charter in the spot market, where charter rates are volatile and revenues are less predictable. It is also possible that the Group would be unable to secure a charter at all, which would also reduce its revenues, and could have a material adverse effect on the Group’s business, financial condition, results of operations, loan and credit facility covenants and cash flows.

(xi)	As The Group expands its business, it will need to improve or expand its operations and financial systems, staff and crew; if The Group cannot improve these systems or recruit suitable employees, the Group’s performance may be adversely affected.

The Group current operating and financial systems may not be adequate as it implements its plan to expand the size of the Group’s fleet, and the Group’s Managers’ attempts to improve those systems may be ineffective. In addition, as the Group expands its fleet, it will have to rely on its Managers to recruit additional seafarers and shoreside administrative and management personnel. The Group’s Managers may not be able to continue to hire suitable employees or a sufficient number of employees as it expands its fleet. If the Group’s Managers’ unaffiliated crewing agents encounter business or financial difficulties, The Group may not be able to adequately staff its vessels. The Group may also have to increase the Group’s customer base to provide continued employment for most of the Group’s new vessels. The number of employees that perform services for the Group and its current operating and financial systems may not be adequate as the Group implements its plan to renew and expand its fleet size in the dry bulk sector, and it may not be able to effectively hire more employees or adequately improve those systems. If the Group is unable to operate the Group’s financial systems, its Managers are unable to operate the Group’s operations systems effectively or identify, recruit, train and retain qualified and suitable employees and crew in sufficient numbers to manage and operate the Group’s growing business and fleet or it is unable to retain key personnel, increase its customer base as the Group expands its fleet, the Group’s performance may be adversely affected.

(xii)	Due to the Group’s lack of vessel diversification, supply chain issues and adverse developments in the drybulk transportation business could adversely affect its business, financial condition and operating results.

The Group derives all its revenues exclusively from the Group’s business operations in the drybulk transportation industry, unlike other shipping companies which may have LNG carriers, tankers and container vessels. Since the Group depends exclusively on the transport of drybulk, an adverse market development in the drybulk sector of the transportation industry, such as the reduction of coal trade due to environmental concerns, decrease of iron ore trade due to less demand for steel products, or the disruption of the grains trade due to war in Ukraine could therefore have a stronger impact on the Group’s business, results of operations, cash flows and financial condition, than if it had multiple sources of revenues, lines of businesses or types of assets.

(xiii)	The Company depends on its Managers to operate the Group’s business and its business could be harmed if the Company’s Managers fail to perform their services satisfactorily which could materially and adversely affect the Group’s business, results of operations, cash flows, financial condition and the Company’s ability to pay dividends.
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Pursuant to the Company’s Management Agreements, the Managers provide technical, administrative and commercial services (including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance, financial services and office space) and the Group’s executive officers. The Group’s operational success depends significantly upon the Managers’ satisfactory performance of these services. The Group’s business would be harmed if the Managers failed to perform these services satisfactorily. In addition, if either of the Management Agreements were to be terminated, expire or if their terms were to be altered, the Group’s business could be adversely affected, as it may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under the Management Agreements.

The Group’s ability to compete for and enter into charters and to expand its relationships with its existing charterers will depend largely on the Group’s relationship with its Managers and their reputation and relationships in the shipping industry. If the Company’s Managers suffer material damage to their reputation or relationships, it may harm the Group’s ability to:

•	renew existing charters upon their expiration;
•	obtain new charters;
•	successfully interact with shipyards during periods of shipyard construction constraints;
•	obtain financing on commercially acceptable terms;
•	maintain satisfactory relationships with the Group’s charterers and suppliers; and
•	successfully execute the Group’s business strategies.

If the Group’s ability to do any of the things described above is impaired, it could have a material adverse effect on its business, financial condition and results of operations. Although the Group may have rights against its Managers if they default on their obligations, Company’s investors will have no recourse against the Managers. The failure of the Company’s Managers to perform their obligations could materially and adversely affect the Group’s business, results of operations, cash flows, financial condition and ability to pay dividends.

The Company’s Managers are permitted to provide certain management services to affiliates and third parties under the specific restrictions of the Management Agreements. Although the Managers are required to provide preferential treatment to the Group’s vessels with respect to chartering arrangements under the Management Agreements, the Managers’ time and attention may be diverted from the management of the Group’s vessels in such circumstances. Further, the Company will need to seek approval from its lenders to change the Managers.

(xiv)	Management fees are payable to the Company’s Managers regardless of the Group’s profitability, which could have a material adverse effect on the Group’s business, financial condition and results of operations.

Pursuant to the Company’s Management Agreements, the Group pays its Managers a daily ship management fee of €950 per vessel and Safe Bulkers Management Monaco an annual ship management fee of €5.0 million for providing commercial, technical and administrative services. In addition, the Group pays its Managers certain commissions and fees with respect to vessel purchases, sales and newbuilds. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses, crewing costs, insurance premiums, commissions and certain company administration expenses such as directors’ and officers’ liability insurance, legal and accounting fees and other similar company administration expenses, which are reimbursed or paid by the Group. The management fees are payable whether or not the Group’s vessels are employed, and regardless of the

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Group’s profitability, and it has no ability to request from the Managers to reduce the management fees if the Group’s profitability decreases, which could have a material adverse effect on the Group’s business, financial condition and results of operations. The latest expiration date of the Management Agreements with the Company’s Managers is May 2036.

(xv)	All of the Company’s Managers are privately held companies, and there is little or no publicly available information about them; an investor could have little advance warning of problems affecting its Managers that could have a material adverse effect on us.

The ability of the Company’s Managers to continue providing services for the Group’s benefit will depend in part on their own financial strength. Circumstances beyond the Group’s control could impair the Managers’ financial strength. Because the Managers are privately held, it is unlikely that information about their financial strength would become public or available to the Company prior to any default by the Managers under the Management Agreements. As a result, the Group may, and its investors might, have little advance warning of problems that affect its Managers, even though those problems could have a material adverse effect on the Group.

(xvi)	The Company’s Chairman and CEO also controls the Managers, which could create conflicts of interest between the Company and the Managers.

The Company’s Chairman and chief executive officer, Polys Hajioannou, controls the Managers (see item 3.17 “RELATED PARTY TRANSACTIONS”). Polys Hajioannou, controls approximately 47.51% of the outstanding Common Stock Shares, as of the Date of this Prospectus (see “Item 3.16 MAJOR SHAREHOLDERS”). These relationships could create conflicts of interest between the Company, on the one hand, and the Managers, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in the Group’s fleet versus vessels owned or chartered-in by other companies affiliated with the Managers or the Company’s chief executive officer. To the extent the Company elects not to exercise the Company’s right of first refusal with respect to any drybulk vessel that may be acquired by companies affiliated with the Company’s chief executive officer, such companies could acquire and operate such drybulk vessels in competition with us. In addition, although under the Management Agreements the Managers will be required to first provide to the Group any chartering opportunities in the drybulk sector, the Managers are not prohibited from giving preferential treatment in other areas of its management to vessels that are beneficially owned by related parties. In addition, under the restrictive covenant arrangements with Mr. Hajioannou and certain entities affiliated with him, he and such entities may own, operate or finance a maximum of eight drybulk vessels on the water at any one time or enter into an unlimited number of contracts with shipyards for newbuild drybulk vessels as part of his estate or family planning. Any such drybulk vessels are not required to be managed by any of the Managers, and Mr. Hajioannou and his related entities are not required to first provide chartering opportunities to the Company with respect to such vessels. Additionally, the Company’s restrictive covenant arrangements permit Mr. Hajioannou to acquire up to a 35% ownership stake in any Minority Invested Business (as defined below) developed from a permitted acquisition, subject to certain requirements, including a commitment that, unless approved by the majority of the Company’s independent directors, no drybulk vessels owned by such Minority Invested Business will be managed by any of the Group Managers or any other person or entity in which Mr. Hajioannou has an ownership interest. These conflicts of interest may have an adverse effect on the Group’s business, financial condition and results of operations.

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(xvii)	While the Group adheres to high standards of evaluating related party transactions, agreements between the Company and affiliated entities may be challenged as less favorable than agreements that the Group could obtain from unaffiliated third parties, in which case the Company may be exposed to indemnification claims of third parties.

The Group has entered into various transactions with Mr. Hajioannou, the Group’s Chairman and Chief Executive Officer, and entities controlled by and/or affiliated with Mr. Hajioannou. Before the Group enters into related party transactions, proper evaluations are carried out and an approval by an independent special committee of the Company’s Board of Directors is granted. Nevertheless, it cannot be precluded that third parties may challenge the terms of the Group’s related party transactions, including price, to be on terms that are less favorable to the Group than terms that would have otherwise been agreed upon with unaffiliated third-parties. If a related party transaction is challenged through a shareholder’s derivative action in the Republic of the Marshall Islands and if such challenge is successful in whole or in part, any recovery of damages from an officer, director or third party for breach of a duty owed to the Company in connection with such transaction would be payable to the Company save for reasonable attorney’s fees and expenses that may be awarded by the court to the successful claimant. In addition, the court does have the power to void the transaction. Finally, the Company may have an indemnification obligation running in favor of the relevant directors and officers if the court determines that despite an adjudication of liability but in view of all the circumstances of the action, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. Future transactions with Mr. Hajioannou and entities controlled by and/or affiliated with Mr. Hajioannou may undergo scrutiny by the Company’s shareholders, the media or others and result in a challenge of the terms associated with any such transaction.

(xviii)	The Group’s business depends upon certain employees who may not necessarily continue to work for it; if such employees were no longer to be affiliated with us, the Group’s business, financial condition and results of operation could suffer.

The Group’s future success depends, to a significant extent, upon the experience and industry knowledge of the Company’s chief executive officer, Polys Hajioannou, and certain other members of the Company’s senior management and of the Managers. Polys Hajioannou has substantial experience in the drybulk shipping industry and for over 30 years has worked with the Company, the Managers and their predecessor. He and other members of the Company’s senior management and of the Managers manage the Group’s business and their performance is crucial to the execution of its business strategies and to the growth and development of the Group’s business. If these individuals were no longer to be affiliated with the Company or the Managers, or if the Group was to otherwise cease to receive advisory services from them, the Group may be unable to recruit other employees with equivalent talent and experience, and its business and financial condition could suffer. In addition, no assurance can be given that the Group will be able to attract or retain key management personnel and other key employees. The Group does not maintain, and does not intend to maintain, “key man” life insurance on any of the Company’s executive officers.

(xix)	The provisions in the Group’s restrictive covenant arrangements with the Company’s CEO and certain entities affiliated with him restricting their ability to compete with the Group, like restrictive covenants generally, may not be enforceable.
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The Company’s CEO, Polys Hajioannou, and certain entities affiliated with him have entered into restrictive covenant agreements with the Company under which they are precluded from competing with the Company during either (i) with respect to Polys Hajioannou, during the term of his service with the Company as executive and director and for one year thereafter, or (ii) with respect to entities affiliated with Polys Hajioannou, during the term of the Management Agreements and for one year following the termination of the Management Agreements, in each case subject to certain exceptions. Courts generally do not favor the enforcement of such restrictions, particularly when they involve individuals and could be construed as infringing on such individuals’ ability to be employed or to earn a livelihood. The Group’s ability to enforce these restrictions, should it ever become necessary, will depend upon the circumstances that exist at the time enforcement is sought. A court may not enforce the restrictions as written by way of an injunction and the Group may not necessarily be able to establish a case for damages as a result of a violation of the restrictive covenants.

(xx)	The Company is a holding company and depends on the ability of its Subsidiaries to distribute funds in order to make dividend payments.

The Company is a holding company and its Subsidiaries, which are all wholly-owned by it, conduct all of the Group’s operations and own all of its operating assets. The Company has no significant assets other than the equity interests in its wholly-owned Subsidiaries and cash and cash equivalents held by it. As a result, the Company’s ability to satisfy its obligations and to make dividend payments depends on its Subsidiaries and their ability to distribute funds to the Company. The ability of a Subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, and the laws of the Republic of Liberia, the Republic of the Marshall Islands where the Company’s vessel-owning Subsidiaries are incorporated, and of the Republic of Cyprus, where one of the Company’s Subsidiaries, the holding company of four vessel-owning Subsidiaries, is incorporated, which regulate the payment of dividends by companies. The Company does not intend to obtain funds from other sources to pay dividends. If the Company is unable to obtain funds from its Subsidiaries, the Company’s Board of Directors may exercise its discretion not to declare or pay dividends. Furthermore, certain of the Group’s outstanding financing arrangements restrict the ability of some of the Subsidiaries to pay the Company dividends under certain circumstances, such as if an event of default exists.

(xxi)	The aging of the Group’s fleet may affect the ability of its older vessels to trade and may result in increased operating costs in the future, which could adversely affect the Group’s ability to operate such vessels profitably.

As of the Date of this Prospectus, the average age of the vessels in the Group’s current fleet was 10.5 years and 11 vessels were over 15 years old. In general, demand for vessels over 15 years old may decrease, especially with the increasingly more stringent environmental regulations. Older vessels may become less fuel and energy efficient and will not be as advanced as more recently constructed vessels due to improvements in design and engine technology. Rates for cargo insurance, paid by charterers, also increase with the age of a vessel, making older vessels less desirable to charterers. Newbuild drybulk vessels may be more energy efficient and competition from these newbuilds could adversely affect the tradability and the resale value of the Group’s older vessels. Furthermore, large established charterers with whom the Group is doing business may introduce vessel age trading limitations earlier than the 25-year useful life.

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In addition, the cost to maintain a vessel in good operating condition increases with the age of the vessel. Vessels older than 15 years require dry-docking every 2-3 year intervals compared to 5 year intervals up to that age. The required steel renewals which increase considerably the cost of a dry-docking due to steel plate diminution may affect the operating costs mainly after the age of 20 years. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to the Group’s vessels and may restrict the type of activities in which the Group vessels may engage, which could adversely affect the Group’s ability to operate its vessels profitably. As the Group’s vessels age, market conditions may not justify those expenditures or enable the Group to operate its vessels profitably during the remainder of their useful lives.

2.1.4	Risks related to compliance with regulatory obligations due to the Group’s business activity

(i)	The Group is subject to regulations and liability under environmental laws which may include marine pollution and illegal discharge of oily substances to the sea, and air pollution from vessels’ operation, that require significant expenditures which can affect the ability and competitiveness of the Group’s vessels to trade, its results of operations and financial condition.

The global maritime industry faces unprecedented regulatory changes driven by climate change concerns, resulting in increasingly stringent GHG emissions controls and reporting requirements. These evolving regulations create significant operational, technical, and financial implications for vessel operators and owners. The Group’s business and the operation of its vessels are regulated under international conventions, national, state and local laws and regulations in force in the jurisdictions in which the Group’s vessels operate, as well as in the country or countries of their registration, in relation to potential environmental impacts. Regulations of vessels, particularly environmental regulations have become more stringent, including regulations related to marine pollution and illegal discharge of oily substances to the sea, BWTS implementation, exhaust gas emissions such as NOx, sulfur oxides (“SOx”), particulate matter, etc., as well as GHG emissions such as carbon dioxide (“CO2”), methane (“CH4”), etc. Some of those GHG emission regulations are expected to be further revised and become stricter in the future and associated with Emissions Trading Systems and penalties mechanisms imposed from 2025 onwards by the EU and other regional carbon pricing mechanisms presently developed by the IMO. As a result, significant capital expenditures may be required on the Group’s vessels to keep them in compliance, and as a result the Group may be required to pay increased prices for newbuild and secondhand vessels that meet these requirements.

In addition, the heightened environmental, quality and security concerns of the public, regulators, insurance underwriters, financing sources and charterers may generally lead to additional regulatory requirements, including enhanced risk assessment and security requirements, greater inspection and safety requirements on all vessels in the marine transportation markets and possibly restrictions on the emissions of greenhouse gases from the operation of vessels. These requirements are likely to add incremental costs to the Group’s operations and the failure to comply with these requirements may affect the ability of its vessels to obtain and, possibly, collect on insurance or to obtain the required certificates for entry into the different ports where the Group operates. The Group could also incur material liabilities, including cleanup obligations and claims for natural resources, personal injury and property damages in the event that there is a release of petroleum or other hazardous materials from its vessels or otherwise in connection with the Group’s operations, including the misuse of oily water

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separator leading to illegal discharge overboard of oily substances to the sea. Violations of, or liabilities under, environmental regulations can result in substantial penalties, fines and other sanctions, including, in certain instances, seizure or detention of the Group’s vessels. Any such actual or alleged environmental laws regulations and policies violation, under negligence, willful misconduct or fault, could result in substantial fines, civil and/or criminal penalties or curtailment of operations in certain jurisdictions, and might adversely affect the Group’s business, results of operations or financial condition. In addition, actual or alleged violations could damage the Group’s reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of the Group’s senior management. Events of this nature would have a material adverse effect on the Group’s business, financial condition and results of operations.

(ii)	Environmental regulations in relation to climate change and GHG emissions legislation may increase operational and financial restrictions, and environmental compliance costs which could have a material adverse effect on the Group’s business, financial condition and results of operations.

A number of countries and the International Maritime Organization (the IMO) have adopted, or are considering the adoption of regulatory frameworks to reduce greenhouse gas emissions due to concern over the risk of climate change. These regulatory measures may include, among others, the adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for use of alternative fuels, i.e. fuels with lower CO2 footprint compared to fossil fuels and use of renewable energy. Greenhouse Gas (the GHG) reduction measures adopted, or further additional measures to be adopted by the IMO, EU and other jurisdictions for achieving 2030 goals have imposed and may impose additional operational and financial restrictions, carbon taxes or an emission trading system on less efficient vessels starting from 2023, gradually affecting younger vessels, even newbuilds after 2030, reducing their trade and competitiveness, increasing their environmental compliance costs, imposing additional energy efficiency investments, or even making such vessels obsolete. This or other developments may lead to environmental taxation affecting less energy efficient vessels, reduce their trade and competitiveness and make certain vessels in the Group’s fleet obsolete, which may result in financial impacts on its results of operations that cannot be predicted with certainty at this time. This could have a material adverse effect on the Group’s business, financial condition and results of operations. Given the rapidly evolving nature of climate change regulations and potential future requirements under international agreements, regulatory frameworks, or international treaties and market-based measures to put a price on carbon emissions, the Group could incur additional capital expenditures and may be materially affected to the extent that climate change results in sea level changes or more intense weather events.

Although the Fuel EU Maritime Regulation is already in force, the IMO’s decision to postpone the adoption of a Global Fuel Standard under its Net-Zero Framework by one year adds a layer of regulatory uncertainty. The delay increases the risk that the final Global Fuel Standard design, scope, and stringency may be materially revised, leaving shipowners and charterers with limited visibility on future compliance costs, fuel pathways, and fleet investment decisions, and potentially leading to a fragmented regulatory landscape with uneven impacts across trade routes.

In response to the above GHG environmental regulations, the Group monitors CO2 vessel emissions pursuant to the IMO’s fuel oil consumption Data Collection System and to the European Monitoring, Reporting and Verification Regulation, assessing in parallel the applicability of relevant energy efficiency measures. Furthermore, the Group has pursued a fleet renewal strategy having entered into memoranda

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of agreement for the acquisition of 20 in total environmentally advanced dry-bulk Greehouse Gas – Energy Efficiency Design Index Phase 3 – NOx Tier III compliant newbuilds, including two methanol dual fueled, with 12 already been delivered to us, four scheduled to be delivered in the remainder of 2026, two in 2027, one in 2028 and one in 2029.

(iii)	Technological developments and new vessel environmental designs could reduce the Group’s earnings and the value of its vessels.

Determining factors for the useful life and revenue generation capacity of the vessels in the Group’s fleet are efficiency, environmental performance, operational flexibility and technological developments. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Environmental performance is related to IMO vessel classification based on GHG emission standards, environmental taxation and penalties which have been increasingly imposed on the relatively heavier consuming vessels in certain jurisdictions. In addition, speed limitations related to main engine power limitation, which aims to further reduce GHG emissions in the future, make older vessels operationally unattractive. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The duration of a vessel’s useful life is related to its original design and construction, its maintenance, its environmental upgrades and the impact of the stress of operations. New vessels are generally more efficient since they generally consume less fuel and emit less GHG emissions. Therefore, new vessels are advantaged in relation to current and forthcoming regulations in relation to their environmental classification, taxes and penalties and operational performance. New vessels may also be more flexible, may have longer useful lives than the Group’s vessels and may offer superior technological characteristics and improved working conditions for the crew. Competition from such advanced vessels could adversely affect the amount of charter hire payments the Group receives especially for older vessels, the useful life and the resale value of older vessels. Furthermore, the Group may be required to obtain certain permits or authorizations incurring compliance costs for older vessels which could have a material adverse effect on the Group’s business, financial condition and results of operations.

(iv)	The Group is subject to complex laws and regulations, including international safety regulations and requirements imposed by the Group’s classification societies and the failure to comply with these regulations and requirements may result in increased costs and liability, may adversely affect the Group’s insurance coverage and may result in a denial of access to, or detention in, certain ports which could have a material adverse effect on the Group’s business, results of operations, cash flows and financial condition and the Group’s available cash.

The Group is subject to complex laws and regulations, such as international conventions, regulations and treaties, national laws, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. The Group is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to its operations. In addition, vessel classification societies also impose significant safety and other requirements on the Group’s vessels. Because such conventions, laws, and regulations are often revised, the Group may not be able to predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of its vessels. Compliance with regulations and laws could limit the Group’s ability to do business or increase

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the cost of the Group’s doing business, which could have a material adverse effect on the Group’s business, results of operations, cash flows and financial condition and its available cash.

The Group’s industry regulatory environment is becoming exponentially complex and includes regulations of the IMO, the United States, the European Union, China, India, Australia and other countries in which the Group operates. Such regulations include requirements set forth in the IMO’s International Safety Management Code, the International Convention for the Prevention of Pollution from Ships of 1973, the International Ship and Port Facility Security Code, the United States Oil Pollution Act of 1990, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Clean Air Act, the U.S. Clean Water Act, the U.S. Marine Transportation Security Act of 2002 and others. In the foreseeable future the Group expects the trend of increasing regulatory compliance complexity to continue. For example, United States agencies and the IMO’s Maritime Safety Committee have adopted cyber security regulations which require ship owners and managers to incorporate cyber risk management and security into their safety management.

The operation of the Group’s vessels is affected by the requirements set forth in the IMO ISM Code. Under the ISM Code, the Group is required to develop and maintain an extensive Safety Management System that includes the adoption of a safety and environmental protection policy. Failure to comply with the ISM Code may result in increased liability, invalidate existing insurance or decrease available insurance coverage for the affected vessels and result in a denial of access to, or detention in, certain ports. For example, the U.S. Coast Guard and E.U. authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in U.S. and E.U. ports. Currently, each of the vessels in the Group’s current fleet is ISM Code-certified, but the Group may not be able to maintain such certification at all times. If the Group fails to maintain ISM Code certification for the Group’s vessels, it may also breach covenants in certain of the Group’s credit and loan facilities that require that its vessels be ISM Code-certified. If the Group breaches such covenants due to failure to maintain ISM Code certification and is unable to remedy the relevant breach, the Group’s lenders could accelerate its indebtedness and foreclose on the vessels in its fleet securing those credit or loan facilities.

(v)	Increased inspection procedures, revised inspection age trigger and safety score changes, tighter import and export controls and survey requirements could increase costs, adversely affect the employment of the Group vessels and could have a material adverse effect on the Group’s business, financial condition, and results of operations.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of the Group’s vessels, or the contents of its vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines and other penalties against the Group. It is possible that changes to inspection procedures could impose additional financial and legal obligations on the Group. Furthermore, changes to inspection procedures could also impose additional costs and obligations on the Group’s customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on the Group’s business, financial condition and results of operations. The hull and machinery of every commercial vessel must be certified as safe and seaworthy in accordance with applicable rules and regulations, and accordingly vessels must undergo regular surveys. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey or special survey, the vessel will be unable to trade between ports and will be unemployable and the Group would be in violation of certain covenants in its credit and loan facilities. This would also negatively impact the Group’s revenues.

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RightShip is a global organization providing vetting, safety scoring and GHG rating on equal merits monitored by industry stakeholders. RightShip has lowered its vessel inspection age trigger from 14 to 10 years, with a phased rollout through 1 January 2027. This change, designed to improve safety in the dry bulk sector, subjects older vessels to more frequent inspections, increased scrutiny, and potential safety score downgrades. Vessels that do not undergo a valid Rightship inspection at the relevant age may see their safety score reduced to 2 out of 5, which could limit employment opportunities, reduce charter rates, or restrict access to certain trades, ports, or cargoes. As of the Date of this Prospectus, the Group has 45 vessels in its fleet, two of which are held for sale, with an average age of 10.5 years, with 28 vessels above 10 years, of which 10 vessels above 15 years and one above 20 years. An increased number of the Group’s vessels compared to previous years, particularly those 10 years and above, may face increased maintenance, inspection, and compliance costs to maintain acceptable ratings. As RightShip ratings are widely used by charterers, cargo interests, and terminals, any stricter application of the revised age trigger or further methodology changes could accelerate the economic obsolescence of older dry bulk vessels and have a material adverse effect on the Group’s business, results of operations, cash flows, and financial condition. The Group may incur additional costs to ensure that its vessels maintain satisfactory RightShip ratings or otherwise comply with the standards required by its charterers. Although the Group’s vessels are generally expected to meet these standards, failure of any vessel to do so could limit the Group’s ability to operate that vessel and adversely affect the Group’s results of operations.

(vi)	Changes in labor laws and regulations, increase in the size of the global shipping fleet, collective bargaining negotiations and labor disputes, and potential challenges for crew availability as a result of increasing difficulty in workforce recruitment in certain markets due to various reasons, including the war between Russia and Ukraine and the conflict in the Middle East, and ongoing instability in Venezuela, could increase the Group’s crew costs and have a material adverse effect on the Group’s business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor market dynamics, evolving maritime regulations, and global workforce challenges, as there is a limited supply of well-qualified and certified crew in the shipping industry, present significant operational and financial risks to the Group’s business, particularly regarding crew recruitment and retention for the officers on board its vessels, and associated costs. Moreover, growth in the global shipping fleet, combined with a constrained supply of qualified seafarers, has increased competition for skilled crew and placed upward pressure on crew costs. Sustained elevated crew costs, or further increases driven by ongoing inflation and rising wage levels, could adversely affect the Group’s results of operations. The international maritime labor landscape is experiencing significant changes, with stringent qualification requirements, and increasing pressure on improved working conditions and compensation packages, all of which could substantially further increase the Group’s crew-related operating expenses as it bears crewing costs under its charters. The growing shortage of qualified seafarers, particularly in senior officer positions, has been amplified by increased global fleet capacity, potentially leading to increased crew turnover rates. In addition, labor disputes or unrest, including work stoppages, strikes and/or work disruptions or increases imposed by collective bargaining agreements covering the majority of the Group’s officers on board its vessels could result in higher personnel costs and increased compensation requirements thus significantly affect the Group’s financial performance. Complex international regulations regarding crew working hours, rest periods, rising crew welfare expectations, including demands for improved internet connectivity and accommodation standards continue to evolve, requiring potential vessel modifications and operational adjustments that could increase the Group’s compliance

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costs and impact vessel utilization. Furthermore, while the Group does not have any Ukrainian, Russian, Israeli or Palestinian crew, the Company’s vessels, currently do not sail in the Black Sea or the Red Sea and the Company otherwise conducts limited operations in Russia, Ukraine and the Middle East, the extent to which this will impact the Company’s future results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. Changes in labor laws and regulations, collective bargaining negotiations and labor disputes, and potential shortage of crew due to the war between Russia and Ukraine and in the Middle East, could potentially limit the available pool of qualified personnel, increase the Group’s training and compliance costs, and increase crew costs, which may affect the Group’s operating margins, modify its traditional crew sourcing strategies and have a material adverse effect on the Group’s business, results of operations, cash flows, financial condition and ability to pay dividends.

(vii)	The evolving landscape of ESG expectations from financial stakeholders including investors, charterers, lenders and societies leads to increased scrutiny with respect to the Group’s ESG policies and presents significant operational and reputational implications for the Group’s business.

Companies across all industries, including the shipping industry, are facing increased scrutiny relating to their ESG policies. Investor advocacy groups, proxy advisory firms, ESG rating agencies whose assessments can significantly influence investor perceptions and investment decisions, certain institutional investors, investment funds, charterers, lenders and other market participants are increasingly focused on corporate governance, climate change, sustainable energy practices, reduction of carbon footprint and promote ESG practices. Financial institutions, including banks, lessors, and institutional investors, are increasingly incorporating ESG metrics, criteria and performance standards into their lending, evaluation processes and investment decisions, potentially affecting the Group’s access to and cost of capital. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or the stock price of such a company could be materially and adversely affected. As a result, the Group may be required to implement more stringent ESG procedures or standards so that it continues to have access to capital and the Group’s existing and future investors and lenders remain invested in the Group and make further investments.

Over the past few years, the Company made publicly available the Company’s/the Group’s annual sustainability report where it presents the Group’s environmental, social and governance strategy for the future, as well as the impact of the Group’s operations and business on society and the environment. Additionally, in November 2023, the Group announced the formation of an environmental, social and governance board committee (“ESG Committee”) consisting of six board members, four of whom are independent directors. The President of the Company has been assigned to lead the management team on ESG matters and report to the ESG Committee which is led by an independent director. The ESG Committee reviews the Company’s ESG performance and ensures governance oversight, by the Board of Directors, of the ESG strategy and implementation, consistent with the priorities outlined in the Company’s annual sustainability report, reflecting the heightened focus needed for the Company’s comprehensive ESG strategy.

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Furthermore, the Group may be subject to evolving sustainability-related reporting requirements and regulations in the European Union, the United States and other jurisdictions, which may increase the Group’s compliance costs and affect its operations. In the EU, the Corporate Sustainability Reporting Directive requires certain companies to report sustainability and ESG information in their management reports, including a “double materiality” analysis of both impacts on the environment and the climate-related risks to their business. Most recently on 24 February 2026, the EC formally adopted Directive (EU) 2026/470 (the “Omnibus Directive”), introducing significant amendments to the CSRD framework and narrowing significantly its scope. Under the rules introduced by the new Omnibus Directive, mandatory sustainability reporting will apply only to EU entities with more than 1,000 employees and over €450 million in annual net turnover, as well as to non-EU entities with over €450 million in EU turnover and their EU subsidiaries or branches generating more than €200 million in the EU. Reporting requirements will be significantly simplified, and sector-specific reporting will be voluntary. Furthermore, due diligence obligations under the Corporate Sustainability Due Diligence Directive (CSDDD), will become applicable from 26 July 2029 - with the exception of the measures necessary to comply with Article 16 of the CSDDD (sustainability reporting on matters covered by the CSDDD), which Member States shall apply for financial years starting on or after January 1, 2030 - applying only to EU entities with over 5,000 employees and more than €1.5 billion in net worldwide turnover, and to non-EU entities meeting the same EU turnover threshold. Further significant modifications are made to the CSDDD, through the Omnibus Directive, including: (i) a revised due diligence approach focused primarily on direct (tier 1) business partners rather than the full value chain; (ii) removal of the obligation to “put into effect” climate transition plans (companies need only adopt them); (iii) removal of the EU-wide harmonized civil liability regime, with liability governed by national law; and (iv) financial penalties for non-compliance capped at 3% of net worldwide turnover. According to the new rules of CSRD and CSDDD as introduced by the Omnibus Directive, the Group may be required to implement processes to gather data, conduct materiality assessments, and prepare CSRD-compliant reports, which could be time-consuming and costly.

Similarly, in the U.S., the SEC has issued rules requiring public companies to disclose extensive climate-related information, including GHG emissions. These rules are currently subject to legal challenges and a stay, but if upheld, they would require to enhance and standardize climate-related disclosures and as an accelerated filer, to provide the enhanced climate-related disclosures in the Company’s/the Group’s annual reports as well as disclosure of Scope 1 and Scope 2 GHG emissions if they are material, including an independent attestation report, and as such compliance may require significant expenditures. In addition, the evolving nature of ESG reporting, voluntary standards, and disclosure requirements, together with emerging anti-ESG and anti-diversity, equity, and inclusion policies in the U.S., may result in additional compliance obligations, investigations, enforcement actions, or reputational harm. Actions that are viewed positively by some stakeholders may be criticized by others, potentially affecting the Group’s ability to attract capital, and compete effectively. These factors could materially and adversely affect the Group’s business, results of operations, cash flows, and financial condition.

However, in light of increased focus on ESG matters, there can be no certainty that the Group will manage to successfully meet society’s expectations as to its proper role. The Group cannot assure that the Company’s ESG policies and practices will meet the evolving standards and expectations of its stakeholders. Any failure or perceived failure by the Group in this regard could have a material adverse effect on the Group’s reputation and on the Group’s business, financial condition, or results of operations, including the sustainability of the Group’s business over time, as well as the Company’s share price.

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(viii)	The Group has adopted an anti-bribery policy consistent with the provisions of the FCPA and anti-bribery legislation in other jurisdictions. Actual or alleged violations of these policies could result in damage of the Group’s reputation, sanctions, criminal penalties, imprisonment, civil action and fines, which could have an adverse effect on the Group’s business, financial condition, results of operations and cash flows.

The Group operates in a number of countries throughout the world, including countries known to have a reputation for corruption. The Group is committed to doing business in accordance with applicable anti-corruption laws and has adopted policies consistent and in full compliance with the FCPA and anti-bribery legislation in other jurisdictions. The Group is subject, however, to the risk that, the Group’s affiliated entities or the Group’s or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation and failure to comply with the FCPA and other anti-corruption laws could result in substantial fines, sanctions, civil and/or criminal penalties or curtailment of operations in certain jurisdictions, charter terminations and might adversely affect the Group’s business, results of operations or financial condition. In addition, actual or alleged violations could damage the Group’s reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of the Group’s senior management. Moreover, the dynamic and complex nature of international sanctions regimes creates significant compliance challenges in maritime operations. The Group cannot provide absolute assurance that its vessels or customers will not inadvertently engage in transactions without the Group’s knowledge or consent, potentially exposing it to sanctions violations, which could result in significant monetary penalties, reputational damage, adverse effects on the Group’s business relationships, restrictions on its ability to secure financing and vessel seizures or detentions which could have a material adverse effect on the Group’s business, financial condition, results of operations and cash flows.

(ix)	The Group’s vessels may call on ports located in Iran, which is identified by the United States government as a state sponsor of terrorism and are subject to United States economic sanctions, which could be viewed negatively by investors and adversely affect the trading price of the Company’s Common Stock Shares and Preferred Shares.

The United States, the European Union, the United Nations and other governments and their agencies impose sanctions and embargoes on certain countries and maintain lists of countries, individuals or entities they consider to be state sponsors of terrorism, involved in prohibited development of certain weapons or engaged in human rights violations. From time to time, vessels in the Group’s fleet have called and/or may call on ports located in countries identified by the United States government as state sponsors of terrorism and subject to United States economic sanctions. From January 1, 2022 through December 31, 2022, no vessels in the Group’s fleet made any calls on ports in Iran out of a total of 690 calls made on worldwide ports. From January 1, 2023 through December 31, 2023, no vessels in the Group fleet made any calls on ports in Iran out of a total of 809 calls made on worldwide ports. From January 1, 2024 through December 31, 2024, no vessels in the Group’s fleet made any calls on ports in Iran out of a total of 842 calls made on worldwide ports. From January 1, 2025 through December 31, 2025, no vessels in the Group’s fleet made any calls on ports in Iran out of a total of 830 calls made on worldwide ports. Iran is identified by the United States government as a state sponsor of terrorism. The Group will continue to monitor the economic sanctions in Syria following the recent collapse of Bashar al-Assad’s regime. Although these designations and controls do not prevent the Group’s vessels from making calls on ports in these countries, potential investors could view such port calls negatively, which

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could adversely affect the Group’s reputation and the market for the Common Stock Shares. Investor perception of the value of the Common Stock Shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

The Group’s policy is for its vessels to avoid making calls on ports in Iran unless the charterer represents that the cargo is not in contravention with any E.U., U.S. or United Nation sanctions and the export of such cargo has been authorized by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

If the Group’s vessels call on ports located in countries that are subject to sanctions and embargoes imposed by the U.S. or other governments, it could adversely affect its reputation and the market for the Company’s shares. From time to time, on charterers’ instructions, the Group vessels may call on ports located in countries subject to certain sanctions and embargoes identified as state sponsors of terrorism. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In addition, charterers and other parties that the Group has previously entered into contracts with regarding its vessels may be affiliated with persons or entities that are now or may become the subject of sanctions imposed by the U.S. government, the E.U. and/or other international bodies. If the Group determines that such sanctions require it to terminate existing or future contracts to which the Company, or the Group’s subsidiaries, are party or if the Group is found to be in violation of such sanctions, it may suffer reputational harm and its results of operations may be adversely affected. Although the Group believes that it has been in compliance with all applicable sanctions and embargo laws and regulations, and intends to maintain such compliance, there can be no assurance that the Group will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretation. Any such violation could result in fines, penalties or other sanctions that could severely impact the Group’s ability to access U.S. capital markets and conduct its business and could result in some investors deciding, or being required, to divest their interest, or not to invest, in the Company’s securities. For example, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. Additionally, some investors may decide to divest their interest, or not to invest, in the Company simply because the Group does business with companies that do business in sanctioned countries. The determination by these investors not to invest in, or to divest, the Company’s shares may adversely affect the price at which the Company’s shares trade. Moreover, the Group’s charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve the Group or its vessels, and those violations could in turn result in liability for the Company or negatively affect the Group’s reputation. In addition, the Group’s reputation and the market for the Company’s securities may be adversely affected if the Group engages in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third-parties that are unrelated to those countries or entities controlled by their governments.

(x)	The Company is incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law; therefore, you may have more difficulty protecting your interests than shareholders of a U.S. corporation.

The Company’s corporate affairs are governed by the Company’s Articles of Incorporation, its Bylaws and by the Marshall Islands Business Corporations Act (BCA). The provisions of the BCA resemble provisions

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of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. The rights of shareholders of companies incorporated in the Republic of the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the non-statutory laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and the Company cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the Company’s management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a more substantial body of case law in the corporate law area. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, any bankruptcy action involving the Company would have to be initiated outside of the Marshall Islands, and the Company’s shareholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy.

Furthermore, the rights of shareholders of companies incorporated in the Republic of the Marshall Islands may differ in certain respects from the rights that would typically be enjoyed by shareholders of a Greek company under Greek law. For more information on the rights of the holders of Common Stock Shares please see Section 4.2.4 “Description of the rights attached to the Common Stock Shares”.

(xi)	It may be difficult to serve the Company with legal process or enforce judgments against it, its directors or management.

The Company is incorporated under the laws of the Republic of the Marshall Islands and maintains a principal executive office in Monaco. In addition, a majority of the Company’s directors and officers are or will be non-residents of Greece and all of the Group’s assets and a substantial portion of the assets of these non-residents are located outside of Greece. Furthermore, Greek courts may not have jurisdiction in relation to any disputes about company law matters, including minority protection, and/or capital markets matters. You may also have difficulty enforcing, both within and outside of Greece, judgments you may obtain in Greek courts against the Company or these persons in any action.

(xii)	The Group may be subject to lawsuits for damages and penalties, and even if these claims are lacking merit, defending against them could result in the expenditure of significant financial and managerial resources.

The nature of the Group’s business exposes it to the risk of lawsuits for damages or penalties relating to, among other things, personal injury, property casualty and environmental contamination. From time to time, the Group may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. The Group expects that these claims would be covered by insurance, subject to customary deductibles. However, such claims, even if lacking merit, defending against them could result in the expenditure of significant financial and managerial resources.

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(xiii)	The smuggling of drugs or other contraband onto the Group’s vessels may lead to governmental claims against the Group which could have an adverse effect on its reputation, business, results of operations, cash flows and financial condition.

Under some jurisdictions, vessels used for the conveyance of illegal drugs could subject the vessels to forfeiture to the government of such jurisdiction. Vessels in the Group’s fleet may call in ports in South America and other areas where smugglers, during vessel operations, and without the Group’s knowledge, may attempt to hide drugs and other contraband on those vessels, with or without the knowledge of crew members. To the extent the Group’s vessels are found with contraband, whether inside or attached to the hull of its vessels and whether with or without the knowledge of any member of the vessels’ crew, the Group may face governmental or other regulatory claims, restrictions or penalties which could have an adverse effect on the Group’s reputation, business, results of operations, cash flows and financial condition.

(xiv)	Regulatory and legal risks as a result of the Group’s global operations could have a material adverse effect on the Group’s business, results of operations and financial conditions.

The Group’s global operations increase both the number and the level of complexity of U.S. or foreign laws and regulations applicable to it. These laws and regulations include international labor laws; U.S. laws such as the FCPA and other laws and regulations established by the Office of Foreign Assets Control; local laws such as the U.K. Bribery Act 2010; data privacy requirements like the European General Data Protection Regulation, enforceable as of May 25, 2018; and the E.U.-U.S. Privacy Shield Framework, adopted by the European Commission on July 12, 2016. The Group may inadvertently breach some provisions of those laws and regulations which could result in cease of business activities, criminal sanctions against it, the Group’s officers or its employees, fines and materially damage the Group’s reputation. In addition, detecting, investigating and resolving such cases of actual or alleged violations may be expensive and time consuming for the Company’s senior management.

(xv)	As a Marshall Islands corporation, and with certain of the Company’s Subsidiaries organized under the laws of the Republic of the Marshall Islands and other offshore jurisdictions, the Company’s corporate structure and operations are subject to economic substance laws and related regulatory requirements, compliance with which could affect the Group’s business and operating results.

The Marshall Islands has enacted economic substance legislation with which the Company and its Subsidiaries may be required to comply. While the Company currently believes that the Group is in compliance with applicable economic substance requirements, such requirements are subject to change, reinterpretation, and evolving enforcement practices. In addition, changes to the Group’s business, operating profile, or group structure could result in unanticipated noncompliance. Any failure to comply with applicable economic substance laws or related reporting obligations could result in the imposition of fines, financial or administrative penalties, enhanced monitoring or audits, spontaneous exchange of information with foreign tax authorities, or other regulatory actions, including, in certain circumstances, the striking off or dissolution of a non-compliant entity. The occurrence of any of the foregoing could disrupt the Group’s operations and could have a material adverse effect on its business, financial condition, cash flows, and results of operations.

In addition, the Council of the European Union periodically assesses jurisdictions based on tax transparency, fair taxation, governance, and the existence of real economic activity, and may classify

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jurisdictions as cooperative, under observation (“gray list”), or non-cooperative (“blacklist”). As of October 17, 2023, the Republic of the Marshall Islands has been designated as a cooperative jurisdiction for tax purposes. However, the Company cannot predict whether the Marshall Islands may be reclassified in the future, how quickly EU authorities would respond to any legislative or regulatory developments in the Marshall Islands or other relevant jurisdictions, or how EU financial institutions, lenders, charterers, insurers, or other counterparties would react during any period in which the Company or its subsidiaries remain organized in jurisdictions that are classified as non-cooperative. If the Marshall Islands were to be included on the EU list of non-cooperative jurisdictions in the future, and if defensive measures, sanctions, or other tax, financial, or regulatory restrictions were adopted by one or more EU Member States, or if additional economic substance requirements were imposed or enforced by the Marshall Islands, the Group’s access to financing, commercial relationships, operational flexibility, and overall business could be adversely affected, which could have a material adverse effect on the Group’s business, financial condition, and results of operations.

2.1.5	Risks related to the Group’s financial condition

(i)	A significant decrease of the market value of the Group’s vessels could result in an impairment loss and could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s review for impairment of the Group’s vessels on a quarterly basis and whenever events or changes in circumstances indicate that the carrying amount of the vessels may not be recoverable. Such indicators include declines in the fair market value of vessels, decreases in market charter rates, vessel sale and purchase considerations, fleet utilization, environmental and other regulatory changes in the drybulk shipping industry or changes in business plans or overall market conditions that may adversely affect cash flows. The Group’s access to additional funds may be affected or the Group may be required to record an impairment charge in its consolidated financial statements with respect to its vessels and any such impairment charge resulting from a decline in the market value of the vessels or a decrease in charter rates may have a material adverse effect on the Group’s business, financial condition and results of operations. The Group’s financial results may be similarly affected in the future if it records an impairment charge or sells vessels at a loss before recording an impairment adjustment. Conversely, if vessel values are increased at a time when the Group wishes to acquire additional newbuild or secondhand vessels, the cost of such investments may increase thus preventing the Group from proceeding with such investments, and this could adversely affect the Group’s business, results of operations, cash flow and financial condition.

(ii)	Unless the Group sets aside reserves for vessel replacement, at the end of a vessel’s useful life, the Group’s revenue will decline, which would adversely affect the Group’s cash flows and income.

As of the Date of this Prospectus, the Group has 45 vessels in its fleet, two of which are held for sale, with an average age of 10.5 years, with 28 vessels above 10 years, of which 10 vessels above 15 years and one above 20 years. Unless the Group maintains cash reserves for vessel replacement, it may be unable to replace the vessels in its fleet upon the expiration of their useful lives. The Group estimates the useful life of the Group’s vessels to be 25 years from the date built. Changes in environmental and other regulations and technological advances may limit the useful lives of vessels, decrease their resale or residual value or their utilization and profitability during the remainder of their useful lives. The Group’s

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cash flows and income are dependent on the revenues it is earning by chartering its vessels to customers. If the Group is unable to replace the vessels in its fleet upon the expiration of their useful lives, the Group’s business, financial condition and results of operations will be materially adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends.

(iii)	The Group’s ability to obtain financing on favorable terms due to the unavailability of debt and equity capital and the deterioration of the global banking markets may adversely impact its business. If economic conditions globally continue to be volatile, it could impede the Group’s operations.

Although capital markets have improved since 2008, when banks and other financial institutions active in the shipping industry became increasingly unwilling to provide credit, the shipping industry remains negatively affected by the scarcity of credit and the cost of financing has increased. Relatively weak global economic conditions have had and may continue to have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things, the limited financing for vessels. Financing institutions have increased interest rate margins or even ceased funding for certain shipping companies. Furthermore, vessels older than 15 years old may not be financed by banks and other financial institutions at all and the widespread loan covenant defaults, bankruptcy declaration by certain vessel operators, vessel owners, shipyards and charterers has limited the availability of financing for new vessels or refinancing for existing debt agreements. Any deterioration of the global banking markets may decrease the availability of financing or refinancing on acceptable terms when needed, and the Group may be unable to meet its debt obligations as they become due. Any adverse developments in relation to trade wars, the war between Russia and Ukraine, the conflict in the Middle East, or ongoing instability in Venezuela may affect credit markets globally and increase volatility of global economic conditions which could impede the Group’s results of operations and financial condition.

(iv)	If the Group is unable to obtain additional secured indebtedness, then it may be unable to refinance its existing indebtedness and may not be able to finance a fleet replacement and expansion program in the future, any of which would have a material adverse effect on the Group’s business, financial condition and results of operations.

Global financial markets and economic conditions have been volatile. Future financing and investing activities may involve refinancing of certain existing debt near or upon maturity and the financing of future fleet replacement and expansion. The Group’s ability to refinance existing indebtedness, or to access the capital markets for future offerings may be limited by its financial condition at the time of any such financing or offering, including the actual or perceived credit quality of the Group’s charterers and the market value of its fleet, as well as by adverse market conditions resulting from, among other things, general economic conditions, weakness in the financial markets and contingencies and uncertainties that are beyond the Group’s control. The Group may face liquidity issues if conditions in the dry bulk market worsen for a prolonged period and result in failing to comply with the terms of the Group’s debt agreements which could adversely affect its business. A significant reduction in cash generated from operations, or the loss of access to existing or new financing sources, could materially and adversely affect the Group’s ability to meet its obligations and sustain operations. To the extent that the Group is unable to enter into new credit facilities and obtain such additional secured indebtedness on terms acceptable to us, it will need to find alternative financing. In addition, the Group may also be liable for other damages for breach of contract. A failure to satisfy the Group’s financial commitments could result

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in the acceleration of its indebtedness and foreclosure on its vessels. Such events, if they occurred, would adversely affect the Group’s business, financial condition and results of operations.

(v)	The Group is and will be exposed to floating interest rates and may selectively enter into interest rate derivative contracts, which can result in higher than market interest rates and charges against the Group’s income.

The loans under the Group’s credit facilities and sale and leaseback financings are generally advanced at a floating rate based on SOFR plus a margin, which is volatile and can affect the amount of interest payable on its debt, and which, in turn, could have an adverse effect on the Group’s earnings and cash flow. Between 2022 and 2023, three-month SOFR increased from 0.05% to 5.38% and between 2024 and 2025 three-month SOFR decreased from 5.38% to 3.719%. In order to manage the Group’s exposure to changes in the general level of interest rates and market interest rate fluctuations, the Group may, from time to time, use interest rate derivatives to effectively fix certain of its floating rate debt obligations. As of the Date of this Prospectus, the Group has entered into derivative contracts to economically hedge its exposure to interest rate risk, and the Group may enter into additional derivative contracts in the future. The Group effectively hedged the interest rate exposure of 12% of its loans outstanding as of December 31, 2025, which bear interest at SOFR. The Group’s financial condition could be materially adversely affected at any time that it has not entered into interest rate hedging arrangements to hedge its exposure to the interest rates applicable to the Group’s credit facilities and any other financing arrangements it may enter into in the future. Moreover, entering into hedging arrangements is inherently risky and even if the Group has entered into such arrangements, its hedging strategies may not be effective and it may incur substantial losses. The use of interest rate derivatives may affect the Group’s results through mark to market valuation of these derivatives, while adverse movements in interest rate derivatives may require the Group to post cash as collateral for margin calls, which may affect the Group’s liquidity.

(vi)	Because the Group generates substantially all of the Group’s revenues in U.S. dollars but incurs a material portion of its expenses in other currencies, including the Group’s management fees, and also incurs a material portion of its indebtedness and capital expenditure requirements in other currencies, exchange rate fluctuations could have a material adverse effect on the Group’s business, financial condition and results of operations and the Company’s ability to pay dividends.

The Group generates substantially all of its revenues in U.S. dollars, but in 2025 the Group incurred approximately 21.8% of its vessel operating expenses in currencies other than the U.S. dollar, of which 55.9% was denominated in Euros. In addition, the Group incurred the majority of its management fees in Euros, and this will continue in the future. In February 2022, one of the Group’s subsidiaries issued a non-amortising unsecured bond in the amount of €100,000,000, which is listed in Euronext Athens (the “Bond”). The Bond is guaranteed by the Company and pays a coupon of 2.95% on a semi-annual basis. It matures in February 2027 and may be redeemed at the subsidiary’s option in part or in full after February 2024, subject to the payment of a premium ranging from 1.5% to 0.5% of the redeemed amount depending on the timing of the redemption. As of the Date of this Prospectus, the Group had entered into arrangements to counterbalance the currency risk arising from the Bond redemption for 75% of the outstanding amount, while it had not entered into any arrangements to counterbalance the currency risk arising from the coupon payments. As of December 31, 2025, all of the Group’s secured indebtedness, as

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well as the amounts due under the contracts for the acquisition of the newbuild vessels currently in its orderbook, were denominated in U.S. dollars. The Group has historically entered into shipbuilding contracts and purchases of vessels whereby part of the contract price was payable in Japanese yen and Singapore dollars. Also, new credit facilities and financing agreements, purchase of vessels or newbuild contracts may be denominated in or permit conversion into currencies other than the U.S. dollar. The use of different currencies could lead to fluctuations in the Group’s net income due to changes in the value of the U.S. dollar relative to other currencies, in particular the Euro and the Japanese yen. The Group has only partially hedged its overall currency exposure, and, as a result, the Group’s results of operations and financial condition, denominated in U.S. dollars, and the Company’s ability to pay dividends, could suffer.

(vii)	Inflation pressures across the world economies and the changes in central bank rates could lead to subpar economic growth, declining market conditions and eventually contraction for a number of emerging and advanced economies, hamper the fragile recovery of world economies and could adversely affect dry-bulk world trade and freight markets, the cost of the Group’s capital, financing, loan and credit facilities and the cost of its overall indebtedness, which could have a material adverse effect on the Group’s business, financial condition and results of operations.

The world economy is facing a number of challenges related to geopolitical tensions such as the Ukraine-Russia war, the Israeli-Gaza strip war, the disruption of trade in the Red Sea and others, which could lead to further large scale disruptions in the supply chains, energy and commodity markets and subsequently to a high inflation environment. Global economic prospects for 2026 and 2027 as per the IMF latest projections8 indicate a gradual normalization of inflation from an estimated 6.8% in 2023 (annual average), 5.8% in 2024 to 4.1% in 2025, 3.8% in 2026 and 3.4% in 2027, as forecasted in the January 2026 World Economic Outlook of the International Monetary Fund. Between 2022 and 2023, three-month SOFR9 increased from 0.05% to 5.38% and between 2024 and 2025, three-month SOFR decreased from 5.38% to 3.71%. Between 2022 and 2023, the European Central Bank10 raised interest rates from 0% to 4.5% and between 2024 and 2025, implemented a rate cut from 4.5% to 2.15%, responding to declining inflation and moderating economic growth in the Eurozone as economic activity remained subdued, aiming to support growth and ensure price stability. It is difficult to predict the future of interest rates, but changes in interest rates by both central banks could lead to subpar economic growth. These rate changes have significantly impacted borrowing costs and influenced global financial markets, particularly affecting shipping finance and vessel valuations.

As a result, global economic conditions and global financial markets have been, and continue to be, volatile and certain countries may face recession and uncertainty surrounding the potential for continued economic growth, which could lead to reduced demand for transportation of dry-bulk commodities and reduced charter rates. Global growth is projected to remain resilient at an estimated rate of 3.3% in 2026 and 3.2% for 2027, according to recent forecasts from the International Monetary Fund January 202611 World Economic Outlook forecast.

Concerns over geopolitical issues including the perception of a fragile truce in the trade war and acts of war in multiple regions, including Russia, Iran, North Korea, Ukraine, Israel, Palestine and Syria, have

9 https://www.newyorkfed.org/markets/reference-rates/sofr-averages-and-index

10 https://data.ecb.europa.eu/key-figures/ecb-interest-rates-and-exchange-rates/key-ecb-interest-rates

11 January 2026 World Economic Outlook of the International Monetary Fund.pdf

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contributed to increased volatility and potentially tighter economic conditions introducing new layers of uncertainty and disrupting the global economy through their impact on financial markets. Tighter monetary conditions and lower growth expectation or recession as a result of the inflationary environment could potentially affect the financial and debt stability. The Group cannot predict how long the current global inflationary conditions and high interest rates will last or whether central banks may decide to further reduce rates in 2026. Persistent industry-wide inflationary pressures and higher for longer interest rates may affect the shipping industry in general and dry-bulk shipping specifically and could adversely affect the Group’s business and financial results by reducing its revenue due to low freight market conditions, increasing the costs of financing, loan and credit facilities, the cost of the Group’s operating expenses including its crew cost and overall indebtedness, which could have a material adverse effect on the Group’s business, financial condition and results of operations.

(viii)	Restrictive covenants in the Group’s existing credit facilities and financing agreements including its Bond, impose, and any future credit facilities and financing agreements will impose, financial and other restrictions on us, and any breach of these covenants could result in the acceleration of the Group’s indebtedness and foreclosure on its vessels.

The Group has substantial indebtedness and as of December 31, 2025, it had $548.6 million outstanding under the Group’s credit facilities and financing agreements.

The Group’s existing credit facilities and financing agreements impose, and any future credit facility and financing agreement will impose, operating and financial restrictions on us. These restrictions generally limit the Group’s ability to, among other things:

•	pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend;
•	enter into certain long-term charters without the lenders’ consent;
•	incur additional indebtedness, including through the issuance of guarantees;
•	change the flag, class or management of the vessel mortgaged under such facility or terminate or materially amend the management agreement relating to such vessel;
•	create liens on their assets;
•	make loans;
•	make investments;
•	make capital expenditures;
•	undergo a change in ownership or control or permit a change in ownership and control of its Managers;
•	sell the vessel mortgaged under such facility; and
•	change the Group’s chief executive officer.

Therefore, the Group may need to seek permission from its lenders in order to engage in some corporate actions. The Group’s lenders’ interests may be different from ours, and the Group cannot guarantee that it will be able to obtain its lenders’ permission when needed. This may limit the Company’s ability to pay dividends to its shareholders, finance the Group’s future operations or pursue business opportunities.

Certain of the Group’s existing credit facilities require its subsidiaries to maintain financial ratios and satisfy financial covenants. Depending on the credit facility, certain of the Group’s subsidiaries are subject to financial ratios and covenants requiring that these subsidiaries:

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•	ensure that the market value of the vessel mortgaged under the applicable credit facility, determined in accordance with the terms of that facility, does not fall below 105%, 112%, 120%, 125% or 135%, as the case may be (the “Minimum Value Covenant”);
•	maintain at all times a minimum cash balance per vessel with the respective lender from $200,000 to $500,000 as the case may be; and
•	ensure that the Group complies with certain financial covenants under the guarantees described below.
•	In addition, under the Group’s loan agreements or under guarantees the Group has entered into with respect to certain of its subsidiaries’ credit facilities including the Bond, the Group is subject to financial covenants.

Depending on the facility, these financial covenants include the following as of the Date of the Prospectus:

•	the Group’s total consolidated liabilities divided by its total consolidated assets (based on the market value of all vessels owned or leased on a finance lease taking into account their employment, and the book value of all other assets), must not exceed 85% (the “Consolidated Leverage Covenant”);
•	the Group’s total consolidated assets (based on the market value of all vessels owned or leased on a finance lease taking into account their employment, and the book value of all other assets) less the Group’s total consolidated liabilities must not be less than $150 million (the “Net Worth Covenant”);
•	the Group’s ratio of its EBITDA over consolidated interest expense must not be less than 2.0:1, on a trailing 12 months’ basis (the “EBITDA Covenant”);
•	a minimum of 30% or 35%, as the case may be, of the Group’s voting and ownership rights shall remain directly or indirectly beneficially owned by the Hajioannou family for the duration of the relevant credit facilities and in the case of one facility, Polys Hajioannou is required to beneficially hold a minimum of 20% of the voting and ownership rights (the “Control Covenant”); and
•	payment of dividends is subject to no event of default having occurred and be continuing or would occur as a result of the payment of such dividends.

Non-compliance with these covenants, whether due to market downturns, operational challenges, or financial underperformance, could constitute a breach of the terms of the Group’s financing arrangements and could lead to defaults under its secured credit facilities. In such cases, the Group lenders may exercise their rights to accelerate the maturity of its outstanding debt obligations, demanding immediate repayment of the principal and any accrued interest. Failure to satisfy these repayment demands could result in the enforcement of security interests by the lenders, including foreclosure on the vessels securing the Group’s credit facilities. Foreclosure on the Group’s vessels would significantly impair its ability to generate revenue, disrupt its operations, and diminish the Group’s asset base. Additionally, the loss of key vessels could undermine the Group’s market position, negatively affect customer relationships, and hinder its ability to secure future charter contracts. As a result, such enforcement actions could materially and adversely impact the Group’s financial condition, operational performance, and overall business stability, potentially leading to long-term financial distress or insolvency.

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(ix)	The declaration and payment of dividends will always be subject to the discretion of the Company’s Board of Directors and will depend on a number of factors. The Company’s Board of Directors may not declare dividends in the future.

In March 2022, the Company declared and paid a cash dividend of $0.05 per share of Common Stock Shares and has since declared and paid quarterly consecutive cash dividends, each of $0.05 per share of Common Stock Shares. The declaration and payment of future dividends, if any, will always be subject to the discretion of the Board of Directors of the Company. There is no guarantee that the Company’s Board of Directors will determine to pay cash dividends in the future. The timing and amount of any dividends declared will depend on, among other things: (i) the Company’s earnings, fleet employment profile, financial condition and cash requirements and available sources of liquidity; (ii) decisions in relation to the Company’s growth, fleet renewal and leverage strategies; iii) provisions of Marshall Islands, Liberian and Cyprus law governing the payment of dividends; (iv) restrictive covenants in the Company’s existing and future debt instruments; and (v) global economic and financial conditions. Therefore, the Company might not continue paying dividends on its Common Stock Shares in the future.

There may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends based upon, among other things:

•	the rates the Group obtains from its charters as well as the rates obtained upon the expiration of the Group’s existing charters;
•	the level of the Group’s operating costs;
•	the level of the Group’s general and administrative costs;
•	the number of unscheduled off-hire days and the timing of, and number of days required for, scheduled drydocking of the Group’s ships;
•	vessel acquisitions and related financings;
•	level of indebtedness;
•	restrictions in the Group’s loan and credit facilities and in any future debt facilities;
•	prevailing global and regional economic and political conditions;
•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of the Group’s business;
•	the amount of cash reserves established by the Company’s Board of Directors; and
•	restrictions under Marshall Islands, Liberian and Cyprus law.

The Group may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that the Company has available for distribution as dividends, if any. The Group’s growth and fleet renewal strategies contemplate that it will finance the acquisition of tis contracted newbuilds or selective acquisitions of second-hand vessels through a combination of cash on hand, the Group’s operating cash flow and debt financing or equity financing. If financing is not available to the Group on acceptable terms, the Company’s Board of Directors may decide to finance or refinance such acquisitions with a greater percentage of cash from operations to the extent available, which would reduce or even eliminate the amount of cash available for the payment of dividends. The Group may also enter into other agreements that will restrict its ability to pay dividends.

The Group’s financing arrangements impose a number of restrictions on the Company’s ability to pay dividends, and it may not be able to pay dividends even though it has an established dividend policy. Under the terms of certain of the Group’s existing credit facilities, The Group is not permitted to pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend. The Group expects that any future credit facilities will also have restrictions on the

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payment of dividends. In addition, cash dividends on the Common Stock Shares are subject to the priority of dividends on the 804,950 outstanding Series C Preferred Shares and 3,195,050 outstanding Series D Preferred Shares as of December 31, 2025.

The laws of the Republic of Liberia and of the Republic of the Marshall Islands, where the Group vessel-owning subsidiaries are incorporated, as well as the laws of the Republic of Cyprus, where a subsidiary of the Company is incorporated, generally prohibit the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. The laws of the Republic of Cyprus, further prohibit the distribution of dividends of a public company, when, on the closing date of the last financial year, the net assets are below the total of the subscribed capital and the reserves, the distribution of which the law or the articles do not allow. Such prohibition is not applicable in case of reduction of the subscribed capital. The Company’s subsidiaries may not have sufficient funds, surplus or net profits to make distributions to us. In addition, under guarantees the Group has entered into with respect to certain of its subsidiaries’ existing credit and loan facilities, they are subject to financial and other covenants, which may limit the Company’s ability to pay dividends. The Group also may not have sufficient surplus or net profits in the future to pay dividends.

The amount of cash the Group generates from its operations may differ materially from the Group’s net income or loss for the period, which will be affected by non-cash items. The Group may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, the Company may pay dividends during periods when the Group records losses and may not pay dividends during periods when the Group records net income.

2.1.6	Tax Risks

(i)	The Company may earn shipping income that will be subject to United States income tax, thereby reducing its cash available for distributions to you.

Under United States tax rules, 50% of the Company’s gross income attributable to shipping that begins or ends in the United States may be subject to a 4% United States federal income tax (without allowance for deductions). The amount of this income may fluctuate, and the Company may not qualify for any exemption from this United States tax. Many of the group’s charters contain provisions that obligate the charterers to reimburse it for this 4% United States tax. To the extent the Group is not reimbursed by its charterers, the 4% United States tax will decrease the Company’s cash that is available for dividends.

(ii)	United States tax authorities could treat the Company as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to United States holders.

The Company is an international company that conducts business throughout the world. Tax laws and regulations are highly complex and subject to interpretation. A non-United States corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (a) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (b) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the

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active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States holders in a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, United States holders who are individuals would not be eligible for preferential tax rates otherwise applicable to qualified dividends.

A “United States holder” is a beneficial owner of Common Stock Shares, who is, for U.S. federal income tax purposes, either (i) an individual citizen or resident of the United States, or (ii) a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of that trust or it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Based on the Group’s current operations and anticipated future operations, the composition of its income and assets, and the value of its assets, the Company believes that it is more likely than not that it was not a PFIC for the most recently ended taxable year and expects that it is more likely than not that it will not be a PFIC for its current taxable year or in the foreseeable future. In this regard, the Company intends to treat gross income the Company derives or is deemed to derive from the Group’s period time chartering activities as services income, rather than rental income. Accordingly, the Company does not expect the Group’s income from the Group’s period time chartering activities to constitute “passive income,” and the Company does not expect the assets it owns and operates in connection with the production of that income to constitute passive assets.

There are legal uncertainties involved in this determination. In Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit held that, contrary to the position of the United States Internal Revenue Service, or the “IRS,” in that case, and for purposes of a different set of rules under the Internal Revenue Code, income received under a period time charter of vessels should be treated as rental income rather than services income. If the reasoning of the Fifth Circuit in this case were extended to the PFIC context, the gross income the Company derives or is deemed to derive from the Group’s period time chartering activities would be treated as rental income, and the Company would probably be a PFIC. The IRS has stated that it disagrees with the holding in Tidewater and has specified that income from period time charters should be treated as services income. However, the IRS’ statement with respect to the Tidewater decision was an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers. In light of these authorities, the IRS or a United States court may not accept the position that it is not a PFIC, and there is a risk that the IRS or a United States court could determine that the Company is a PFIC. Moreover, because a determination of whether a company is a PFIC must be made annually after the end of each taxable year and the Company’s PFIC status for each taxable year will depend on facts, including the composition of the Group’s income and assets and the value of its assets (which may be determined in part by reference to the market value of the Common Stock Shares and Preferred Shares) at such time, there can be no assurance that the Company will not be a PFIC for the current or any future taxable year. The Company may constitute a PFIC for a future taxable year if there are to be changes in its assets, income or operations.

If the IRS were to find that the Company is or has been a PFIC for any taxable year, the Company’s U.S. Holders would face adverse United States tax consequences. You are a “U.S. Holder” if you are a beneficial owner of the Company’s stock and you are, for U.S. federal income tax purposes: (i) an individual citizen

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or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of that trust or (B) it has a valid election in effect under Treasury Regulations to be treated as a United States person (as defined under the Code).

2.2	Risks Relating to the Company’s Common Stock Shares and Preferred Shares

(i)	Polys Hajioannou, the largest shareholder of the Company is able to significantly influence the outcome of matters on which the Company’s shareholders are entitled to vote and its interests may be different from yours.

As of the Date of the Prospectus, Polys Hajioannou controls approximately 47.51%, of the Company’s outstanding Common Stock Shares. Polys Hajioannou is the largest shareholder of the Company and is able to significantly influence the outcome of the matters on which the Company’s shareholders are entitled to vote, including the election of the Company’s entire Board of Directors and other significant corporate actions including mergers, sales of assets or other similar transactions. The interests of Polys Hajioannou, in some circumstances, may be different from yours.

(ii)	The Company’s status as a foreign private issuer within the rules promulgated under the Exchange Act exempts it from certain requirements of the SEC and NYSE.

The Company is a “foreign private issuer” within the rules promulgated under the Exchange Act. Under the NYSE listing rules, a foreign private issuer may elect to comply with the practice of its home country and to not comply with certain NYSE corporate governance requirements, including the requirements that (a) a majority of the Board of Directors consist of independent directors, (b) a nominating and corporate governance committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, (c) a compensation committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, (d) an annual performance evaluation of the nominating and corporate governance and compensation committees be undertaken and (e) the obligation to obtain shareholder approval in connection with certain issuances of authorized stock or the approval of, and material revisions to, equity compensation plans. Moreover, the Company is not required to comply with certain requirements of the SEC that domestic issuers are required to comply with, including (a) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K, (b) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (c) the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information and (d) the sections of the Exchange Act establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months). Therefore, you will not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements or SEC requirements.

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For example, in reliance on the foreign private issuer exemption to the NYSE listing rules, a majority of the Company’s Board of Directors may not consist of independent directors; the Company’s board’s approach may therefore be different from that of a board with a majority of independent directors, and as a result, the management oversight of the Company may be more limited than if the Company were subject to the NYSE listing rules. Because of these exemptions, investors are not afforded the same protections or information generally available to investors holding shares in public companies organized in the U.S.

(iii)	The Company, as a third country issuer, is subject to a reporting regime that is different to the one applicable to Greek issuers and, as such, it is exempted from certain reporting requirements prescribed by Greek law

The Company qualifies as a third country issuer under Law 3556/2007, and on this basis, is permitted to rely on certain exemptions from periodic reporting and other disclosure obligations and requirements that apply to domestic issuers listed on the regulated market of Euronext Athens. While these exemptions reduce the Company’s regulatory burden and provide flexibility in complying with its primary listing obligations, they may result in a lower level of transparency, less frequent or less detailed financial and operational disclosure, and differences in governance practices compared to Greek-incorporated issuers. Consequently, investors may have access to less information or information that is not fully comparable to that provided by domestic issuers, which could affect their ability to make informed investment decisions. In addition, the Company’s reliance on such exemptions may reduce the level of investor protection typically afforded under Greek capital markets laws.

(iv)	Future sales of the Company’s Common Stock Shares could cause the market price of the Company’s Common Stock Shares to decline and its existing shareholders may experience significant dilution.

The Company may issue additional Common Stock Shares in the future and the Company’s shareholders may elect to sell large numbers of shares held by them from time to time, subject to applicable restrictions and limitations imposed by the securities laws. Mr. Polys Hajioannou, and his controlled entities holding the Company’s Common Stock Shares, hold in aggregate 47.51 per cent of the Company’s issued share capital.

Between April 2011 and December 2016, the Company issued Common Stock Shares through public offerings and private placements with gross proceeds of approximately $146.8 million. In April 2017, the Company completed an exchange offer (the “Exchange Offer”) for its Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (“Series B Preferred Shares”), in which the Company issued an additional 2,212,508 Common Stock Shares to holders of Series B Preferred Shares who tendered such preferred shares in the Exchange Offer.

In 2020 and 2021, the Company sold its Common Stock Shares through an at the market offering program (“ATM”), which was terminated by the Company on May 8, 2023. In August 2024, the Company filed a Registration Statement on Form F-3 with the SEC. While the Company does not presently have an ATM program, the Board of Directors could adopt an ATM program in the future dependent upon market conditions.

In November 2018, one of the Company’s subsidiaries entered into a memorandum of agreement with an unaffiliated seller to acquire a Japanese-built, dry-bulk Post-Panamax class resale newbuild vessel. The Company had the option to finance up to 50% of the purchase price of the vessel through the issuance

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of the Company’s Common Stock Shares to the seller. In November 2018, November 2019 and April 2020, the Company exercised the Company’s option and issued 1,441,048, 3,963,964 and 2,951,699 Company’s Common Stock Shares respectively to the seller, to finance the first installment of $3.3 million, the second installment of $6.6 million and part of the third installment of $3.3 million, respectively of the purchase price of the vessel.

Sales of a substantial number of the Company’s Common Stock Shares in the public market, whether by the Company or by its significant shareholders such as Mr. Polys Hajioannou and/or his controlled entities, or the perception that these sales could occur, may depress the market price for the Company’s Common Stock Shares. These sales could also impair the Company’s ability to raise additional capital through the sale of its equity securities in the future.

The Company’s existing shareholders may also experience significant dilution in the future as a result of any future offering by the Company.

The Company has also entered into a registration rights agreement in connection with its initial public offering with Vorini Holdings Inc., one of the Company’s principal shareholders, pursuant to which the Company has granted it and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act of 1933, as amended (the “Securities Act”), the Company’s Common Stock Shares held by them. Under the registration rights agreement, Vorini Holdings Inc. and certain of its transferees have the right to request the Company to register the sale of shares held by them on their behalf and may require the Company to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, those persons have the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by us. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

(v)	The market price of the Company’s Common Stock Shares may be adversely affected by sales of substantial amounts of its Common Stock Shares sale offerings.

In 2020 and 2021, the Company sold its Common Stock Shares through an at the market offering program (“ATM”), which was terminated by the Company on May 8, 2023. In August 2024, the Company filed a Registration Statement on Form F-3 with the SEC. While the Company does not presently have an ATM program, the Company’s Board of Directors could adopt an ATM program in the future dependent upon market conditions.

Subject to certain limitations in a typical sales agreement for an ATM program and compliance with applicable law, the Company would have the discretion to deliver notices to the sales agent at any time throughout the term of the sales agreement. The number of shares that would be sold by the sales agent after delivering a notice would fluctuate based on the market price of the Common Stock Shares during the sales period and limits the Company sets with the sales agent. Because the sales of the shares offered hereby would be made directly into the market or in negotiated transactions, the prices which the Company up sells these shares will vary and these variations may be significant. Purchasers of the shares the Company sells, as well as its existing shareholders, would experience significant dilution if the Company sells shares at prices significantly below the price at which they invested. Furthermore, all of the Company’s Common Stock Shares sold in the potential offering would be freely tradable without restriction or further registration under the Securities Act. As a result of this potential offering, a

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substantial number of the Company’s Common Stock Shares may be sold in the public market or may cause the perception that these sales could occur, either of which may cause the market price of the Company’s Common Stock Shares to decline. If the Board of Directors did approve a new ATM Program and the Company issued new shares under such program, this could make it more difficult for you to sell your Common Stock Shares at a time and price that you deem appropriate and could impair the Company’s ability to raise capital through the sale of additional equity securities.

(vi)	The Company may adopt additional share repurchase programs which may affect the market for its Common Stock Shares and Preferred Shares, including affecting the Company’s share price or increasing share price volatility.

The Company may, from time to time, repurchase Common Stock or Preferred Shares in the open market, in privately negotiated transactions or otherwise, depending upon several factors, including market and business conditions, the trading price of the Company’s Common Stock Shares and other investment opportunities. The repurchase programs may be limited, suspended or discontinued at any time without prior notice. In June 2019, the Company announced a share repurchase program under which it could, from time to time, purchase up to 5,000,000 Common Stock Shares in the aggregate on the open market. In March 2020, the Company expanded such share repurchase program to provide for the repurchase of additional 1,500,000 Common Stock Shares on the open market. In March 2020, the Company announced a preferred share repurchase program under which it could, from time to time, purchase up to 100,000 shares of each of its Series C Preferred Shares and Series D Preferred Shares on the open market. Additionally, in March 2022, the Company issued a notice of redemption of 1,492,554 of the outstanding Series C Preferred Shares. The redemption was completed on April 29, 2022, at a redemption price of $25.00 per Series C Preferred Share in the amount of $37.3 million plus all accumulated and unpaid dividends to, but excluding, the redemption date, of $0.7 million. Following the redemption, there were 804,950 Series C Preferred Shares outstanding, as of December 31, 2022, as of December 31, 2023, as of December 31, 2024 and as of December 31, 2025. In June 2022, the Company authorized a program under which it could, from time to time, purchase up to 5,000,000 Common Stock Shares in the aggregate on the open market. In March 2023, the Company expanded such share repurchase program to provide for the repurchase of additional 5,000,000 Common Stock Shares on the open market, up to a total of 10,000,000 Common Stock Shares, all of which had been repurchased and canceled. In May 2023, the Company authorized a program under which it could, from time to time, purchase up to 5,000,000 of Common Stock Shares in the aggregate on the open market. In July 2023, the Company terminated the program, having repurchased and canceled an amount of 139,891 Common Stock Shares. In November 2023, the Company authorized an additional repurchase program for up to 5,000,000 Common Stock Shares. In April 2024, the Company terminated the program, having repurchased and canceled an amount of 4,860,953 Common Stock Shares. In November 2024, the Company authorized an additional repurchase program for up to 5,000,000 Common Stock Shares. In December 2024, the Company terminated the program, having repurchased and canceled an amount of 1,488,690 Common Stock Shares. In February 2025, the Company authorized a repurchase program for up to 3,000,000 Common Stock Shares, all of which had been repurchased and canceled. In December 2025, the Company authorized an additional repurchase program for up to 10,000,000 Common Stock Shares. The program supersedes any prior repurchase program of the Company. As of the Date of this Prospectus, the Company had repurchased and cancelled an amount of 515,469 Common Stock Shares under the repurchase program.

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(vii)	There is no guarantee of a continuing public market for you to resell the Company’s common or preferred stock.

The Company’s Common Stock Shares and Preferred Shares trade on the NYSE and the Company has applied for a parallel listing of its Common Stock Shares on Euronext Athens. The Company cannot assure you that an active and liquid public market for its Common Stock Shares will continue, which would likely have a negative effect on the price of its Common Stock Shares, as applicable, and impair your ability to sell or purchase its Common Stock Shares as applicable, when you wish to do so.

If the Company’s Common Stock Shares falls below the continued listing standard of $1.00 per share or otherwise fails to satisfy any of the NYSE continued listing requirements, and if the Company is unable to cure such deficiency during any subsequent cure period, the Company’s Common Stock Shares could be delisted from the NYSE.

Furthermore, Euronext Athens shall delist a share if it receives a request to this effect from the HCMC.

If the Company’s Common Stock Shares ultimately were to be delisted for any reason, it could face significant material adverse consequences, including:

•	limited availability of market quotations for the Company’s Common Stock Shares;
•	a limited amount of news and analyst coverage for us;
•	a decreased ability for the Company to issue additional securities or obtain additional financing in the future;
•	limited liquidity for the Company’s shareholders due to thin trading;
•	loss of preferential tax rates for dividends received by certain non-corporate United States holders, loss of “mark-to-market” election by U.S. Holders in the event the Company is treated as a “passive foreign investment company”, and loss of the Company’s tax exemption under Section 883 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and
•	cause default under certain senior secured credit facilities.

(viii)	Euronext Athens is less liquid than other major exchanges and the Company cannot provide any assurance regarding the future marketability or price of the Common Stock Shares in the Euronext Athens.

Euronext Athens may delete a financial instrument when it no longer complies with the rules of the regulated market and the continuation of the Issuer’s business is rendered irreversible or smooth trading is not ensured or permanently threatened, unless such deletion could significantly harm the interests of investors or the orderly functioning of the market, in accordance with the provisions of article 52, Law 4514/2018:

•	if its trading were to be suspended for a period of six (6) months.
•	if the Company were to cease to exist as a legal person due to a merger, acquisition or other similar corporate action, and
•	if the free float were to fall below ten percent (10%) pursuant to par. 7 and 10, § 3.1.4.4 of the Euronext Athens Regulation.

Furthermore, Euronext Athens is less liquid than certain other major stock markets in Europe and the United States. As a result, the trading prices of the Company’s Common Stock Shares may be more volatile and, in the absence of an active public trading market, an investor may be unable to liquidate. In

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2025, the average daily value on the Euronext Athens was €218.8 million12 compared to €139.8 million in 2024. On May 11, 2026, the total value of all shares listed on the Euronext Athens amounted to approximately €164.7 billion (vs. €146.2 billion on December 31, 2025)13.

(ix)	The Company has adopted a shareholder’s rights plan pursuant to the Shareholders Rights Agreement which could make it more difficult for a third-party to acquire it while the plan remains in effect.

The Company has in effect a shareholders’ rights plan pursuant to the Shareholders Rights Agreement that is intended to enable all shareholders to realize the long-term value of their investment in the Company and to protect against any person or group from gaining control of the Company through coercive or otherwise unfair takeover tactics. The shareholders’ rights plan is not intended to deter offers that are fair and otherwise in the best interests of the Company’s shareholders. In connection with the Company’s adoption of the shareholders rights plan pursuant to the Shareholders Rights Agreement, the Company granted one right for each outstanding Common Stock Share that entitles its holder to purchase from the Company a unit consisting of one-thousandth of a Series A Preferred Share at a purchase price of $5.20 per unit, subject to specified adjustments (the “Right”). The Rights will be exercisable on the earlier of (i) 10 days following the first public announcement that a person or group of affiliated or associated persons or an “acquiring person” has acquired or obtained the right to acquire beneficial ownership of 10% or more of the Company’s outstanding common stock; or (ii) 10 business days following the start of a tender or exchange offer that would result, if closed, in a person becoming an “acquiring person”, i.e. any person who beneficially owns 10% or more of the Company’s outstanding Common Stock, subject to exceptions, including for Polys Hajioannou and Nicolaos Hadjioannou, as set out further below, (other than a tender or exchange offer by the Company, any subsidiary of the Company, any employee benefit plan of the Company or its subsidiary, or by certain exempt persons, such as Polys Hajioannou and Nicolaos Hadjioannou). Shares owned by Polys Hajioannou, the Company’s Chairman and Chief Executive Officer, or Nicolaos Hadjioannou and entities controlled by and/or affiliated or associated with them or members of their respective families are not subject to the restrictions of shareholders rights plan.

The Rights also become exercisable if a person or group that already beneficially owns 10% or more of the Company’s Common Stock Shares (other than one or more of the excluded persons described above) acquires any additional Company’s Common Stock Shares without the approval of the Board of Directors. If the Rights become exercisable, all Rights holders (other than the person or group triggering the Rights) will be entitled to acquire one-thousandth of a Series A Preferred Share for each Common Stock Share as aforesaid. The Rights may substantially dilute the stock ownership of a person or group attempting to take over the Company without the approval of the Company’s Board of Directors, and the rights plan could make it more difficult for a third-party to acquire the Company or a significant percentage of its Common Stock Shares, without first negotiating with the Board of Directors.

For further information please see Section 3.23.1 “SHARE CAPITAL”, “Shareholders’ rights plan”.

12 https://athens.euronext.com/sites/default/files/2026-03/2026_02_18_ATHEX_FY2025_Financial_results_PR_%CE%95%CE%9D.pdf

13 Euronext Athens Daily Official List of Trading Activity (https://athens.euronext.com/el/taxonomy/term/1184)

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(x)	Anti-takeover provisions in the Company’s organizational documents and Management Agreements could make it difficult for its shareholders to replace or remove the current Board of Directors and together with the Company’s adoption of a shareholders rights plan could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of the Company’s Common Stock Shares.

Several provisions of the Company’s Articles of Incorporation and Bylaws could make it difficult for its shareholders to change the composition of the Board of Directors in any one year, preventing them from changing the composition of the Company’s management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions:

•	authorize the Company’s Board of Directors to issue “blank check” preferred stock without shareholder approval;
•	provide for a classified Board of Directors with staggered, three-year terms;
•	prohibit cumulative voting in the election of directors;
•	authorize the removal of directors only for cause;
•	prohibit shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;
•	establish advance notice requirements for nominations for election to the Company’s Board of Directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and
•	provide that special meetings of the Company’s shareholders may only be called by the chairman of its Board of Directors, chief executive officer or a majority of the Company’s Board of Directors.

Pursuant to the Company’s shareholders rights plan any person that attempts to acquire the Company without the approval of the Board of Directors may have their shareholdings substantially diluted.

Each Manager may terminate the applicable Management Agreement prior to the end of its term if there is a change in directors after which at least one of the members of the Board of Directors is not a Continuing Director. In the event that any Management Agreement is terminated, the Company shall pay any Manager an amount in cash equal to the Management Fees paid or payable to either Manager, in the aggregate, during the 36 months preceding the applicable termination.

These anti-takeover provisions, including the provisions of the Company’s shareholders rights plan, could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of the Company’s Common Stock Shares and your ability to realize any potential change of control premium.

(xi)	The amount of cash the Company has available for dividends on or to redeem its Preferred Shares will not depend solely on the Group’s profitability.

The actual amount of cash the Company will have available for dividends or to redeem its Preferred Shares will depend on many factors, including the following:

•	changes in the Group’s operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;
•	restrictions under the Group’s existing or future credit facilities or any future debt securities, including existing restrictions under its existing credit facilities on its ability to pay dividends if an
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event of default has occurred and is continuing or if the payment of the dividend would result in an event of default and restrictions on the Group’s ability to redeem securities;
•	the amount of any cash reserves established by the Board of Directors; and
•	restrictions under the laws of the Republic of the Marshall Islands, which generally prohibit the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

The amount of cash the Group generates from its operations may differ materially from the net income or loss for the period, which will be affected by non-cash items, and the Board of Directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, the Company may pay dividends during periods when it records losses and may not pay dividends during periods when it records net income.

The laws of the Republic of Liberia and of the Republic of the Marshall Islands, where the Group vessel-owning subsidiaries are incorporated, as well as the laws of the Republic of Cyprus, where a subsidiary of the Company is incorporated, generally prohibit the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. The laws of the Republic of Cyprus, further prohibit the distribution of dividends of a public company, when, on the closing date of the last financial year, the net assets are below the total of the subscribed capital and the reserves, the distribution of which the law or the articles do not allow. Such prohibition is not applicable in case of reduction of the subscribed capital. The Company’s subsidiaries may not have sufficient funds, surplus or net profits to make distributions to us. In addition, under guarantees the Company has entered into with respect to certain of the Company’s subsidiaries’ existing credit facilities, it is subject to financial and other covenants, which may limit the Company’s ability to pay dividends and redeem the Preferred Shares. These and future agreements may limit the Company’s ability to pay dividends on and to redeem the Preferred Shares. The Company also may not have sufficient surplus or net profits in the future to pay dividends.

(xii)	The Company’s ability to pay dividends on and to redeem its Preferred Shares is limited by the requirements of the laws of the Republic of the Marshall Islands, the laws of the Republic of Liberia and existing and future agreements.

The laws of the Republic of Liberia and of the Republic of the Marshall Islands, where the Company’s vessel-owning Subsidiaries are incorporated, as well as the laws of the Republic of Cyprus, where a Subsidiary of the Company is incorporated, generally prohibit the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. The laws of the Republic of Cyprus, further prohibit the distribution of dividends of a public company, when, on the closing date of the last financial year, the net assets are below the total of the subscribed capital and the reserves, the distribution of which the law or the articles do not allow. Such prohibition is not applicable in case of reduction of the subscribed capital. The Company’s Subsidiaries may not have sufficient funds, surplus or net profits to make distributions to us. In addition, under guarantees the Company has entered into with respect to certain of its Subsidiaries’ existing credit facilities, the Group is subject to financial and other covenants, which may limit the Company’s ability to pay dividends and redeem the Preferred Shares. These and future agreements may limit the Company’s ability to pay dividends on and to redeem the Preferred Shares. The Company also may not have sufficient surplus or net profits in the future to pay dividends.

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(xiii)	Exchange rate fluctuations could have a significant impact on the value of Company’s Common Stock Shares.

The market price of the Company’s Common Stock Shares is denominated in US dollars on the NYSE and will be denominated in Euros on Euronext Athens. Fluctuations in the exchange rate between the US dollar and the euro may affect the value of the Company’s Common Stock Shares. Additionally, any future cash dividends on the Company’s Common Stock Shares will be paid in US dollars and, therefore, will be subject to exchange rate fluctuations when converted to Euros, or an investor’s local currency.

(xiv)	An active trading market for the Company’s Common Stock Shares listed in Euronext Athens may not develop and you may not be able to resell your Common Stock Shares at or above the price you pay for them, if at all.

The Company’s Common Stock Shares are currently trading on the NYSE. There can be no assurance that an active trading market for its Common Stock Shares will be sustained on the NYSE or will develop or be sustained on Euronext Athens, or how the development of such a market might affect the market price for its Common Stock Shares. Furthermore, the amount of Common Stock Shares to be traded in the Euronext Athens is not known at the Date of the Prospectus. The marketability of the Common Stock Shares is affected, among other things, by the number of Common Stock Shares traded in the relevant market. If the amount of the Common Stock Shares to be traded in Euronext Athens is not adequate then the future marketability of the Common Stock Shares in Euronext Athens will be limited. The lack of an active trading market may also reduce the fair market value of the Company’s Common Stock Shares. The price at which its Common Stock Shares trade on Euronext Athens may or may not be correlated to the price at which they trade on the NYSE. The Company’s share price may be highly volatile and future sales of shares could cause the market price of the Company’s Common Stock Shares to decline.

(xv)	The dual listing may increase costs, create compliance complexity and result in price volatility due to arbitrage and settlement cycle differences.

Maintaining a dual listing will generate additional costs, including increased legal, accounting, investor relations, and other expenses that the Company did not incur prior to the listing of the Company’s Common Stock Shares on Euronext Athens. In addition, the NYSE now settles on a T+1 basis, while settlement on the Euronext Athens remains on a T+2 basis. For any period of time during which differences in the settlement cycles between the stock exchanges exist, such differences may enable market participants to exploit timing mismatches in trade settlement, potentially leading to temporary price discrepancies and increased volatility in the trading price of the Company’s Common Stock Shares. For example, an investor may purchase shares on Euronext Athens, where settlement occurs on a T+2 basis, and simultaneously sell the corresponding shares on the NYSE, where settlement occurs on a T+1 basis, thereby benefiting from the earlier settlement of the sale relative to the purchase and any associated short-term price differentials between the two markets.

From time to time, this may result in uncertainty regarding compliance matters and result in higher costs necessitated by legal analysis of dual legal regimes, ongoing revisions to disclosure, and adherence to heightened governance practices.

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3    REGISTRATION DOCUMENT

3.1    EXPERT REPORTS

3.1.1    Legal Due Diligence

For the purposes of preparing the Prospectus, in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended and in force, the Delegated Regulations (EU) 2019/979 and (EU) 2019/980 of 14 March 2019, as amended and in force, and the applicable provisions of Greek law 4706/2020, as amended and in force, the Listing Advisor has commissioned POTAMITISVEKRIS LAW FIRM (Athens Bar Association Reg. No.: 80019), with registered address at 11, Omirou Str., 10672 Athens, Attica, Greece, tel.: +302103380000, email: info@potamitisvekris.com (hereinafter the “Legal Advisor”) to coordinate the legal due diligence of certain companies and other matters of foreign law, in respect of the Company and the Group, which was conducted by foreign legal counsels of the relevant jurisdictions, namely the Marshall Islands, Cyprus and England as well as by a Greek legal counsel who carried out the legal due diligence review of the Greek office of a management company organised and existing under the laws of Panama (collectively, the “Other Legal Counsels” and the “Legal Due Diligence”, respectively). For the Legal Advisor, the competent persons are Mr. Alexander Metallinos (Athens Bar Association Reg. No.: 16776) and Mrs. Elena Theocharakou (Athens Bar Association Reg. No.: 32600).

The subject matter of the Legal Due Diligence was:

•	The Company, certain Subsidiaries of the Company, and the management company under the trade name “Safe Bulkers Management Monaco Inc.”, which are organized and existing under laws of the Republic of the Marshall Islands, (collectively, the “Marshall Islands Entities”), the management company under the trade name “Safe Bulkers Management Limited”, which is organised and existing under the laws of the Republic of Cyprus, (the “Cyprus Management Company”) as well as the office maintained in Greece, pursuant to the provisions of article 25 of Greek law 27/1975, by the management company under the trade name “Safety Management Overseas S.A.”, which is organised and existing under the laws of the Republic of Panama, (the “Greek Branch”);

•	Certain vessels owned or leased by companies of the Group;

•	Certain agreements (including loan agreements and bareboat charters) based on specific materiality thresholds (the “Reviewed Agreements”); and

•	The administrative, judicial, and arbitration proceedings of the Group, including any such proceedings that are pending or may be initiated against the Company and its subsidiaries and have come to the Company’s attention, for a period going back at least twelve (12) months prior to the date of the issuance of the Prospectus, which may have or have recently had significant adverse effects on the financial position or profitability of the Company and/or its Group.

This Legal Due Diligence Conclusions Letter is addressed exclusively to the Listing Advisor, in respect of whom alone the Legal Advisor and the Other Legal Counsels, as the case may be, assume responsibility, and no other person may rely on this Legal Due Diligence Conclusions Letter without the Legal Advisor’s prior written consent. The Legal Advisor has assumed responsibility for the Legal Due Diligence vis-à-vis the Listing Advisor, without, however, being liable for the legal accuracy of the judgments or conclusions of the Other Legal Counsels, the responsibility for which lies with the latter.

The Legal Due Diligence was carried out on the basis of documents uploaded to a Virtual Data Room by the Company and covered the period starting from 01.01.2023 until 26.05.2026. The Legal Due Diligence

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was carried out in connection with the parallel listing of the Common Stock Shares to trading on the Main Market of the Regulated Securities Market of Euronext Athens (the “Transaction”). The documents provided by the Company for the purposes of the Legal Due Diligence were considered sufficient based on the usual market practice.

Below are some of the conclusions of the Legal Due Diligence, in accordance with the Legal Due Diligence Conclusions Letter of the Legal Advisor, dated 26.05.2026:

•	The process followed by the Company for the submission of the application for the admission of the Company’s Common Stock Shares to trading on the Main Market of the Regulated Securities Market of Euronext Athens is in compliance with the provisions of the applicable legislation.

•	No material legal issue or information of a legal nature has been omitted from the Prospectus, in accordance with the laws and rules governing its preparation, which should have been included therein pursuant to the Regulation (EU) 2017/1129 and the Delegated Regulations (EU) 979/2019 and (EU) 980/2019, the applicable provisions of Greek law 4706/2020 and the implementing decisions of the Hellenic Capital Market Commission, as in force.

•	The information contained in the Prospectus pertaining to the legal matters reviewed is complete and accurate, as required by the Regulation (EU) 2017/1129 and the Delegated Regulations (EU) 979/2019 and (EU) 980/2019, articles 57-68 of Greek law 4706/2020, Greek law 3371/2005, the Euronext Athens Regulation and the applicable capital markets legislation, each as in force.

•	There are no judicial, administrative or arbitration proceedings, which are pending or threatened against Company and /or the Group, that the Company has been made aware of, during a period covering at least the previous twelve (12) months, the potential outcome of which is likely to materially adversely affect the legal and financial position or profitability of the Company and/or the Group.

•	There is no legal matter or other element of a legal nature that has been brought to the Company’s attention from the Other Legal Counsels that would prevent the Company from completing the Transaction, from a legal perspective, or could materially adversely affect the financial position of the Company and/or the Group.

In relation to the Marshall Islands Entities:

•	Based solely on the relevant Certificate of Goodstanding for each of the Marshall Islands Entities issued by the Registrar of Corporations for the Republic of the Marshall Islands and as of the date thereof, each of the Marshall Islands Entities is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands as a non-resident corporation. Based solely on the documents reviewed, the Company and each of the other Marshall Islands Entities are in compliance with the Marshall Islands laws and regulations to which they are subject, particularly with regard to their incorporation and statutory operation. As of the date of the Certificate of Goodstanding for each of the Marshall Islands Entities issued by the Registrar of Corporations for the Republic of the Marshall Islands, no filings have been made with the Registrar that would affect the subsistence of the relevant Marshall Islands Entity in the Republic of the Marshall Islands. The articles of incorporation (as amended through the date hereof) of each of the Marshall Islands Entities (the “Articles of Incorporation”) are not inconsistent with the relevant provisions of the Marshall Islands Business Corporations Act (the “Act”), as amended through the date hereof and the Articles of Incorporation of each of the Marshall Islands Entities do not violate applicable legislation.
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•	Under Marshall Islands law, each of the Marshall Islands Entities is incorporated as a non-resident domestic entity and is not conducting any business activity in the Republic of the Marshall Islands. As such, no operating licenses are required by the Republic of the Marshall Islands for the operation of any of the Marshall Islands Entities.

•	Each of the Marshall Islands Entities has been duly incorporated and exists in accordance with the laws of the Republic of the Marshall Islands and, based solely on the review of the documents provided by the Company, it is not in breach of any Marshall Islands law related to its incorporation and existence in the Marshall Islands.

•	Save for the restrictions on the use of capital by members of the Group described in the Prospectus, including, but not limited to, Section C.5 of the Summary, and Sections 2.1.4(x), 2.1.5(ix) and 2.2(xi) and 2.2(xii) of the Prospectus, there are no other restrictions on the use of capital resources applicable to the Company under Marshall Islands law, which may materially affect, directly or indirectly, the operations of the Group. No third-party agreements governed by the Marshall Islands law were provided for Review.

•	Each of the Marshall Islands Entities, as a non-resident corporation formed under the laws of the Republic of the Marshall Islands, is exempt in the Republic of the Marshall Islands from any corporate tax, net income tax on unincorporated businesses, corporate profit tax, income tax, withholding tax on its revenue, asset tax, tax reporting requirements on its revenue, stamp duty, exchange controls or other fees or taxes other than fees payable on the filing of its Articles of Incorporation, any amendments thereof and other documents as required by Section 8 of the Act and annual registration fees as provided in Section 9 of the Act.

•	The legal status of the Common Stock Shares complies with the laws and regulations of the Republic of the Marshall Islands, i.e. the Common Stock Shares have been authorized, issued and exist in conformity with the laws and regulations of the Republic of the Marshall Islands. To the knowledge of the Other Legal Counsel who conducted the relevant Review, currently the Common Stock Shares are not represented by physical certificates. The Common Stock Shares have been validly issued, fully paid-up, non-assessable, freely negotiable and freely transferable, and there are no shareholders’ agreements restricting their free negotiability and their free transferability.

•	According to the Company’s Articles of Incorporation, the Company is only authorized to issue common stock shares and preferred shares (to the extent described in an amendment to the Articles of Incorporation).The Company has not issued any preferred shares that are convertible into Common Stock Shares, nor any other securities convertible into or exchangeable for Common Stock Shares.

•	There are no resolutions of the Company’s Board of Directors included within the documents reviewed that authorize an increase in the number of authorized shares of the Company as presently set forth in Company’s Articles of Incorporation.

•	The documents reviewed do not disclose that the Company has granted any option rights to acquire Common Stock Shares to the members of its administrative, management and supervisory bodies.

•	The Common Stock Shares have been validly issued and confer equal rights and obligations on each of the holders thereof as provided in the Company’s Articles of Incorporation and as provided by Marshall Islands law.

•	Neither the Company nor any of the other Marshall Islands Entities is in a state of bankruptcy or under compulsory administrative proceeding in the Republic of the Marshall Islands and no bankruptcy petition or petition for the appointment of a liquidator in the Marshall Islands has been filed as the
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Marshall Islands do not have a bankruptcy code that would be applicable to the Marshall Islands Entities; and no resolution has been adopted by the Company or any of the other Marshall Islands Entities authorizing its dissolution or liquidation.

•	The Company’s corporate governance procedures as disclosed in the documents reviewed and as set forth in the Prospectus are in conformity with Marshall Islands law.

•	There is no requirement under Marshall Islands law for any license to be issued by any administrative authority and/or body, or any notification to be filed therewith, nor any similar administrative procedure to be followed in the Marshall Islands, for the listing and trading of the Shares on Euronext Athens and their registration to Euronext Securities Athens.

•	Based solely on the disclosures included in the documents reviewed, the Marshall Islands Entities are not involved in any litigation or arbitration proceedings governed by Marshall Island law and/or submitted to the jurisdiction of the Marhsall Islands courts, nor are they involved in any administrative proceedings before any governmental authority in the Marshall Islands.

•	Based solely on the documents reviewed, in the context of the Legal Due Diligence, in accordance with the scope set out above, no Marshall Islands legal matters were identified that would prevent, from a legal perspective, the Company from completing the Transaction or could materially adversely the financial position of the Company and/or the Group, as such is assumed to have been determined by the financial advisors to the Company.

•	Other than the Shareholders Rights Plan described in the Prospectus (Section 3.23.1), the documents provided by the Company in the context of the Legal Due Diligence do not disclose the Company’s authorized shares of stock are subject to an option right. Moreover no shareholders’ agreements, share transfer agreements, share repurchase agreements, agreements restricting the right to transfer or encumber Common Stock Shares, including any agreements relating to voting rights, pre-emption rights, call or put options or profit-sharing or dividend distribution agreements, are disclosed in the documents reviewed. For the avoidance of doubt, the foregoing is without prejudice to the provisions of the Company’s Articles of Incorporation.

In relation to the Reviewed Agreements:

•	The Transaction does not conflict with, or result in, a violation of any of the terms or provisions of, or constitute an event of default under the Reviewed Agreements.

•	There is no information of a legal nature that could materially affect the financial condition of the Company and/or the Group, or an event or other factor that legally prevents the Transaction.

•	There are no restrictions in the documents under Review on the distribution of dividends by the Company, other than after the occurrence of an event of default with respect to certain loan agreements. There are currently no events of default under any of these loan agreements.

•	There is no restriction from a legal perspective on the use of capital resources that has affected or may significantly affect, directly or indirectly, the Group’s operations.

•	Based on the English law due diligence conducted for the purposes of the Review, the competent Other Legal Counsel has not identified any breach by the Company and/or any other member of the Group arising from English law or a document reviewed to which they are parties and which breach could, from a legal perspective, materially and adversely affect the financial condition of the Company and/or any other member of the Group which are parties to the documents reviewed.

In relation to Cyprus Management Company:
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•	The legal status of the Cyprus Management Company is in compliance with the laws and regulations of the Republic of Cyprus, particularly with regard to its incorporation and statutory operation.

•	The Cyprus Management Company has been duly incorporated and operates in accordance with the law of the Republic of Cyprus and is not in breach of any applicable legislation.

•	The Cyprus Management Company holds all operating licenses permits, certificates, authorisations and approvals required by law for the conduct of its activities and fully complies with the International Safety Management (ISM) Code.

In relation to the Greek Branch:

•	The legal status of the Greek Branch is in compliance with the laws and regulations of the Hellenic Republic, particularly with regard to the establishment of the Greek office and statutory operation. The Greek Branch holds all operating licenses required by law for the conduct of its activities.

•	The Greek Branch has been duly incorporated and operates in accordance with the laws of the Hellenic Republic and is not in breach of any applicable legislation.

•	The Greek Branch has established an office in Greece pursuant to the joint ministerial decision No 1241.2781/23082/31.3.1995 of the ministers of Finance and Mercantile Marine, as amended from time to time, which is still valid today, pursuant to the provisions of article 25 of Greek law 27/1975, as amended from time to time, for the performance of ship management services to the vessels under management of Safety Management Overseas S.A.

•	The Greek Branch fully complies with the International Safety Management (ISM) Code and the applicable legal regime, including International Maritime Organization (IMO) and regional legislation as ratified and applicable in Greece, such as the Safety of Life at Sea (SOLAS) 1974 as amended, which provides for the International Safety Management code (ISM) and the International Ship Port-facility Security (ISPS); the International Convention for the Prevention of Pollution from Ships 1973 (MARPOL), as modified by the Protocols of 1978 and 1997; the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (STCW) as amended, including the 1995 and the Manila Amendments, the Maritime Labor Convention (MLC), and various environmental regulations (such as greenhouse gas emissions (GHG), ballast water discharges, control of vessel antifouling systems and vessels’ recycling) as well as with the provisions of Greek law 27/1975.

The full text of the Legal Due Diligence Conclusions Letter dated 26.05.2026 is available to the investors (see Section 3.24 “Documents Available” of the Prospectus), with the relevant consent of the Legal Advisor.

3.1.2    Procedures performed by Deloitte Certified Public Accountants S.A.

Pursuant to a relevant mandate received from the Listing Advisor, the certified public accountant, Mr. Michail Stergiou (Certified Public Accountants (SOEL) Reg. Number: 45071) from Deloitte performed certain procedures and issued the following reports:

•	The Agreed-Upon Procedures Report dated 27.05.2026 on selected financial information included in the Prospectus, in accordance with the International Standard on Related Services (ISRS) 4400 (Revised), “Agreed-Upon Procedures Engagements. Based on the procedures performed by Deloitte and as described in the relevant report, no findings arose.

•	The Assurance Report dated 27.05.2026 in accordance with the International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews
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of Historical Financial Information”, regarding the assessment of the design as of 31.12.2025 of the Group’s internal control over financial reporting based on the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission of 2013 (“COSO”).Based on the procedures performed and the evidence obtained by Deloitte, regarding the assessment of the adequacy of the Group’s Internal Control over financial reporting as of 31.12.2025, the Group’s Internal Control over financial reporting as of 31.12.2025, is adequate in all material respects based on the Applicable Criteria.

•	The Assurance Report dated 27.05.2026, in accordance with the International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information,” on management’s assertion regarding the adequacy of the Group’s working capital. Based on the procedures performed by Deloitte, the working capital adequacy statement of the Group’s Management, which concludes that the Company’s working capital for the next twelve (12) months from the date of this report is adequate, is, in all material respects, reasonably formulated in Section 4.1.1 “Securities Note - Essential Information—Working Capital Statement” of the Prospectus, as required by the Applicable Criteria.

Deloitte Certified Public Accountants S.A. states that, pursuant to the mandate received from the Listing Advisor, its responsibility is limited solely to the above deliverables.

The data and information contained in the aforementioned reports of Deloitte are a publicly available document (see section 3.24 “Documents Available” of the Prospectus), with the relevant consent of the audit company.

3.2    INDEPENDENT AUDITORS

The Company is audited by Certified Public Accountants.

The consolidated financial statements for the year ended December 31, 2025, were prepared by the Company in accordance with the US GAAP and audited by the Certified Public Accountants Ms. Analia Kokkoris (Certified Public Accountants (SOEL) Reg. No: 43044) from Deloitte. Furthermore, these financial statements have been approved by the Company’s Board of Directors on March 4, 2026. The Auditor’s Report for the year ended December 31, 2025, which should be read in conjunction with the Financial Statements for the year 2025 and forms an integral part thereof, is available on the Company’s website, specifically at the following link: https://safebulkers.com/wp-content/uploads/2026/03/SAFEBULKERS_ANNUAL_REPORT_2025.pdf

The consolidated financial statements for the year ended December 31, 2024, were prepared by the Company in accordance with the US GAAP and audited by the Certified Public Accountants Ms. Analia Kokkoris (Certified Public Accountants (SOEL) Reg. No: 43044) from Deloitte. Furthermore, these financial statements have been approved by the Company’s Board of Directors on March 10, 2025. The Auditor’s Report for the year ended December 31, 2024, which should be read in conjunction with the Financial Statements for the year 2024 and forms an integral part thereof, is available on the Company’s website, specifically at the following link: https://safebulkers.com/wp-content/uploads/2025/03/78258_SAFE%20BULKERS_ANNUAL%20REPORT%202024.pdf

The consolidated financial statements for the year ended December 31, 2023, were prepared by the Company in accordance with the US GAAP and audited by the Certified Public Accountants Ms. Analia Kokkoris (Certified Public Accountants (SOEL) Reg. No: 43044) from. Furthermore, these financial statements have been approved by the Company’s Board of Directors on February 29, 2024. The Auditor’s Report for the year ended December 31, 2023, which should be read in conjunction with the Financial

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Statements for the year 2023 and forms an integral part thereof, is available on the Company’s website, specifically at the following link: https://safebulkers.com/wp-content/uploads/2021/08/2023SB_annual_report.pdf

It should be noted that the aforementioned auditors have not resigned or been removed from office during the period covered by the historical financial information and up to the date of the Prospectus.

3.3    INFORMATION ABOUT THE ISSUER

3.3.1    Legal and Commercial Name of the Company

The legal and commercial name of the issuer is Safe Bulkers, Inc. Safe Bulkers, Inc. is incorporated and registered in the Republic of the Marshall Islands.

The Company is registered with the Registrar of Corporations of the Republic of the Marshall Islands under registration number 27394. The Company’s Legal Entity Identifier (LEI) is 549300V6ZM2HJJYQQO85.

The Company was formed on December 11, 2007, under the laws of the Republic of the Marshall Islands. The Company is to have perpetual existence.

The registered address of the Company in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The Company maintains an office in Monaco, and the contact details of such office are as follows: Safe Bulkers Inc., Apt. D11, Les Acanthes, 6, Avenue des Citronniers MC 98000 Monaco, mob. (+357) 25 887 200, email: directors@safebulkers.com.

The Company’s website is www.safebulkers.com.

The information contained on the Company’s website does not form part of this Prospectus, unless such information is incorporated by reference into this Prospectus.

3.3.2    History and Development of the Company

Safe Bulkers, Inc. was incorporated in the Republic of the Marshall Islands on December 11, 2007, for the purpose of acquiring ownership of various subsidiaries that either owned or were scheduled to own vessels. Polys Hajioannou, the chief executive officer, has a long history of operating and investing in the international shipping industry, including a long history of vessel ownership. Vassos Hajioannou, the late father of Polys Hajioannou, the chief executive officer, first invested in shipping in 1958. Polys Hajioannou has been actively involved in the industry since 1987, when he joined the predecessor of Safety Management.

Over the past 39 years under the leadership of Polys Hajioannou, Safe Bulkers has sold or contracted to sell 31 dry-bulk vessels during periods of what the Company viewed as favorable second-hand market conditions and has contracted or agreed to acquire 76 dry-bulk newbuilds and 13 dry-bulk second-hand vessels. Also under his leadership, the Company has expanded the classes of dry-bulk vessels in its fleet and the aggregate carrying capacity of the fleet has grown from 887,900 dwt prior to the initial public offering in May 28, 2008 to 4,460,400 dwt as of the Date of this Prospectus.

More recently after 2020, the Company has initiated an extensive fleet renewal and upgrade program by which the aforementioned has ordered or agreed to order 24 newbuilds as of the Date of this Prospectus, with advance energy efficiency characteristics with deliveries from 2022 onwards, on top of 11 existing ships built after 2014 with superior energy efficiency characteristics compared to pre-2014 designs, known as eco-ships; environmentally upgraded 25 existing vessels and replaced 17 older vessels with

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seven younger second-hand vessels in order to establish a competitive advantage in the developing environment towards decarbonization. The quality and size of the current fleet, together with the Company’s long-term relationships with several of the charter customers, are believed to be, the results of the Company’s long-term strategy of maintaining a high quality fleet, broad knowledge of the dry-bulk industry and strong management team. In addition to benefiting from the experience and leadership of Polys Hajioannou, the Company also benefits from the expertise of the Managers which, along with their predecessor, have specialized in dry-bulk shipping since 1965. In June 2008, Safe Bulkers completed an initial public offering of the Common Stock Shares in the U.S. and Common Stock Shares began trading on the NYSE.

The following list sets forth certain significant events and investments in the history of the Company:

•	Since the Company’s initial public offering in 2008, Safe Bulkers has successfully completed five additional public common stock offerings, three preferred stock offerings and an unsecured bond issuance, and it partially completed an “at-the-market” common stock equity offering program.
•	In May 2014, the Company successfully completed a public offering, whereby 2,300,000 shares of Series C Preferred shares were issued and sold at a price of $25.00 per share. The net proceeds of the public offering and the private placement were $55.5 million, net of underwriting discount of $1.7 million and offering expenses of $0.3 million. The Series C Preferred Shares were issued for cash and pay cumulative quarterly dividends at a rate of 8% per annum from their date of issuance, i.e. $2.00 per preferred share. The declaration of such dividend is subject to the discretion of the Company’s board of directors. At any time on or after May 31, 2019, the Series C Preferred Shares may be redeemed, at the option of the Company, in whole or in part at a redemption price of $25.00 per share plus unpaid dividends. The Series C Preferred Shares are not convertible into common stock and are not redeemable at the option of the holder.
•	In June 2014, the Company successfully completed a public offering, whereby 3,200,000 shares of Series D Preferred Shares were issued and sold at a price of $25.00 per share. The net proceeds of the public offering and the private placement were $77.4 million net of underwriting discount of $2.4 million and offering expenses of $0.2 million. The Series D Preferred Shares were issued for cash and pay cumulative quarterly dividends at a rate of 8% per annum from their date of issuance, i.e., $2.00 per preferred share. The declaration of such dividend is subject to the discretion of the Company’s board of directors. At any time on or after June 30, 2019, the Series D Preferred Shares may be redeemed, at the option of the Company, in whole or in part at a redemption price of $25.00 per share plus unpaid dividends. The Series D Preferred Shares are not convertible into common stock and are not redeemable at the option of the holder.
•	In March 2022, the Company issued a notice of redemption of 1,492,554 of the outstanding Series C Preferred Shares. The redemption was completed on April 29, 2022, at a redemption price of $25.00 per Series C Preferred Share in the amount of $37.3 million plus all accumulated and unpaid dividends to, but excluding, the redemption date, of $0.7 million. Following the redemption, there were 804,950 Series C Preferred Shares outstanding, as of December 31, 2025, and as of the date of this Prospectus.
•	As of the Date of this Prospectus, the Company’s fleet consists of 45 vessels, two of which are held for sale, 11 of which are eco-ships built after 2014, with superior energy efficiency characteristics compared to pre-2014 designs, and 13 vessels built 2022 onwards, compliant with the most recent IMO GHG Phase 3 - NOx Tier III regulations.
•	The Company’s outstanding orderbook, as of the Date of this Prospectus, consists of 8 newbuilds compliant with the IMO GHG Phase 3 - NOx Tier III regulations, including two methanol dual fueled,
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to be delivered three in 2026, two in 2027, one in 2028 and one in 2029. Furthermore, during 2026 and up to the date of this Prospectus, the Company entered into recapitulation agreements for the construction of three additional Kamsarmax vessels with scheduled deliveries between the first and the third quarter of 2029 and a recapitulation agreement for the finance lease of a newbuild Capesize vessel commencing in the second half of 2029 upon delivery. The recapitulation agreements are subject to customary terms, documentation and closing conditions. Upon consummation of the aforementioned agreements, the Company’s outstanding orderbook will consist of 11 vessels.
•	The aggregate capital expenditure, for the Company’s orderbook until the date of the Prospectus, for the ten newbuilds, including the one under recapitulation agreement, is approximately $406.7 million. The Capesize class vessel will be acquired though a finance lease under a bare boat charter agreement for a period of ten years with purchase options, in favor of the Company available five years following the commencement of the bareboat charter period, all at predetermined purchase prices. During the last 5 years and until the Date of this Prospectus, the Company has sold or contracted to sell 19 vessels with total deadweight of 1.6 million tonnes and of 15.4 years average age with aggregate gross sale proceeds of $324.8 million and acquired seven second-hand vessels with total deadweight of 1.0 million tonnes and of 9.2 years average age at an aggregate gross acquisition cost of $187.0 million.
•	In parallel and as of the Date of this Prospectus, the Company has completed environmental upgrades on 25 vessels through an extensive vessel environmental upgrade program which involves application of low friction paints and installation of energy saving devices. While the Company is investing in newbuilds, relatively young second-hand vessels and environmental upgrades, it continues to monitor technological developments in relation to new environmentally friendly alternative marine fuels, where the Company expects will play an increasingly important role in the next decade.
•	As of the Date of this Prospectus, the Company has installed Scrubbers on 20 of its vessels, including in all seven of the Capesize class vessels, effectively reducing SOx emissions compared to VLSFO and capitalizing on the Company’s Scrubber investments in relation to price differential between VLSFO and HSFO. The total cost of the Scrubber investments has amounted to $54.5 million, which the Company estimates has already been recovered through the additional earnings of the scrubber-fitted vessels.
•	On the financing front, during 2025, aligning financing with the Company’s corporate sustainability agenda, the Company secured a new sustainability-linked financing of $75.0 million for six vessels incorporating a mechanism that adjusts the interest margin based on independently verified performance related to fleet carbon intensity index, measured against annual sustainability performance targets, and amended the terms of an existing $100.0 million financing for six vessels to include similar terms.
•	In 2023, the Company established its environmental, social and governance board committee. The ESG Committee, which consists of six board members, four of whom are independent directors, reviews the Company’s ESG performance and ensures governance oversight by the Board of Directors of the ESG strategy and implementation, consistent with the priorities outlined and articulated in the Company’s annual sustainability report.
•	The Company paid dividends to its common shareholders each quarter between the date of the initial public offering in June 2008 and the second quarter of 2015. In March 2022, the Company reestablished paying dividends to its common shareholders and have since paid another 15 quarterly consecutive dividends of $0.05 per common share, totaling $88.9 million. In February 2026, the Company declared a dividend on the Company’s Common Stock Shares of $0.05 per share, totaling
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$5.1 million, which was paid on March 18, 2026, to shareholders of record at the close of trading of the Company’s Common Stock Shares on the NYSE on March 2, 2026.

3.4    BUSINESS OVERVIEW

3.4.1    Principal Activities

Safe Bulkers is a global shipping company providing worldwide seaborne transportation solutions in the dry-bulk sector. The Company’s vessels transport major bulks, which include iron ore, coal and grain and minor bulks, which include bauxite, fertilizers and steel products. The Company has offices in Monaco, Greece, Cyprus and Switzerland.

The Company deploys its vessels on a mix of period time and spot time charters according to its assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flow and high utilization rates associated with period time charters, or to profit from attractive spot time charter rates during periods of strong charter market conditions, or to maintain employment flexibility that the spot market offers during periods of weak time charter market conditions. The Company believes its customers, some of which have been chartering the vessels for over 27 years, enter into period time and spot time charters because of the quality of the Company’s modern vessels and its record of safe and efficient operations.

Safe Bulkers, Inc. is a holding company with sixty-four (64) subsidiaries, eleven (11) of which are incorporated in Liberia, fifty-two (52) in the Republic of the Marshall Islands and one in the Republic of Cyprus, each as of the Date of this Prospectus. The Subsidiaries are ultimately wholly-owned by the Company. A list of the Subsidiaries as of the Date of this Prospectus, is set forth in section 3.7 “Organizational Structure” of the Prospectus.

Since 2005, Company’s customers have included over 30 national, regional and international companies, including Bunge, Cargill, Glencore, Daiichi, Intermare Transport G.m.b.H., Energy Eastern Pte. Ltd., NYK, NS United Kaiun Kaisha, Kawasaki Kisen Kaisha, Oldendorff GmbH and Co. KG, Louis Dreyfus Armateurs, Louis Dreyfus Commodities, ArcelorMittal or their affiliates. During 2025, one of the charterers, namely ADM International SARL, accounted for 16.46% of Group’s revenues. During 2024, two of the charterers, namely Nippon Yusen Kabushiki Kaisha and Cargill International S.A., accounted for 24.51% of total Group’s revenues with each one accounting for more than 10.0% of total Group’s revenues. During 2023, two of the charterers, namely Olam International Limited. and Cargill International S.A., accounted for 26.87% of total Group’s revenues with each one accounting for more than 10.0% of total Group’s revenues. The Company seeks to charter its vessels primarily to charterers who intend to use the vessels without sub-chartering them to third parties. A prospective charterer’s financial condition and reliability are also important factors in negotiating employment for Company’s vessels.

The Company’s fleet consists of dry-bulk vessels of four sizes, namely:

›	Capesize vessels;
›	Post-Panamax vessels;
›	Kamsarmax vessels; and
›	Panamax vessels.

As of the Date of this Prospectus, the Company has a fleet of 45 vessels, two of which are held for sale, with an average age of 10.5 years, with 28 vessels above 10 years, of which 11 vessels above 15 years, one of which above 20 years, and aggregate capacity of 4.5 million dwt, 11 vessels in the fleet are eco-ships that were built after 2014, while 13 younger vessels, which were built in 2022 or later, meet the

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Phase 3 requirements of EEDI related to the reduction of GHG emissions as adopted by the IMO and also comply with the latest nitrogen oxides Tier III emissions regulation of MARPOL, NOx-Tier III (IMO, MARPOL Annex VI, reg. 13). In addition, the Company has entered into agreements for the acquisition of nine IMO GHG Phase 3 - NOx Tier III Kamsarmax class dry-bulk newbuilds, two of which are methanol dual-fueled. The methanol dual-fueled vessels are capable of operating with either methanol or very low sulphur fuel oil. When powered by green methanol they produce close to zero GHG emissions based on the life cycle assessment methodology well-to-propeller. Three newbuilds on the Company’s orderbook are scheduled to be delivered in 2026, two in 2027, one in 2028 and three in 2029.

Furthermore, during 2026 and up to the date of this Prospectus, the Company entered into a recapitulation agreement for the construction of an additional Kamsarmax vessel with scheduled delivery in the first half of 2029 and a recapitulation agreement for the finance lease of a newbuild Capesize vessel commencing in the second half of 2029 upon scheduled delivery of this vessel. The recapitulation agreements are subject to customary terms, documentation and closing conditions. Upon consummation of the aforementioned recapitulation agreements, the Company’s outstanding orderbook will consist of 11 vessels, two of which are methanol dual-fueled, with scheduled deliveries three in 2026, two in 2027, one in 2028 and five in 2029.

The Company’s strategy is to own a modern, well-maintained fleet with the best designs in the shipping dry-bulk sector, targeting to reduce the environmental impact from their operations. Over the past several years, the Company has made publicly available their annual sustainability report, where environmental, social and governance strategy for the future is presented, as well as the impact of the Company’s operations and business on society and the environment.

The Company believes that integrating ESG at the core of its corporate strategy will enable continued access to capital, strengthen the trust of existing and future investors, reduce the fleet’s carbon footprint, and maintain a competitive position in the dry bulk market.

3.4.2    Insurance Policies

General

The operation of the Company’s fleet involves risks such as mechanical failure, collision, property loss, cargo loss or damage as well as personal injury, illness and loss of life. In addition, the operation of any oceangoing vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, the risk of piracy and the liabilities arising from owning and operating vessels in international trade. The U.S. Oil Pollution Act of 1990 (“OPA 90”), which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for vessel owners and operators trading in the United States market.

Company’s Managers are responsible for arranging insurance for all the Company’s vessels on the terms specified in the Management Agreements, where the Company believes are in line with standard industry practice. In accordance with the Management Agreements, the Company’s Managers procure and maintain hull and machinery insurance, war risks insurance, freight, demurrage and defense coverage and protection and indemnity coverage with mutual assurance associations. Due to low incident rate and the relatively young age of the Company’s fleet, The Company is generally able to procure relatively low rates for all types of insurance.

While the insurance coverage for the Company’s drybulk vessel fleet is in amounts that the Company believes to be prudent to protect them against normal risks involved in the conduct of the business and

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consistent with standard industry practice, the Company’s Managers may not be able to maintain this level of coverage throughout a vessel’s useful life. Furthermore, all risks may not be adequately insured against, any particular claim may not be paid and adequate insurance coverage may not always be obtainable at reasonable rates.

Hull and machinery insurance

The Company’s marine hull and machinery insurance covers risks of partial loss or actual or constructive total loss from collision, fire, grounding, engine breakdown and other insured risks up to an agreed amount per vessel. The Company’s vessels are each covered up to at least their fair market value after meeting certain deductibles per incident per vessel. The Company also maintains increased value coverage for each of the Company’s vessels. Under this increased value coverage, in the event of the total loss of a vessel, the Company is entitled to recover amounts in excess of the total loss amount recoverable under the hull and machinery policy.

Protection and indemnity insurance

Protection and indemnity insurance is a form of mutual indemnity insurance provided by mutual marine protection and indemnity associations formed by vessel owners to provide protection from large financial loss to one club member by contribution towards that loss by all members.

Protection and indemnity insurance covers the Company’s third-party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses of injury or death of crew members, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. The Company’s coverage, except for pollution, will be unlimited. Furthermore, within this aggregate limit, club coverage is also limited to the amount of the member’s legal liability.

Company’s protection and indemnity insurance coverage for pollution is limited to $1.0 billion per vessel per incident. Company’s protection and indemnity insurance coverage in respect of passengers is limited to $2.0 billion and in respect of passengers and seamen is limited to $3.0 billion per vessel per incident. The 12 P&I associations that comprise the International Group of P&I Clubs insure approximately 90% of the world’s commercial blue-water tonnage and have entered into a pooling agreement to reinsure each P&I association’s liabilities. As a member of a P&I association that is a member of the International Group, the Company is subject to calls payable to the P&I association based on the International Group’s claim records, as well as the claim records of all other members of the individual associations.

Although the P&I associations compete with each other for business, they have found it beneficial to mutualize their larger risks among themselves through the International Group. This is known as the “Pool.” This pooling is regulated by a contractual agreement which defines the risks that are to be covered and how claims falling on the Pool are to be shared among the participants in the International Group. The Pool provides a mechanism for sharing all claims in excess of $10.0 million up to, currently, approximately $8.9 billion. On that basis, all claims up to $10.0 million will be covered by each Club’s Individual Retention and all claims in excess of $10.0 million up to $100.0 million will be covered by the Pool. The Pool is structured in three layers from $10 million to $100 million. For amounts in excess of $30 million, the Pool is reinsured by the Group captive reinsurance vehicle, Hydra Insurance Company Limited. Hydra is a Bermuda incorporated Segregated Accounts company in which each of the 12 Group Clubs has its own segregated account (or cell) ring fencing its assets and liabilities from those of the company or any of the other Club cells. Hydra reinsures each Club in respect of that Club’s liabilities within the Pool and reinsurance layers in which it participates. Through the participation of Hydra, the Group

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Clubs can retain, within their Hydra cells, premium which would otherwise have been paid to the commercial reinsurance markets.

For the 2025/2026 policy year, the International Group maintained a three layer Group General Excess of Loss GXL reinsurance program, together with an additional Collective Overspill layer, which combine to provide commercial reinsurance cover of up to $3.1 billion per vessel per incident, comprising of reinsurance for all claims of up to $2.1 billion per vessel per incident in excess of the $100.0 million insured by the Pool and an additional $1.0 billion in excess of the aforesaid $2.1 billion per vessel per incident in respect of claims for overspill. For the 2026/2027 policy year, the International Group maintained a three layer GXL reinsurance program, together with an additional Collective Overspill layer, which combine to provide commercial reinsurance cover of up to $3.35 billion per vessel per incident, comprising of reinsurance for all claims of up to $2.35 billion per vessel per incident in excess of the $100.0 million insured by the Pool and an additional $1.0 billion in excess of the aforesaid $2.35 billion per vessel per incident in respect of claims for overspill.

3.4.3      Information for Special Issuers – Shipping Companies

3.4.3.1   The Company’s Fleet

The table below presents information, as of the Date of this Prospectus, regarding the Group’s fleet of 45 vessels, two of which are held for sale, which are all dry bulk vessels. The average age of the Company’s fleet is 10.5 years.

#	Vessel Name	Company	Year Built	Dwt	Type	Daily Average Charter Rate(1)	End of Charter Period
1	Zoe	Glovertwo Shipping Corporation	2013	75,000	Panamax	$18,800	June 2026
2	Koulitsa 2	Stalem Shipping Corporation	2013	78,100	Panamax	$17,200	June 2026
3	Kypros Land	Shikokutessera Shipping Inc.	2014	77,100	Panamax	$18,360	June 2026
						$19,635	September 2026
4	Kypros Sea	Shikokupente Shipping Inc	2014	77,100	Panamax	$15,000	May 2026
5	Kypros Bravery	Gloverfour Shipping Corporation	2015	78,000	Panamax	$14,250	June 2026
						$20,550	December 2026
6	Kypros Sky	Shikokuokto Shipping Corporation	2015	77,100	Panamax	BPI 82 5TC * 97%-$2,150	May 2026
7	Kypros Loyalty	Gloverfive Shipping Corporation	2015	78,000	Panamax	$18,600	December 2026
8	Kypros Spirit	Marilem Shipping Corporation	2016	78,000	Panamax	$18,000	June 2026
9	Pedhoulas Commander(2)	Vassone Shipping Corporation	2008	83,700	Kamsarmax	$17,000	July 2026
10	Pedhoulas Rose	Youngtwo Shipping Corporation	2017	82,000	Kamsarmax	$14,600	July 2026
11	Pedhoulas Cedrus (3)	Pinewood Shipping Corporation	2018	81,800	Kamsarmax	$25,500	July 2026
12	Vassos (4)	Agros Shipping Corporation	2022	82,000	Kamsarmax	$16,000	September 2026
13	Pedhoulas Trader (5)	Yasudyo Shipping Corporation	2023	82,000	Kamsarmax	$18,750	September 2026
14	Morphou	Shimafive Shipping Corporation	2023	82,000	Kamsarmax	$17,000	October 2026
15	Rizokarpasso(6)	Shimaeight Shipping Corporation	2023	82,000	Kamsarmax	$16,325	August 2026
16	Ammoxostos(7)	Shimasix Shipping Corporation	2024	82,000	Kamsarmax	$23,500	June 2026

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#	Vessel Name	Company	Year Built	Dwt	Type	Daily Average Charter Rate(1)	End of Charter Period
17	Kerynia	Shimaseven Shipping Corporation	2024	82,000	Kamsarmax	$16,750	June 2026
18	Pedhoulas Farmer	Georgos Shipping Corporation	2024	82,500	Kamsarmax	$23,250	July 2026
19	Pedhoulas Fighter	Agonistis Shipping Corporation	2024	82,500	Kamsarmax	$17,000	September 2026
20	Efrossini	Shimanine Shipping Corporation	2025	82,000	Kamsarmax	$20,800	May 2026
21	Katerina	Shimaten Shipping Corporation	2026	81,800	Kamsarmax	$18,300	January 2027
22	Marina	Marinouki Shipping Corporation	2006	87,000	Post-Panamax	$16,500	July 2026
23	Xenia(8)	Vasstwo Shipping Corporation	2006	87,000	Post-Panamax	$18,250	June 2026
24	Sophia	Soffive Shipping Corporation	2007	87,000	Post-Panamax	$16,500	June 2026
25	Eleni	Eniaprohi Shipping Corporation	2008	87,000	Post-Panamax	$14,000	July 2026
26	Martine	Eniadefhi Shipping Corporation	2009	87,000	Post-Panamax	$20,000	June 2026
27	Andreas K	Maxdodeka Shipping Corporation	2009	92,000	Post-Panamax	Drydocking	-
28	Agios Spyridonas	Pentakomo Shipping Corporation	2010	92,000	Post-Panamax	$16,950	June 2026
29	Venus Heritage	Maxdeka Shipping Corporation	2010	95,800	Post-Panamax	$27,250	June 2026
30	Venus History	Shikoku Friendship Shipping Company	2011	95,800	Post-Panamax	$20,000	July 2026
31	Venus Horizon	Maxenteka Shipping Corporation	2012	95,800	Post-Panamax	$16,000	June 2026
32	Venus Harmony	Vaslem Shipping Corporation	2013	95,700	Post-Panamax	$17,750	September 2026
33	Troodos Sun(9)	Shikokuepta Shipping Inc.	2016	85,000	Post-Panamax	$19,075	August 2026
34	Troodos Air	Kastrolem Shipping Corporation	2016	85,000	Post-Panamax	$23,000	June 2026
35	Troodos Oak	Monagrouli Shipping Corporation	2020	85,000	Post-Panamax	$23,500	July 2026
36	Climate Respect	Lofou Shipping Corporation	2022	87,000	Post-Panamax	$20,250	June 2026
37	Climate Ethics	Gloverthree Shipping Corporation	2023	87,000	Post-Panamax	$20,000	June 2026
38	Climate Justice	Gloverseven Shipping Corporation	2023	87,000	Post-Panamax	$17,600	November 2026
39	Mount Troodos	Shikokuennia Shipping Corporation	2009	181,400	Capesize	$20,000	May 2027
40	Kanaris	Maxpente Shipping Corporation	2010	178,100	Capesize	$25,928	September 2031
41	Pelopidas	Eptaprohi Shipping Corporation	2011	176,000	Capesize	$22,375	August 2026
42	Aghia Sofia(10)	Kyotofriendo One Shipping Corporation	2012	176,000	Capesize	$27,000	September 2027
43	Stelios Y	Metamou Shipping Corporation	2012	181,400	Capesize	$28,958	December 2026
						BCI 5TC*117%	February 2027
44	Lake Despina(11)	Maxtessera Shipping Corporation	2014	181,400	Capesize	$25,911	July 2028
45	Maria	Staloudi Shipping Corporation	2014	181,300	Capesize	$25,950	March 2028
	Total			4,460,400

(1) Quoted charter rates are the recognized daily gross charter rates. For charter parties with variable rates among periods or consecutive charter parties with the same charterer, the recognized gross daily charter rate represents the weighted average gross daily charter rate over the duration of the applicable charter period or series of charter periods, as applicable. In the case of a charter agreement that provides for additional

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payments, namely ballast bonus to compensate for vessel repositioning, the gross daily charter rate presented has been adjusted to reflect estimated vessel repositioning expenses. Gross charter rates are inclusive of commissions. Net charter rates are charter rates after the payment of commissions. In the case of voyage charters, the charter rate represents revenue recognized on a pro rata basis over the duration of the voyage from load to discharge port less related voyage expenses.

(2) In May 2026, the Company, entered into an agreement for the sale of the MV Pedhoulas Commander, a 2008 Japanese built Kamsarmax type vessel of 83,700 dwt capacity, for the gross sale price of $14.7 million. The MV Pedhoulas Commander is expected to be delivered to her new owners in late July, early August 2026.

(3) MV Pedhoulas Cedrus was sold and leased back in February 2021 on a bareboat charter basis for a period of ten years with a purchase option in favor of the Company three years following the commencement of the bareboat charter period and a purchase obligation at the end of the bareboat charter period, all at predetermined purchase prices.

(4) MV Vassos was sold and leased back in May 2022 on a bareboat charter basis for a period of ten years with a purchase option in favor of the Company three years following the commencement of the bareboat charter period and a purchase obligation at the end of the bareboat charter period, all at predetermined purchase prices.

(5) MV Pedhoulas Trader was sold and leased back in September 2023 on a bareboat charter basis for a period of ten years with a purchase option in favor of the Company three years following the commencement of the bareboat charter period and a purchase obligation at the end of the bareboat charter period, all at predetermined purchase prices.

(6) MV Rizokarpaso was sold and leased back in November 2023 on a bareboat charter basis for a period of ten years with a purchase option in favor of the Company three years following the commencement of the bareboat charter period and a purchase obligation at the end of the bareboat charter period, all at predetermined purchase prices.

(7) MV Ammoxostos was sold and leased back in January 2024 on a bareboat charter basis for a period of ten years with a purchase option in favor of the Company three years following the commencement of the bareboat charter period and a purchase obligation at the end of the bareboat charter period, all at predetermined purchase prices.

(8) In May 2026, the Company, entered into an agreement for the sale of the MV Xenia, a 2006 Japanese built Post-Panamax type vessel of 87,000 dwt capacity, for the gross sale price of $13.0 million. The MV Xenia is expected to be delivered to her new owners in June 2026.

(9) MV Troodos Sun was sold and leased back in August 2021 on a bareboat charter basis for a period of ten years, with purchase options in favor of the Company commencing three years following the commencement of the bareboat charter period and a purchase obligation at the end of the bareboat charter period, all at predetermined purchase prices.

(10) MV Aghia Sofia was sold and leased back in September 2022 on a bareboat charter basis, for a period of five years with purchase options in favor of the Company commencing three years following the commencement of the bareboat charter period and a purchase obligation at the end of the bareboat charter period, all at predetermined purchase prices.

(11) MV Lake Despina was sold and leased back in April 2021 on a bareboat charter basis for a period of seven years with a purchase option in favor of the Company five years and six months following the commencement of the bareboat charter period at a predetermined purchase price. The purchase option was exercised in September 2025, and the vessel will be acquired in October 2026.

CHARTERED-IN VESSEL

Vessel Name	Charterer	Year Built	Dwt	Type	Daily Average Charter Rate	End of Charter Period
Arethousa(1)	Maxeikositessera Shipping Corporation	2012	75,000	Panamax	$18,900	December 2026
Total			75.000

(1) In March 2023, the Company entered into an agreement to sell MV Efrossini, a 2012 Japanese-built, Panamax class vessel to an unaffiliated third party at a gross sale price of $22.5 million. The sale was consummated in July 2023, and upon delivery of the vessel to her new owners, renamed MV Arethousa, she was immediately chartered back by the Company at a gross daily charter rate of $16,050 for a period of 10 to 14 months. In July 2024, the Company extended the period of the charter agreement for a duration of five to seven months at a gross daily charter rate of $15,500 commencing from September 2024. In October 2024, the Company further extended the period of the charter agreement for an additional duration of four to seven months commencing from February 2025 at a gross daily charter rate of $13,750 for the first four months and $15,500 thereafter. In May 2025, the Company extended the period of the charter agreement for an additional duration of three to five months commencing from June 2025 at a gross daily charter rate linked to the BPI-74 4TC times 107.5% until 1 September 2025 and $12,500/day thereafter. In August 2025, the Company further extended the period of the charter agreement for an additional duration of six to eight months commencing from September 2025 at a gross daily charter rate of $12,500/day. In March 2026, the Company further extended the period of the charter agreement for an additional duration of six to nine months commencing from May 2026 at a gross daily charter rate of $16,750/day.

3.4.3.2  Orderbook

The table below presents information, as of the Date of this Prospectus, regarding the Company’s existing orderbook.

	Vessel Name	Company	Year Built(1)	Dwt	Type	Daily Average Charter Rate	End of Charter Period
1	Hull No. 11167	Shimaeleven Shipping Corporation	Q3-2026	81,800	Kamsarmax	-	-
2	Hull No. S1420-S6303	Yasutria Shipping Corporation	Q4-2026	82,000	Kamsarmax	-	-
3	Hull No. SS386(2)	Kypriakes Aktes Inc.	Q4-2026	81,200	Kamsarmax	-	-
4	Hull No. SS387(2)	Kypriakes Grammes Inc.	Q1-2027	81,200	Kamsarmax	-	-
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5	Hull No. 11202	Shimatwelve Shipping Corporation	Q1-2027	81,800	Kamsarmax	-	-
6	Hull No. 1419	Newpemer Shipping Corporation	Q4-2028	82,500	Kamsarmax	-	-
7	Hull No. 1420	Newpelea Shipping Corporation	Q1-2029	82,500	Kamsarmax	-	-
8	Hull No. 11282	Shimafourteen Shipping Corporation	Q2 2029	82,000	Kamsarmax	-	-
9	Hull No. 11286	Shimafifteen Shipping Corporation	Q3-2029	82,000	Kamsarmax	-	-
	Total			737,000

(1) For newbuilds, the date shown reflects the expected delivery dates.

(2) The Company entered into an agreement for the acquisition of a methanol dual fueled Kamsarmax class dry bulk newbuild vessel.

The table below presents information, as of the Date of this Prospectus, regarding the Company’s recapitulation agreements:

	Vessel Name	Company	Year Built(1)	Dwt	Type
1	TBN	Shimathirteen Shipping Corporation	1st Half of 2029	82,000	Kamsarmax
2	TBN	Namuone Shipping Corporation	2nd Half of 2029	182,000	Capesize
	Total			264,000

(1) For newbuilds, the date shown reflects the expected delivery dates.

The aggregate capital expenditure, for the Company’s orderbook until the date of the Prospectus, for the ten (10) newbuilds, including the one under recapitulation agreement, is approximately $406.7 million. The Capesize class vessel will be acquired through a finance lease under a bare boat charter agreement for a period of ten years with purchase options, in favor of the Company available five years following the commencement of the bareboat charter period, all at predetermined purchase prices.

3.4.4    Company’s Fleet Management

Safety Management Overseas S.A., a company incorporated under the laws of the Republic of Panama, Safe Bulkers Management Limited, a company incorporated under the laws of the Republic of Cyprus and Safe Bulkers Management Monaco Inc., a company incorporated under the laws of the Republic of the Marshall Islands, are related parties all controlled by Polys Hajioannou and provide technical, commercial and administrative management services to the Company. More specifically:

The Managers manage the Company’s dry-bulk vessels in accordance with the terms of the Management Agreements (see section 3.23.5 “Other Contracts” of the Prospectus).

The Managers are permitted to provide certain management services to affiliates and third parties under the specific restrictions of the Management Agreements. Although the Managers are required to provide preferential treatment to the vessels with respect to chartering arrangements under the Management Agreements, the Managers’ time and attention may be diverted from the management of the vessels in such circumstances. Further, the Company will need to seek approval from the lenders to change the Managers.

Any Manager may agree to be substituted by another Manager, in the context of providing services to any or all Subsidiaries of the Company. The Company as part of the ISM compliance voluntarily

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implemented in 2024, an Integrated Management System, in compliance with DryBMS standard, replacing the existing Safety Management Systems, focusing on crew welfare, Code of Conduct and targeting higher levels of performance in terms of safety, health, security and pollution prevention of the fleet. The Managers are certified with ISO 14001 and ISO 50001 relating to environmental standards and energy efficiency respectively, while the Company has obtained additional environmental class notation for most of the fleet.

Pursuant to the Management Agreements, the Managers enter into a management agreement directly with each Subsidiary that owns a vessel or operates a vessel as a Bareboat Charterer, as well as a supervision agreement with each Subsidiary constructing a vessel. As of December 31, 2025, the Managers managed all vessels of the Company.

More specifically, the Managers are responsible for providing technical, commercial, administrative and other services, which include the following:

Technical Services

These services include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory compliance and compliance with the law of the flag state of each vessel and of the places where the vessel operates, ensuring classification society compliance, supervising the maintenance and general efficiency of vessels, arranging the hire of qualified officers and crew, training, transportation and lodging, insurance (including handling and processing all claims) of, and appropriate investigation of any charterer concerns with respect to, the crew, conducting union negotiations concerning the crew, performing normally scheduled drydocking and general and routine repairs, arranging insurance for vessels (including marine hull and machinery, protection and indemnity and risks insurance), purchasing stores, supplies, spares, lubricating oil and maintenance capital expenditures for vessels, appointing supervisors and technical consultants, providing technical support, shoreside support and shipyard supervision, and attending to all other technical matters necessary to run the Company’s business.

Commercial Services

These services include chartering the vessels that the Company owns, assisting in chartering, locating, purchasing, financing and negotiating the purchase and sale of the vessels, supervising the design and construction of newbuilds, and such other commercial services as the Company may reasonably request from time to time.

Administrative Services

These services include providing or arranging for all services necessary to the engagement, employment and compensation of certain of the employees, officers, consultants and directors, administering payroll services, assistance with the preparation of tax returns and financial statements, assistance with corporate and regulatory compliance matters not related to the Company’s vessels, procuring legal and accounting services, assistance in complying with U.S. and other relevant securities laws, human resources (including provision of the Company’s executive officers and directors of the Subsidiaries), cash management and bookkeeping services, development and monitoring of internal audit controls, disclosure controls and information technology, assistance with all regulatory and reporting functions and obligations, furnishing any reports or financial information that might be requested by the Company and other non-vessel related administrative services, assistance with office space, providing legal and financial compliance services, overseeing banking services (including the opening, closing, operation and management of all of the Company’s accounts, including making deposits and withdrawals reasonably necessary for the management of the Company’s business and day-to-day operations), arranging general

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insurance and director and officer liability insurance (at the Company’s expense), providing all administrative services required for any subsequent debt and equity financings and attending to all other administrative matters necessary to ensure the professional management of the Company’s business.

Reporting Structure

The Managers report to the Company and to the Board of Directors through the Company’s executive officers.

3.5    Company’s Strategy

The Company is an international provider of marine drybulk transportation services, that owns and operates a modern and diverse fleet of dry bulk vessels, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest consumers of marine drybulk transportation services. The quality and size of the Company’s current fleet, together with the long-term relationships with several of the Company’s charter customers, are, the Company believes, the results of the Company’s long-term strategy of maintaining a high quality fleet, the broad knowledge of the drybulk industry and the Company’s strong management team. In addition to benefiting from the experience and leadership of Polys Hajioannou, the Company also benefits from the expertise of the Company’s Managers which, along with their predecessor, have specialized in drybulk shipping since 1965.

The Company employs its vessels on both period time charters and spot time charters, according to the assessment of market conditions, with some of the world’s largest consumers of marine drybulk transportation services. The vessels deployed on period time charters provide the Company with relatively stable cash flow and high utilization rates, while the vessels deployed in the spot market allow the Company to maintain its flexibility in low charter market conditions.

The Company is focused on owning a modern, well-maintained fleet with the best designs in the shipping dry-bulk sector, targeting to reduce the environmental impact from the Company’s operations. Over the past several years, the Company has made publicly available its annual sustainability report, where the Company presents in detail its environmental, social and governance strategy for the future, as well as the impact of its operations and business on society and the environment. The Company believe that integrating ESG at the very heart of the corporate strategy, will enable them to continue to have access to capital, enjoy existing and future investors’ trust, reduce the Company’s fleets’ carbon footprint and remain competitive in the dry bulk market.

3.5.1    ESG Strategy

During previous years, a number of countries and the IMO, have adopted regulatory frameworks to reduce GHG emissions (increased energy efficiency standards for existing vessels and newbuilds, classification of vessels on the basis of annual CO2 emissions, cap and trade regimes, carbon taxes and penalties, and incentives or mandates for using alternative fuels with lower carbon footprint compared to fossil fuels or using renewable energy), due to concerns over the risk of climate change. GHG emissions reduction measures may impose operational and financial restrictions affecting increasingly more the less efficient vessels, reducing their trade and competitiveness, increasing their environmental compliance costs, imposing additional energy efficiency investments, or even making such older, less energy efficient vessels obsolete. The environmental initiatives are complemented with initiatives towards the local societies where the Company operates and the way the Company is governed, altogether included in a framework known as Environmental, Social and Governance. Investor advocacy

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groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices hindering access to capital and reallocating capital as a result of their assessment of a company’s ESG practices.

Safe Bulkers, targeting to reduce the environmental impact of the Company’s operations, and increase the sustainability of the Company’s business over time, has placed and integrated ESG at the heart of the Company’s corporate strategy and has undertaken significant investments with the purpose of increasing the Company’s fleet’s environmental competitiveness and successfully meet society’s expectations as to the Company’s proper role. In light of investors’ increased focus on ESG matters and in response to the GHG environmental regulations, the Company has assessed the applicability of relevant energy efficiency measures, and decided to pursue a two-fold strategy: i) a comprehensive fleet renewal program consisting of several newbuild orders with advanced energy efficiency characteristics, the acquisition of younger second-hand vessels and the sale of older, less efficient vessels at suitable times and ii) an extensive program for environmental upgrading of existing vessels in the Company’s fleet during their dry-dockings.

As of the Date of this Prospectus, the Company’s fleet consists of 45 vessels, two of which are held for sale, 11 of which are eco-ships built after 2014, with superior energy efficiency characteristics compared to pre-2014 designs, and 13 vessels built 2022 onwards, compliant with the most recent IMO GHG Phase 3 - NOx Tier III regulations. In addition, the Company’s outstanding orderbook consists of nine newbuilds compliant with the IMO GHG Phase 3 - NOx Tier III regulations, including two methanol dual fueled, to be delivered three in 2026, two in 2027, one in 2028 and three in 2029.

Furthermore, during 2026 and up to the date of this Prospectus, the Company entered into a recapitulation agreement for the construction of an additional Kamsarmax vessel with scheduled delivery in the first half of 2029 and a recapitulation agreement for the finance lease of a newbuild Capesize vessel commencing in the second half of 2029, upon scheduled delivery of this vessel. The recapitulation agreements are subject to customary terms, documentation and closing conditions. Upon consummation of the aforementioned agreements, the Company’s outstanding orderbook will consist of 11 vessels, two of which are methanol dual-fueled, with scheduled deliveries three in 2026, two in 2027, one in 2028 and five in 2029, reaching 35 vessels with improved energy efficiency characteristics. The aggregate capital expenditure, for the Company’s orderbook until the date of the Prospectus, for the ten newbuilds, including the one under recapitulation agreement, is approximately $406.7 million. The Capesize class vessel will be acquired through a finance lease under a bare boat charter agreement for a period of ten years with purchase options, in favor of the Company available five years following the commencement of the bareboat charter period, all at predetermined purchase prices.

During the last five years and until Date of the Prospectus, the Company has sold or contracted to sell 19 vessels with total deadweight of 1.6 million tonnes and of 15.4 years average age with aggregate gross sale proceeds of $324.8 million and acquired seven second-hand vessels with total deadweight of 1.0 million tonnes and of 9.2 years average age at an aggregate gross acquisition cost of $187.0 million.

In parallel and as of Date of the Prospectus, the Company has completed environmental upgrades on 25 vessels through an extensive vessel environmental upgrade program which involves application of low friction paints and installation of energy saving devices. While the Company is investing in newbuilds, relatively young second-hand vessels and environmental upgrades, they continue to monitor technological developments in relation to new environmentally friendly alternative marine fuels, which the Company expects will play an increasingly important role in the next decade.

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As of Date of the Prospectus, the Company has installed Scrubbers on 20 of its vessels, including in all seven of the Capesize class vessels, effectively reducing SOx emissions compared to VLSFO and capitalizing on the Company’s Scrubber investments in relation to price differential between VLSFO and HSFO. The total cost of the Scrubber investments has amounted to $54.5 million, which the Company estimates has already been recovered through the additional earnings of the Scrubber-fitted vessels. As of Date of the Prospectus, the Company has retrofitted its entire fleet with BWTS.

On the financing front, during 2025, aligning financing with the Company’s corporate sustainability agenda the Company secured a new sustainability-linked financing of $75.0 million for six vessels incorporating a mechanism that adjusts the interest margin based on independently verified performance related to fleet carbon intensity index, measured against annual sustainability performance targets, and amended the terms of an existing $100.0 million financing for six vessels to include similar terms.

In 2023, the Company established its environmental, social and governance board committee. The ESG Committee, which consists of six board members, four of whom are independent directors, reviews the Company’s ESG performance and ensures governance oversight by the Board of Directors of the ESG strategy and implementation, consistent with the priorities outlined and articulated in the Company’s annual sustainability report.

Further to the above, the Company is undertaking various actions in relation to its corporate governance, personnel initiatives and the society aiming towards continuously advanced integration. The Company believes that integrating ESG at the very heart of its corporate strategy will reduce the Company’s fleets’ carbon footprint and environmental impact, and in parallel, improve the Company’s environmental-based competitiveness and social acceptance, allow the Company to enjoy existing and future investors’ trust and enable the Company to continue to have access to capital.

3.5.2    Principal Markets

The Company employs its vessels on both period time charters and spot time charters, according to its assessment of market conditions, with some of the world’s largest consumers of marine dry bulk transportation services. The vessels deployed on period time charters provide the Company with relatively stable cash flow and high utilization rates, while the vessels deployed in the spot market allow the Company to maintain its flexibility in low charter market conditions.

Revenues from the Company’s time charters comprised 100.0% of its revenues for the years ended December 31, 2023, 2024 and 2025, from which its period time charters comprised 77.5%, 79.7% and 77.5%, respectively, and its spot time charters comprised 22.5%, 20.3% and 22.5%, respectively, of its revenues for the years ended December 31, 2023, 2024 and 2025. No voyage charters were performed during the years ended December 31, 2023, 2024 and 2025.

Revenues are comprised of the following:

(in $ thousands)	2023	2024	2025
Time charter revenue	290,440	316,553	284,357
Other income	4,953	4,126	3,756
Total	295,393	320,679	288,131

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Financial Statements

3.5.3    Intellectual Property

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The Company is not dependent on any patents or licenses, industrial, commercial or financial contracts or new manufacturing processes, as described in Item 5.5 of Annex 1 of the Delegated Regulations, nor has incurred expenditures relating to research and development, patents or licenses for the last three years.

3.5.4    Competition

The Company operates in highly competitive markets that are based primarily on supply and demand. The business fluctuates in line with the main patterns of trade of the major dry-bulk cargoes and varies according to changes in the supply and demand for these items. The Company believes it differentiates from the competition by providing modern vessels with advanced designs and technological specifications. As of the Date of this Prospectus, the fleet had an average age of 10.5 years. The majority of the Company’s fleet has been built in Japanese shipyards, which provides the Company with an advantage in attracting large, well-established customers, including Japanese customers.

The dry-bulk sector is characterized by relatively low barriers to entry, and ownership of dry-bulk vessels is highly fragmented. In general, the Company competes with other owners of Panamax class or larger dry-bulk vessels for charters based upon price, customer relationships, operating expertise, professional reputation and size, age, location and condition of the vessel.

3.6    INVESTMENTS

3.6.1    Historical Investments

During the period from January 1, 2023 until the Date of this Prospectus, the Company, through its Subsidiaries, has completed the following investments:

•	Construction in a Japanese shipyard of MV Climate Ethics, a Post-panamax type vessel of 87,000 dwt capacity, based on an agreement concluded in May 2021. The vessel was delivered in January 2023.
•	Construction in a Japanese shipyard of MV Climate Justice, a Post-panamax type vessel of 87,000 dwt capacity, based on an agreement concluded in May 2021. The vessel was delivered in June 2023.
•	Construction in a Japanese shipyard of MV Pedhoulas Trader, a Kamsarmax type vessel of 82,000 dwt capacity, based on an agreement concluded in June 2021. The vessel was delivered in September 2023.
•	Construction in a Japanese shipyard of MV Morphou, a Kamsarmax type vessel of 82,000 dwt capacity, based on an agreement concluded in July 2021. The vessel was delivered in October 2023.
•	Construction in a Japanese shipyard of MV Rizokarpaso, a Kamsarmax type vessel of 82,000 dwt capacity, based on an agreement concluded in November 2021. The vessel was delivered in November 2023.
•	Construction in a Japanese shipyard of MV Ammoxostos, a Kamsarmax type vessel of 82,000 dwt capacity, based on an agreement concluded in July 2021. The vessel was delivered in January 2024.
•	Construction in a Japanese shipyard of MV Kerynia, a Kamsarmax type vessel of 82,000 dwt capacity, based on an agreement concluded in July 2021. The vessel was delivered in January 2024.
•	Construction in a Chinese shipyard of MV Pedhoulas Farmer, a Kamsarmax type vessel of 82,500 dwt capacity, based on an agreement concluded in May 2022. The vessel was delivered in July 2024.
•	Construction in a Chinese shipyard of MV Pedhoulas Fighter, a Kamsarmax type vessel of 82,500 dwt capacity, based on an agreement concluded in May 2022. The vessel was delivered in October 2024.
•	Construction in a Japanese shipyard of MV Efrossini, a Kamsarmax type vessel of 82,000 dwt capacity, based on an agreement concluded in February 2023. The vessel was delivered in April 2025.
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•	Construction in a Japanese shipyard of MV Katerina, a Kamsarmax type vessel of 81,800 dwt capacity, based on an agreement concluded in December 2023. The vessel was delivered in April 2026.

The aforementioned investments, representing aggregate capital expenditures of approximately $387.7 million, were financed through the Company’s cash reserves.

Furthermore, as of the Date of this Prospectus, the Company has installed Scrubbers on 20 of its vessels, including in all seven of the Capesize class vessels, effectively reducing SOx emissions compared to VLSFO and capitalizing on the Company’s Scrubber investments in relation to price differential between VLSFO and HSFO. The total cost of the Scrubber investments, up to the Date of this Prospectus, has amounted to $54.5 million, which the Company estimates has already been recovered through the additional earnings of the scrubber-fitted vessels.

During the period from January 1, 2023 until the Date of this Prospectus, the Company, through its Subsidiaries, has completed the sale of the following vessels:

•	MV Pedhoulas Trader, a Kamsarmax type vessel of 82,300 dwt capacity for a gross sale price of $15.9 million. The vessel was delivered to her new owners in January 2023.
•	MV Efrossini, a Panamax type vessel of 75,000 dwt capacity for a gross sale price of $22.5 million. The vessel was delivered to her new owners in July 2023.
•	MV Katerina, a Panamax type vessel of 76,000 dwt capacity for a gross sale price of $10.2 million. The vessel was delivered to her new owners in December 2023.
•	MV Pedhoulas Cherry, a Kamsarmax type vessel of 82,000 dwt capacity for a gross sale price of $26.6 million. The vessel was delivered to her new owners in February 2024.
•	MV Panayiota K., a Post-Panamax type vessel of 92,000 dwt capacity for a gross sale price of $20.5 million. The vessel was delivered to her new owners in April 2024.
•	MV Maritsa, a Panamax type vessel of 76,000 dwt capacity for a gross sale price of $12.2 million. The vessel was delivered to her new owners in May 2024.
•	MV Paraskevi 2, a Panamax type vessel of 75,000 dwt capacity for a gross sale price of $20.3 million. The vessel was delivered to her new owners in July 2024.
•	MV Pedhoulas Leader, a Kamsarmax type vessel of 82,300 dwt capacity for a gross sale price of $12.5 million. The vessel was delivered to her new owners in September 2025.
•	MV Pedhoulas Merchant, a Kamsarmax type vessel of 82,300 dwt capacity for a gross sale price of $11.5 million. The vessel was delivered to her new owners in September 2025.
•	MV Michalis H, a Capesize type vessel of 180,400 dwt capacity for a gross sale price of $35.2 million. The vessel was delivered to her new owners in April 2026.

In May 2026, the Company, entered into agreements for the sale of the MV Pedhoulas Commander, a 2008 Japanese built Kamsarmax type vessel of 83,700 dwt capacity, and the MV Xenia, a 2006 Japanese built Post-Panamax type vessel of 87,000 dwt capacity, for the gross sale prices of $14.7 million and $13.0 million respectively. The MV Pedhoulas Commander is expected to be delivered to her new owners in late July, early August 2026, while the MV Xenia is expected to be delivered to her new owners in June 2026.

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3.6.2    Investments in progress and investments with firm commitments

The Company, through its Subsidiaries, has the following investments in progress as of the Date of this Prospectus.

Specifically, the Company has nine dry cargo vessels under construction, three of which are scheduled to be delivered in 2026, two in 2027, one in 2028 and three in 2029. Three vessels under construction will be built in Japanese shipyards and the remaining four in Chinese shipyards. More specifically:

•	Order for the construction in a Japanese shipyard of one Kamsarmax type vessel of 81,800 dwt capacity (HULL NO. 11167), based on an agreement concluded in January 2024. The vessel is expected to be delivered in the third quarter of 2026.
•	Order for the construction in a Japanese shipyard of one Kamsarmax type vessel of 82,000 dwt capacity (HULL NO. S1420-S6303), based on an agreement concluded in April 2024. The vessel is expected to be delivered in the fourth quarter of 2026.
•	Order for the construction in a Japanese-owned shipyard in China of one Kamsarmax type vessel of 81,200 dwt capacity (HULL NO. SS386), based on an agreement concluded in October 2023. The vessel is expected to be delivered in the fourth quarter of 2026.
•	Order for the construction in a Japanese-owned shipyard in China of one Kamsarmax type vessel of 81,200 dwt capacity (HULL NO. SS387), based on an agreement concluded in October 2023. The vessel is expected to be delivered in the first quarter of 2027.
•	Order for the construction in a Japanese shipyard of one Kamsarmax type vessel of 81,800 dwt capacity (HULL NO. 11202), based on an agreement concluded in June 2024. The vessel is expected to be delivered in the first quarter of 2027.
•	Order for the construction in a Chinese shipyard of one Kamsarmax type vessel of 82,500 dwt capacity (HULL NO. 1419), based on an agreement concluded in January 2026. The vessel is expected to be delivered in the fourth quarter of 2028.
•	Order for the construction in a Chinese shipyard of one Kamsarmax type vessel of 82,500 dwt capacity (HULL NO. 1420), based on an agreement concluded in January 2026. The vessel is expected to be delivered in the first quarter of 2029.
•	Order for the construction in a Japanese shipyard of one Kamsarmax type vessel of 82,000 dwt capacity (HULL NO. 11282), based on an agreement concluded in May 2026. The vessel is expected to be delivered in the second quarter of 2029.
•	Order for the construction in a Japanese shipyard of one Kamsarmax type vessel of 82,000 dwt capacity (HULL NO. 11286), based on an agreement concluded in May 2026. The vessel is expected to be delivered in the third quarter of 2029.

Furthermore, during 2026 and up to the Date of this Prospectus, the Company entered into a recapitulation agreement for the construction of one additional Kamsarmax vessel with scheduled delivery in the first half of 2029 and a recapitulation agreement for the finance lease of a newbuild Capesize vessel commencing in the second half of 2029, upon scheduled delivery of this vessel. The recapitulation agreements are subject to customary terms, documentation and closing conditions. More specifically:

•	Recapitulation agreement for the construction in a Japanese shipyard of one Kamsarmax type vessel of 82,000 dwt capacity. The vessel is expected to be delivered in the first half of 2029.
•	Recapitulation agreement for the acquisition, through a finance lease, of a newbuild Japanese Capesize vessel of 182,000 dwt capacity. The vessel is expected to be delivered in the second half of 2029.
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The financing of the aforementioned investments will be carried out through the Company’s cash reserves. The aggregate capital expenditure, for the Company’s orderbook until the date of the Prospectus, for the ten newbuilds, including the one under recapitulation agreement, is approximately $406.7 million, of which the Company had already paid $70.6 million by the year ended December 31, 2025 and additional $27.2 million up to the Date of this Prospectus, and has a remaining capital expenditure requirement of $308.9 million. The Capesize class vessel will be acquired through a finance lease under a bare boat charter agreement for a period of ten years with purchase options, in favor of the Company and available five years following the commencement of the bareboat charter period, all at predetermined purchase prices.

For the information contained in this section, agreed-upon procedures have been performed by Deloitte Certified Public Accountants S.A., in accordance with the International Standard on Related Services 4400 (Revised) “Engagements to Perform Agreed-Upon Procedures” as described in its report dated 27.05.2026.

3.7    ORGANISATIONAL STRUCTURE

Safe Bulkers, Inc. is a holding company with sixty-four (64) subsidiaries, eleven (11) of which are incorporated in Liberia, fifty-two (52) in the Republic of the Marshall Islands and one in the Republic of Cyprus, each as of the Date of this Prospectus.

The following table presents the sixty-four (64) Subsidiaries of the Company as of the Date of this Prospectus.

#	Name of Subsidiary	Name of Vessel	% Owned
1	Glovertwo Shipping Corporation(1)	Zoe	100%
2	Stalem Shipping Corporation(1)	Koulitsa 2	100%
3	Shikokutessera Shipping Inc.(1)	Kypros Land	100%
4	Shikokupente Shipping Inc.(1)	Kypros Sea	100%
5	Gloverfour Shipping Corporation(1)	Kypros Bravery	100%
6	Shikokuokto Shipping Corporation(1)	Kypros Sky	100%
7	Gloverfive Shipping Corporation(1)	Kypros Loyalty	100%
8	Marilem Shipping Corporation(1)	Kypros Spirit	100%
9	Vassone Shipping Corporation(1)	Pedhoulas Commander	100%
10	Youngtwo Shipping Corporation(1)	Pedhoulas Rose	100%
11	Pinewood Shipping Corporation(1)	Pedhoulas Cedrus	100%
12	Agros Shipping Corporation (1)	Vassos	100%
13	Yasudyo Shipping Corporation(1)	Pedhoulas Trader	100%
14	Shimafive Shipping Corporation(1)	Morphou	100%
15	Shimaeight Shipping Corporation (1)	Rizokarpasso	100%
16	Shimasix Shipping Corporation (1)	Ammoxostos	100%
17	Shimaseven Shipping Corporation(1)	Kerynia	100%
18	Georgos Shipping Corporation(1)	Pedhoulas Farmer	100%
19	Agonistis Shipping Corporation(1)	Pedhoulas Fighter	100%
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#	Name of Subsidiary	Name of Vessel	% Owned
20	Shimanine Shipping Corporation(1)	Efrossini	100%
21	Marinouki Shipping Corporation(2)	Marina	100%
22	Vasstwo Shipping Corporation(2)	Xenia	100%
23	Soffive Shipping Corporation(2)	Sophia	100%
24	Eniaprohi Shipping Corporation(2)	Eleni	100%
25	Eniadefhi Shipping Corporation(2)	Martine	100%
26	Maxdodeka Shipping Corporation(2)	Andreas K	100%
27	Pentakomo Shipping Corporation(1)	Agios Spyridonas	100%
28	Maxdeka Shipping Corporation (1)	Venus Heritage	100%
29	Shikoku Friendship Shipping Company(1)	Venus History	100%
30	Maxenteka Shipping Corporation(1)	Venus Horizon	100%
31	Vaslem Shipping Corporation(1)	Venus Harmony	100%
32	Shikokuepta Shipping Inc.(1)	Troodos Sun	100%
33	Kastrolem Shipping Corporation(1)	Troodos Air	100%
34	Monagrouli Shipping Corporation(1)	Troodos Oak	100%
35	Lofou Shipping Corporation(1)	Climate Respect	100%
36	Gloverthree Shipping Corporation(1)	Climate Ethics	100%
37	Gloverseven Shipping Corporation(1)	Climate Justice	100%
38	Shikokuennia Shipping Corporation(1)	Mount Troodos	100%
39	Maxpente Shipping Corporation(2)	Kanaris	100%
40	Eptaprohi Shipping Corporation(2)	Pelopidas	100%
41	Metamou Shipping Corporation(1)	Stelios Y	100%
42	Kyotofriendo One Shipping Corporation(1)	Aghia Sofia	100%
43	Staloudi Shipping Corporation(2)	Maria	100%
44	Maxtessera Shipping Corporation (1)	Lake Despina	100%
45	Shimaten Shipping Corporation(1)(3)	Katerina	100%
46	Shimaeleven Shipping Corporation(1)(3)	TBN - H 11167	100%
47	Yasutria Shipping Corporation(1)(3)	TBN - H S6303	100%
48	Kypriakes Aktes Inc.(1)(3)	TBN - H SS386	100%
49	Kypriakes Grammes Inc.(1)(3)	TBN - H SS387	100%
50	Shimatwelve Shipping Corporation(1)(3)	TBN - H 11202	100%
51	Newpemer Shipping Corporation(1)(3)	TBN - H 1419	100%
52	Newpelea Shipping Corporation(1)(3)	TBN - H 1420	100%
53	Shimafourteen Shipping Corporation(1)(3)	TBN - H 11282	100%
54	Shimafifteen Shipping Corporation(1)(3)	TBN - H 11286	100%
55	Safe Bulkers Participations Plc.(4)	-	100%
56	Armonikos Shipping Corporation(1)	-	100%
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#	Name of Subsidiary	Name of Vessel	% Owned
57	Gloversix Shipping Corporation(1)	-	100%
58	Kyotofriendo Two Shipping Corporation(2)	-	100%
59	Maxeikositessera Shipping Corporation(1)	-	100%
60	Pemer Shipping Ltd.(1)	-	100%
61	Pelea Shipping Ltd.(1)	-	100%
62	Shikokuexi Shipping Inc.(2)	-	100%
63	Shimathirteen Shipping Corporation(1)(5)	-	100%
64	Namuone Shipping Corporation(1)(5)	-	100%
1.	Incorporated under the laws of the Marshall Islands.
2.	Incorporated under the laws of the Republic of Liberia.
3.	An agreement has been signed for the construction of a vessel.
4.	Safe Bulkers Participations is a wholly owned subsidiary of Safe Bulkers, incorporated under the laws of the Republic of Cyprus and is the holding company of four wholly owned subsidiaries, Vaslem, Stalem, Kastrolem and Marilem.
5.	The Company has signed recapitulation agreement for the acquisition of a vessel.

The following table presents fourteen (14) Subsidiaries of the Company that were dissolved during the year ended December 31, 2025.

#	Name of Subsidiary	Name of Vessel	% Owned
1	Avstes Shipping Corporation(1)(3)	-	100%
2	Kerasies Shipping Corporation(1)(3)	-	100%
3	Marathassa Shipping Corporation(1)(3)	-	100%
4	Marindou Shipping Corporation(1)(3)	-	100%
5	Maxdekatria Shipping Corporation(1)(3)	-	100%
6	Maxeikosi Shipping Corporation(1)(3)	-	100%
7	Maxeikosiena Shipping Corporation(1)(3)	-	100%
8	Maxeikositria Shipping Corporation(1)(3)	-	100%
9	Maxeikosipente Shipping Corporation(1)(3)	-	100%
10	Maxeikosiexi Shipping Corporation(1)(3)	-	100%
11	Maxeikosiepta Shipping Corporation(1)(3)	-	100%
12	Petra Shipping Ltd.(1)(3)	-	100%
13	Youngone Shipping Corporation(2)(4)	-	100%
14	Napalem Shipping Corporation(2)(4)	-	100%
1.	Incorporated under the laws of the Marshall Islands.
2.	Incorporated under the laws of the Republic of Liberia.
3.	The Company was dissolved in August 2025.
4.	The Company was dissolved in September 2025.

3.8    OPERATING AND FINANCIAL REVIEW

The following Operating and Financial Review should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the years ended December 31, 2024, and 2025, as incorporated into this Prospectus, see 3.18 “Financial information concerning the issuer’s assets and liabilities, financial position and profits and losses”.

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3.8.1    Financial Condition

Safe Bulkers, Inc. is an international provider of marine drybulk transportation services, operating a fleet of drybulk vessels serving major bulk and minor bulk routes worldwide.

As of the Date of this Prospectus, the Company’s fleet comprised 45 vessels, two of which are held for sale, of which eight are Panamax class vessels, 13 are Kamsarmax class vessels, 17 are Post-Panamax class vessels and seven are Capesize class vessels, with an aggregate carrying capacity of 4,460,400 dwt and an average age of 10.5 years.

Key Financial and Non-Financial KPIs

The Company’s operating results are largely driven by the following factors:

•	Ownership days: The aggregate number of days in a period during which each vessel in its fleet has been owned by the Company. Ownership days are an indicator of the size of the Company’s fleet over a period and affect both the amount of revenues and the amount of expenses that the Company records during a period.

•	Available days (also referred to as voyage days): The total number of days in a period during which each vessel in its fleet was in the Company’s possession net of off-hire days associated with scheduled maintenance, which includes major repairs, drydockings, vessel upgrades or special or intermediate surveys. Available days are used to measure the number of days in a period during which vessels should be capable of generating revenues.

•	Operating days: The number of the available days in a period less the aggregate number of days that Company’s vessels are off-hire due to any reason, excluding scheduled maintenance. Operating days are used to measure the aggregate number of days in a period during which vessels actually generate revenues.

•	Fleet utilization on ownership days: The Company calculates fleet utilization on ownership days by dividing the number of its operating days during a period by the number of its ownership days during that period. This measure demonstrates the percentage of time in the relevant period the Company’s vessels generate revenue. During the three years ended December 31, 2025, the Company’s average annual fleet utilization on ownership days rate was approximately 96.9%.

•	Fleet utilization on available days: The Company calculates fleet utilization on available days by dividing the number of operating days by the number of its available days during that period. Fleet utilization is used to measure a Company’s ability to efficiently find suitable employment for its vessels and minimize the number of days that its vessels are off-hire for reasons such as scheduled repairs, vessel upgrades, drydockings or special surveys. During the three years ended December 31, 2025, the Company’s average annual fleet utilization on available days rate was approximately 98.8%.

•	Time charter equivalent rates: The Company defines time charter equivalent rates as its revenues less commissions and voyage expenses during a period divided by the number of its available days during the period. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on period time charters and spot time charters with daily earnings generated by vessels on voyage charters, because charter rates for vessels on voyage charters are generally not expressed in per day amounts, while charter rates for vessels on period time charters and spot time charters generally are expressed in such amounts. The TCE rate is a non-GAAP measure. The Company believes the TCE rate provides additional meaningful information
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because it assists the Company’s management in making decisions regarding the deployment and use of its vessels. The Company uses TCE to compare period-to-period changes in its performance despite changes in the mix of charter types and management believes that the TCE rate assists investors and the Company’s management in evaluating the Company’s financial performance. The Company has only rarely employed its vessels on voyage charters and, as a result, generally its TCE rates approximate its time charter rates.

•	Daily vessel operating expenses: The Company defines vessel operating expenses to include the costs for crewing, insurance, lubricants, spare parts, provisions, stores, repairs, maintenance, statutory and classification expense, drydocking, intermediate and special surveys, tonnage taxes and other miscellaneous items. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period. The Company’s ability to control its fixed and variable expenses, including its daily vessel operating expenses, also affects its financial results. In addition, factors beyond the Company’s control can cause its vessel operating expenses to increase, including developments relating to market premiums for insurance, cost of lubricants and changes in the value of the U.S. dollar compared to currencies in which certain of the Company’sexpenses are denominated, such as certain crew wages.

•	Daily vessel operating expenses excluding drydocking and pre-delivery expenses: The Company calculates daily vessel operating expenses excluding drydocking and pre-delivery expenses by dividing vessel operating expenses excluding drydocking and pre-delivery expenses for the relevant period by ownership days for such period. This measure assists the Company’s management and investors by increasing the comparability of the Company’s performance from period to period. Drydocking expenses include costs of shipyard, paints and agent expenses, and pre-delivery expenses include initially supplied spare parts, stores, provisions and other miscellaneous items provided to a newbuild or second-hand acquisition prior to their operation, which costs may vary from period to period.

•	Daily general and administrative expenses: The Company defines general and administrative expenses to include daily management fees and daily company administration expenses as defined below. Daily vessel general and administrative expenses are calculated by dividing general and administrative expenses by ownership days for the relevant period.

•	Daily management fees: The Company defines management fees to include the fees payable to the Company’s Managers for managing the Company’s fleet. Daily management fees are calculated by dividing management fees by ownership days for the relevant period.

•	Daily company administration expenses: The Company defines company administration expenses to include expenses incurred related to the administration of the Company such as legal costs, audit fees, independent directors’ compensation, listing fees to NYSE and other miscellaneous expenses. Daily company administration expenses are calculated by dividing company administration expenses by ownership days for the relevant period.

The following table reflects the Company’s ownership days, available days, operating days, fleet utilization, TCE rates, daily vessel operating expenses, daily vessel operating expenses excluding drydocking and pre-delivery expenses, daily general and administrative expenses and daily management fees for the periods indicated:

	2023	2024	2025
Ownership days	16,235	16,806	16,814
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	2023	2024	2025
Available days	15,847	16,527	16,523
Operating days	15,664	16,255	16,399
Fleet utilization on ownership days (%)	96.48%	96.72%	97.53%
Fleet utilization on available days (%)	98.85%	98.35%	99.25%
TCE rates ($)	16,579	17,602	15,511
Daily vessel operating expenses ($)	5,494	5,510	5,790
Daily vessel operating expenses excluding drydocking and pre-delivery expenses ($)	4,818	4,978	5,317
Daily general and administrative expenses ($)	1,464	1,609	1,775
(a) Daily management fees ($)	1,183	1,271	1,430
(b) Daily company administration expenses ($)	281	338	345

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Consolidated Financial Statements

3.8.2    Operating Results

The following table presents selected consolidated financial information of the Company, for each of the three years in the three-year period ended December 31, 2025. The selected consolidated financial data of the Company, is a summary of, is derived from, and is qualified by reference to, the Company’s audited consolidated financial statements and notes thereto, which have been prepared in accordance with United States generally accepted accounting principles and are incorporated in this Prospectus, see 3.18 “Financial information concerning the issuer’s assets and liabilities, financial position and profits and losses”.

Statement of Operations (in $ thousands except share data)	2023	2024	2025
Revenues	295,393	320,679	288,131
Commissions	(10,992)	(13,046)	(12,394)
Net revenues	284,401	307,633	275,737
Voyage expenses	(21,666)	(16,728)	(19,451)
Vessel operating expenses	(89,201)	(92,601)	(97,347)
Depreciation and amortization	(54,129)	(58,135)	(59,878)
Management fee to related parties	(19,199)	(21,357)	(24,051)
Company administration expenses	(4,564)	(5,678)	(5,802)
Other operating costs	(1,869)	(1,262)	(3,837)
Gain on sale of assets	10,375	16,555	4,596
Operating income	104,148	128,427	69,967
Interest expense	(24,707)	(31,375)	(30,343)
Other finance costs	(756)	(618)	(712)
Interest income	2,497	3,396	5,120
Gain/(loss) on derivatives	523	(3,670)	7,325
Foreign currency (loss)/gain	(1,873)	4,172	(10,044)
Amortization and write-off of deferred finance charges	(2,481)	(2,956)	(2,750)
Net income	77,351	97,376	38,563
Net income available to common shareholders	69,351	89,376	30,563
Earnings per share of Common Stock, basic and diluted	0.61	0.83	0.30
Cash dividends declared per share of Common Stock	0.20	0.20	0.20
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Statement of Operations (in $ thousands except share data)	2023	2024	2025
Cash dividends declared per share of Preferred C Shares	2.00	2.00	2.00
Cash dividends declared per share of Preferred D Shares	2.00	2.00	2.00
Weighted average number of shares of Common Stock outstanding, basic and diluted	113,619,092	107,576,009	103,038,189

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Consolidated Financial Statements

Balance Sheet Information (in $ thousands except share data)	2023	2024	2025
Total current assets	146,721	165,391	200,601
Total fixed assets	1,181,221	1,229,522	1,192,883
Other non-current assets	11,874	8,183	9,698
Total assets	1,339,816	1,403,096	1,403,182
Total current liabilities	55,733	86,472	69,058
Long-term debt, net of current portion and of deferred finance charges	482,391	478,450	497,772
Total liabilities	547,305	571,478	572,475
Common stock, $0.001 par value	112	105	102
Total shareholders’ equity	792,511	831,618	830,707
Total liabilities and shareholders’ equity	1,339,816	1,403,096	1,403,182

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Consolidated Financial Statements

Financial Position

Vessels, Net

Vessels are stated at their historical cost, which consists of the contracted purchase price and any direct material expenses incurred upon acquisition (including improvements, on-site supervision expenses incurred during the construction period if the vessels are newbuilds, commissions paid, delivery expenses and other expenditures to prepare the vessel for its initial voyage), less accumulated depreciation and impairment charges, if any.

Financing costs incurred during the construction period of the vessels, if the vessels are newbuilds, are capitalized and included in the vessels’ cost. Certain subsequent expenditures for conversions and major improvements are also capitalized, if it is determined that they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels.

As of December 31, 2023, 2024 and 2025, the Company capitalized interest amounting to $2.58 million, $1.64 million and $0.73 million, respectively.

Vessels, net increased from $1,092 million as of December 31, 2023, to $1,144 million as of December 31, 2024. At vessel cost level, vessels increased from $1,552 million as of December 31, 2023, to $1,638 million as of December 31, 2024. Accumulated depreciation increased from $460 million as of December 31, 2023, to $494 million as of December 31, 2024.

The change is analyzed as follows:

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(in $ thousands)	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance, January 1, 2023	1,438,790	(437,670)	1,001,120
Transfer from Advances for vessels	192,819	—	192,819
Vessel sale	(46,330)	21,846	(24,484)
Transfer to Assets held for sale	(33,674)	9,866	(23,808)
Depreciation	—	(54,129)	(54,129)
December 31, 2023	1,551,605	(460,087)	1,091,518
Transfer from Advances for vessels	148,368	—	148,368
Vessel sales	(61,734)	24,301	(37,433)
Depreciation	—	(58,135)	(58,135)
December 31, 2024	1,638,239	(493,921)	1,144,318

Source: Annual Consolidated Financial Statements

Transfer from Advances for vessels represents advances paid for vessels under construction and vessels acquisitions which were delivered to the Company, completed vessel improvements in respect of BWTS, Scrubbers and vessel environmental upgrades. Transfers from Advances for vessels for the year ended December 31, 2024, relate to the delivery of the vessels Ammoxostos, Kerynia, Pedhoulas Fighter and Pedhoulas Farmer and BWTS and Scrubbers retrofitting and vessel improvements on several vessels. Vessel sales relate to the sale of the vessels Maritsa, Panayiota K and Paraskevi 2.

Vessels decreased from $1,144 million as of December 31, 2024, to $1,106 million as of December 31, 2025. At vessel cost level, vessels decreased from $1,638 million as of December 31, 2024, to $1,624 million as of December 31, 2025. Accumulated depreciation increased from $494 million as of December 31, 2024, to $519 million as of December 31, 2025.

The change is analyzed as follows:

(in $ thousands)	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance, January 1, 2024	1,551,065	(460,087)	1,091,518
Transfer from Advances for vessels	148,368	—	148,368
Vessel sales	(61,734)	24,301	(37,433)
Depreciation	—	(58,135)	(58,135)
December 31, 2024	1,638,239	(493,921)	1,144,318
Transfer from Advances for vessels	39,937	—	39,937
Vessel sales	(53,768)	34,975	(18,793)
Depreciation	—	(59,878)	(59,878)
December 31, 2025	1,624,408	(518,824)	1,105,584

Source: Annual Consolidated Financial Statements

Transfers from Advances for vessels relate to the delivery of the vessel Efrossini and vessel improvements on several vessels. Vessel sales relate to the sale of the vessels Pedhoulas Merchant and Pedhoulas Leader.

Total debt

Interest-bearing debt remains the principal component of long-term liabilities. The Company’s total debt increased from $515.9 million as of December 31, 2023, to $545.6 million as of December 31, 2024. The change is explained by:

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i)	Increase in term loan credit facilities from $99.7 million as of December 31, 2023, to $120.6 million as of December 31, 2024, as a result of the drawdown of the Staloudi, Marilem and Kastrolem facility and the Shimaseven facility and the repayment of two Safe Bulkers facilities,
ii)	increase in the revolving credit facilities from $93.0 million as of December 31, 2023, to $105.0 million as of December 31, 2024, due to the drawdown of the Armonikos, Metamou, Vaslem and Stalem facility and additional drawdowns and partial prepayments in existing facilities, and
iii)	slight increase in sale and leaseback financings from $212.9 million as of December 31, 2023, to $216.1 million as of December 31, 2024, mainly arising from the drawdown of the Shimasix facility.

The Company’s total debt increased from $545.6 million as of December 31, 2024, to $548.6 million as of December 31, 2025. The change is explained by:

i)	Increase in term loan credit facilities from $120.6 million as of December 31, 2024, to $154.5 million as of December 31, 2025, due to the drawdown of the Staloudi, Marilem, Kastrolem, Maxdeka, Shikoku, Shikokutessera and Glovertwo facility and the repayment of the Staloudi, Marilem and Kastrolem facility,
ii)	increase in revolving credit facilities from $105.0 million as of December 31, 2024, to $121.5 million as of December 31, 2025, as a result of drawdowns of two Safe Bulkers facilities and the Shimanine facility and additional drawdowns and partial prepayments of existing facilities, and
iii)	decrease in sale and leaseback financings from $216.1 million as of December 31, 2024, to $155.3 million as of December 31, 2025 due to the repayment of the Maxdeka, Shikoku, Shikokutessera and Glovertwo facilities.

Company’s total debt includes the bond issued by its wholly owned subsidiary, Safe Bulkers Participations Plc. amounting to $110.4 million, $103.9 million and $117.4 million as of December 31, 2023, 2024 and 2025, respectively.

Key Operating figures

Net Revenues

The Company’s revenues are driven primarily by the number of vessels in its fleet, the number of days during which its vessels operate and the amount of daily charter rates that its vessels earn under its charters, which, in turn, are affected by a number of factors, including:

o	levels of demand and supply in the drybulk shipping industry;
o	The age, condition and specifications of the Company’s vessels;
o	The duration of the Company’s charters;
o	The Company’s decisions relating to vessel acquisitions and disposals;
o	The amount of time that the Company spends positioning its vessels;
o	The availability of the Company’s vessels, which is related to the amount of time that the Company’s vessels spend in dry-dock undergoing repairs and the amount of time required to perform necessary maintenance or upgrade work; and
o	Other factors affecting charter rates for drybulk vessels.

Revenue is recognized as earned on a straight-line basis over the charter period in respect of charter agreements that provide for varying rates. The difference between the revenue recognized and the actual charter rate is recorded either as unearned revenue or accrued revenue. Commissions (address and brokerage), regardless of charter type, are always charged to the Company and are deferred and

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amortized over the related charter period and are presented as a separate line item in revenues to arrive at net revenues in the accompanying consolidated statements of income.

Revenues are generated from time charters, period and spot, and voyage charters. Revenues from the Company’s time charters comprised 100.0% of its revenues for the years ended December 31, 2023, 2024 and 2025, from which its period time charters comprised 77.5%, 79.7% and 77.5%, respectively, and its spot time charters comprised 22.5%, 20.3% and 22.5%, respectively, of its revenues for the years ended December 31, 2023, 2024 and 2025. No voyage charters were performed during the years ended December 31, 2023, 2024 and 2025.

The Company pays commissions currently reaching up to 5.0% on its period time and spot time charters, to unaffiliated ship brokers, to brokers associated with the Company’s charterers and to the Company’s charterers. These commissions are directly related to the Company’s revenues, from which they are deducted. The amount of the Company’s total commissions to unaffiliated ship brokers and other brokers associated with the Company’s charterers and to the Company’s charterers might grow, as revenues increase due to improving market conditions and delivery of the Company’s contracted newbuild vessels, or decrease as a result of deteriorating market conditions.

Voyage Expenses

The Company charters its vessels primarily through period time charters and spot time charters under which the charterer is responsible for most voyage expenses, such as the cost of bunkers, port expenses, agents’ fees, canal dues, extra war risks insurance and any other expenses related to the cargo. The Company is responsible for the remaining voyage expenses such as draft surveys, hold cleaning, bunkers during ballast period or for vessel repositioning, cost of bunkers consumed and paid back by charterers under certain time charters for which the Company receives variable consideration, courier and other minor miscellaneous expenses related to the voyage, as well as hire expenses of vessels the Company may charter-in from time to time. The Company expects that its voyage expenses will decrease in the future if fewer vessels are employed in the spot market, in which case both vessel repositioning costs and quantity of bunkers consumed under certain time charters for which the Company receives variable consideration based on charterers’ consumption, should decrease. The Company generally does not employ its vessels on voyage charters under which it would be responsible for all voyage expenses.

Vessel Operating Expenses

Vessel operating expenses include costs for crewing, insurance, lubricants, spare parts, provisions, stores, repairs, maintenance, statutory and classification expense, drydocking, intermediate and special surveys, tonnage taxes and other minor miscellaneous items. The Company expects that its vessel operating expenses will slowly increase in the future as its fleet grows. The Company’s crewing costs, which are a significant part of its vessel operating expenses, may increase in the future due to the limited supply and increase in demand for well-qualified crew. Furthermore, the Company expects that insurance costs, drydocking, maintenance, spare parts and stores costs will increase from the levels achieved in 2025 as its vessels age. A portion of the Company’s vessel operating expenses, including crew wages paid to the Company’s Greek crew members, are in currencies other than the U.S. dollar. These expenses may increase or decrease as a result of fluctuation of the U.S. dollar against these currencies.

Depreciation

The Company depreciates its drybulk vessels on a straight-line basis over the expected useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated residual value. The Company

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estimates the useful life of its vessels to be 25 years from the date of initial delivery from the shipyard. Second-hand vessels are depreciated from the date of their acquisition through their remaining estimated useful life.

Furthermore, the Company estimates the residual value of its vessels to be equal to the product of their lightweight tonnage and estimated scrap rate, which was previously estimated to be $182 per lightweight ton. Effective January 1, 2022, the Company changed the estimate of vessels’ residual value from a scrap rate of $182 per light-weight ton to $375 per light-weight ton.

General and Administrative Expenses

General and administrative expenses consist of management fees paid to the Company’s Managers and expenses incurred relating to the administration of the Company.

Management fees paid to the Company’s Managers include services offered for managing the Company’s vessels (i.e., chartering, operations, technical, supply, crewing and accounting services), the services provided by the Company’s executive officers, as well as the preparation of disclosure documents and the monitoring of compliance with the Sarbanes-Oxley Act. Pursuant to the terms of the Management Agreements with the Company’s Managers, for the provision of such services, the Company pays a daily ship management fee of €950 per managed vessel and pays any of the Managers an annual ship management fee of €5.0 million.

Expenses related to the administration of the Company primarily include legal costs, audit fees, independent directors’ compensation, listing fees to the NYSE and other miscellaneous expenses such as director and officer liability insurance costs and public relations expenses.

Interest Expense and Other Finance Costs

The Company incurs interest expense on outstanding indebtedness under the existing loan and credit facilities, which are included in interest expense. The Company also incurred financing costs in connection with establishing those facilities, which are deferred and amortized over the period of the facility. The amortization of the finance costs is included in amortization and write-off of deferred finance charges. The Company will incur additional interest expense in the future on the outstanding borrowings and under future borrowings.

Key Operating Figures Analysis

Net Revenues

■	Revenues increased by 8.6%, or $25.3 million, to $320.7 million during the year ended December 31, 2024 from $295.4 million during the year ended December 31, 2023, mainly due to increased ownership days and the higher market rates.

■	Commissions to unaffiliated ship brokers, other brokers associated with the Company’s charterers and the charterers during the year ended December 31, 2024 amounted to $13.0 million, an increase of $2.0 million, or 18.7%, compared to $11.0 million during the year ended December 31, 2023. Commissions as a percentage of revenues increased to 4.1% of revenues during the year ended December 31, 2024 compared to 3.7% of revenues for the year ended December 31, 2023.

The abovementioned changes resulted in an 8.2% increase of the Net Revenues, or $307.6 million during the year ended December 31, 2024 from $284.4 million during the year ended December 31, 2023.

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■	Revenues decreased by 10.1%, or $32.6 million, to $288.1 million during the year ended December 31, 2025 from $320.7 million during the year ended December 31, 2024, mainly due to lower market rates.

■	Commissions to unaffiliated ship brokers, other brokers associated with the Company’s charterers and the charterers during the year ended December 31, 2025 amounted to $12.4 million, a decrease of $0.6 million, or 5.0%, compared to $13.0 million during the year ended December 31, 2024. Commissions as a percentage of revenues increased to 4.3% of revenues during the year ended December 31, 2025 compared to 4.1% of revenues for the year ended December 31, 2024.

The abovementioned changes resulted in a 10.4% decrease of the Net Revenues, or $275.7 million during the year ended December 31, 2025 from $307.6 million during the year ended December 31, 2024.

Voyage operating expenses

During the year ended December 31, 2024, the Company recorded voyage expenses of $16.7 million, compared to $21.7 million during the year ended December 31, 2023, a 22.8% decrease mainly due to decreased quantity of bunkers consumed under certain time charters for which the Company receives variable consideration based on charterers consumption, partially set off by the increased hire expense relating to the chartered-in vessel MV Arethousa.

During the year ended December 31, 2025, the Company recorded voyage expenses of $19.5 million, compared to $16.7 million during the year ended December 31, 2024, an 16.3% increase mainly due to increased bunker consumption costs for scrubber fitted vessels under charter agreements, which provide for variable consideration based on the bunker consumption.

Vessel Operating Expenses

Vessel operating expenses increased by 3.8% to $92.6 million during the year ended December 31, 2024 from $89.2 million during the year ended December 31, 2023. Ownership days in 2024 compared to 2023 increased by 3.5%, to 16,806 days from 16,235. Daily operating expenses increased by 0.3% to $5,510 during the year ended December 31, 2024 from $5,494 during the year ended December 31, 2023.

Vessel operating expenses increased as a net result of the following:

(i)	the increase in crew wages, repatriation and related crew costs expenses by 3.7% to $40.9 million in 2024, compared to $39.5 million in 2023, due to increased ownership days;
(ii)	the increase in cost of spares, stores and provisions by 10.3% to $20.7 million in 2024 compared to $18.7 million in 2023, primary due to increased spare parts used during vessel drydockings and increased ownership days;
(iii)	the decrease in repairs, maintenance and drydocking costs by 0.8% to $16.2 million in 2024, compared to $16.4 million in 2023, primarily due to the decreased dry docking cost of $8.3 million during 2024, compared to $9.7 million for the same period of 2023, as a result of the decreased number of drydockings during 2024. During 2024, nine drydockings were fully completed and one partially completed, compared to 13 drydockings fully and two partially completed during 2023;
(iv)	the decrease in lubricant costs by 5.8% to $5.2 million in 2024, compared to $5.5 million in 2023, due to decreased lubricant consumption as a result of the fleet upgrades and improvements; and
(v)	the increase in insurance costs by 7.7% to $5.7 million in 2024, compared to $5.3 million in 2023, due to increased vessels’ insured values, reflecting increased insurance premia and increased ownership days in 2024 compared to 2023.
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Vessel operating expenses increased by 5.1% to $97.3 million during the year ended December 31, 2025 from $92.6 million during the year ended December 31, 2024. Ownership days in 2025 were 16,814 compared to 16,806 in 2024. Daily operating expenses increased by 5.1% to $5,790 during the year ended December 31, 2025 from $5,510 during the year ended December 31, 2024.

Vessel operating expenses increased as a net result of the following:

(i)	the increase in crew wages, repatriation and related crew costs expenses by 4.3% to $42.7 million in 2025, compared to $40.9 million in 2024, due to increased crew remunerations;
(ii)	the increase in cost of spares, stores and provisions by 11.7% to $23.1 million in 2025 compared to $20.7 million in 2024, primary due to increased spare parts used during vessels drydockings and unscheduled repairs;
(iii)	the increase in repairs, maintenance and drydocking costs by 4.3% to $16.9 million in 2025, compared to $16.2 million in 2024, primarily due to unscheduled repairs, regulatory compliance work, and additional inspection requirements during 2025;
(iv)	the decrease in insurance costs by 4.2% to $5.4 million in 2025, compared to $5.7 million in 2024, due to reduction in insurance expenses reflecting long-term policy retention.

Other factors influencing vessel operating expenses, such as taxes and other miscellaneous expenses, had a minor effect on the increased operating expenses.

The Company expenses drydocking and pre-delivery costs as incurred, which may vary from period to period. Vessel operating expenses excluding vessel drydocking and pre-delivery costs increased by 7.0% to $83.7 million in 2024, compared to $78.2 million in 2023, primarily due to increased vessel operating days, crew wages, insurance and lubricant costs.

Vessel operating expenses excluding vessel drydocking and pre-delivery costs increased by 6.9% to $89.4 million in 2025, compared to $83.7 million in 2024, primarily due to increased crew wages, spares, stores and provisions and repairs and maintenance. Drydocking expense is related to the number of drydockings in each period, and pre-delivery expense is related to the number of newbuild deliveries and secondhand acquisitions in each period. Certain other shipping companies may defer and amortize drydocking expense.

Daily operating expenses, excluding vessel drydocking and pre-delivery costs, increased by 3.3% to $4,978 during the year ended December 31, 2024 from $4,818 during the year ended December 31, 2023.

Daily operating expenses, excluding vessel drydocking and pre-delivery costs, increased by 6.8% to $5,317 during the year ended December 31, 2025 from $4,978 during the year ended December 31, 2024.

Depreciation & Amortization

Depreciation and amortization expense increased by 7.4% to $58.1 million during the year ended December 31, 2024, compared to $54.1 million during the year ended December 31, 2023, as a result of the increased average number of vessels during 2024.

Depreciation and amortization expense increased by 3.0% to $59.9 million during the year ended December 31, 2025, compared to $58.1 million during the year ended December 31, 2024, as a result of the increased average number of vessels during 2025 and the effect of fleet renewal activities, including the sale of older vessels and the acquisition of newbuild ones.

General and administrative expenses

General and administrative expenses increased by 13.8% to $27.0 million during the year ended December 31, 2024, compared to $23.8 million during the year ended December 31, 2023. The increase

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of $3.2 million is mainly due to the increase by $2.2 million in the management fees charged by the Managers of $21.4 million in 2024 from $19.2 million in 2023.

Management fees which are denominated in Euros increased in 2024 compared to 2023 mainly due to the increase of ownership days from 16,235 in 2023 to 16,806 in 2024.

Company’s administration expenses increased by $1.1 million from $4.6 million during 2023 to $5.7 million in 2024 due to increased environmental, social and governance expenses. As a result:

•	Daily general and administrative expenses which consist of daily management fees and daily company administration expenses, increased by 9.9% to $1,609 during the year ended December 31, 2024, from $1,464 during the year ended December 31, 2023;
•	Daily management fees increased by 7.5% to $1,271 during the year ended December 31, 2024, from $1,183 during the year ended December 31, 2023; and
•	Daily company administration expenses increased by 20.3% to $338 during the year ended December 31, 2024, from $281 during the year ended December 31, 2023.

General and administrative expenses increased by 10.4% to $29.9 million during the year ended December 31, 2025, compared to $27.0 million during the year ended December 31, 2024. The increase of $2.8 million is mainly due to the increase by $2.7 million in the management fees charged by the Managers of $24.1 million in 2025 from $21.4 million in 2024.

Management fees which are denominated in Euros increased in 2025 compared to 2024 mainly due to the strengthening of the exchange rate of Euro against the USD during 2025.

Company’s administration expenses increased by $0.1 million to $5.8 million in 2025 from $5.7 million during 2024 due to increased environmental, social and governance expenses. As a result:

•	Daily general and administrative expenses which consist of daily management fees and daily company administration expenses, increased by 10.4% to $1,775 during the year ended December 31, 2025, from $1,609 during the year ended December 31, 2024;
•	Daily management fees increased by 12.6% to $1,430 during the year ended December 31, 2025, from $1,271 during the year ended December 31, 2024; and
•	Daily company administration expenses increased by 2.1% to $345 during the year ended December 31, 2025, from $338 during the year ended December 31, 2024.

Interest expense

Interest expense increased by 27.0% to $31.4 million during the year ended December 31, 2024, compared to $24.7 million, during the year ended December 31, 2023. This was the combined effect of:

i)	the increase in the weighted average interest rate of the outstanding indebtedness of 6.358% per annum (“p.a.”) for the year ended December 31, 2024, compared to the weighted average interest rate of the outstanding indebtedness of 6.034% p.a. for the year ended December 31, 2023 reflecting the increasing interest rate environment, and
ii)	the increase in average loans outstanding of $510.6 million during the year ended December 31, 2024, compared to the average loans outstanding of $445.4 million during the year ended December 31, 2023. The total principal amount of loans outstanding as of December 31, 2024 was $545.6 million, compared to $515.9 million as of December 31, 2023.

Interest expense decreased by 3.3% to $30.3 million during the year ended December 31, 2025, compared to $31.4 million, during the year ended December 31, 2024. This was the combined effect of:

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i)	the decrease in the weighted average interest rate of the outstanding indebtedness of 5.615% p.a. for the year ended December 31, 2025, compared to the weighted average interest rate of the outstanding indebtedness of 6.358% p.a. for the year ended December 31, 2024 reflecting the decreasing interest rate environment, and
ii)	the increase in average loans outstanding of $545.7 million during the year ended December 31, 2025, compared to the average loans outstanding of $510.6 million during the year ended December 31, 2024. The total principal amount of loans outstanding as of December 31, 2025 was $548.6 million, compared to $545.6 million as of December 31, 2024.

3.9    CAPITAL RESOURCES

The Company operates in a capital-intensive industry requiring significant investment in vessel acquisitions, fleet renewal and maintenance. The Company’s principal sources of liquidity consist of cash and cash equivalents, bank time deposits, cash generated from operating activities, available amounts under revolving credit facilities and other long-term financing arrangements, including secured bank debt and an unsecured bond issuance. The Company’s primary liquidity needs relate to debt service obligations, capital expenditures for vessel acquisitions and vessel improvements, vessel operating expenses, general and administrative expenses, financing costs, potential share repurchases and dividend payments to shareholders.

As of December 31, 2023, the Company had total liquidity of $285.8 million, consisting of $98.8 million in cash, cash equivalents, bank time deposits and restricted cash, $131.5 million available under its revolving credit facilities and up to $55.5 million available under financing agreements.

As of December 31, 2024, the Company had total liquidity of $276.1 million, consisting of $135.9 million in cash, cash equivalents, bank time deposits and restricted cash, and $140.2 million available under its revolving credit facilities.

As of December 31, 2025, the Company had total liquidity of $382.3 million, consisting of $162.8 million in cash, cash equivalents, bank time deposits and restricted cash, and $219.5 million available under its revolving credit facilities. As of December 31, 2025, the Company operated a fleet of 45 vessels and had six newbuild vessels in its orderbook. Contracted revenue amounted to approximately $164.2 million net of commissions, from Company’s non-cancellable spot and period time charter contracts, including contracted revenue linked to the BPI and BCI index, calculated as of December 31, 2025, which does not include the Scrubber benefit. Furthermore, the Company had additional borrowing capacity in relation to six newbuilds upon their delivery.

Aggregate remaining contractual obligations as of December 31, 2025 were $839.3 million, comprising:

•	$548.6 million of aggregate debt outstanding (2023: $515.9 million, 2024: $545.6 million), which adds:
›	$44.8 million short term debt (current portion of long-term debt payable in 2026) (2023: $27.2 million, 2024: $60.8 million)
›	$503.8 million long term debt (2023: $488.7 million, 2024: $484.8 million)
•	$161.2 million of remaining capital expenditure requirements relating to the six newbuild vessels (of which $110.1 million payable in 2026);
•	$40.8 million payments to the Company’s Managers which represent the daily and annual ship management fees, the acquisition fees and the supervision fees (of which $28.5 million payable in 2026); and
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•	$88.7 million of loan and swap interest and bond coupon payments (of which $24.8 million payable in 2026, estimated based on an assumed three-month SOFR of 3.652% as of December 31, 2025 plus applicable margins).

As of December 31, 2025, the Company had 19 outstanding financing arrangements plus one unsecured bond, with a combined outstanding balance of $548.6 million and maturities ranging between 2025 and 2034. During 2026, $44.8 million of long-term debt is scheduled for repayment.

As of April 30, 2026, liquidity stood at $399.5 million, consisting of $190.1 million in cash and cash equivalents, bank time deposits and restricted cash and $209.4 million available under revolving credit facilities.

As of the Date of this Prospectus, the Company has an existing fleet of 45 vessels, two of which are held for sale, and nine newbuild vessels in its orderbook. Furthermore, during 2026 and up to the Date of this Prospectus, the Company entered into a recapitulation agreement for the construction of an additional Kamsarmax vessel and a recapitulation agreement for the finance lease of a newbuild Capesize vessel. The recapitulation agreements are subject to customary terms, documentation and closing conditions. Upon consummation of the aforementioned agreements, the Company’s outstanding orderbook will consist of 11 vessels. Contracted revenue was approximately $154.3 million, net of commissions, from its non-cancellable spot and period time charter contracts, including contracted revenue linked to the BPI and BCI14, calculated as of the date of this Prospectus, which does not include the Scrubber benefit. Furthermore, the Company had additional borrowing capacity in relation to nine newbuilds upon their delivery.

The Company’s primary liquidity needs are to fund debt repayment, capital expenditures in relation to vessel acquisitions and vessel improvements, vessel operating expenses, general and administrative expenses, financing expenses and potential redemption of Preferred Shares, repurchase of Common Stock Shares and dividend payments to the Company’s shareholders. The Company anticipates that its primary sources of funds will be existing cash and cash equivalents and bank time deposits, cash generated from operations, available amounts under the Company’s revolving credit facilities and, possibly, other future equity or debt financing. Future needs in relation to financing and investing activities may involve equity issuance or refinancing of existing debt and financing of any future fleet replacement and expansion program or fleet upgrades and improvements, in addition to use of the Company’s existing cash and operating cash surplus.

The Group’s total shareholders’ equity as of December 31, 2023, 2024 and 2025 was $792,511 million, $831,618 million and $830,707 million, respectively.

Sources and Amounts of Cash Flows

The following tables set forth the Company’s cash flow statement for the years 2023 - 2025:

14 The calculation of contracted revenue linked to the BPI and BCI indices is based on the respective indices as of May 25, 2026.

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in $ thousands)	01.01.2023 - 31.12.2023	01.01.2024 - 31.12.2024	01.01.2025 - 31.12.2025
Cash, cash equivalents and restricted cash at beginning of year	59,086	59,061	91,558
Net Cash Provided by Operating Activities	122,207	130,458	102,292
Net Cash (Used in)/Provided by Investing Activities	(151,726)	(71,732)	9,700
Net Cash Provided by/(Used in) Financing Activities	29,141	(25,858)	(52,371)
Cash, cash equivalents and restricted cash at end of year	59,061	91,558	151,254

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Consolidated Financial Statements

Net Cash Provided by Operating Activities

Net cash provided by operating activities amounted to $130.5 million in 2024 compared to $122.2 million in 2023. This consisted primarily of net income after non-cash items of $140.5 million, partially offset by a decrease in working capital of $10.0 million. The increase in operating cash flows in 2024 compared to 2023 was primarily attributable to:

•	Increased net revenues of $23.2 million;
•	Decreased vessel voyage expenses of $4.9 million;
•	Increased interest expense of $6.7 million;
•	Increased operating expenses of $3.4 million; and
•	Increased general and administrative expenses of $3.3 million.

Changes in working capital were mainly driven by increased receivables of $4.6 million, due to bunker settlements and decreased unearned revenue of $4.9 million, reflecting timing of collections and revenue recognition.

Net cash provided by operating activities amounted to $102.3 million in 2025 compared to $130.5 million in 2024. This consisted primarily of net income after non-cash items of $106.7 million, partially offset by a decrease in working capital of $4.4 million. The decrease in operating cash flows in 2025 compared to 2024 was primarily attributable to:

•	Decreased net revenues of $31.9 million;
•	Increased vessel voyage expenses of $2.8 million;
•	Decreased interest expense of $1.0 million;
•	Increased operating expenses of $4.8 million; and
•	Increased general and administrative expenses of $2.8 million.

Changes in working capital were mainly driven by increased inventories of $8.0 million, due to the increased number of vessels in the spot market, decreased unearned revenue of $1.6 million, reflecting timing of collections and revenue recognition partially offset by the decreased receivables of $4.5 million due to bunker settlements.

Net Cash (Used in)/Provided by Investing Activities

Net cash used in investing activities was $71.7 million in 2024 compared to $151.7 million in 2023. The $80.0 million decrease in investing activities was primarily attributable to:

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•	$64.3 million decrease in payments for vessel acquisitions, advances for vessels under construction and major improvements;
•	$47.2 million increase in proceeds from sale of assets; and
•	a net increase of $4.9 million in time deposits in 2024 compared to a net decrease of $26.6 million in 2023.

Net cash provided by investing activities was $9.7 million in 2025 compared to net cash used in investing activities of $71.7 million in 2024. The $81.4 million increase in investing activities was primarily attributable to:

•	$102.8 million decrease in payments for vessel acquisitions, advances for vessels under construction and major improvements;
•	$54.6 million decrease in proceeds from sale of assets;
•	$4.8 million increase in short term investment; and
•	a net decrease of $33.1 million in time deposits in 2024 compared to a net increase of $4.9 million in 2023.

Net Cash Provided by/(Used in) Financing Activities

Net cash used in financing activities was $25.9 million in 2024 compared to net cash provided by financing activities of $29.1 million in 2023. The $55.0 million increase in financing activities was mainly attributable to:

•	$46.9 million increase in long-term debt principal repayments;
•	$6.9 million decrease in proceeds from long-term debt;
•	$2.7 million increase in common share repurchases;
•	partially offset by $1.2 million decrease in dividend payments and $0.3 million decrease in other financing liability payments.

Net cash used in financing activities was $52.4 million in 2025 compared to $25.9 million in 2024. The $26.5 million increase in financing activities was mainly attributable to:

•	$13.3 million increase in long-term debt principal repayments;
•	$33.4 million decrease in proceeds from long-term debt;
•	partially offset by $17.9 million decrease in common repurchases, $0.9 million decrease in dividend payments, $0.8 million decrease in other financing liability payments, and $0.6 million decrease in payments of deferred financing costs.

Borrowing Requirements and Funding Structure

The Company operates in a capital intensive industry, which requires significant amounts of investment, and funds a portion of this investment through long-term debt. The Company or its Subsidiaries have generally entered into financing arrangements in order to finance the acquisition of vessels, to refinance existing indebtedness and for general corporate purposes.

As of December 31, 2024:

•	The Company had 22 financing arrangements with terms ranging from five to 10 years.
•	Facilities are generally amortizing with monthly or quarterly principal payments and balloon payments at maturity.
•	Interest is typically calculated at SOFR plus a margin (and a credit adjustment spread where applicable), with certain facilities bearing fixed interest on all or part of the principal.
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•	Security includes first priority mortgages over vessels, assignments of insurances and earnings, ownership interests under sale and leaseback structures, and corporate guarantees.

During 2024, the Company received proceeds of $248.3 million under its credit and financing facilities and repaid $212.1 million of its indebtedness. These debt facilities had maturity dates between 2025 and 2034. During 2025, the Company was scheduled to repay $60.8 million of its long-term debt outstanding as of December 31, 2024.

As of December 31, 2025:

•	The Company had 19 financing arrangements with terms ranging from five to 10 years.
•	Facilities are generally amortizing with monthly or quarterly principal payments and balloon payments at maturity.
•	Interest is typically calculated at SOFR plus a margin (and credit adjustment spread where applicable), with certain facilities bearing fixed interest on all or part of the principal.
•	Security includes first priority mortgages over vessels, assignments of insurances and earnings, ownership interests under sale and leaseback structures, and corporate guarantees.

During 2025, the Company received proceeds of $215.0 million under its credit and financing facilities and repaid $225.5 million of its indebtedness. These debt facilities had maturity dates between 2025 and 2034. During 2026, the Company was scheduled to repay $44.8 million of its long-term debt outstanding as of December 31, 2025.

Unsecured Bond

In February 2022, a subsidiary of the Company issued a €100.0 million bond, not secured by any of the Company’s vessels or any other asset, listed on Euronext Athens (ticker: SBB1). The bond is guaranteed by the Company, is non-amortizing, matures in February 2027 and bears a 2.95% coupon, payable semi-annually, and is redeemable early at a premium ranging from 1.5% to 0.5% of the redeemed amount, depending on the timing of the redemption. The net proceeds were used for the acquisition of vessels.

Share Repurchase Program

In December 2025, the Company authorized an additional repurchase program for up to 10,000,000 Common Stock Shares. The program supersedes any prior repurchase program of the Company. As of the Date of this Prospectus, the Company had repurchased and cancelled an amount of 515,469 Common Stock Shares under the repurchase program.

Restrictions on the Use of Capital Resources

Covenants Under the Credit facilities

The credit facilities impose operating and financial restrictions on the Company. These restrictions in the Company’s existing credit facilities generally limit the Subsidiaries’ ability to, among other things, and subject to exceptions set forth in such credit facilities:

•	Pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends;
•	Enter into certain long-term charters without the lenders’ consent;
•	Incur additional indebtedness, including through the issuance of guarantees;
•	Change the flag, class or management of the vessel mortgaged under such facility or terminate or materially amend the management agreement relating to such vessel;
•	Create liens on their assets;
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•	Make loans;
•	Make investments;
•	Make capital expenditures;
•	Undergo a change in ownership or control or permit a change in ownership and control of the Company’s Managers;
•	Sell the vessel mortgaged under such facility; and
•	Change the Company’s chief executive officer.

The Company’s credit facilities also require certain of the Subsidiaries to maintain financial ratios and satisfy financial covenants. Depending on the credit facility, certain of the Subsidiaries are subject to financial ratios and covenants requiring that these Subsidiaries:

•	Meet the Minimum Value Covenant of 105%, 112%, 120%, 125% or 135%, as the case may be, for credit facilities outstanding;
•	Maintain a minimum cash balance per vessel from $200,000 to $500,000 as the case may be; and
•	Ensure that the Company complies with certain financial covenants under the guarantees described below.

In addition, under guarantees the Company has entered into, with respect to certain of the Subsidiaries’ existing credit facilities, the Company is subject to financial covenants.

Depending on the facility, these financial covenants include the following:

•	Under the Consolidated Leverage Covenant, the Company’s total consolidated liabilities divided by the Company’s total consolidated assets (based on the market value of all vessels owned or leased on a finance lease taking into account their employment, and the book value of all other assets) must not exceed 85%;
•	Under the Net Worth Covenant, the Company’s total consolidated assets (based on the market value of all vessels owned or leased on a finance lease taking into account their employment, and the book value of all other assets) less the Company’s total consolidated liabilities must not be less than $150 million;
•	Under the EBITDA Covenant, the ratio of the Company’s EBITDA over consolidated interest expense must not be less than 2.0:1, on a trailing 12 months’ basis;
•	Under the Control Covenant, a minimum of 30% or 35%, as the case may be, of the Company’s shares shall remain directly or indirectly beneficially owned by the Hajioannou family for the duration of the relevant credit facilities and, in the case of one facility, Polys Hajioannou is required to beneficially hold a minimum of 20% of the voting and ownership rights; and
•	Payment of dividends is subject to no event of default having occurred and be continuing or would occur as a result of the payment of such dividends

The Minimum Value Covenant, Consolidated Leverage Covenant, EBITDA Covenant, Net Worth Covenant and Control Covenant do not apply to the Pinewood, Shikokuepta, Agros, Kyotofriendo One, Yasudyo, Shimaeight and Shimasix financing agreements. The EBITDA Covenant does not apply to the Monagrouli, Shimafive and Shimaseven loan facilities. The Minimum Value Covenant does not apply to the Maxtessera financing agreements.

As of December 31, 2025, the Company was in compliance with all debt covenants that were in effect with respect to its credit facilities.

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Failure to comply with covenants could result in acceleration of indebtedness and foreclosure on vessels, which could materially and adversely affect the Company’s business, financial condition, results of operations and dividend policy.

Covenants Under the Bond

Under the Bond, the Company is subject to financial covenants, including the following:

•	Under the Consolidated Leverage Covenant, the Company’s total consolidated liabilities divided by the Company’s total consolidated assets (based on the market value of all vessels owned or leased on a finance lease taking into account their employment, and the book value of all other assets) must not exceed 85%;
•	Under the Net Worth Covenant, the Company’s total consolidated assets (based on the market value of all vessels owned or leased on a finance lease taking into account their employment, and the book value of all other assets) less the Company’s total consolidated liabilities must not be less than $150 million;
•	Under the EBITDA Covenant, the ratio of the Company’s EBITDA over consolidated net interest expense must not be less than 2.0:1, on a trailing 12 months’ basis;
•	Payment of dividends is subject to no event of default having occurred and be continuing or would occur as a result of the payment of such dividends;
•	A minimum of 30% of the Company’s voting and ownership rights shall remain directly or indirectly beneficially owned by the Hajioannou family for the duration of the Bond.

As of December 31, 2025, the Company was in compliance with all covenants that were in effect with respect to the Bond.

Anticipated sources of funds to fulfill investment commitments

The Company’s investment commitments primarily relate to capital expenditure requirements for the acquisition of six newbuild vessels, amounting to $161.2 million as of December 31, 2025.

The anticipated sources of funds to finance such investment commitments include:

•	Existing cash and cash equivalents and bank time deposits;
•	Cash generated from operations;
•	Available amounts under revolving credit facilities;
•	Additional borrowing capacity;
•	Potential future equity or debt financing; and

The Company’s contracted cash flows from operations, committed borrowing capacity and existing cash and cash equivalents will be sufficient to fund the operations of Company’s fleet and any other present financial requirements of the Company, including its working capital requirements, and its capital expenditure requirements at least through the end of the first quarter of 2027.

Regarding the source of funds for the current firm investment commitments as of the date of the Prospectus, please see section 3.6.2 “Investments in progress and investments with firm commitments”.

For the information contained in this section, agreed-upon procedures have been performed by Deloitte Certified Public Accountants S.A., in accordance with the International Standard on Related Services 4400 (Revised) “Engagements to Perform Agreed-Upon Procedures,” as described in its report dated 27.05.2026.

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3.10    REGULATORY ENVIRONMENT

Regulations: Safety and the Environment

General

Oceangoing vessels are subject to international conventions, national, state and local laws and regulations in force in international waters and the countries in which they operate or are registered.

The International Maritime Organization is the United Nations specialized agency with responsibility for the safety and security of shipping and the prevention of marine and atmospheric pollution by ships. Key IMO Conventions are the International Convention for the Safety of Life at Sea, 1974, as amended, which provides for the International Safety Management code and the International Ship Port-facility Security; the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocols of 1978 and 1997; and the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers as amended, including the 1995 and the Manila Amendments. Other IMO regulations, in part, regulate maritime labor (the Maritime Labor Convention), greenhouse gas emissions, ballast water discharges, control of vessel antifouling systems and vessels’ recycling.

The United States through the Environmental Protection Agency have a regulatory framework which includes the Oil Pollution Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act and the Clean Air Act.

The European Union focuses specifically on greenhouse gas emissions reduction through monitoring, trading scheme, adaptation of EU legislation to achieve CO2 emission targets and the reduction of carbon content in fuels through a penalty mechanism.

Other national and local regulatory bodies in the jurisdictions where the Company’s vessels travel and in the ports where the Company’s vessels call, may have imposed or in the future may impose additional regulations, which the Company monitors.

A variety of governmental and private entities subject the Company’s vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (such as the US Coast Guard, the Australian Maritime Safety Authority - AMSA, the China Maritime Safety Administration – MSA, other Port State Controls and the harbor master or equivalent where the Company calls), classification societies, flag state administration (country of registry), charterers and terminal operators. Certain of these entities require the Company to obtain permits, licenses, financial assurances and certificates for the operation of the Company’s vessels.

The Company’s fleet complies with all current requirements and follows the periodical surveys required (see section 2.1.4 (v) “Increased inspection procedures, revised inspection age trigger and safety score changes, tighter import and export controls and survey requirements could increase costs, adversely affect the employment of the Group vessels and could have a material adverse effect on the Group’s business, financial condition, and results of operations.”).

In 2024, as part of the ISM compliance, the Company voluntarily implemented, an Integrated Management System in compliance with DryBMS standard, replacing the existing Safety Management Systems, focusing on crew welfare, Code of Conduct and targeting higher levels of performance in terms of safety, health, security and pollution prevention of the Company’s fleet. The Managers are certified with ISO 14001 and ISO 50001 relating to environmental standards and energy efficiency respectively, while the Company has obtained additional environmental class notation for most of the Company’s fleet. The Company, also undertakes timely Rightship inspections, which classify vessels according to

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holistic operational, technical, crew and safety requirements for older vessels gradually reaching a reducing age limit towards ten years, securing employability by major charterers (see section 2.1.4 (i) “The Group is subject to regulations and liability under environmental laws which may include marine pollution and illegal discharge of oily substances to the sea, and air pollution from vessels’ operation, that require significant expenditures which can affect the ability and competitiveness of the Group’s vessels to trade, its results of operations and financial condition.”).

Under the Company’s Management Agreements, the Managers have assumed technical management responsibility for the Company’s fleet, including compliance with all applicable regulations. If the Management Agreements with the Managers terminate, the Company will attempt to hire another party to assume this responsibility. In the event of termination, the Company might be unable to hire another party to perform these and other services for the present fee structure and related costs. However, due to the nature of the Company’s relationship with the Managers, the Company does not expect the Management Agreements to be terminated early.

3.10.1    IMO Regulations

IMO regulations

Prevention of Air Pollution from Ships - MARPOL Annex VI

MARPOL Annex VI sets limits on sulphur oxide and nitrogen oxide emissions from vessel exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons.

Emission Control Areas have been established with more stringent controls on sulphur emissions. In ECA vessels must use more expensive fuels with fuel sulphur content up to 0.1%, while the global sulphur cap was set at 3.5% before 2020. Presently, designated ECAs include specified areas of North America, the Caribbean, the North Sea and the Baltic Sea. The Mediterranean Sea was designated an ECA in 2024, which status took effect on May 1, 2025.

In 2008, the IMO Marine Environment Protection Committee adopted amendments to Annex VI regarding particulate matter, nitrogen oxides and sulphur oxide emissions. These amendments, which entered into force in 2010, are designed to reduce air pollution from vessels by, among other things by:

•	Establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation (Tier I, Tier II, Tier III); and
•	Implementing a progressive reduction of sulphur oxide emissions from ships.

In relation to Sulphur Oxides, a new global 0.5% sulphur cap on marine fuels came into force on January 1, 2020 reducing the previous sulphur cap of 3.5%, while the sulphur content of up to 0.1% is maintained for ECA. Vessels may use LSMGO (0.1% sulphur content) for ECA and VLSFO (0.5% sulphur content) globally, or HSFO (3.5% sulphur content) if they are equipped with Scrubbers. The viability of Scrubber investments mainly depends on the price differential between VLSFO, which usually is more expensive than HSFO. In case the Scrubber is designed to reduce sulphur oxide emissions to below 0.1% equivalent fuel sulphur content, HSFO may also be used in ECA improving the viability of Scrubber investments. Effluents restrictions from Scrubbers have been or are considered to be imposed in various jurisdictions, mainly in ports, which may affect the use, and as a consequence, the viability of such investments.

In response to sulphur oxides emissions regulations, since 2019 the Company has installed Scrubbers on 20 of the Company’s vessels. In all Scrubber-fitted vessels the Company has introduced critical spares inventory on board to secure smooth operation and compliance with existing regulations.

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The Company’s non-Scrubber-fitted vessels may use LSMGO for ECA passage and VLSFO globally. The Company’s Scrubber-fitted vessels, which use HSFO, are designed to reduce the sulphur emissions of HSFO to levels below 0.1% sulphur content. As a result, they are suitable for global use and ECA passage with the cheaper HSFO, providing an additional commercial advantage based on further increased price differential of LSMGO versus HSFO compared to price differential of VLSFO versus HSFO and a further environmental advantage due to their reduced SOx emissions.

Additional, or new regulatory requirements, including the adoption of additional ECA, or other new or more stringent emissions requirements adopted by the IMO, the US, the EU, or individual states in which the Company operates, could require vessel modifications or otherwise increase the costs of the Company’s operations. For example, the addition of Mediterranean Sea ECA, effective since May 1, 2025, is expected to increase fuel costs for non-scrubber-fitted vessels operating in the region and may influence trade patterns depending on future compliance trends.

Discharge Regulations (MARPOL Annexes I, IV & V)

Discharges of oily substances, at sea: MARPOL Annex I covers all the fluids which contain oil and can be discharged overboard at sea. The affirmed objective of MARPOL Annex I, which entered into force on October 2, 1983, is to protect the marine environment through the complete elimination of pollution by oil and other damaging elements and to lessen the chances of accidental discharge of any such elements. Vessels are equipped with 15ppm oily water separator which prevents oil to be discharged at sea above this concentration. Violation of this regulation or faulty operation of this equipment could lead to substantial financial penalties, criminal actions against the Company and Company’s crew and detention of the vessel. The Company complies with all provisions of MARPOL Annex I and have developed crew training sessions, managerial procedures, regular reviews and inspections to ensure such compliance by the Company’s vessels. Violation of MARPOL Annex I would have a material adverse effect on the Company’s business, financial condition and results of operations and would affect the Company’s reputation.

Discharges of sewage: MARPOL Annex IV contains a set of regulations regarding the discharge of sewage into the sea from ships, including regulations regarding the ships’ equipment and systems for the control of sewage discharge, the provision of port reception facilities for sewage, and requirements for survey and certification. The Company complies with all provisions of MARPOL Annex IV and regularly conduct reviews and inspections to ensure such compliance with the Company’s vessels.

Discharge of garbage: MARPOL Annex V seeks to reduce the amount of garbage being discharged into the sea from ships. Garbage includes, among other things, all kinds of food waste, domestic and operational waste, all plastics, cargo residues, incinerator ashes, cooking oil etc. and should be disposed of continuously or periodically at port garbage reception facilities. The Company complies with all provisions of MARPOL Annex V and regularly conduct reviews and inspections to ensure such compliance with the Company’s vessels.

Greenhouse Gas Regulations

The IMO GHG strategy aims to significantly curb GHG emissions from international shipping. The strategy now aims to reduce well-to-wake GHG emissions by 20%, striving for 30% in 2030 and then 70%, striving for 80%, in 2040 compared to 2008, and reaching net-zero by 2050. There is also a 2030 target to achieve an uptake of zero or near-zero GHG emissions technologies, fuels and/or energy sources, representing at least 5%, striving for 10% of the energy used by international shipping. The GHG Strategy also addresses life cycle GHG emissions, with the overall objective of reducing GHG

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emissions within the boundaries of international shipping and preventing a shift of emissions to other sectors.

As of January 1, 2018, the Company’s vessels began monitoring and reporting CO2 emissions pursuant to the IMO Data Collection System regulation.

IMO has developed short term measures for GHG reduction including the Energy Efficiency Design Index, the Energy Efficiency Existing Ship Index and the Carbon Intensity index and is in progress of developing medium term measures including a goal-based marine fuel standard and an economic element known as “Levy”.

Short-term measures

The EEDI: The EEDI provides a specific figure for an individual vessel design, expressed in grams of CO2 per ship’s capacity-mile (grams of CO2 per ton mile) and is calculated by a formula based on the technical parameters for a specific ship defined during its design stage. The reduction of EEDI for newbuilds takes place in three phases in a staggered manner, namely Phase 1 (between 2015 to 2019), 2 (between 2020 to 2024) and 3 (after 2025), each phase providing for a reduction by 10%, 20% and 30% respectively compared to a reference line representing the average efficiency for ships built between 2000 and 2010. EEDI Phase 4 can be introduced later this decade, further tightening requirements for newbuilds.

The EEXI: Like the EEDI, the EEXI is a design efficiency index calculated for an existing vessel, which requires a vessel to achieve a required level of technical efficiency (the “Required EEXI”) under specified reference conditions. The Required EEXI is the vessel’s required maximum grams of CO2 emitted per ship’s capacity-mile (grams of CO2 per ton mile) under reference conditions, given its type and capacity and is set to a 20% reduction of CO2 emissions for existing ships.

Compliance is determined by the vessel’s design and arrangements and can be achieved either by implementation of energy efficiency measures or by limiting the maximum continuous rating of main engine leading to reduced vessel speed.

This regulation entered into force on January 1, 2023. Demonstration of compliance is required by the vessel’s first survey for the issue or endorsement of the International Air Pollution Prevention Certification, following entry into force.

All of the Company’s vessels have been issued an International Energy Efficiency Certificate by the classification society with respect to compliance with the applicable requirements of the regulation.

However, further, reduction of the Required EEXI could correspond to lower vessel speeds below her operational and technical requirements making her commercially inefficient or may require additional energy efficiency investments, affecting vessel’s valuation the Company’s financial condition and the results of operations.

The CII: A mandatory CII expressed by the Annual Efficiency Ratio in grams of CO2 per dwt-mile, and a rating scheme was introduced on January 1, 2023, where all cargo vessels above 5,000 GT are given a rating of A to E every year as part of the IMO GHG Short Term measures. The rating thresholds will become increasingly stringent towards 2030. For ships that achieve a D rating for three consecutive years or an E rating, a corrective action plan needs to be developed as part of the Ship’s Energy Efficiency Management Plan (“SEEMP”) and approved. The SEEMP requirements are strengthened to include mandatory content, such as an implementation plan on how to achieve the CII targets and was reviewed at the end of 2025, with particular focus on the enforcement of the carbon intensity rating requirements.

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Candidate mid-term measures:

To ensure that shipping reaches the stated ambitions, the IMO has decided to implement a basket of measures consisting of two parts:

•	A technical element which will be a GFS regulating the phased reduction of marine fuel GHG intensity.
•	An economic element widely known as Levy, which will be some form of a maritime GHG emissions pricing mechanism.

MEPC 80 adopted the Guidelines on Life Cycle Assessment of GHG Intensity of Marine Fuels, which set out methods for calculating well-to-wake and tank-to-wake GHG emissions for all fuels and other energy carriers (e.g. electricity) used on a ship. These guidelines do not include any provision for application or requirements; they are intended to support the GFS under development. The IMO guidelines will be kept under review and developed further in the coming years, focusing on default emissions factors, sustainability criteria, fuel certification and handling of on-board carbon capture.

However, discussions at MEPC 83 highlighted significant divergences among member states regarding the design of the global pricing mechanism, the treatment of revenues, and the methodology for assessing the life-cycle emissions of fuels. As a result, the formal adoption of the mid-term measures, has been delayed for at least 1 year from the earlier indicative timeline. The IMO has scheduled further negotiations for upcoming MEPC in 2026, and there is increasing uncertainty whether the measures will enter into force.

IMO GHG Regulations Impact

GHG reduction measures adopted, or further additional measures to be adopted by the IMO, may impose operational and financial restrictions, carbon tax and penalties affecting initially more, less efficient vessels starting from 2023, gradually affecting younger vessels, even newbuilds after 2030, reducing their trade and competitiveness, increasing their environmental compliance costs, imposing additional energy efficiency investments, or even making such vessels obsolete. Furthermore, the cost of new alternative fuels is expected to be high compared to fossil fuels and their availability at this stage, unknown.

All such and potentially other developments may result in financial impacts on the Company’s operations that the Company cannot predict with certainty at this time, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Other conventions relating to prevention of marine pollution

Control of Harmful Anti-fouling Systems on Ships convention

In 2001, IMO adopted the Anti-fouling system control convention which entered into force in 2008. The convention bans anti-fouling paints, which prevent marine life from attaching to ships but harm the environment and disrupt ecosystems. Parties to the Convention must ensure their ships, and others entering their ports, comply with these rules. All of the Company’s vessels have been issued an International Anti-Fouling System Certificate by the classification society with respect to compliance with the applicable requirements of the regulation.

Ballast Water Management convention

In 2004 the IMO adopted the BWM Convention, implementing regulations calling for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention took effect in September 2017 with certain extensions. By

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September 8, 2024, all vessels subject to the BWM Convention are required to have installed a ballast water treatment system. The Company has installed a ballast water treatment system in all of the Company’s vessels and a Ballast Water Management Plan Statement of Compliance was issued.

Hong Kong Convention for the Safe and Environmentally Sound Recycling of Ships

On May 15, 2009, the IMO adopted the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 (the “Hong Kong Convention”). The Hong Kong Convention will enter into force two years after it has been ratified by IMO member states representing at least 40% of the world fleet. The convention was signed by 67 member states of the IMO, and entered into force on June 26, 2025, following the fulfillment of the ratification criteria by Bangladesh and Liberia on June 26, 2023. One of the key requirements of the Hong Kong Convention will be for ships over 500 gross tones operating in international waters to maintain an Inventory of Hazardous Materials (an “IHM”). The Company has established policies to ensure that each of the Company’s vessels covered by the Convention will maintain an accurate and up to date IHM. The Company is working actively with shipyards constructing the Company’s newbuilds on order to ensure that the vessels will be properly equipped with IHM.

3.10.2    US Regulations

Oil Pollution Act

The OPA 90 streamlined and strengthened EPA’s ability to prevent and respond to catastrophic oil spills. A trust fund financed by a tax on oil is available to clean up spills when the responsible party is incapable or unwilling to do so. The OPA 90 requires oil storage facilities and vessels to submit to the Federal government plans detailing how they will respond to large discharges. EPA has published regulations for above ground storage facilities; The OPA also requires the development of Area Contingency Plans to prepare and plan for oil spill response on a regional scale. All of the Company’s vessels have USCG approved response plans.

OPA 90 preserves the right to recover damages under other existing laws, including maritime tort law.

All owners and operators of vessels over 300 gross tons are required to establish and maintain with the USCG evidence of financial responsibility sufficient to meet their potential aggregate liabilities under OPA 90 and under the CERCLA which is discussed in the following paragraph. An owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessel in the fleet having the greatest maximum liability under OPA 90 and CERCLA. The Company has complied with these requirements by providing a financial guarantee evidencing sufficient self-insurance. The Company has satisfied these requirements and obtained a USCG certificate of financial responsibility for all of the Company’s vessels.

The limits of responsible parties’ liability do not apply if an incident was directly caused by violation of applicable US safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

The USCG’s regulations concerning certificates of financial responsibility provide, in accordance with OPA 90, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility, and that the insurer or guarantor may only assert limited defenses. Certain organizations that had typically provided certificates of financial responsibility under pre-OPA 90 laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive

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insurance policy defenses. This requirement may limit the availability of coverage required by the USCG and could increase the Company’s costs of obtaining this insurance for the Company’s fleet, as well as the costs of the Company’s competitors that also require such coverage.

OPA 90 requires the owner or operator of any non-tank vessel of 400 gross tons or more that carries oil of any kind as a fuel for main propulsion, including bunkers, to prepare and submit a response plan for each vessel.

OPA 90 specifically permits individual states to impose their own liability regimes regarding oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where the Company’s vessels call.

The Company currently maintains, for each of the Company’s vessels, oil pollution liability coverage insurance in the amount of $1.0 billion per incident. Although the Company’s vessels carry a relatively small number of bunkers, a spill of oil from one of the Company’s vessels could be catastrophic under certain circumstances. The Company also carries hull and machinery protection and indemnity insurance to cover the risks of fire and explosion.

While the Company believes that its existing insurance coverage is adequate, not all risks can be insured and there can be no guarantee that any specific claim will be paid, or that the Company will always be able to obtain adequate insurance coverage at reasonable rates. If the damage from a catastrophic spill exceeds the Company’s insurance coverage, the payment of that damage could have a severe, adverse effect on the Company and could possibly result in the Company’s insolvency.

Comprehensive Environmental Response Compensation and Liability Act

The CERCLA was enacted by Congress on December 11, 1980. This law created a tax on the chemical and petroleum industries and provided broad Federal authority to respond directly to releases or threatened releases of hazardous substances that may endanger public health or the environment.

Liability under CERCLA is generally limited to the greater of $300 per gross ton or $0.5 million per vessel carrying non-hazardous substances ($5.0 million for vessels carrying hazardous substances), unless the incident is caused by gross negligence, willful misconduct or a violation of certain regulations, in which case liability is unlimited.

Clean Water Act

The Clean Water Act establishes the basic structure for regulating discharges of pollutants into the waters of the United States and regulating quality standards for surface waters. The basis of the CWA was enacted in 1948 and was called the Federal Water Pollution Control Act, but the Act was significantly reorganized and expanded in 1972. “Clean Water Act” became the Act’s common name with amendments in 1972.

Under the CWA, EPA has implemented pollution control programs such as setting wastewater standards for industry. EPA has also developed national water quality criteria recommendations for pollutants in surface waters.

It also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under the more recently enacted OPA 90 and CERCLA, discussed above. Under the CWA, EPA has implemented pollution control programs such as setting wastewater standards for

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industry. The CWA made it unlawful to discharge any pollutant from a point source into navigable waters, under certain conditions.

Under EPA regulations, commercial vessels greater than 79 feet in length are required to obtain coverage under the National Pollutant Discharge Elimination System the US Vessel General Permit (the “VGP”) to discharge ballast water and other wastewater into US waters by submitting a Notice of Intent (a “NOI”).

The Company has submitted NOIs for its vessels operating in US waters and anticipate incurring costs to meet the requirements of the VGP.

In addition, various states have enacted legislation restricting ballast water discharges and the introduction of non-indigenous species considered to be invasive. These and any similar ballast water discharge restrictions enacted in the future could increase the costs of operating in the relevant waters.

The current VGP, issued by EPA in 2013 (the “2013 VGP”), requires most vessels to meet numeric ballast water discharge limits on a staggered schedule based on the first dry docking after January 1, 2014, or January 1, 2016 (depending on vessel ballast capacity). The 2013 VGP also requires vessel modifications and the installation of ballast treatment equipment which will significantly increase the cost of investments to comply with such requirements.

The 2013 VGP contains more stringent effluent limits for oil to sea interfaces and exhaust gas scrubber wash water, aimed at improving environmental protection of US waters. The 2013 VGP requires the use of an environmentally acceptable lubricant for all oil to sea interfaces for vessels or alternative seal systems, unless technically infeasible. The intent of this new requirement is to reduce the environmental impact of lubricant discharges on the aquatic ecosystem by increasing the use of environmentally acceptable lubricants for vessels operating in waters of the US. All of the Company’s vessels are in compliance with the 2013 VGP.

On December 4, 2018, the Vessel Incidental Discharge Act (“VIDA”) requires EPA to develop new national standards of performance for commercial vessel incidental discharges and the USCG to develop corresponding implementing regulations.

Pursuant to VIDA, the VGP interim requirements apply until EPA publishes future standards and the USCG publishes corresponding implementing regulations under VIDA (anticipated in late 2026).

Several US states, such as California, adopted more stringent legislation or regulations relating to the permitting and management of ballast water discharges compared to EPA regulations. These requirements do not currently impact the Company’s operational costs, as such technologies are not currently available. However, if a decision is made to comply with such requirements, The Company could incur additional investment during the installation of any such ballast water treatment plants.

Clean Air Act

To protect public health and welfare nationwide, the Clean Air Act requires EPA to establish national ambient air quality standards for certain common and widespread pollutants based on the latest science.

EPA has set air quality standards for six common “criteria pollutants”: particulate matter (also known as particle pollution), ground-level ozone, sulfur dioxide, nitrogen dioxide, carbon monoxide, and lead.

States are required to adopt enforceable implementation plans to achieve and maintain air quality meeting the air quality standards. State implementation plans (“SIPs”) also must control emissions that drift across state lines and harm air quality in downwind states. The setting of these pollutant standards

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was coupled with directing the states to develop SIPs, applicable to appropriate industrial sources in the state, in order to achieve these standards. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment.

3.10.3    European Union Regulations

Greenhouse Gas Regulations

The EU has implemented environmental policies targeting to curb CO2 emissions, having intermediate targets 55% reduction by 2030 and 80% reduction by 2050. The EU legislation covers inwards and outwards voyages to and from EU ports as well as intra voyages within EU. The monitoring, reporting and verification of CO2 emissions from maritime transport is done through the EU MRV mechanism, which runs in parallel with the globally applicable IMO DCS system. The main pillars of legislation include a trading scheme EU ETS applicable from January 1, 2024 and a penalty scheme known as Fuel EU, which promotes the use of alternative low carbon intensity non biological origin fuels, applicable from January 1, 2025.

EU Emissions Trading System

The European Parliament and Council have revised the EU ETS, Directive 2003/87/EC, introducing the extension to maritime transport which initiated January 1, 2024. The EU ETS is a cornerstone of the EU’s policy to combat climate change and its key tool for reducing greenhouse gas emissions cost-effectively.

The EU ETS, requires shipping companies to surrender 40% of European Union Allowances (“EUAs”) in 2024, 70% in 2025 and 100% in 2026; each EUA corresponding to a ton of CO2 equivalent emitted, as recorded by the EU MRV. All emissions from intra-EU voyages and within EU ports will be covered by the EU ETS, and 50% of the emissions for journeys to or from a non-EU country.

The annual procedure of EU MRV, together with all the associated processes, is known as the EU ETS compliance cycle. Operators covered by the EU ETS are required to have an approved monitoring plan for monitoring and reporting annual emissions. Every year, operators must submit an emissions report. The data for a given year must be verified by an accredited verifier by March 31 of the following year. Once verified, operators must surrender the equivalent number of EUAs by September 30 of that year. The Company is responsible to surrender the EUAs to the relevant EU authorities and to collect them from the charterers according to the principle “the polluter pays”.

The EU Emissions Trading Directive 2023/959/EC extended the EU Emissions Trading System to maritime transport and provides that all maritime emissions allowances are to be auctioned, with no free allocation. A total of 78.4 million allowances has been earmarked for auction specifically for the maritime sector. Allowances must therefore be acquired through the open market, which may entail significant cost, particularly in periods of elevated demand when multiple shipping companies seek to procure allowances simultaneously. Compliance with the EU ETS has required the implementation of new systems, specialized personnel, enhanced data management and reporting infrastructure including controls and procedures, revised service agreements, and cost-recovery mechanisms, resulting in material upfront and ongoing administrative costs. The total cost of compliance, including future EU emissions liabilities and the cost of acquiring emissions allowances (to the extent required), is inherently difficult to forecast on an annual basis. Such costs depend on several variables, including the Company’s fleet size, trading patterns within and to and from the EU, prevailing allowance prices etc. Since the inclusion of maritime transport, the price of EU Allowances (EUAs) has exhibited significant volatility, with wide price fluctuations observed throughout 2024 and 2025, which may materially affect the Company’s voyage economics and overall profitability. The Company continuously evaluate EUA

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procurement strategies, timing considerations, and hedging opportunities in order to manage exposure and mitigate the financial impact of ETS related volatility.

EU “Fit-for-55” and Fuel EU Maritime

In July 2021, the EU tabled the ‘Fit-for-55’ package as a response to the requirements in the EU Climate Law to reduce Europe’s net greenhouse gas emissions.

In July 2023, as part of Fit-for-55, the EU completed the legislative procedure and adopted the Fuel EU Maritime initiative directed at the shipping industry, with the goal to reduce the greenhouse gas intensity of the energy used on-board by 55% until 2030 and by 80% until 2050. The new rules promote the use of renewable and low-carbon fuels in shipping and came into force on January 1, 2025. Fuel EU takes into account all greenhouse gas emissions (not only CO2) from the entire supply chain (‘well-to-wake’).

The Fuel EU Maritime regulation contains the following main provisions:

•	measures to ensure that the greenhouse gas intensity of fuels used by the shipping sector will gradually decrease over time, by 2% in 2025 to as much as 80% by 2050;
•	a special incentive regime to support the uptake of the so-called renewable fuels of non-biological origin with a high decarbonization potential;
•	an exclusion of fossil fuels from the regulation’s certification process;
•	a voluntary pooling mechanism, under which ships will be allowed to pool their compliance balance with one or more other ships, with the pool – as a whole - having to meet the greenhouse gas intensity limits on average;
•	revenues generated from the regulation’s implementation (Fuel EU penalties) should be used for projects in support of the maritime sector’s decarbonization with an enhanced transparency mechanism; and
•	monitoring of the regulation’s implementation through the Commission’s reporting and review process.

EU GHG Regulations Impact

Only a portion of the Company’s trading activity is currently conducted to, from, or within the EU, and therefore EU GHG regulations have a more limited impact compared to the IMO GHG measures expected to be implemented after 2027. However, the renewal of the Company’s fleet with highly energy-efficient IMO EEDI Phase 3 vessels and the continuous improvement of existing vessels through an extensive environmental upgrade program may result in a higher share of voyages falling within the scope of EU GHG regulations.

As GHG legislation in EU is implemented in a staggered manner with gradually increasing taxes and penalties and additional EU regulations may come into force in the future to achieve the stated EU CO2 emissions targets, the Company cannot predict with certainty what will be the financial impact, but the Company expects that increasingly more stringent regulations will have a material adverse effect on the Company’s business, financial condition and results of operations.

EU Ship Recycling Regulation

On November 20, 2013, the EU adopted Regulation (EU) No 1257/2013 (the “EU Ship Recycling Regulation”), which seeks to facilitate the ratification of the Hong Kong Convention and sets forth rules relating to vessel recycling and management of hazardous materials on vessels. In addition to new requirements for the recycling of vessels, the EU Ship Recycling Regulation contains rules for the control

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and proper management of hazardous materials and prohibits or restricts the installation or use of certain hazardous materials on vessels. The EU Ship Recycling Regulation applies to vessels flying the flag of an EU member state and certain of its provisions apply to vessels flying the flag of a third country calling at a port or anchorage of a member state. The EU Ship Recycling Regulation took effect on non-EU-flagged vessels calling on EU ports of call beginning as of December 31, 2020. The Company’s vessels comply with this regulation.

3.10.4    Chinese Environmental Regulations

Chinese environmental regulations

The China Maritime Safety Administration issued the Regulation on Data Collection of Energy Consumption for Ships in November 2018. This regulation is effective as of January 1, 2019, and requires ships calling on Chinese ports to report fuel consumption and transport work details directly to the China MSA. This regulation also contains additional requirements for Chinese-flagged vessels (domestic and international) and for other non-Chinese-flagged international navigating vessels. In November 2022, the China MSA published an additional Regulation of Administrative Measures of Ship Energy Consumption Data and Carbon Intensity, which came into effect on December 22, 2022. This regulation was essentially enacted to implement MARPOL Annex VI to Chinese-flagged vessels, though a few of its provisions also apply to foreign ships with a gross tonnage of at least 400 entering and exiting Chinese ports. This Regulation essentially applies more stringent rules around that collection and reporting of data related to ships’ energy consumption, as is already required by the 2018 regulation.

On October 23, 2023, the China MSA published a circular modifying its monitoring and inspection requirements for vessels listed as being subject to intensified monitoring and inspection. Having entered into effect on December 1, 2023, the circular overrides 2013 rules to expand the kinds of vessels that can be entered into the list, while also authorizing provincial-level MSA offices to enter vessels parallel to the China MSA’s existing authority. The rules as modified no longer distinguish between Chinese and foreign vessels, while conditions have been established to remove a vessel from the list. Currently, the Company has no vessels on the list in question, and the Company monitors compliance with applicable rules and regulations to avoid any such entry. However, regardless of the Company’s efforts, its vessels could enter into this list, as a result of amendment of rules by the China MSA. Such an event would result in heightened monitoring, inspection and compliance costs, as well as associated delays in the vessels’ operations.

In accordance with IMO ECA zones, examples of additional requirements imposed locally from time to time are: (i) the Domestic Emission Control Areas (“DECAs”) introduced by China, in 2015, which have designated the Pearl River Delta, the Yangtze River Delta and the Bohai-Rim Area (Beijing, Tianjin and Hebei) as areas where vessels navigating, berthing and operating are required to use VLSFO. As of January 1, 2019, China expanded the scope of the DECAs to include all coastal waters within 12 nautical miles of the mainland. The Company’s Scrubber-fitted vessels do not operate the Scrubbers while in such areas, due to certain additional restrictions, and instead are using LSMGO.

3.10.5    Regulations on the Economic Substance Situation of the Marshall Islands

On January 1, 2019, the Economic Substance Regulations (ESRs), adopted by the Republic of the Marshall Islands, entered into force. ESRs apply to all non-resident entities based in the Marshall Islands and to foreign shipping entities registered in the Marshall Islands that meet the definition of “relevant entity” and derive income from “related activity”. The term “relevant entity” according to the ESRs includes any non-domestic entity based in the Marshall Islands or a “foreign maritime entity”

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established under Marshall Islands law which is centrally managed and controlled outside the Marshall Islands and is a taxable entity of a state other than the Marshall Islands. The term “relevant activity” according to the ESRs refers to certain restrictively mentioned activities, including “shipping” and “holding business”, which may apply to the Company and its Subsidiaries governed by the law of the Marshall Islands. According to the ESRs, for each annual reporting period, each relevant entity that earns income from a related activity should demonstrate in the context of an audit of its financial position that (i) its administration and management in relation to the relevant activity is carried out on Marshall Islands, (ii) its main business-related activity is in the Marshall Islands (although regulators understand and recognize that the core income-generating activities of shipping companies generally take place in international waters), and (iii) (a) has a sufficient amount of expenditure in the Marshall Islands, (b) has a sufficient physical presence in the Marshall Islands, and (c) has a sufficient number of qualified employees in the Marshall Islands, taking into account the size of the relevant activities in the Marshall Islands. As of July 1, 2020, all non-resident entities organized in the Marshall Islands and the foreign maritime entities of the Marshall Islands are required to submit a declaration of economic substance within twelve (12) months of their anniversary. The statement of economic substance is submitted to the corporate register on an annual basis. If the Corporate Registry finds that an entity does not meet the financial status criteria for the relevant reporting period, it will issue a non-compliance notice and impose penalties, which will be described in the notice. Penalties can range from fines of up to $ 100,000 and / or revocation of the entity’s founding documents and dissolution. The Company intends to comply with all relevant ESR reporting requirements.

The Council of the European Union periodically publishes a list of non-cooperative jurisdictions for tax purposes, identifying jurisdictions that, in the Council’s view, require improvements to their legal and regulatory frameworks in order to comply with internationally accepted tax transparency and economic substance standards. In February 2023, the Republic of the Marshall Islands, among other jurisdictions, was included on the EU list due to perceived deficiencies in the enforcement of economic substance requirements, and was subsequently removed from the list in October 2023. The Company cannot predict whether the Marshall Islands may be re-included on the EU list in the future, what remedial actions it may take in response, or the timing and effectiveness of any such actions. The Company also cannot predict how quickly EU authorities would respond to any legislative or regulatory changes implemented by the Marshall Islands, or how EU financial institutions, lenders, charterers, or other counterparties may react during any period in which the Company or its Subsidiaries remain organized under the laws of the Marshall Islands while it is included on the list. Any re-listing of the Marshall Islands, the adoption of adverse measures by EU Member States, or any failure by the Company to comply with applicable legislation or requirements implemented to achieve or maintain removal from the list could have a material adverse effect on the Company’s business, financial condition, results of operations, and access to financing.

3.10.6    Other Regional Requirements

Other Regulations

Other additional conventions and regulations compliment the maritime operations framework, some of which are presented in the following paragraphs.

Maritime Labor Convention

The International Labour Organization’s Maritime Labour Convention was adopted in 2006 (the “MLC 2006”). The basic aims of the MLC 2006 are to ensure comprehensive worldwide protection of the rights

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of seafarers and to establish a level playing field for countries and ship owners committed to providing decent working and living conditions for seafarers, protecting them from unfair competition on the part of substandard ships. The MLC 2006 was ratified on August 20, 2012, and all of the Company’s vessels were certified by August 2013, as required.

Bunker Convention

The Bunker Convention also requires registered owners of ships over 1,000 gross to maintain insurance in specified amounts to cover their liability for relevant pollution damage. The Bunker Convention became effective on November 21, 2008. Liability limits under the Bunker Convention were increased as of June 2015. With respect to non-ratifying states, including the United States, liability for spills and releases of oil carried as bunker in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur. The IMO also adopted a requirement, which became effective in 2011, that vessels traveling through the Antarctic region (waters south of latitude 60 degrees south) must use lower density fuel.

Polar Code

In November 2014 and May 2015, the IMO’s Maritime Safety Committee and MEPC, respectively, each adopted relevant parts of the International Code for Ships Operating in Polar Water (the “Polar Code”). The Polar Code entered into force on January 1, 2017. The Polar Code covers design, construction, equipment, operational, training, search and rescue as well as environmental protection matters relevant to ships operating in the waters surrounding the two poles. It also includes mandatory measures regarding safety and pollution prevention as well as recommendatory provisions. Ships intending to operate in the applicable areas must have a Polar Ship Certificate. A Polar Water Operational Manual is also needed on board the ship for the owner, operator, master, and crew to have sufficient information regarding the ship to assist in their decision-making process. The Polar Code applies to new ships constructed after January 1, 2017. After January 1, 2018, ships constructed before January 1, 2017, are required to meet the relevant requirements by the earliest intermediate or renewal survey. These requirements have limited application in the Company’s fleet.

Cyber Security

Recent action by the IMO’s Maritime Safety Committee and US agencies indicate that cyber security regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cyber security threats. The Maritime Safety Committee, at its 98th session in June 2017, adopted Resolution MSC.428(98) - Maritime Cyber Risk Management in Safety Management Systems. The resolution encouraged administrations to ensure that cyber risks are appropriately addressed in existing safety management systems, no later than the first annual verification of the company’s Document of Compliance after January 1, 2021. In response to the above cyber security resolution, the Company is performing cyber security risk assessments for the Company’s vessels and are gradually implementing additional measures and training and have incorporated the cyber risk management system into the IMS.

3.10.7    Safety Regulations

Safety Regulations

Adopted on November 1, 1974 and entering into force on May 25, 1980, the Safety of Life at Sea Convention is widely recognized as the most significant international treaty for merchant ship safety.

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Originating in response to the Titanic disaster in 1914, it has evolved through several versions, with the 1974 iteration introducing the tacit acceptance procedure for streamlined amendments. Regular updates to SOLAS, as amended, ensure that it remains a vital framework for safeguarding lives at sea and enhancing maritime safety standards globally. By addressing critical areas such as ship construction, equipment, operations, and emergency preparedness, SOLAS chapters aim to minimize risks at sea and safeguard lives. Regular updates and compliance with SOLAS regulations are essential for maintaining operational integrity, protecting human life, and fostering a culture of safety within the maritime industry.

International Safety Management Code

The operation of the Company’s vessels is affected by the requirements set forth in the International Safety Management Code. The ISM Code requires vessel’s owner, manager or bareboat charterer who has assumed responsibility for the operation of the vessel from the vessel’s owner and on assuming such responsibility has agreed to take over all the duties and responsibilities imposed by the ISM Code, to develop and maintain an extensive safety management system that includes the adoption of a safety and environmental protection policies setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The ISM Code requires vessel operators to obtain a safety management certificate for each vessel they operate from the vessel’s flag state. The certificate verifies that the vessel operates in compliance with its approved SMS. Currently, the Company’s Managers have the requisite documents of compliance and safety management certificates for each of the vessels in the Company’s fleet for which the certificates are required by the IMO. the Company’s Managers are required to renew these documents of compliance and safety management certificates every five years. Compliance is externally verified on an annual basis for the Managers and between the second and third years for each vessel by the applicable flag state.

Although all the Company’s vessels are currently ISM Code-certified, such certification may not be always maintained by all the Company’s vessels. Non-compliance with the ISM Code may subject such party to increased liability, invalidate existing insurance or decrease available insurance coverage for the affected vessel and result in a denial of access to, or detention in, certain ports. For example, the USCG and EU authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in US and EU ports.

DryBMS Standards

The demand for further increase of safety, operational efficiency, and sustainability across the dry-bulk shipping sector has led to the development of a new managerial system known as DryBMS, launched by the International Association of Dry Cargo Shipowners (“Intercargo”) and “Rightship” a global organization providing vetting, safety scoring and GHG rating on equal merits monitored by industry stakeholders.

As of June 1, 2024, the Company has voluntary implemented a new computerized Integrated Management System in compliance with DryBMS Standards, which replaces the existing SMS, and is in line with Rightship, focusing on crew welfare and code of conduct, and ensuring the competence and commitment to the highest level of standards of the Company’s staff and fleet. The implementation of the new IMS requires continuous intensive training of the Company’s crew and shore personnel, as well as increased operational costs.

Maritime Transportation Security Act and ISPS Code

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On November 25, 2002, the Maritime Transportation Security Act came into force. To implement certain portions of the MTSA, the USCG issued regulations in July 2003 requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the US Similarly, in December 2002, amendments to SOLAS created a chapter of the convention dealing specifically with maritime security. This chapter came into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code (the “ISPS Code”). Among the various requirements are:

•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications.
•	on-board installation of ship security alert systems.
•	the development of vessel security plans; and
•	compliance with flag state security certification requirements.

The USCG regulations, intended to align with international maritime security standards, exempt non-US vessels from MTSA vessel security measures, provided such vessels have on board a valid “International Ship Security Certificate” that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. The Company has implemented the various security measures addressed by the IMO, SOLAS and the ISPS Code, and the Company has approved ISPS certificates and plans on board all of the Company’s vessels, which have been certified by the applicable flag state.

3.10.8    Regulation for offices established in Greece under Article 25 of Law 27/1975

The Company is not established in Greece and does not have any representation office or any other form of office or registered address in Greece. The below information is provided with regards to one of the Company’s Managers namely Safety Management Overseas S.A., which offers management services to certain of the Company’s vessels under the provisions of Law 89/1967.

In 1967 Law 89/1967 was passed aiming at attracting in Greece shipmanagement activities. The basic concept is that a foreign company may establish an office in Greece pursuant to a joint ministerial decision of the competent ministries and conduct from Greece offshore operations. Law 89/1967 has on numerous occasions been amended and now it is superseded by article 25 of law 27/1975.

The permission to establish an office in Greece as above is granted by a ministerial decision issued to this respect by the appropriate ministries, usually being the Ministries of Finance and Maritime Affairs. Such decision is valid for a period of 5 years and is considered ex officio extended for another period of 5 years assuming the decision’s conditions are met and applied. The Ministerial Decision also outlines the permitted activities that may be carried out by the company which are of an exclusive nature as follows:

-	ship management,
-	ship exploitation,
-	chartering,
-	insurance,
-	average adjusting,
-	sale and purchase, chartering, insurance and shipbuilding brokering,
-	agency/representation for companies performing any of the above
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All above activities must relate to ships registered under Greek and/or foreign flag, of more than 500 Gross Registered Tonnage, excluding passenger and cargo ships operating within Greek waters. The regime may be also enjoyed by owning or managing companies of tugs and/or salvage vessels under foreign flag, irrespective of their tonnage.

The main conditions for the operation of these companies are:

•	The Greek office must cover all its annual operational expenses of whatsoever nature, including rent, wages etc. by importing free currency, which cannot be less than US$50,000 or its equivalent in Euro per year.
•	A bank letter of guarantee of (presently) US$10,000 issued by a banking institution operating in Greece has to be deposited with the Ministry of Economy, for the whole duration of the establishment of the office in Greece.
•	The company must appoint at least one person (not older than 60 years old) as its legal representative in Greece, who will also reside in Greece and will be liable to the State for all taxes, debts and liabilities incurred by the company in Greece.

Tax Issues

Safety Management is not taxed in Greece, but the currency transactions fall under the supervision of the Bank of Greece and the control of the Tax Authorities. As per Greek Law 4111/2013 as amended by article 45 of law 4141/2013, there is a levy on all such companies whose activities are those mentioned above excluding that of shipmanagement.

3.11 TREND INFORMATION

The Company’s results of operations depend primarily on the charter hire rates that the Company is able to realize, and the demand for drybulk vessel services. During 2019, 2020, 2021, 2022, 2023, 2024, 2025 and up to the date of this Prospectus, the BDI, an index published by the Baltic Exchange of shipping charter rates for key dry bulk routes, remained volatile, reaching an annual low of 595 on February 11, 2019 and a high of 2,518 on September 4, 2019 for 2019, an annual low of 393 on May 14, 2020 and an annual high of 2,097 on October 6, 2020 for 2021, an annual low of 1,303 on February 10, 2021 and an annual high of 5,650 on October 7, 2021 for 2022, an annual low of 965 on August 31, 2022 and an annual high of 3,369 on May 23, 2022 for 2023, an annual low of 530 on February 16, 2023 and an annual high of 3,346 on December 4, 2023 for 2023, an annual low of 976 on December 19, 2024 and an annual high of 2,419 on March 18, 2024 for 2024, and an annual low of 715 on January 30, 2025, and an annual high of 2,845 on December 3, 2025 for 2025, and a low of 1,532 on January 15, 2026 and a high of 3,195 on May 14, 2026, from January 1, to May 20, 2026.15

Global growth is projected to remain resilient at an estimated rate of 3.3% in 2026, and at 3.2% in 2027, according to recent forecasts from the IMF in January 2026 World Economic Outlook (“IMF Jan 2026 WEO”). Global economic prospects for 2026 and 2027 as per the IMF Jan 2026 WEO latest projections indicate a gradual normalization of inflation from an estimated 6.8% in 2023 (annual average), 5.8% in 2024 to 4.1% in 2025 and 3.8% in 2026, and further to 3.4% in 2027, as forecasted in the IMF Jan 2026 WEO. 16 As of May 20, 2026, the BDI was 3,005, as a result of the continuing effects of the geopolitical conditions and the usual seasonality of the charter market during the first quarter of each year.

The Group expects that a significant number of the vessels’ port calls will involve the loading or discharging of raw materials in ports in the Asian region, particularly China, Japan and India therefore

[15]	https://www.balticexchange.com/en/data-services/market-information0/dry-services.html
[16]	https://www.imf.org/-/media/files/publications/weo/2026/january/english/text.pdf
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the Group’s future prospects and revenues would be affected by the demand from the aforementioned countries and the trend in the charter hire rates. According to the IMF Jan 2026 WEO17, China’s economy, a major driver of dry bulk market, is expected to grow at 4.5% in 2026 and 4.0% in 2027, with continued regulatory frameworks focusing on property sector stabilization and domestic consumption growth, while Japan’s projected growth remains modest at 0.7% in 2026 and 0.6% in 2027, supported by monetary policy and structural reforms which the recent bond weakening shock in January 2026, might accelerate. China’s economic outlook improved amid an easing in US tariffs on Chinese goods and due to an increase in stimulus measures. Deflation has been a persistent challenge for China in recent years, prompting the government to implement measures aimed at stimulating domestic demand and addressing industrial overcapacity. After introducing stimulus policies to encourage household goods purchases, authorities are now extending consumption subsidies to the services sector. In parallel, efforts to curb overcapacity include the withdrawal of subsidies for solar panel and battery manufacturing, the removal of electric vehicles from the list of strategic industries, and tighter regulatory oversight of coal mining and the steel sector to support pricing. Inflation in China is expected to gradually pick up, reversing the country’s recent deflationary trend. India stands out with robust growth projections of 6.4% for both 2026 and 2027, driven by infrastructure development and manufacturing sector expansion, though regulatory changes in environmental compliance could impact industrial output. The United States economy is forecast to grow at 2.4% in 2026 and 2.0% in 2027, with inflation expected to stabilize around 2.3%, while the European Union projects growth of 1.3% in 2026 and 1.4% in 2027, supported by recovering domestic demand.

According to the Dry Bulk Shipping Market Overview & Outlook of BIMCO in January 2026 (“BIMCO Jan 2026 DBO”)18, the dry bulk supply-demand balance will remain stable in 2026 and weaken in 2027. Ship demand is forecast to grow 2-3% in 2026 and 1-2% in 2027, while ship supply is expected to grow 2.5% in 2026 and 3% in 2027, driven by positive developments including stronger investment in technology and AI, stimulus policies and an easing in tariffs between the US and China, despite potential headwinds from China’s property sector adjustment. As forecasted in BIMCO Jan 2026 DBO, demand growth is being driven by stronger grain and minor bulk shipments and by longer ton mile distances which mostly benefit the Capesize vessels.

Minor bulk cargoes and grains are expected to grow 6.5-7.5% between 2025 and 2027, driving cargo demand growth. The grain supply outlook for the current marketing year is constructive, supported by strong recent harvests among key exporters and a favorable outlook for upcoming Southern Hemisphere crops. In particular, higher wheat production in the EU, Argentina, and Russia is underpinning the first projected annual increase in global wheat inventories in six years. However, headwinds are forecasted by a weak outlook for iron ore and coal volumes. Iron ore shipments are forecast to grow up to 1.0% in both 2026 and 2027. A drop in iron ore prices, due to increased production in exporters may support shipments. Global steel demand is projected to continue expanding, supported by stronger consumption across most emerging and developing economies outside China, alongside a recovery in European demand. In contrast, Chinese steel demand is expected to soften amid ongoing weakness in the property sector, while demand in Japan and South Korea—two other major iron ore importers in Asia—is anticipated to remain broadly stable. Coal shipments are forecasted to fall 1-2% in 2026 and 2-3% in 2027. While import demand is expected to grow in India and ASEAN, it is forecast to decline in China and in advanced economies.

17 https://www.imf.org/-/media/files/publications/weo/2026/january/english/text.pdf

18 https://cyprusshippingnews.com/wp-content/uploads/2026/01/Dry-Bulk-Shipping-Market-Overview-Outlook-January-2026.pdf

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On the supply side, the expansion of dry bulk supply is primarily driven by accelerated fleet growth, reflecting elevated newbuilding deliveries, particularly in the Panamax and Supramax segments. As forecasted in BIMCO Jan 2026 DBO, the dry bulk fleet is forecast to grow 3% in 2026 and 3.5% in 2027, with Panamax and Supramax expected to be the fastest growing segments. Of the current orderbook, approximately 11% is capable of using alternative fuels upon delivery, while a further 25% has been designed to allow for future retrofitting. Although ship recycling activity is increasing, it is expected to remain subdued relative to historical norms. Effective supply growth is therefore projected to be up to 1% lower than nominal fleet growth in both 2026 and 2027, largely due to anticipated reductions in average sailing speeds.

As of the date of this Prospectus, 17 of the Company’s 45 vessels were employed or scheduled to be employed in period time charters with outstanding duration of more than three months, three of which include daily charter rates linked to the BDI. The Company’s has pursued a fleet renewal strategy having entered into memoranda of agreement or contracts or recapitulation agreements for the acquisition of 24 in total environmentally advanced dry-bulk GHG-EEDI Phase 3 NOx-Tier III compliant newbuilds, including two methanol dual fueled, with 13 already been delivered to the Company, three scheduled to be delivered in the remainder of 2026, two in 2027, one in 2028 and five in 2029.

Additionally, the Company believes it has structured its capital expenditure requirements, debt commitments and liquidity resources in a way that will provide the Company with financial flexibility.

The Company’s TCE rate for the years ended December 31, 2023, 2024 and 2025 was $16,579, $17,602 and $15,511 respectively, as a result of the Company’s increasing exposure to prevailing spot market conditions.

During 2024, 19.0% of the Company’s revenue was derived from six Capesize class vessels with long period time charters, contracted in previous years with original durations of three to 20 years and with a weighted average TCE rate of $27,031. The remaining 81.0% of the Company’s revenue was derived from the employment of the Company’s remaining vessels, under spot and period time charters with original durations up to 5 years with a TCE rate of $16,187.

During 2025, 13.0% of the Company’s revenue was derived from four Capesize class vessels with long period time charters, contracted in previous years with original durations of three to 20 years and with a weighted average TCE rate of $25,325. The remaining 87.0% of the Company’s revenue was derived from the employment of the Company’s remaining vessels, under spot and period time charters with original durations up to 5 years with a TCE rate of $14,597.

As of the date of this Prospectus, the Company has a total of 45 vessels in its fleet, two of which are held for sale. As of the date of this Prospectus, the Company has contracted 38% of the Company’s expected ownership days for the remainder of 2026. The Company’s contracted TCE rate for the remainder of 2026, calculated on the basis of all existing contracts, including contracted revenue linked to the BPI and BCI19, and customary assumptions in relation to voyage expenses, as of the date of this Prospectus, was $19,876.

The Company’s employment profile as of the date of this Prospectus, included one period time charter contract, contracted in previous years with original duration of 20 years, with an expected remaining charter duration of 5.3 years and with an expected TCE rate for the remainder of 2026 of $25,097, two period time charter contracts contracted in 2024 with original durations of four years, with an average expected remaining charter duration of 2.0 years and with an expected TCE rate for the remainder of

19 The calculation of contracted revenue linked to the BPI and BCI is based on the respective indices as of May 20, 2026.

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2026 of $23,693 and 42 spot and period time charters with an expected average remaining charter duration of 0.2 months, and an expected TCE rate of $18,966. Vessels whose charters expire or are early redelivered or terminated within 2026 will be chartered at prevailing charter market conditions, which may substantially influence the Company’s revenues, the valuation of the Company’s vessels, the Company’s results of operations and the Company’s dividend distributions.

Regarding the Group’s cost trends, the conflict between the United States and Iran, which began in March 2026, has resulted in higher costs, driven by trends in global inflation and increases in bunker fuel prices and war-risk insurance premiums.

As per the Company’s management:

•	There has not been any significant change in the financial performance of the Group since January 1, 2026 to the date of the Prospectus.
•	There has not been any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Group’s prospects for the current financial year, except for the following:

The conflict between the United States and Iran, which commenced in March 2026, has resulted in severe and ongoing maritime trade disruption through the Strait of Hormuz, one of the world’s most strategically significant maritime chokepoints, through which a substantial portion of global oil, fertilizers and liquified natural gas exports transit, and has triggered a dramatic and immediate spike, globally, in oil and bunker fuel prices. Shipping companies, which use marine bunker fuels, have been directly affected by these rapid market movements. Iranian forces have taken steps towards restricting access to the Straight and have threatened and carried out attacks on commercial vessels attempting to transit the waterway, causing severe congestion and instability across the Persian Gulf’s shipping lanes and a significant reduction in daily transit traffic. There can be no assurance that the disruption to global shipping lanes will not be prolonged. Moreover, there is no assurance that commercial shipping through the Persian Gulf will resume at pre-conflict levels in the near term as uncertainty remains regarding the duration, geographic scope, and ultimate resolution of the conflict, and it is possible that a prolonged closure of the Strait of Hormuz or a broader regional escalation involving Gulf states could increase the Group’s operating costs, war-risk insurance premiums, bunker fuel and voyage expenses, and could adversely affect the Group’s operations or financial performance.

3.12 ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES AND SENIOR MANAGEMENT

Pursuant to the Company, the Administrative, Management and Supervisory bodies and Senior Management of the Company are the members of its Board of Directors, and the members of the Committees of the Board of Directors, i.e. the Audit Committee, the Corporate Governance, Nominating and Compensation Committee and the ESG Committee, see section 3.14.2 “Committees of the Board of Directors”.

3.12.1 Board of Directors

Under the Company’s Articles of Incorporation and Bylaws, its directors are elected by a plurality of the votes cast at each annual meeting of the shareholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting. The Company’s Articles of Incorporation and Bylaws provide for a staggered Board of Directors whereby directors shall be divided into three classes: Class I, Class II and Class III. Directors are assigned to each class in accordance with one or more resolutions adopted by the Board of Directors such that each class shall consist of an equal number of

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directors to the extent practicable. The term of the Company’s Class I Directors expires in 2027, the term of the Company’s Class II Directors expires in 2028 and the term of the Company’s Class III Directors expires in 2026. At each annual meeting, individuals elected as directors are elected to hold office until the third succeeding annual meeting.

Pursuant to the provisions of the Company’s Bylaws, the Board of Directors may change the number of directors to not less than three, nor more than fifteen, by a vote of a majority of the entire Board of Directors. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, except in the event of death, resignation or removal. A vacancy on the Board of Directors created by death, resignation, removal (which may only be for cause), or failure of the shareholders to elect the entire class of directors to be elected at any election of directors or for any other reason may be filled only by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, at any special meeting called for that purpose or at any regular meeting of the board of directors. The Board of Directors has the authority to determine the amounts which shall be payable to the non-employee members of the Company’s Board of Directors for attendance at any meeting or for services rendered to the Company.

As of the Date of the Prospectus, the Board of Directors and Senior Officers comprise the following 11 members:

Name(1)	Position	Start of Term	End of Term
Polys Hajioannou	Chief Executive Officer, Chairman of the Board and Class I Executive dependent Director	2024	2027
Dr. Loukas Barmparis	President, Secretary and Class II Executive dependent Director	2025	2028
Konstantinos Adamopoulos	Chief Financial Officer and Class III Executive dependent Director	2023	2026
Ioannis Foteinos	Chief Operating Officer and Class I Executive dependent Director	2024	2027
Marina Hajioannou	Class II Executive dependent Director	2025	2028
Vasilis Hajioannou	Class III Executive dependent Director	2026	2026
Jeffrey Bunzel	Class I Non-executive independent Director	2026	2027
Kristin H. Holth	Class III Non-executive independent Director	2023	2026
Christos Megalou	Class II Non-executive independent Director	2025	2028
Frank Sica	Class III Non-executive independent Director	2023	2026
Ole Wikborg	Class I Non-executive independent Director	2024	2027
(1) All members of the Board of Directors have designated the Company’s registered address (Apt. D11 Les Acanthes 6 Avenue des Citronniers MC98000 Monaco) as their professional address.

Certain biographical information about each of these individuals is set forth below.

Biographical Information

Polys Hajioannou is the Company’s Chief Executive Officer and Chairman of the Board of Directors of Safe Bulkers Inc, since 2008 and a member of the Company’s ESG Committee. Mr. Hajioannou also serves with Safe Bulkers Management Ltd. in Cyprus, which provides technical, commercial and

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administrative management services to the Company, and prior to that, with its predecessor Alassia Steamship Co., Ltd., which he joined in 1987. Mr. Hajioannou is a founding member and President of the Cyprus Union of Shipowners (CUS). He is also a founding member and the President of the International Propeller Club of the United States, Port of Limassol. Previously, Mr. Hajioannou sat on the Members Committee (MEMCO) of the UK P&I Club from 2013 until the end of his term in 2025. He has been sitting on the Members Committee (MEMCO) of the Hellenic Mutual War Risks Association since 2016. He is also a board member of the UK Freight Demurrage and Defense Insurance (Europe) Limited (UKDE) since 2021. On the local level, Mr. Hajioannou is an elected member of the Advisory Committee on Competitiveness and Quality Enhancement of the Cyprus Flag. Mr. Hajioannou is an Honorary Fellow of the Institute of Chartered Shipbrokers (ICS) Greek Branch. Mr. Hajioannou holds a Bachelor of Science degree in Nautical Studies from Sunderland University.

Dr. Loukas Barmparis is the Company’s President and Secretary and has been a member of the Company’s Board of Directors since 2008 and a member of the Company’s ESG Committee. Dr. Barmparis also serves as the technical manager of Safe Bulkers Management Ltd., which he joined in December 2016. Between 2009 and 2016, he was the technical manager of Safety Management Overseas S.A. Until 2009, he was the project development manager of the affiliated Alassia Development S.A., responsible for renewable energy projects. Prior to joining the Company’s Manager and Alassia Development S.A., from 1999 to 2005 and from 1993 to 1995, Dr. Barmparis was employed at N. Daskalantonakis Group, Grecotel, one of the largest hotel chains in Greece, as technical manager and project development general manager. During the interim period between 1995 and 1999, Dr. Barmparis was employed at Exergia S.A. as an energy consultant. Dr Barmparis is a founding member and the General Secretary of the board of governors of the International Propeller Club of the United States, Port of Limassol. Dr. Barmparis holds a master of business administration (“M.B.A.”) from the Athens Laboratory of Business Administration, a doctorate from the Imperial College of Science Technology and Medicine, a master of applied science from the University of Toronto and a diploma in mechanical engineering from the Aristotle University of Thessaloniki.

Konstantinos Adamopoulos is the Company’s Chief Financial Officer and has been a member of the Company’s Board of Directors since 2008. Mr. Adamopoulos also serves as the finance manager of Safe Bulkers Management Ltd., which he joined in December 2016. Between 2008 and 2016, he was the finance manager of Safety Management Overseas S.A. Prior to joining us, Mr. Adamopoulos was employed at Credit Agricole CIB, a financial institution, as a senior relationship manager in shipping finance for 14 years. Prior to this, from 1990 to 1993, Mr. Adamopoulos was employed by the National Bank of Greece in London as an account officer for shipping finance and in Athens as deputy head of the export finance department. Prior to this, from 1987 to 1989, Mr. Adamopoulos served as a finance officer in the Greek Air Force. Mr. Adamopoulos holds a Bachelor of Science degree in business administration from the Athens School of Economics and Business Science and an M.B.A. in finance from the Bayes Business School, City, University of London.

Ioannis Foteinos is the Company’s Chief Operating Officer and has been a member of the Company’s Board of Directors since February 2009. Mr. Foteinos has over 30 years of experience in the shipping industry. After obtaining a bachelor’s degree in nautical studies from Sunderland University, he joined the predecessor of Safety Management in 1987, where he served as chartering manager until 2017. In 2017 he joined Safe Bulkers Management Ltd. in Cyprus, where he served as chartering manager until December 2023. Presently he serves as chartering manager with Safety Management Overseas S.A. in Greece, which he joined in January 2024.

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Marina Hajioannou has been a member of the Company’s Board of Directors since 2023 and is working in chartering and operations for Safe Bulkers Inc. Ms. Hajioannou is also an elected member of the Board of Governors of the International Propeller Club of the United States, Port of Limassol. Ms. Hajioannou holds a Bachelor Degree in Fine Arts from Chelsea College of Art and Design, University of London and a Certificate in Shipping from Institute of Chartered Shipbrokers, Greek Branch. Marina Hajioannou is the daughter of Polys Hajioannou.

Vasilis Hajioannou has been a member of the Company’s Board of Directors since 2026, with experience in Operations and Chartering departments combines technical knowledge with operational oversight. Mr. Hajioannou holds a bachelor’s degree in marine engineering and a master’s degree in shipping and logistics from Newcastle University, UK. Vasilis Hajioannou is the son of Polys Hajioannou.

Jeffrey Bunzel has been a member of the Company’s Board of Directors since 2026 and serves as a member of the Company’s Audit, Corporate Governance, Nominating and Compensation Committees and of the Company’s ESG Committee. He brings more than thirty years experience in Investment, Banking and Capital Markets. He has been Managing Director, Head of Equity Capital Markets at Deutsche Bank AG for 14 years. Before, from 1994-2012 he had been Managing Director at Credit Suisse. Mr Bunzel holds a bachelor’s degree from the University of California, Berkeley and a Master of Arts from the Fletcher School of Law and Diplomacy. He is a member of the Council on Foreign Relations.

Kristin H. Holth has been a member of the Company’s Board of Directors since 2023 and serves as a member of the Company’s Audit, Corporate Governance, Nominating and Compensation Committees and of the Company’s ESG Committee. Ms. Holth previously served as Executive Vice President and Global Head of Ocean Industries for DNB Bank ASA (“DNB”), Norway’s largest financial services group and a global leading financial institution within the maritime sector. Ms. Holth has significant experience in capital markets and the maritime industry and has held numerous management positions within DNB over the years, including serving as Global Head of Shipping, Offshore & Logistics for six years, and General Manager & Head of DNB Americas for six years. Ms. Holth currently serves on several boards, including Noble Corporation (NYSE: NE), HitecVision AS, DOF Group ASA (OSXL), Kongsberg Maritime AS, and ECOnnect Energy AS. Ms. Holth holds a Bachelor of Business Administration degree in international finance from BI Norwegian Business School.

Christos Megalou has been a member of the Company’s Board of Directors since 2016 and serves as a member of the Company’s Audit, Corporate Governance, Nominating and Compensation Committees and member and Chairman of the Company’s ESG Committee. Mr. Megalou has been the Chief Executive Officer of Piraeus Bank SA since 2017. Mr. Megalou has been a Distinguished Fellow of the Global Federation of Competitiveness Councils in Washington, D.C. since 2016. From 2015 to 2016, Mr. Megalou served as senior advisor to Fairfax Financial Holdings. From 2013 to 2015, Mr. Megalou served as the Chief Executive Officer and Chairman of the Executive Board of Eurobank Ergasias SA and was the Deputy Chairman of the Hellenic Bank Association in Greece. From 2010 to 2013, Mr. Megalou served as Chairman of the Hellenic Bankers Association in the U.K. From 1997 to 2013, he was Vice-Chairman of Southern Europe, Co-head of Investment Banking for Southern Europe and Managing Director in the Investment Banking Division of Credit Suisse in London. From 1991 to 1997, he was a Director at Barclays de Zoete Wedd. From 1991 to 1996, he was Deputy Chairman of the British Hellenic Chamber of Commerce. He started his career in 1984 as an auditor in Arthur Andersen in Athens. Mr. Megalou holds a Bachelor of Science degree in economics from the University of Athens and an M.B.A. in finance from Aston University in Birmingham, United Kingdom.

Frank Sica has been a member of the Company’s Board of Directors, Corporate Governance, Nominating and Compensation Committee, ESG Committee, and a member and Chairman of the Company’s Audit

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Committee, since 2008. Mr. Sica has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. From 1998 to 2003, Mr. Sica worked at Soros Fund Management where he oversaw the direct real estate and private equity investment activities of Soros. From 1988 to 1998, Mr. Sica was a Managing Director at Morgan Stanley. Mr. Sica is a graduate of Wesleyan University, where he received a B.A. degree, and of the Amos Tuck School of Business at Dartmouth College, where he received his M.B.A. Mr. Sica was formerly a director of CSG Systems International, an account management and billing software company for communication industries, JetBlue Airways Corporation, a commercial airline, and Kohl’s Corporation, an owner and operator of department stores.

Ole Wikborg has been a member of the Company’s Board of Directors, ESG Committee and of the Company’s Audit Committee and member and Chairman of the Company’s Corporate Governance, Nominating and Compensation Committee since 2008. Mr. Wikborg has been involved in the marine and shipping industry in various capacities for over 36 years. From 2002 to 2016, Mr. Wikborg has served as a member of the management team, a director and a senior underwriter of the Norwegian Hull Club, based in Oslo, Norway. In 2016, he moved to London to take up the position as the head of the London branch of Norwegian Hull Club, established that year. He retired from his position in Norwegian Hull Club in October 2022. From 2002 to 2006, Mr. Wikborg also served as a member and chairman of the Ocean Hull Committee of the International Union of Marine Insurance (“IUMI”). Since 2006, he has served as Vice President and a member of the Executive Board of the IUMI, and he was elected as President of IUMI from 2010 to 2014. Since 1997, Mr. Wikborg has served as a board member of the Central Union of Marine Insurers, based in Oslo, and was that organization’s Chairman from 2009 to 2013. From 1997 until 2002, Mr. Wikborg served as the senior vice president and manager of the marine and energy division of the Zurich Protector Insurance Company ASA. Prior to his career in marine insurance, Mr. Wikborg served in the Royal Norwegian Navy, attaining the rank of lieutenant commander.

3.13	REMUNERATION AND BENEFITS

The Managers, pursuant to the terms of the applicable Management Agreements, have historically provided to the Company executive officers, i.e chief executive officer, president, chief financial officer and assistant chief financial officer, chief operating officer, chief financial controller and assistant chief financial controller, chief compliance officer, financial reporting manager and the internal auditor. For the years ended December 31, 2023, 2024 and 2025, none of the members of the administrative, management and supervisory bodies and Senior Management, or the executive officers were employed directly by the Company, but they were employed by the Management Companies. Also, the Company does not have any service contracts with any of the Company’s non-executive directors that provide for benefits upon termination of their services.

No amounts are set aside or accrued by the Company’s non-executive directors that provide for benefits upon termination of their services.

No amounts are set aside or accrued by the Company to provide pension, retirement or similar benefits.

Non-executive independent directors of the Company are paid an annual fee in the amount of $40,000 plus reimbursement for their out-of-pocket expenses.

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Equity Compensation Plans

The Company has agreed to provide the chairman of the audit committee, Mr. Frank Sica, as part of his remuneration, the annual equivalent of $60,000 in the form of shares of the Company’s Common Stock Shares, and the Company’s non-executive independent directors, Mr. Ole Wikborg, Mr. Christos Megalou and Ms. Kristin H. Holth, as part of their remuneration, the annual equivalent of $30,000 each, in the form of shares of the Company’s Common Stock Shares. The table below includes all shares issued to the Company’s non-executive independent directors during the years ended December 31, 2023, 2024, and 2025 and up to the date of this prospectus.

No. of Shares	Share Price	Share Issuance date
10,309	$2.91	04/01/2023
8,561	$3.67	03/04/2023
11,539	$3.25	19/07/2023
11,575	$3.24	04/10/2023
9,541	$3.93	16/02/2024
7,560	$4.96	02/04/2024
6,444	$5.82	02/07/2024
7,266	$5.16	03/10/2024
10,775	$3.48	08/01/2025
10,164	$3.69	08/04/2025
10,164	$3.69	02/07/2025
8,296	$4.52	09/10/2025
7,830	$4.79	13/01/2026
5,824	$6.44	03/04/2026

For the information contained in this section, agreed-upon procedures have been performed by Deloitte Certified Public Accountants S.A., in accordance with the International Standard on Related Services 4400 (Revised) “Engagements to Perform Agreed-Upon Procedures,” as described in its report dated 27.05.2026.

3.14	BOARD PRACTICES

As of December 31, 2025, the Company had nine (9) members on the Company’s Board of Directors. However, as of April 15, 2026, the Company has eleven (11) members on the Company’s Board of Directors. The Board of Directors may change the number of directors to not less than three (3), nor more than fifteen (15), by a vote of a majority of the entire Board of Directors. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, except in the event of death, resignation or removal. A vacancy on the Board of Directors created by death, resignation, removal (which may only be for cause), or failure of the shareholders to elect the entire class of directors to be elected at any election of directors or for any other reason, may be filled only by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, at any special meeting called for that purpose or at

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any regular meeting of the Board of Directors. None of the Company’s directors is a party to service contracts with the Company providing for benefits upon termination of employment.

During the fiscal year ended December 31, 2025, the full Board of Directors held four meetings. Each director attended all of the meetings of committees of which the director was a member in person or electronically. The Company’s Board of Directors has determined that each of Messrs. Sica, Megalou, Wikborg and Ms. Holth are independent within the current meanings of independence employed by the corporate governance rules of the NYSE and the SEC.

3.14.1	Corporate Governance

Corporate Governance is a system of principles and practices underlying the organization, operation and administration of a company, aiming to safeguard and satisfy the lawful interests of all those associated with the Company.

Company complies with applicable SEC and NYSE corporate governance requirements or, as a “foreign private issuer” pursuant to the rules promulgated under the Exchange Act, complies with applicable corporate governance legislation of its home country i.e. Marshall Islands, in lieu thereof, as disclosed in Item 16G of the Company’s Form 20-F.

The Company has adopted a number of key documents that are the foundation of the Company’s corporate governance, including:

•	a Code of Business Conduct and Ethics for all officers and employees, which incorporates a Code of Ethics for directors and a Code of Conduct for corporate officers;
•	a Corporate Governance, Nominating and Compensation Committee Charter;
•	an Audit Committee Charter; and
•	an Environmental, Social and Governance Committee Charter.

These documents and other important information on the Company’s governance are posted on the Company’s website and may be viewed at http://www.safebulkers.com.

3.14.2	Committees of the Board of Directors

Audit Committee

The Committee is comprised of three or more Directors of the Company, each of whom shall be an independent Director within the meaning of the applicable rules of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines and shall be free from any material relationship with the Company. The members shall be appointed by the Board of Directors. The Chair shall be selected by the members of the Committee. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand financial statements and at least one member of the Committee shall have accounting or related financial management expertise sufficient for the Board to determine that such person qualifies as an “audit committee financial expert” under criteria specified by the SEC.

The Company’s audit committee consists of Ole Wikborg, Christos Megalou, Kristin H. Holth, Jeffrey Bunzel and Frank Sica, as chairman. Jeffrey Bunzel was appointed Class I Director, on April 15, 2026, to hold office for a term ending at the annual meeting of stockholders in 2027 and until his respective successor has been duly elected and qualified. Christos Megalou was elected Class II Director, on September 16, 2025, to hold office for a term ending at the annual meeting of stockholders in 2028 and until his respective successor has been duly elected and qualified. Ole Wikborg was elected Class I

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Director, on September 13, 2024, to hold office for a term ending at the annual meeting of stockholders in 2027 and until his respective successor has been duly elected and qualified. Kristin H. Holth and Frank Sica were elected Class III Directors, on September 7, 2023, to hold office for a term ending at the annual meeting of stockholders in 2026 and until their respective successors have been duly elected and qualified.

Name	Position	Title
Frank Sica	Chairman	Class III Director
Jeffrey Bunzel	Member	Class I Director
Kristin H. Holth	Member	Class III Director
Christos Megalou	Member	Class II Director
Ole Wikborg	Member	Class I Director

The Company’s Board of Directors has determined that Frank Sica qualifies as an audit committee “financial expert,” as such term is defined in Regulation S-K promulgated by the SEC. The audit committee is responsible for:

•	the appointment, compensation, retention and oversight of independent auditors and approving any non-audit services performed by such auditor;
•	assisting the Board of Directors in monitoring the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the independent accountants and the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements;
•	discussing the annual audited financial and quarterly statements with management and the independent auditors;
•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•	discussing policies with respect to risk assessment and risk management;
•	meeting separately, and periodically, with management, internal auditors and the independent auditor;
•	reviewing with the independent auditor any audit problems or difficulties and management’s responses;
•	setting clear hiring policies for employees or former employees of the independent auditors;
•	annually reviewing the adequacy of the audit committee’s written charter, the internal audit charter, the scope of the annual internal audit plan and the results of internal audits;
•	reporting regularly to the full Board of Directors; and
•	handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time.

Corporate Governance, Nominating and Compensation Committee

The Company’s Corporate Governance, Nominating and Compensation committee, consists of Frank Sica, Christos Megalou, Jeffrey Bunzel, Kristin H. Holth and Ole Wikborg, as chairman. Jeffrey Bunzel was appointed Class I Director, on April 15, 2026, to hold office for a term ending at the annual meeting of stockholders in 2027 and until his respective successor has been duly elected and qualified. Christos Megalou was elected Class II Director, on September 16, 2025, to hold office for a term ending at the annual meeting of stockholders in 2028 and until his respective successor has been duly elected and qualified. Ole Wikborg was elected Class I Director, on September 13, 2024, to hold office for a term ending at the annual meeting of stockholders in 2027 and until his respective successor has been duly

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elected and qualified. Kristin H. Holth and Frank Sica were elected Class III Directors, on September 7, 2023, to hold office for a term ending at the annual meeting of stockholders in 2026 and until their respective successor have been duly elected and qualified.

Name	Position	Title
Ole Wikborg	Chairman	Class I Director
Jeffrey Bunzel	Member	Class I Director
Kristin H. Holth	Member	Class III Director
Christos Megalou	Member	Class II Director
Frank Sica	Member	Class III Director

The corporate governance, nominating and compensation committee is responsible for:

•	nominating candidates, consistent with criteria approved by the full Board of Directors, for the approval of the full Board of Directors to fill board vacancies as and when they arise, as well as putting in place plans for succession, in particular, of the chairman of the Board of Directors and executive officers;
•	selecting, or recommending that the full Board of Directors select, the director nominees for the next annual meeting of shareholders;
•	determining or administering the Company’s long-term incentive plans, including any equity based plans and grants under such plans;
•	developing and recommending to the full Board of Directors corporate governance guidelines applicable to the Company and keeping such guidelines under review;
•	overseeing the evaluation of the Board of Directors and management;
•	reviewing regularly the Board of Directors structure, size and composition, taking into account the importance of diversity of perspectives, experiences, skillsets, personal characteristics and backgrounds and experience, among other characteristics;
•	maintaining a commitment to supporting, valuing and leveraging diversity in the composition of the Board among other qualities that the Board of Directors believes serve the best interest of the Company and its shareholders; and
•	handling such other matters that are specifically delegated to the corporate governance, nominating and compensation committee by the Board of Directors from time to time.

ESG Committee

The Company’s environmental, social and governance committee consists of six directors, Frank Sica, Ole Wikborg, Christos Megalou, Jeffrey Bunzel, Kristin H. Holth, Dr. Loukas Barmparis and Polys Hajioannou. Christos Megalou, an independent director, is the chairman of the ESG Committee. The president of the Company, Dr. Loukas Barmparis, leads the management team on ESG matters and reports to the ESG Committee. Jeffrey Bunzel was appointed Class I Director, on April 15, 2026, to hold office for a term ending at the annual meeting of stockholders in 2027 and until his respective successor has been duly elected and qualified. Christos Megalou was elected Class II Director, on September 16, 2025, to hold office for a term ending at the annual meeting of stockholders in 2028 and until his respective successor has been duly elected and qualified. Ole Wikborg was elected Class I Director, on September 13, 2024, to hold office for a term ending at the annual meeting of stockholders in 2027 and until his respective successor has been duly elected and qualified. Kristin H. Holth and Frank Sica were elected Class III Directors, on September 7, 2023, to hold office for a term ending at the annual meeting of stockholders in 2026 and until their respective successors have been duly elected and qualified.

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Name	Position	Title
Christos Megalou	Chairman	Class II Director
Frank Sica	Member	Class III Director
Ole Wikborg	Member	Class I Director
Dr. Loukas Barmparis	Member	President, Secretary and Class II Director
Jeffrey Bunzel	Member	Class I Director
Kristin H. Holth	Member	Class III Director
Polys Hajioannou	Member	Chief Executive Officer, Chairman of the Board and Class I Director

The Committee reviews the Company’s ESG performance and ensures governance oversight by the Board of Directors focused on ESG strategy and implementation, consistent with the Company’s priorities outlined in the Company’s sustainability report. Moreover, the environmental, social and governance committee is responsible for:

•	reviewing and supporting the ESG guidelines, strategic targets, policies and objectives which have been developed and recommended by the management team and approved by the Board of Directors;
•	supporting the development of the Company’s overall ESG strategic direction, providing the executive management and the Board of Directors with ESG insights on significant trends across the ESG agenda;
•	reviewing and recommending to the Board of Directors the approval of an annual ESG report; and reviewing the Company’s ESG performance and ensuring governance oversight by the Board of Directors of the ESG strategy and implementation, based on the adopted reporting framework and relevant key performance indicators.

3.14.3	Statements of the Members of the Administrative, Management and Supervisory Bodies and the Senior Management

Following a request submitted by the Company, in accordance with article 18 of the Prospectus Regulation, the HCMC has authorised the omission from the Prospectus of certain information relating to the participation of the members of the Company’s Board of Directors in the administrative, management or supervisory bodies and/or partnerships in other companies or partnerships, as the case may be.

The members of the Board of Directors, the Audit Committee, Corporate Governance, Nominating and Compensation Committee, and the ESG Committee, have made the following statements:

(a)	They do not perform any professional activities that are significant to the Company, other than those which relate to their position/capacity in the Company and those associated with their position as partners/shareholders and/or members in administrative, management and supervisory bodies and senior management of the companies and/or legal entities mentioned below (without prejudice to the authorized omission of certain information, as mentioned above).

(b)	There are no family relations between the members of the administrative, management and supervisory bodies and the senior management team of the Company, with the exception of Mrs. Marina Hajioannou (Class II Director of the Board of Directors of the Company) who is Mr. Polys Hajioannou’s daughter and Mr. Vasilis Hajioannou (Class III Director of the Board of Directors of the Company) who is Mr. Polys Hajioannou’s son.
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(c)	As of the date of the Prospectus, they are members of the administrative, management or supervisory body or partners of the following companies or partnerships:

Name and Surname	Trade name of Company/partnership	Position (Member of Administrative, Management or Supervisory Body)	Partner
Konstantinos Adamopoulos	Safe Bulkers Management Ltd.	Financial Manager	—
Marina Hajioannou	—	—	—
Kristin H. Holth	—	—	—
Christos Megalou	Safe Bulkers Inc	Independent Non-executive Board Member	—
	Association of S.A. and Entrepreneurship	A’ BoD Vice-Chairman	—
	Hellenic Bank Association	BoD Vice-Chairman	—
	American-Hellenic Chamber of Commerce	BoD Member	—
	Department of Finance & Banking Administration School of Finance & Statistics	Advisory Board Member	—
	Hellenic Observatory-Centre for Research on Contemporary Greece & Cyprus	Advisory Board Member	—
	Snappi Bank S.A.	Chairman of the Board of Directors	—
	Piraeus Bank S.A.	CEO, Executive Board Member	—
Frank Sica	—	—	—
Ole Wikborg	Wikato AS	Chairman	—
Jeffrey Bunzel	—	—	—

(d)	During the previous five years, they were members of the administrative, management or supervisory body or partners in the following companies or legal entities, during the previous five years:

Name and Surname	Trade name of Company/ partnership	Position	Partner	Period of time (from – to)
Konstantinos Adamopoulos	—	—	—	—
Marina Hajioannou	—	—	—	—
Kristin H. Holth	—	—	—	—
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Name and Surname	Trade name of Company/ partnership	Position	Partner	Period of time (from – to)
Christos Megalou	Safe Bulkers Inc	Independent Non-executive Board Member	—	2016 – today
	Association of S.A. and Entrepreneurship	BoD Vice-Chairman	—	2025 – today
	Hellenic Bank Association	BoD Vice-Chairman	—	2025 – today
	Hellenic Bank Association	Non-executive Board Member	—	2021 – 2025
	American-Hellenic Chamber of Commerce	BoD Member	—	2016 – today
	Department of Finance & Banking Administration School of Finance & Statistics	Advisory Board Member	—	2023 – today
	Hellenic Observatory-Centre for Research on Contemporary Greece & Cyprus	Advisory Board Member	—	2025 – today
	Snappi Bank S.A.	Chairman of the Board of Directors	—	2022 – today
	Piraeus Bank S.A.	CEO, Executive Board Member	—	2020 – today
Frank Sica	—	—	—	—
Ole Wikborg	Wikato AS	Chairman	—	2009 – today
	Norwegian Hull Club	Director	—	2002 – 2022
Jeffrey Bunzel	Deutsche Bank	Managing Director	—	2012 – 2026

(e)	There have been no convictions relating to fraudulent offences for the previous five years.

(f)	They have not been involved in any procedure relating to bankruptcy, receivership, liquidation or compulsory administration, pending or in progress, for the previous five years in their capacity as members of any administrative, management or supervisory body of a legal entity involved in any of the aforementioned processes or as senior managers of such legal entities.

(g)	They have not been charged with any official public incrimination and/or sanction by the statutory or regulatory authorities (including any designated professional bodies in which they participate) nor have they been disqualified by a court from acting as a member of an
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administrative, management or supervisory bodies of an issuer or from participating in the management or being involved in the conduct of the affairs of an issuer for the previous five years.

(h)	Their duties carried out on behalf of and arising out of their capacity/position in the Company do not create for them any existing or potential conflict with private interests and/or other duties of theirs, except for conflicts or potential conflicts of interest that may arise from the following (please also see section 3.17 “RELATED PARTY TRANSACTIONS”):

•	Mr. Polys Hajioannou, Chief Executive Officer and Chairman of the Board of Directors of the Company, Executive Director Class I of the Board of Directors of the Company:

(i) He controls the Management Companies, which provide the Subsidiaries with management and other commercial services pursuant to the Management Agreements, as well as technical management services to vessels owned by the Subsidiaries pursuant to agreements concluded with each Subsidiary.

(ii) He is employed by and receives remuneration from Safe Bulkers Management, which provides management services to the Subsidiaries.

(iii) He controls approximately 47.51% of the Company’s Common Stock Shares as of the Date of the Prospectus.

(iv) He has invested and may invest in dry bulk vessel-owning companies under certain conditions pursuant to restrictive covenants agreement with the Company, the purpose of which is to limit competition with the Company. The restrictive covenants concern only dry bulk related business activities. The restrictive covenants concern the priority granted to the Company’s vessels over privately controlled vessels with respect to chartering opportunities, the Company’s Right of first refusal to acquire a vessel before its private acquisition under the same financial terms, and, subject to conditions, the maximum number of privately controlled vessels that Mr. Polys Hajioannou may own. The existence of the above circumstances and compliance with the restrictive covenants are monitored exclusively by the independent members of the Company’s Board of Directors, based on quarterly reports from the Management Companies regarding chartering activities for vessels under their management, or based on an annual audit of financial, technical and operational data and indicators for vessels managed by third-party companies. The restrictive covenants agreement with the Company does not apply to passive investments in listed dry bulk shipping companies up to a maximum ownership percentage of 9.99%, nor to ownership interests in private companies investing in vessels of other categories, excluding dry bulk vessels representing more than 50% of the fair value of the vessels.

(v) He controls the company that owns the premises where the Company’s offices in Monaco are located.

•	Mr. Loukas Barmparis, President of the Company, Secretary of the Board of Directors, Executive Director Class II of the Board of Directors of the Company, is employed by and receives remuneration from Safe Bulkers Management Ltd., which provides management services to the Subsidiaries.

•	Mr. Konstantinos Adamopoulos, Chief Financial Officer of the Company, Executive Director Class III of the Board of Directors of the Company, is employed by and receives remuneration from Safe Bulkers Management Ltd., which provides management services to the Subsidiaries.

(i)	Their selection and placement in their capacities/positions is not the result of any arrangement or agreement with the Company’s major shareholders, customers and suppliers or other persons.
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(b)	As of the date of the Prospectus, they do not hold, directly or indirectly, any Common Stocks or voting rights in the Company including any rights/options to purchase or be granted securities, other than those disclosed below.

Name and Surname	Class of Shares	Number of Shares/ Share Options	Corresponding Voting Rights
Polys Hajioannou	Common Stock Shares (indirectly through Vorini Holdings Inc.)	19,426,015	19,426,015
	Common Stock Shares (indirectly through Bellapais Maritime Inc.)	5,000,000	5,000,000
	Common Stock Shares (indirectly through Kyperounta Maritime Inc.)	5,000,000	5,000,000
	Common Stock Shares (indirectly through Lefkoniko Maritime Inc.)	5,000,000	5,000,000
	Common Stock Shares (indirectly through Akamas Maritime Inc.)	8,555,412	8,555,412
	Common Stock Shares (indirectly through Chalkoessa Maritime Inc.)	5,400,000	5,400,000
Dr. Loukas Barmparis	Preferred Class C Shares	3,500	—
	Preferred Class D Shares	8,500	—
Konstantinos Adamopoulos	Common Stock Shares	6,000	6,000
	Preferred Class C Shares	1,386	—
	Preferred Class D Shares	6,000	—
Ioannis Foteinos	—	—	—
Marina Hajioannou	—	—	—
Kristin H. Holth	Common Stock Shares	20,617	20,617
Christos Megalou	Common Stock Shares	7,780	7,780
Frank Sica	Common Stock Shares	328,664	328,664
	Preferred Class C Shares	1,752	—
	Preferred Class D Shares	10,000	—
Ole Wikborg	Common Stock Shares	14,042	14,042
Jeffrey Bunzel	—	—	—
Vasilis Hajioannou	—	—	—
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3.15	EMPLOYEES

The management team consists of the Company’s chief executive officer, president, chief financial officer and assistant chief financial officer, chief operating officer, chief financial controller and assistant chief financial controller, chief compliance officer, financial reporting manager and the internal auditor. The Managers are responsible for the technical management of the fleet and therefore also handle the recruiting, either directly or through crewing agents, of the senior officers and all other crew members for the vessels.

As of December 31, 2023, the Managers employed approximately 948 people who served on board the vessels of the Company’s fleet, and the Managers employed approximately 154 people on shore. As of December 31, 2024, the Managers employed approximately 941 people who served on board the vessels of the Company’s fleet, and the Managers employed approximately 163 people on shore. As of December 31, 2025, the Managers employed approximately 933 people who served on board the vessels of the Company’s fleet, and the Managers employed approximately 174 people on shore.

3.15.1	Shareholding and stock options

The chairman of the audit committee, Frank Sica, receives the annual equivalent of $60,000 in the form of Company’s Common Stock Shares. Ole Wikborg, Christos Megalou, Jeffrey Bunzel and Kristin Holth receive the annual equivalent of $30,000 in the form of the Company’s Common Stock Shares.

3.16	MAJOR SHAREHOLDERS

As at the Prospectus Date, the Company has issued 101,826,580 Common Stock Shares. The following table sets forth the shareholding structure of the Company’s common stock as at the Prospectus Date:

SHAREHOLDING STRUCTURE
Shareholders	Number of Shares	% of Common Stock owned
Vorini Holdings Inc. (1)	19,426,015	19.08%
Bellapais Maritime Inc. (1)	5,000,000	4.91%
Kyperounta Maritime Inc. (1)	5,000,000	4.91%
Lefkoniko Maritime Inc. (1)	5,000,000	4.91%
Akamas Maritime Inc. (1)	8,555,412	8.40%
Chalkoessa Maritime Inc. (1)	5,400,000	5.30%
Other shareholders (<5%)	53,445,153	52.49%
Total	101,826,580	100.00%

Source: Company.

(1)	Legal entity controlled by Mr. Polys Hajioannou.

As of the date of the Prospectus, the Company does not hold any treasury shares of its own Common Stock Shares. It should be noted that its Subsidiaries do not hold any Common Stock Shares in the Company.

Shareholders’ rights for holders of Common Stock Shares and/or Preferred Shares are exercised in accordance with applicable law and the Articles of Incorporation of the Company. The Company’s shareholders exercise their rights under the law and the Articles of Incorporation of the Company in proportion to the percentage of the share capital that they hold.

To the best of the knowledge of the Company, the exercise of these rights is not abusive, and the Company complies with applicable SEC and NYSE corporate governance requirements or, as a “foreign

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private issuer” pursuant to the rules promulgated under the Exchange Act, complies with applicable corporate governance legislation of its home country i.e. Marshall Islands, in lieu thereof, as disclosed in Item 16G of the Company’s Form 20-F.

Polys Hajioannou, the largest shareholder of the Company, is able to significantly influence the outcome of matters on which the Company’s shareholders are entitled to vote. As of the Date of the Prospectus, Polys Hajioannou controls approximately 47.51%, of the Company’s outstanding Common Stock. Holders of Common Stock Shares do not have different voting rights. The Company is not aware of any shareholder holding more than 5% of its shares and voting rights, other than those mentioned above. There is no agreement known to the Company as of the date of the Prospectus, the implementation of which could result in a change of control of the Company at a later date.

According to the Articles of Incorporation of the Company, its Board of Directors is authorized to decide, without requiring the approval of its shareholders, a) the issuance of a series of preferred shares out of its unissued preferred shares, up to the maximum number of 20,000,000 preferred shares permitted by the Articles of Incorporation, b) the voting power and preferences and related rights, c) the participation rights, d) the optional and other special rights, if any, as well as e) the qualifications, limitations or restriction on the relevant Preferred Shares if and when authorized by the Board of Directors. For more information on the Company’s issued Preferred Shares, please see Section 3.23.1 “Share Capital – Preferred Shares”.

3.17	RELATED PARTY TRANSACTIONS

Management Affiliations

The Company’s chief executive officer, Polys Hajioannou controls the Company’s Managers and one company which leases office space to the Company. The Company’s Managers, along with the predecessor to Safety Management, have provided services to vessels since 1965 and continue to provide technical, administrative, commercial and certain other services which support the Company’s business, as well as comprehensive ship management services such as technical supervision and commercial management, including chartering the Company’s vessels, pursuant to the Company’s Management Agreements described below.

Management Agreements

Under the Company’s Management Agreements, the Managers are responsible for providing the Company with executive, technical, administrative commercial and certain other services, which include the following:

Technical Services

These services include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory compliance and compliance with the law of the flag state of each vessel and of the places where the vessel operates, ensuring classification society compliance, supervising the maintenance and general efficiency of vessels, arranging the hire of qualified officers and crew, training, transportation and lodging, insurance (including handling and processing all claims) of, and appropriate investigation of any charterer concerns with respect to, the crew, conducting union negotiations concerning the crew, performing normally scheduled drydocking and general and routine repairs, arranging insurance for vessels (including marine hull and machinery, protection and indemnity and risks insurance), purchasing stores, supplies, spares, lubricating oil and maintenance capital

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expenditures for vessels, appointing supervisors and technical consultants, providing technical support, shoreside support and shipyard supervision, and attending to all other technical matters necessary to run the Company’s business.

Commercial Services

These services include chartering the vessels that the Company owns, assisting in the Company’s chartering, locating, purchasing, financing and negotiating the purchase and sale of the Company’s vessels, supervising the design and construction of newbuilds, and such other commercial services as the Company may reasonably request from time to time.

Administrative Services

These services include providing or arranging for all services necessary to the engagement, employment and compensation of certain of the Company’s employees, officers, consultants and directors, administering payroll services, assistance with the preparation of the Company’s tax returns and financial statements, assistance with corporate and regulatory compliance matters not related to the Company’s vessels, procuring legal and accounting services, assistance in complying with U.S. and other relevant securities laws, human resources (including provision of the Company’s executive officers and directors of its Subsidiaries), cash management and bookkeeping services, development and monitoring of internal audit controls, disclosure controls and information technology, assistance with all regulatory and reporting functions and obligations, furnishing any reports or financial information that might be requested by the Company and other non-vessel related administrative services, assistance with office space, providing legal and financial compliance services, overseeing banking services (including the opening, closing, operation and management of all of the Company’s accounts, including making deposits and withdrawals reasonably necessary for the management of the Company’s business and day-to-day operations), arranging general insurance and director and officer liability insurance (at the Company’s expense), providing all administrative services required for any subsequent debt and equity financings and attending to all other administrative matters necessary to ensure the professional management of the Company’s business.

Reporting Structure

The Company’s Managers report to the Company and to the Board of Directors through the Company’s executive officers.

Compensation of the Company’s Managers

On May 29, 2008, Safe Bulkers signed a management agreement with Safety Management and on May 29, 2015, Safe Bulkers signed a management agreement with Safe Bulkers Management (collectively the “Old Management Agreements”).

On May 29, 2018, following the expiration of the old management agreements, Safe Bulkers signed new management agreements with the Original Managers, which had an initial term of three years expiring on May 29, 2021, and could be extended for two additional terms of three years each. The fees provided by the Original Management Agreements were fixed until May 29, 2021, and upon mutual agreement with the Managers, could be adjusted for a subsequent term of three years each time on May 29, 2021,

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and May 29, 2024. On May 29, 2021, following the expiration of the initial three-year term, the Original Management Agreements were extended for an additional term of three years until May 29, 2024. On April 1, 2022, Safe Bulkers signed a new management agreement with the New Manager, with an initial term that expired on May 29, 2024. The Prior Management Agreements were automatically extended on May 29, 2024, for three years until May 29, 2027, subject to the Company’s ability to terminate each Prior Management Agreement upon written notice in accordance with the termination provisions. On March 13, 2026, Safe Bulkers signed a new management agreement with the New Manager, with an initial term that will expire on May 29, 2027. The Management Agreements will automatically extend for an additional three-year period up to three times, ending on May 29, 2036, subject to the Company’s ability to terminate each Management Agreement upon written notice in accordance with the termination provisions.

Under the Management Agreements, in return for providing executive officers and technical, commercial and administrative services, the Company’s Managers receive a ship management fee of €950 per day per managed vessel for vessels in the Company’s fleet and €250 per managed vessel per day for bareboat charters and one of the Company’s Managers receives an annual ship management fee of €5.0 million. For the three-year period from May 29, 2021 to May 28, 2024, the daily ship management fee was €875 and the annual ship management fee was €3.5 million. Further, the Company’s Managers receive a commission of 1.0% based on the contract price of any vessel bought and a commission of 1.0% based on the contract price of any vessel sold by it on the Company’s behalf, including any contracted newbuild. The Company also pays the Managers a supervision fee of $550,000 per newbuild, of which 50.0% is payable upon the signing of the relevant supervision agreement, and 50.0% is payable upon successful completion of the sea trials of each newbuild, for the on-premises supervision of all newbuilds the Company has agreed to acquire pursuant to shipbuilding contracts, memoranda of agreement, or otherwise.

The fees charged by the Company’s Managers comprised of ship management fees, supervision fees and commissions, amounted to $24.9 million, $24.6 million and $25.5 million for the years ended December 31, 2023, 2024 and 2025, respectively.

Amounts due from/to the Managers under the management agreements were less than $0.1 million receivable as of December 31, 2023. Amounts due from/to the Managers under the management agreements were $0.8 million receivable, representing the USD equivalent value of EUAs, deriving from the EU ETS, held by the Company’s Managers on behalf of the Company, and less than $0.1 million payable as of December 31, 2024. Amounts due from/to the Managers under the management agreements were $2.3 million receivable, representing the USD equivalent value of the EUAs and the USD equivalent value of the penalties deriving from the Fuel EU for the reduction of carbon content in fuels, held by the Company’s Managers on behalf of the Company, and less than $0.1 million payable as of December 31, 2025.

The management fees do not cover capital expenditure, financial costs and operating expenses for the Company’s vessels and general and administrative expenses such as directors, and officers’ liability insurance, legal and accounting fees and other similar third party expenses. More specifically, the Company reimburses expenses incurred on the Company’s behalf by the Managers or their personnel directly related to the operation and management of the Company’s vessels, such as:

•	interest, principal and other financial costs;
•	voyage expenses;
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•	vessel operating expenses including crewing costs, surveyor’s attendance fees, bunkers, lubricant oils, spares, survey fees, classification society fees, maintenance and repair costs, tonnage taxes and vetting expenses;
•	commissions, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors;
•	deductibles, insurance premiums and/or P&I calls; and
•	postage, communication, traveling, victualing and other out of pocket expenses.

Each year, the Company’s Managers prepare and submit to the Company a detailed draft budget for the next calendar year, which includes a statement of estimated revenue, estimated general and administrative expenses and a proposed budget for capital expenditures, repairs or alterations. Once approved by the Company, this draft budget becomes the approved budget.

Term and Termination Rights

Subject to the termination rights described below, the initial term of the Management Agreements will expire on May 29, 2027 and thereafter the current term of the Management Agreements automatically extends for subsequent terms, ending on May 29, 2036.

The Company’s Managers’ Termination Rights

Each Manager may terminate the applicable Management Agreement prior to the end of its term if:

•	an aggregate amount in excess of $100,000 payable by the Company is not paid when due or if due on demand, within 20 business days following demand by the Manager;
•	the Company defaults in the performance of any other material obligation under the Management Agreement and the matter is unresolved within 20 business days after the Company receives written notice of such default from the Manager;
•	the management fee determined by arbitration in respect of any three-year period following the initial term is unsatisfactory to the Manager, in which case the Manager may terminate the Management Agreement effective at the end of such term;
•	any acquisition of the Company’s shares or a merger, consolidation or similar transaction results in any “person” or “group” acquiring 40.0% or more of the total voting power of the Company or the resulting entity’s outstanding voting securities, and such percentage represents a higher percentage of such voting power than that held directly or indirectly by Polys Hajioannou;
•	the approval by the Company’s shareholders of a proposed merger, consolidation, recapitalization or similar transaction, as a result of which any person acquiring the Company’s Common Stock Shares becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40.0% or more of the total voting power of the outstanding voting securities of the resulting entity following such transaction, and such percentage represents a higher percentage of such voting power than that held directly or indirectly by Polys Hajioannou; or
•	there is a change in directors after which at least one of the members of the Company’s Board of Directors is not a Continuing Director.
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The Company’s Termination Rights

In addition to certain standard termination rights, the Company may terminate each Management Agreement prior to the end of its term if:

•	the Manager commits a willful and material breach in the performance of any material obligation under the Management Agreement and the matter is not resolved within 40 business days after the Manager receives from the Company written notice of such default;
•	an aggregate amount in excess of $100,000 payable by the Manager to the Company or third parties under the Management Agreement is not paid or accounted for within 10 business days following written notice by the Company; or
•	any time after May 29, 2027, upon the Company’s delivery of 12 months’ written notice to the Manager (a “Third Term Termination Notice”).

A “willful and material breach” means, a material breach of the applicable Management Agreement, as determined by a final, non-appealable judgment of a court or independent tribunal of competent jurisdiction, that is a consequence of a deliberate act undertaken by the breaching party, with knowledge that the taking of such act would cause a breach of the applicable Management Agreement, and which act has subjected the Company and its Subsidiaries, taken as a whole, to uninsured liability, individually or in the aggregate, in an amount in excess of $100,000,000.

Termination Fees

In the event that either Management Agreement is terminated prior to the fully-extended expiration date other than pursuant to (a) the Company’s termination of the applicable Management Agreement due to the Manager’s ceasing to conduct business, insolvency or force majeure, (b) a termination resulting from the Manager’s willful and material breach of the applicable Management Agreement or (c) a termination pursuant to a validly-delivered termination notice by the Company to the Manager (other than a Third Term Termination Notice), then, within three business days of such termination, the Company shall pay to Safe Bulkers Management an amount in cash equal to the Management Fees paid or payable to each Manager, in the aggregate, during the 36 months preceding the applicable termination.

Non-Competition

Each Manager has agreed that, during the term of the Management Agreement and for one year after its termination, such Manager will not provide any management services to, or with respect to, any drybulk vessels, other than in the following circumstances:

(a)	pursuant to its involvement with the Company; or
(b)	with respect to drybulk vessels that are owned or operated by companies affiliated with the Company’s chief executive officer or his family members, subject in each case to compliance with, or waivers of, the restrictive covenant agreements entered into between the Company and companies affiliated with the Company’s chief executive officer.

Each Manager has also agreed that if one of the Company’s drybulk vessels and a drybulk vessel owned or operated by a company affiliated with the Company’s chief executive officer are both available and meet the criteria for a charter being fixed by such Manager, the Company’s drybulk vessel will receive such charter.

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Sale of the Company’s Manager

Each Manager has agreed that, during the term of the Management Agreement and for one year after its termination, each Manager will not transfer, assign, sell or dispose of all or substantially all of its business that is necessary for the performance of its services under the Management Agreement without the prior written consent of the Company’s Board of Directors. Furthermore, during such period, in the event of any proposed change in control of the Manager, the Company has a 30-day right of first offer to purchase such Manager. Each Management Agreement defines a “proposed change in control of the Manager” to mean (a) the approval by the Board of Directors of the Manager or the shareholders of the Manager of a proposed sale of all or substantially all of the assets or property of the Manager necessary for the performance of its services under the Management Agreement; or (b) the approval of any transaction that would result in: (i) Polys Hajioannou or Vorini Holdings Inc., or any entity controlled by, or under common control with, any of the above, beneficially owning, directly or indirectly, less than 60.0% of the outstanding voting securities or voting power of the Manager or Machairiotissa Holdings Inc. (the sole shareholder of the Manager), respectively, or (ii) Polys Hajioannou or Vorini Holdings Inc., or any entity controlled by, or under common control with, any of the above, together with all directors, officers and employees of the Manager beneficially owning, directly or indirectly, less than 80.0% of the outstanding voting securities or voting power of the Manager or Machairiotissa Holdings Inc., respectively.

Each Management Agreement also provides the Company with the right to obtain certain information about the ownership of the Manager.

Restrictive Covenant Agreements

Under the amended restrictive covenant agreements entered into with the Company, Polys Hajioannou, Vorini Holdings Inc., Machairiotissa Holdings Inc., or any entity controlled by, or under common control with, any of the above (together, the “Hajioannou Entities”), have agreed to restrictions on their ownership or operation of any drybulk vessels or the acquisition, investment in or control of any business involved in the ownership or operation of drybulk vessels, subject to the exceptions described below.

In the case of Polys Hajioannou, the restricted period continues until the later of (a) one year following the termination of his service as the Company’s director and (b) one year following the termination of his employment with the Company. In the case of the Hajioannou Entities, the restricted period continues until one year following the termination of both Management Agreements.

Notwithstanding these restrictions, Polys Hajioannou and the Hajioannou Entities are permitted to engage in the restricted activities during the restricted periods in the following circumstances:

(a)	pursuant to their involvement with the Company;
(b)	pursuant to their involvement with a Manager, subject to compliance with, or waivers of, the applicable Management Agreement;
(c)	with respect to certain permitted acquisitions (as defined below), provided that (i) any commercial management of drybulk vessels controlled by the restricted individuals and entities in connection with such permitted acquisition is performed by either of the Managers and (ii) the restricted individuals and entities comply with the requirements for permitted acquisitions described below;
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(d)	with respect to the direct or indirect ownership, operation or financing by the Company’s chief executive officer of a maximum of eight drybulk vessels on the water at any one time and an unlimited number of contracts with shipyards for newbuild drybulk vessels as part of his estate or family planning, provided that (i) such drybulk vessels or newbuilding contracts have been first offered to the Company and refused by the majority of the Company’s independent directors and (ii) such vessels have been acquired on pricing terms and conditions that are not more favorable than those offered to the Company;
(e)	pursuant to their passive ownership of up to 9.99% of the outstanding voting securities of any publicly traded company that is engaged in the business of owning or operating drybulk vessels; and
(f)	in the case of Mr. Hajioannou, with respect to any investment company which has been developed by a permitted acquisition; provided, that Mr. Hajioannou (i) does not own in excess of 35% of such other company (“Minority Invested Business”), (ii) does not increase his ownership except as a result of an additional permitted acquisition which is approved by a majority of the Company’s independent directors, (iii) presents all business opportunities related to drybulk vessels to Safe Bulkers in the first instance and (iv) delivers to Safe Bulkers an annual report setting forth Mr. Hajioannou’s aggregate percentage ownership in the Minority Invested Business and additional information on the vessels owned by such Minority Invested Business. For purposes of the restrictive covenant agreements, Polys Hajioannou shall not be deemed to control any such Minority Invested Business as a result of his service on the Board of Directors or other governing body of such Minority Invested Business so long as he is not a party to any arrangement relating to investment or management decisions. The commercial management of any drybulk vessel owned, operated or financed by an investment company of which Polys Hajioannou does not own in excess of 35% shall not be performed by either of the Company’s Managers or any other person or entity in which Mr. Hajioannou has an ownership interest.

As noted above, Polys Hajioannou and the Hajioannou Entities are permitted to engage in certain restricted activities with respect to two types of permitted acquisitions. One such permitted acquisition is an acquisition of a drybulk vessel or an acquisition or investment in a drybulk vessel business on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, than those first offered to the Company and refused by a majority of the Company’s independent directors. A second type of permitted acquisition is an acquisition of a group of vessels or a business that includes non-drybulk vessels and non-drybulk vessel businesses, provided that less than 50.0% of the fair market value of the acquisition is attributable to drybulk vessels or drybulk vessel businesses. Under this second type of permitted acquisition, the Company must be promptly given the opportunity to buy the drybulk vessels or drybulk vessel businesses included in the acquisition for their fair market value plus certain break-up costs. Both of these types of permitted acquisitions require that the commercial management of any drybulk vessels acquired as permitted acquisitions be performed by either of the Company’s Managers. The commercial management of any drybulk vessel or contract for a newbuild drybulk vessel owned, operated or financed by Polys Hajioannou and entities affiliated with him for his estate or family planning purposes is not required to be managed by either of the Company’s Managers and the management of any vessels in a Minority Owned Business shall not be performed by either of the Company’s Managers or any other person or entity in which Mr. Hajioannou has an ownership interest.

Polys Hajioannou and the Hajioannou Entities have also agreed that if one of the Company’s drybulk vessels and a drybulk vessel owned or operated by any of the Hajioannou Entities are both available

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and meet the criteria for a charter being fixed by either of the Company’s Managers, the Company’s drybulk vessels will receive such charter.

The restrictive covenant agreements further provide that for each drybulk vessel or contract for a newbuild drybulk vessel owned, operated or financed by Polys Hajioannou or a Hajioannou Entity other than through the Company, Polys Hajioannou or the applicable Hajioannou entity is required to deliver to the Company a written report with respect to such vessel or newbuild within the first quarter of each fiscal year. The report for any drybulk vessel is required to include certain information, such as charter information with respect to charters arranged or in place during the period between the first day of the previous fiscal year and the date of the report, including the type of charter employment (e.g., time or voyage charters), the charter rate, commissions paid to brokers or other third parties, the charter period and the total revenues earned with respect to charters conducted during such period, running costs with respect to such drybulk vessel in the previous fiscal year, expected date of next drydocking and the estimated cost of such drydocking, and date of the next special survey. The report for any contracted newbuild drybulk vessel is required to include charter information, if any, with respect to charters arranged as of the date of the report, including the type of charter employment, the charter rate, commissions paid to brokers or other third parties and the charter period.

Registration Rights Agreement

In connection with the closing of the Company’s initial public offering on the NYSE, the Company entered into a registration rights agreement with Vorini Holdings Inc., one of the Company’s principal shareholders, pursuant to which the Company has granted to Vorini Holdings Inc. and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act the Company’s Common Stock Shares held by those persons. This right is exercisable until such time that all such Common Stock Shares have been resold or so registered. Under the Securities Act, securities may not be offered or sold unless the offering is registered with the SEC or an exemption from registration applies. Secondary market resales by ordinary shareholders (i.e., transactions by persons who are not the issuer, an underwriter or a dealer) are generally exempt from registration, but this exemption does not extend to resales of “restricted securities” (i.e., securities acquired in unregistered, private transactions from the issuer or an affiliate of the issuer) or securities held by affiliates of the issuer. Accordingly, absent registration or another available exemption, holders of restricted securities and/or control securities are unable to freely resell their shares in the public market without registration. Registration requires the filing of a registration statement with the SEC. Under the registration rights agreement, Vorini Holdings Inc. and certain of its transferees have the right to request the Company to register with the SEC, in accordance with the above rules, the sale of shares held by them on their behalf and may require the Company to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, those persons have the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by the Company. Vorini Holdings Inc. is entitled to the above registration rights in respect of 19,426,015 shares currently held.

Principal executive office lease

The Company leases office space from a company controlled by Polys Hajioannou, at Apt. D11, Les Acanthes, 6, Avenue des Citronniers, MC98000 Monaco, where the Company’s principal executive office is established. The office space lease contract was for a period from February, 2014 until February, 2023 with an annual lease payment initially agreed in 2014 in the amount of €63,000, adjusted annually based on the cost of construction as published in the National Institute of Statistics & Economic Studies of

174

Monaco, plus expenses. In January, 2023, the office space lease contract was renewed with an annual lease payment in the amount of €86,400, equivalent to $101 thousand as of December 31, 2025, adjusted annually based on the cost of construction as published in the National Institute of Statistics & Economic Studies of Monaco, plus expenses, and is recorded in “General and administrative expenses” in the Consolidated Statements of Income.

Credit Facilities

During 2022, the Company entered into an agreement with a financial institution for an amount up to $80.0 million secured by seven vessels owned by respective Subsidiaries. During 2023, Eptaprohi, Soffive, Marinouki, Marathassa, Kerasies, Pemer and Lofou agreed with that financial institution the extension of the tenor by six months, from June 2028 to December 2028, and changes in the margin of this credit facility. During 2023, the vessel owned by Kerasies was released from the security package without any amendment to the terms of the facility, and during 2024, the vessel owned by Marathassa was released from the security package without any amendment to the terms of the facility. In September 2025, the vessel owned by Pemer was released from the security package and the availability of the revolving credit facility was reduced by $3,663. One of the independent members of the Board of Directors of the Company currently serves as the Chief Executive Officer of this financial institution. All above transactions were evaluated and approved by the Board of Directors of the Company excluding that independent member of the Board of Directors of the Company.

Bond issuance

In February 2022, a subsidiary of the Company successfully completed a public offer in Greece of €100.0 million of an unsecured bond that was admitted for trading in Euronext Athens under the ticker symbol SBB1. One of the independent members of the Board of Directors of the Company currently serves as the Chief Executive Officer of the financial institution that was the adviser and one of the lead underwriters in the public offer of the Bond. The transaction was evaluated and approved by the Board of Directors of the Company excluding that independent member of the Board of Directors of the Company.

The Company’s management states that there are no other material related party transactions as of the date of this Prospectus.

For the information contained in this section, agreed-upon procedures have been performed by Deloitte Certified Public Accountants S.A., in accordance with the International Standard on Related Services 4400 (Revised) “Engagements to Perform Agreed-Upon Procedures,” as described in its report dated 27.05.2026.

3.18	FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS, AND LOSSES

This section presents information on the Company’s financial results as derived from:

a) the Annual Consolidated Financial Statements for the year 2025, which have been audited by the Certified Public Accountant, Ms. Analia Kokkoris (Certified Public Accountants (SOEL) Reg. No: 43044) from Deloitte. These financial statements have been prepared in accordance with the US GAAP and were approved by the Company’s Board of Directors on March 4, 2026. The Annual Financial Statements for

175

the year 2025, together with the corresponding Auditor’s Report, are incorporated into the Prospectus by reference, in accordance with article 19 of Regulation (EU) 2017/1129 (see section 3.24.2 “Documents incorporated by reference”). According to independent auditor’s report, the Annual Consolidated Financial Statements for the year 2025 present fairly, in all material respects, the financial position of the Company as at December 31, 2025, the financial performance and cash flows for the year then ended, in accordance with the US GAAP as adopted by the United States of America.

b) the Annual Consolidated Financial Statements for the year 2024, which have been audited by the Certified Public Accountant, Ms. Analia Kokkoris (Certified Public Accountants (SOEL) Reg. No: 43044) from Deloitte. These financial statements have been prepared in accordance with the US GAAP and were approved by the Company’s Board of Directors on March 10, 2025. The Annual Financial Statements for the year 2024, together with the corresponding Auditor’s Report, are incorporated into the Prospectus by reference, in accordance with article 19 of Regulation (EU) 2017/1129 (see section 3.24.2 “Documents incorporated by reference”). According to independent auditor’s report, the Annual Consolidated Financial Statements for the year 2024 present fairly, in all material respects, the financial position of the Company as at December 31, 2024, the financial performance and cash flows for the year then ended, in accordance with the US GAAP as adopted by the United States of America.

c) the Annual Consolidated Financial Statements for the year 2023, which have been audited by the Certified Public Accountant, Ms. Analia Kokkoris (Certified Public Accountants (SOEL) Reg. No: 43044) from the company Deloitte. These financial statements have been prepared in accordance with the US GAAP and were approved by the Company’s Board of Directors on February 29, 2024. The Annual Financial Statements for the year 2023, together with the corresponding Auditor’s Report, are incorporated into the Prospectus by reference, in accordance with article 19 of Regulation (EU) 2017/1129 (see section 3.24.2 “Documents incorporated by reference”). According to independent auditor’s report, the Annual Consolidated Financial Statements for the year 2023 present fairly, in all material respects, the financial position of the Company as at December 31, 2023, the financial performance and cash flows for the year then ended, in accordance with the US GAAP as adopted by the United States of America.

3.18.1	Financial Information of the financial statements for the years 2023 - 2025

This section presents the financial information for the years 2023 - 2025 as derived from the Annual Consolidated Financial Statements for the fiscal years 2024 and 2025.

The Annual Consolidated Financial Statements for the years 2023 - 2025 are incorporated by reference (see Section 3.24.2 “Documents incorporated by reference”).

3.18.1.1	Financial Information of Statements of Income for 2023 - 2025

The following tables set forth the Company’s statements of income for the years 2023 – 2025.

CONSOLIDATED STATEMENTS OF INCOME
(amounts in $ thousands)	01.01.2023 - 31.12.2023	01.01.2024 - 31.12.2024	01.01.2025 - 31.12.2025
Revenues
Revenues	295,393	320,679	288,131
Commissions	(10,992)	(13,046)	(12,394)
Net revenues	284,401	307,633	275,737
Expenses
Voyage expenses	(21,666)	(16,728)	(19,451)

176

CONSOLIDATED STATEMENTS OF INCOME
(amounts in $ thousands)	01.01.2023 - 31.12.2023	01.01.2024 - 31.12.2024	01.01.2025 - 31.12.2025
Vessel operating expenses	(89,201)	(92,601)	(97,347)
Depreciation and amortization	(54,129)	(58,135)	(59,878)
General and administrative expenses
Management fee to related parties	(19,199)	(21,357)	(24,051)
Company administration expenses	(4,564)	(5,678)	(5,802)
Other operating expense	(1,869)	(1,262)	(3,837)
Gain on sale of assets	10,375	16,555	4,596
Operating income	104,148	128,427	69,967
Other (Expense)/Income
Interest expense	(24,707)	(31,375)	(30,343)
Other finance cost	(756)	(618)	(712)
Interest income	2,497	3,396	5,120
Gain/(loss) on derivatives	523	(3,670)	7,325
Foreign currency (loss)/gain	(1,873)	4,172	(10,044)
Amortization and write-off of deferred finance charges	(2,481)	(2,956)	(2,750)
Net income	77,351	97,376	38,563
Less preferred dividend attributable to preferred shareholders	8,000	8,000	8,000
Net income available to common shareholders	69,351	89,376	30,563
Earnings per share in U.S. Dollars, basic and diluted	0.61	0.83	0.30
Weighted average number of shares, basic and diluted	113,619,092	107,576,009	103,038,189

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Financial Statements

The following tables set forth the Company’s statements of income for the years 2023 – 2025 presented in Euro (€) for providing supplementary information.

CONSOLIDATED STATEMENTS OF INCOME
(amounts in € thousands)	01.01.2023 - 31.12.2023(1)	01.01.2024 - 31.12.2024(2)	01.01.2025 - 31.12.2025(3)
Revenues
Revenues	273,158	296,431	262,438
Commissions	(10,165)	(12,060)	(11,289)
Net revenues	262,993	284,371	251,149
Expenses
Voyage expenses	(20,035)	(15,463)	(17,716)
Vessel operating expenses	(82,487)	(85,599)	(88,666)
Depreciation and amortization	(50,055)	(53,739)	(54,539)
General and administrative expenses
Management fee to related parties	(17,754)	(19,742)	(21,906)
Company administration expenses	(4,220)	(5,249)	(5,285)
Other operating expense	(1,728)	(1,167)	(3,495)
Gain on sale of assets	9,594	15,303	4,186
Operating income	96,308	118,715	63,728

177

CONSOLIDATED STATEMENTS OF INCOME
(amounts in € thousands)	01.01.2023 - 31.12.2023(1)	01.01.2024 - 31.12.2024(2)	01.01.2025 - 31.12.2025(3)
Other (Expense)/Income
Interest expense	(22,847)	(29,003)	(27,637)
Other finance cost	(699)	(571)	(649)
Interest income	2,309	3,139	4,663
Gain/(loss) on derivatives	484	(3,392)	6,672
Foreign currency (loss)/gain	(1,732)	3,857	(9,148)
Amortization and write-off of deferred finance charges	(2,294)	(2,732)	(2,505)
Net income	71,529	90,013	35,124
Less preferred dividend attributable to preferred shareholders	7,398	7,395	7,287
Net income available to common shareholders	64,131	82,618	27,837
Earnings per share in Euro, basic and diluted	0.56	0.77	0.27
Weighted average number of shares, basic and diluted	113,619,092	107,576,009	103,038,189

Other comprehensive income/(loss)
Foreign currency translation adjustments	(22,213)	48,998	(95,147)
Total Comprehensive income/(loss)	49,316	139,011	(60,023)
Less preferred dividend attributable to preferred shareholders	7,398	7,395	7,287
Total Comprehensive income/(loss) available to common shareholders	41,918	131,616	(67,310)

Any discrepancies in the totals of the individual figures are due to rounding.

1)	The conversion of the figures for the period 01.01.2023–31.12.2023 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0814 USD) for the specific period. Data source: LSE WORKSPACE.
2)	The conversion of the figures for the period 01.01.2024–31.12.2024 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0818 USD) for the specific period. Data source: LSE WORKSPACE.
3)	The conversion of the figures for the period 01.01.2025–31.12.2025 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0979 USD) for the specific period. Data source: LSE WORKSPACE.

3.18.1.2	Statement of financial position for the years 2023 – 2025

The following tables show the Company’s statements of financial position for the years 2023 – 2025.

CONSOLIDATED BALANCE SHEETS
(amounts in $ thousands)	31.12.2023	31.12.2024	31.12.2025
ASSETS
Current Assets
Cash and cash equivalents	48,191	81,083	141,579
Time deposits	39,731	44,339	11,569
Accounts receivable	8,786	13,346	8,854
Assets held for sale	24,229	—	—
Due from Managers	14	829	2,320
Inventories	16,652	14,883	19,005
Derivative assets	8	—	6,485
Accrued revenue	477	903	615
178

CONSOLIDATED BALANCE SHEETS
(amounts in $ thousands)	31.12.2023	31.12.2024	31.12.2025
Restricted cash	2,020	3,000	—
Prepaid expenses and other current assets	6,613	7,008	5,363
Short term investment	—	—	4,811
Total current assets	146,721	165,391	200,601
Fixed Assets
Vessels, net	1,091,518	1,144,318	1,105,584
Advances for vessels	89,703	85,204	87,299
Total fixed assets	1,181,221	1,229,522	1,192,883
Other non current assets
Deferred financing costs	255	—	—
Restricted cash	8,850	7,475	9,675
Derivative assets	2,669	672	—
Accrued revenue	87	—	—
Other non current assets	13	36	23
Total assets	1,339,816	1,403,096	1,403,182
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt, net	24,781	58,191	42,371
Unearned revenue	10,853	6,538	5,224
Trade accounts payable	10,442	9,903	13,370
Accrued liabilities	8,383	11,807	7,858
Derivative liabilities	526	—	208
Other financing liability	748	—	—
Due to Managers	—	33	27
Total current liabilities	55,733	86,472	69,058
Long-term debt, net	482,391	478,450	497,772
Unearned revenue	3,248	2,624	2,313
Derivative liabilities	—	1,419	27
Other liabilities	5,933	2,513	3,305
Total liabilities	547,305	571,478	572,475
SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 200,000,000 authorized, 111,607,828, 105,288,996 and 102,259,402 issued and outstanding at December 31, 2023, 2024 and 2025, respectively	112	105	102
Preferred stock, $0.01 par value; 20,000,000 authorized, 804,950 Series C Preferred Shares, 3,195,050 Series D Preferred Shares, issued and outstanding at December 31, 2023, 2024 and 2025	40	40	40
Additional paid in capital	352,897	324,137	313,276
Retained earnings	439,462	507,336	517,289
Total shareholders’ equity	792,511	831,618	830,707
Total liabilities and shareholders’ equity	1,339,816	1,403,096	1,403,182

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Financial Statements

179

The following tables set forth the Company’s statements of financial position for the years 2023 – 2025 presented in Euro (€) for providing supplementary information.

CONSOLIDATED BALANCE SHEETS
(amounts in € thousands)	31.12.2023(4)	31.12.2024(5)	31.12.2025(6)
ASSETS
Current Assets
Cash and cash equivalents	43,667	78,318	120,544
Time deposits	36,001	42,827	9,850
Accounts receivable	7,961	12,891	7,539
Assets held for sale	21,955	—	—
Due from Managers	13	801	1,975
Inventories	15,089	14,376	16,181
Derivative assets	7	—	5,521
Accrued revenue	432	872	524
Restricted cash	1,830	2,898	—
Prepaid expenses and other current assets	5,992	6,769	4,566
Short term investment	—	—	4,096
Total current assets	132,947	159,752	170,796
Fixed Assets
Vessels, net	989,052	1,105,301	941,323
Advances for vessels	81,282	82,299	74,329
Total fixed assets	1,070,334	1,187,600	1,015,652
Other non current assets
Deferred financing costs	231	—	—
Restricted cash	8,019	7,220	8,238
Derivative assets	2,419	649	—
Accrued revenue	79	—	—
Other non current assets	12	35	20
Total assets	1,214,041	1,355,256	1,194,706
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt, net	22,455	56,207	36,076
Unearned revenue	9,834	6,315	4,448
Trade accounts payable	9,462	9,565	11,383
Accrued liabilities	7,596	11,404	6,691
Derivative liabilities	476	—	177
Other financing liability	678	—	—
Due to Managers	—	32	23
Total current liabilities	50,501	83,523	58,798
Long-term debt, net	437,107	462,137	423,816
Unearned revenue	2,943	2,535	1,969
Derivative liabilities	—	1,371	23
Other liabilities	5,376	2,427	2,814
Total liabilities	495,927	551,993	487,420
SHAREHOLDERS’ EQUITY
180

CONSOLIDATED BALANCE SHEETS
(amounts in € thousands)	31.12.2023(4)	31.12.2024(5)	31.12.2025(6)
Common stock, $0.001 par value; 200,000,000 authorized, 111,607,828 and 105,288,996 issued and outstanding at December 31, 2023 and 2024, respectively	105	99	96
Preferred stock, $0.01 par value; 20,000,000 authorized, 804,950 and 804,950 Series C Preferred Shares, 3,195,050 and 3,195,050 Series D Preferred Shares, issued and outstanding at December 31, 2023 and 2024, respectively	37	37	37
Additional paid in capital	330,001	303,416	293,524
Retained earnings	410,184	472,926	481,991
Foreign currency translation reserve	(22,213)	26,785	(68,362)
Total shareholders’ equity	718,114	803,263	707,286
Total liabilities and shareholders’ equity	1,214,041	1,355,256	1,194,706

Any discrepancies in the totals of the individual figures are due to rounding.

4)	The conversion of the figures as of 31.12.2023 into Euros has been made based on the EUR/USD exchange rate (1 EUR=1.1036 USD) on that date. Data source: LSE WORKSPACE.
5)	The conversion of the figures as of 31.12.2024 into Euros has been made based on the EUR/USD exchange rate (1 EUR=1.0353 USD) on that date. Data source: LSE WORKSPACE.
6)	The conversion of the figures as of 31.12.2025 into Euros has been made based on the EUR/USD exchange rate (1 EUR=1.1745 USD) on that date. Data source: LSE WORKSPACE.

3.18.1.3	Statements of Cash Flow for the years 2023 – 2025

The following tables set forth the Company’s statements of cash flows for the years 2023 – 2025.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in $ thousands)	01.01.2023 - 31.12.2023	01.01.2024 - 31.12.2024	01.01.2025 - 31.12.2025
Cash Flows from Operating Activities:
Net income	77,351	97,376	38,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,129	58,135	59,878
Gain on sale of assets	(10,375)	(16,555)	(4,596)
Unrealized loss on inventory valuation	1,869	1,262	3,837
Amortization and write-off of deferred finance charges	2,481	2,956	2,750
Unrealized (gain)/loss on derivatives	(204)	2,898	(6,997)
Unrealized foreign exchange loss/ (gain)	882	(5,784)	13,111
Share based compensation	144	150	150
Change in:
Accounts receivable	(2,311)	(4,560)	4,492
Due from Manager	8	(815)	(1,491)
Inventories	(683)	928	(7,959)
Accrued revenue	323	(339)	288
Prepaid expenses and other current assets	(849)	(395)	1,645
Due to Manager	(58)	33	(6)
Trade accounts payable	385	(1,116)	3,520
181

CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in $ thousands)	01.01.2023 - 31.12.2023	01.01.2024 - 31.12.2024	01.01.2025 - 31.12.2025
Accrued liabilities	160	4,666	(4,073)
Non current assets & Other liabilities	1,704	(3,443)	805
Unearned revenue	(2,749)	(4,939)	(1,625)
Net Cash Provided by Operating Activities	122,207	130,458	102,292

Cash Flows from Investing Activities:
Vessel advances	(209,103)	(144,775)	(41,992)
Proceeds from sale of assets	30,773	77,996	23,389
Acquisition of short term investment	—	—	(4,811)
Increase in bank time deposits	(52,870)	(81,988)	(118,698)
Maturity of bank time deposits	79,474	77,035	151,812
Net Cash (Used in)/Provided by Investing Activities	(151,726)	(71,732)	9,700

Cash Flows from Financing Activities:
Proceeds from long-term debt	255,200	248,300	214,950
Principal payments of long-term debt	(165,226)	(212,140)	(225,486)
Dividends paid	(30,678)	(29,502)	(28,610)
Payment of deferred financing costs	(2,846)	(2,844)	(2,211)
Other financing liability payments	(1,087)	(755)	—
Repurchase of common stock	(26,222)	(28,917)	(11,014)
Net Cash Provided by/(Used in) Financing Activities	29,141	(25,858)	(52,371)

Net (decrease)/increase in cash, cash equivalents and restricted cash	(378)	32,868	59,621
Effect of exchange rate changes on cash, cash equivalents and restricted cash	353	(371)	75

Cash, cash equivalents and restricted cash at beginning of year	59,086	59,061	91,558
Cash, cash equivalents and restricted cash at end of year	59,061	91,558	151,254
Supplemental cash flow information:
Cash paid for interest (excluding capitalized interest):	22,340	29,452	35,195
Non Cash Investing and Financing Activities:
Unpaid financing fees	103	150	181
Unpaid capital expenditure requirements	842	136	176
Cash and cash equivalents	48,191	81,083	141,579
Restricted cash – Current assets	2,020	3,000	—
Restricted cash – Non current assets	8,850	7,475	9,675
Cash, cash equivalents and restricted cash shown in the statement of cash flows	59,061	91,558	151,254

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Financial Statements

182

The following tables set forth the Company’s statements of cash flows for the years 2023 – 2025 presented in Euro (€) for providing supplementary information.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in € thousands)	01.01.2023 - 31.12.2023(7)	01.01.2024 - 31.12.2024(8)	01.01.2025 - 31.12.2025(9)
Cash Flows from Operating Activities:
Net income	71,529	90,013	35,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	50,055	53,739	54,539
Gain on sale of assets	(9,594)	(15,303)	(4,186)
Unrealized loss on inventory valuation	1,728	1,167	3,495
Amortization and write-off of deferred finance charges	2,294	2,732	2,505
Unrealized (gain)/loss on derivatives	(189)	2,679	(6,373)
Unrealized foreign exchange loss/(gain)	816	(5,347)	11,942
Share based compensation	133	139	137
Change in:
Accounts receivable	(2,137)	(4,215)	4,091
Due from Manager	7	(753)	(1,358)
Inventories	(632)	858	(7,249)
Accrued revenue	299	(313)	262
Prepaid expenses and other current assets	(785)	(365)	1,498
Due to Manager	(54)	31	(5)
Trade accounts payable	356	(1,032)	3,206
Accrued liabilities	148	4,313	(3,710)
Non current assets & Other liabilities	1,576	(3,183)	733
Unearned revenue	(2,542)	(4,566)	(1,480)
Net Cash Provided by Operating Activities	113,008	120,594	93,171
Cash Flows from Investing Activities:
Vessel advances	(193,363)	(133,828)	(38,248)
Proceeds from sale of assets	28,457	72,098	21,303
Acquisition of short term investment	—	—	(4,382)
Increase in bank time deposits	(48,890)	(75,789)	(108,114)
Maturity of bank time deposits	73,492	71,210	138,275
Net Cash Used in/(Provided by) Investing Activities	(140,304)	(66,309)	8,834
Cash Flows from Financing Activities:
Proceeds from long-term debt	235,990	229,525	195,783
Principal payments of long-term debt	(152,789)	(196,099)	(205,379)
Dividends paid	(28,369)	(27,271)	(26,059)
Payment of deferred financing costs	(2,632)	(2,629)	(2,014)
Other financing liability payments	(1,005)	(698)	—
Repurchase of common stock	(24,248)	(26,730)	(10,032)
Net Cash Provided by/(Used in) Financing Activities	26,947	(23,902)	(47,701)
183

CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in € thousands)	01.01.2023 - 31.12.2023(7)	01.01.2024 - 31.12.2024(8)	01.01.2025 - 31.12.2025(9)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(349)	30,383	54,304
Effect of exchange rate changes on cash, cash equivalents and restricted cash	326	(343)	68
Cash, cash equivalents and restricted cash at beginning of year	55,210	53,516	88,436
Foreign currency translation adjustments	(1,671)	4,880	(14,026)
Cash, cash equivalents and restricted cash at end of year	53,516	88,436	128,782
Supplemental cash flow information:
Cash paid for interest (excluding capitalized interest):	20,658	27,225	32,057
Non Cash Investing and Financing Activities:
Unpaid financing fees	95	139	165
Unpaid capital expenditure requirements	779	126	160
Cash and cash equivalents	43,667	78,318	120,544
Restricted cash – Current assets	1,830	2,898	—
Restricted cash – Non current assets	8,019	7,220	8,238
Cash, cash equivalents and restricted cash shown in the statement of cash flows	53,516	88,436	128,782

Any discrepancies in the totals of the individual figures are due to rounding.

7)	The conversion of the figures for the period 01.01.2023–31.12.2023 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0814 USD) for the specific period. Data source: LSE WORKSPACE.
8)	The conversion of the figures for the period 01.01.2024–31.12.2024 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0818 USD) for the specific period. Data source: LSE WORKSPACE.
9)	The conversion of the figures for the period 01.01.2025–31.12.2025 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0979 USD) for the specific period. Data source: LSE WORKSPACE.
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3.18.1.4	Statement of Changes in Equity for the years 2023 - 2025

The following tables set forth the Company’s statement of changes in equity for the years 2023 – 2025.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(amounts in $ thousands)	Common Stock	Preferred Stock	Additional Paid in Capital	Retained Earnings	Total
Balance as of January 1, 2023	119	40	378,968	392,789	771,916
Net income	—	—	—	77,351	77,351
Repurchase and cancellation of common stock	(7)	—	(26,215)	—	(26,222)
Share based compensation	—	—	144	—	144
Common share dividends declared and paid ($0.20 per share of common stock)	—	—	—	(22,678)	(22,678)
Preferred share dividends declared and paid ($2.00 per share of preferred C shares and $2.00 per share of preferred D shares)	—	—	—	(8,000)	(8,000)
Balance at December 31, 2023	112	40	352,897	439,462	792,511
Net income	—	—	—	97,376	97,376
Repurchase and cancellation of common stock	(7)	—	(28,910)	—	(28,917)
Share based compensation	—	—	150	—	150
Common share dividends declared and paid ($0.20 per share of common stock)	—	—	—	(21,502)	(21,502)
Preferred share dividends declared and paid ($2.00 per share of preferred C shares and $2.00 per share of preferred D shares)	—	—	—	(8,000)	(8,000)
Balance at December 31, 2024	105	40	324,137	507,336	831,618
Net income	—	—	—	38,563	38,563
Repurchase and cancellation of common stock	(3)	—	(11,011)	—	(11,014)
Share based compensation	—	—	150	—	150
Common share dividends declared and paid ($0.20 per share of common stock)	—	—	—	(20,610)	(20,610)
Preferred share dividends declared and paid ($2.00 per share of preferred C shares and $2.00 per share of preferred D shares)	—	—	—	(8,000)	(8,000)
Balance at December 31, 2025	102	40	313,276	517,289	830,707

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Financial Statements

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The following tables set forth the Company’s statement changes in equity for the years 2023 – 2025 presented in Euro (€) for providing supplementary information.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(amounts in € thousands)	Common Stock	Preferred Stock	Additional Paid in Capital	Retained Earnings	Foreign Currency translation reserve	Total
Balance as of January 1, 2023[10]	111	37	354,110	367,024	—	721,282
Net income	—	—	—	71,529	—	71,529
Repurchase and cancellation of common stock	(6)	—	(24,242)	—	—	(24,248)
Share based compensation	—	—	133	—	—	133
Common share dividends declared and paid ($0.20 per share of common stock)	—	—	—	(20,971)	—	(20,971)
Preferred share dividends declared and paid ($2.00 per share of preferred C shares and $2.00 per share of preferred D shares)	—	—	—	(7,398)	—	(7,398)
Foreign currency translation adjustments	—	—	—	—	(22,213)	(22,213)
Balance at December 31, 2023[11]	105	37	330,001	410,184	(22,213)	718,114
Net income	—	—	—	90,013	—	90,013
Repurchase and cancellation of common stock	(6)	—	(26,724)	—	—	(26,730)
Share based compensation	—	—	139	—	—	139
Common share dividends declared and paid ($0.20 per share of common stock)	—	—	—	(19,876)	—	(19,876)
Preferred share dividends declared and paid ($2.00 per share of preferred C shares and $2.00 per share of preferred D shares)	—	—	—	(7,395)	—	(7,395)
Foreign currency translation adjustments	—	—	—	—	48,998	48,998
Balance at December 31, 2024[12]	99	37	303,416	472,926	26,785	803,263
Net income	—	—	—	35,124	—	35,124
Repurchase and cancellation of common stock	(3)	—	(10,029)	—	—	(10,032)
Share based compensation	—	—	137	—	—	137
Common share dividends declared and paid ($0.20 per share of common stock)	—	—	—	(18,772)	—	(18,772)
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CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(amounts in € thousands)	Common Stock	Preferred Stock	Additional Paid in Capital	Retained Earnings	Foreign Currency translation reserve	Total
Preferred share dividends declared and paid ($2.00 per share of preferred C shares and $2.00 per share of preferred D shares)	—	—	—	(7,287)	—	(7,287)
Foreign currency translation adjustments	—	—	—	—	(95,147)	(95,147)
Balance at December 31, 2025[13]	96	37	293,524	481,991	(68,362)	707,286

Any discrepancies in the totals of the individual figures are due to rounding.

10)	The conversion of the figures as of 01.01.2023 into Euros has been made based on the EUR/USD exchange rate (1 EUR=1.0702 USD) on that date. Data source: LSE WORKSPACE.
11)	The conversion of the figures for the period 01.01.2023–31.12.2023 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0814 USD) for the specific period. Data source: LSE WORKSPACE.
12)	The conversion of the figures for the period 01.01.2024–31.12.2024 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0818 USD) for the specific period. Data source: LSE WORKSPACE.
13)	The conversion of the figures for the period 01.01.2025–31.12.2025 into Euros has been made based on the average EUR/USD exchange rate (1 EUR=1.0979 USD) for the specific period. Data source: LSE WORKSPACE.

3.19	ALTERNATIVE PERFORMANCE MEASURES

In this section, the Company presents certain Non – US GAAP Alternative Performance Measures (“Alternative Performance Measures”, based on the ESMA Guidelines on Alternative Performance Measures dated 05.10.2015) other than those in accordance with the Generally Accepted Accounting Principles of the United States (US GAAP) resulting from its financial statements.

The measures defined and calculated in detail below are widely used to present the Company’s operating performance and debt service capacity. The Alternative Performance Measures should not be considered as a substitute for other measures calculated in accordance with the Generally Accepted Accounting Principles of the United States (US GAAP), as well as other historical financial indicators.

Specifically, the following are presented: Earnings before taxes, net interest expense, depreciation and amortization (EBITDA), adjusted EBITDA, Net Debt, Interest Coverage Ratio and Liquidity and Capital Sources Ratio. The following tables set forth the Alternative Performance Measures calculated on the basis of the financial information contained in the Annual Financial Statements for the years ended December 31, 2023, 2024 and 2025 along with a detailed explanation of how they were calculated.

Alternative Performance Measures for the FY 2023 - 2025

Adjusted EBITDA and Interest Coverage Ratio

The table below sets forth the calculation of the Adjusted EBITDA measure and the Interest Coverage ratio.

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(Amounts in $ thousands, unless otherwise indicated)	01.01.2023 - 31.12.2023	01.01.2024 - 31.12.2024	01.01.2025 - 31.12.2025
Net Income (a)	77,351	97,376	38,563
plus Interest expense (b)	24,707	31,375	30,343
minus Interest income (c)	(2,497)	(3,396)	(5,120)
plus Depreciation (d)	54,129	58,135	59,878
plus Amortization and write-off of deferred finance charges (e)	2,481	2,956	2,750
EBITDA (f) = (a)+(b)+(c)+(d)+(e)	156,171	186,446	126,414
minus Gain on sale of assets (g)	(10,375)	(16,555)	(4,596)
plus Other operating expense (h)	1,869	1,262	3,837
plus Loss/(gain) on derivatives (i)	(523)	3,670	(7,325)
plus Foreign exchange loss/(gain) (j)	1,873	(4,172)	10,044
Adjusted EBITDA (k) = (f)+(g)+(h)+(i)+(j)	149,015	170,651	128,374
Interest Coverage Ratio (k)/(b)	6.03	5.44	4.23

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Financial Statements

Net Debt

The table below sets forth the calculation of the Net Debt measure.

(Amounts in $ thousands, unless otherwise indicated)	31.12.2023	31.12.2024	31.12.2025
Total Long-term debt, net (a)	482,391	478,450	497,772
Current portion of long-term debt, net (b)	24,781	58,191	42,371
Total Debt (a)+(b)	507,172	536,641	540,143
Cash and cash equivalents (c1)	48,191	81,083	141,579
Restricted cash (c2)	2,020	3,000	—
Time deposits (c3)	39,731	44,339	11,569
Restricted cash, long-term (c4)	8,850	7,475	9,675
Total Cash and cash equivalents, Time deposits and Restricted cash (c) = (c1)+(c2)+(c3)+(c4)	98,792	135,897	162, 823
Net Debt (a)+(b)-(c)	408,380	400,744	377, 320

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Financial Statements

Liquidity & Capital Sources

The table below sets forth the calculation of the Liquidity & Capital Sources.

(Amounts in $ thousands, unless otherwise indicated)	31.12.2023	31.12.2024	31.12.2025
Total Cash and cash equivalents, Time deposits and Restricted cash (c)	98,792	135,897	162, 823
Undrawn secured commitments from Revolving credit facilities (d)	131,500	140,200	219,453
Undrawn secured commitments from Term Loan credit facilities and Sale and leaseback financing (e)	55,500	—	—
Total Liquidity & Capital Sources (f)=(c)+(d)+(e)	285,792	276,097	382,276

Any discrepancies in the totals of the individual figures are due to rounding.

Source: Annual Consolidated Financial Statements

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Definitions of Financial Figures and Explanation of Measures

Measure	Definition / Method of Calculation
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) are defined as the Net income before interest, depreciation and amortization, gain on sale of assets, other operating expenses, gain/(loss) on derivatives, gain/(loss) on foreign currency and amortization and write-off of deferred finance charges.
Net debt	Net debt is calculated by adding “Long-term debt, net” and “Current portion of Long-term debt, net” and subtracting “Cash and cash equivalents”, “Time deposits” and “Restricted cash”.
Interest Coverage Ratio	Interest coverage ratio is calculated as the ratio of “Adjusted EBITDA” to “Interest expense”.
Liquidity & Capital Sources	Liquidity and Capital Sources is defined as Total Cash and cash equivalents plus undrawn secured commitments from Revolving credit facilities, plus undrawn secured commitments from Term Loan credit facilities and Sale and leaseback financing.

For the information contained in this section, agreed-upon procedures have been performed by Deloitte Certified Public Accountants S.A., in accordance with the International Standard on Related Services 4400 (Revised) “Engagements to Perform Agreed-Upon Procedures,” as described in its report dated 27.05.2026.

3.20   DIVIDEND POLICY

Under Marshall Islands law, there is no minimum dividend requirement with respect to the Common Stock Shares. The dividend requirements for the Preferred Shares are specified in the applicable Statement of Designation for the series of Preferred Share. For both the Series C Preferred Shares and the Series D Preferred Shares, the dividend amount is set at 8.00% per annum although, like the Common Stock Shares dividends, are payable only if and when declared by the Board of Directors. Dividends on the Preferred Shares must be paid in priority to any dividend on any preferred shares junior in priority to the Preferred Shares and the Common Stock Shares. Marshall Islands law generally prohibits the payment of dividends, other than from surplus or net profits or while a company is insolvent or would be rendered insolvent by the payment of such dividends.

The Company’s future liquidity needs will impact its dividend policy. The declaration and payment of future dividends, if any, will always be subject to the discretion of the Board of Directors of the Company, applicable law and will depend on a number of factors. There is no guarantee that the Company’s Board of Directors will determine to issue dividends in the future. The timing and amount of any dividends declared will depend on, among other things:

(i)	the Company’s earnings, fleet employment profile, financial condition and cash requirements and available sources of liquidity;

(ii)	decisions in relation to the Company’s growth, fleet renewal and leverage strategies;

(iii)	provisions of Marshall Islands, Liberian and Cyprus law governing the payment of dividends;
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(iv)	restrictive covenants in the Company’s existing and future debt instruments; and

(v)	global economic and financial conditions.

The Company’s ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves, as well as additional factors unrelated to the Company’s profitability. In addition, cash dividends on the Company’s Common Stock Shares are subject to the priority of dividends on the Company’s Preferred Shares. Safe Bulkers Inc. is a holding company and depends on the ability of its Subsidiaries to distribute funds to the holding company in order to satisfy its financial obligations and to make dividend payments.

The Company may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that the Company has available for distribution as dividends, if any. The Company’s growth and fleet renewal strategies contemplate that it will finance the acquisition of its contracted newbuilds or selective acquisitions of second-hand vessels through a combination of cash on hand, operating cash flow and debt financing or equity financing. If financing is not available to the Company on acceptable terms, its Board of Directors may decide to finance or refinance such acquisitions with a greater percentage of cash from operations to the extent available, which would reduce or even eliminate the amount of cash available for the payment of dividends. The Company may also enter into other agreements that will restrict its ability to pay dividends.

The Company’s financing arrangements impose a number of restrictions on its ability to pay dividends and may not be able to pay dividends even though there is an established dividend policy. Under the terms of certain of its existing credit facilities, the Company is not permitted to pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends. The Company expects that any future credit facilities will also have restrictions on the payment of dividends. In addition, cash dividends on its Common Stock Shares are subject to the priority of dividends on the 804,950 outstanding Series C Preferred Shares and 3,195,050 outstanding Series D Preferred Shares as of December 31, 2025. Accordingly, cash dividends on the Common Stock Shares cannot be paid unless and until all declared and outstanding dividends on the Preferred Shares have been paid.

The laws of the Republic of Liberia and of the Republic of the Marshall Islands, where the Group vessel-owning Subsidiaries are incorporated, as well as the laws of the Republic of Cyprus, where a Subsidiary of the Company is incorporated, generally prohibit the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. The laws of the Republic of Cyprus, further prohibit the distribution of dividends of a public company, when, on the closing date of the last financial year, the net assets are below the total of the subscribed capital and the reserves, the distribution of which the law or the articles do not allow. Such prohibition is not applicable in case of reduction of the subscribed capital. The Subsidiaries may not have sufficient funds, surplus or net profits to make distributions to the holding company. In addition, under guarantees the Company has entered into with respect to certain of its Subsidiaries’ existing credit facilities, the Company is subject to financial and other covenants, which may limit its ability to pay dividends and redeem the Preferred Shares. These and future agreements may limit the Company’s ability to pay dividends on and to redeem the Preferred Shares. The Company also may not have sufficient surplus or net profits in the future to pay dividends.

The amount of cash the Company has available for dividends on or to redeem its Preferred Shares will not depend solely on its profitability.

The amount of cash the Company generates from its operations may differ materially from its net income or loss for the period, which will be affected by non-cash items. The Company may incur other

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expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends and its Board of Directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, the Company may pay dividends during periods when it records losses and may not pay dividends during periods when it records net income.

The actual amount of cash the Company will have available for dividends or to redeem its preferred shares will depend on many factors, including the following:

•	changes in the Company’s operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	restrictions under the Company’s existing or future credit facilities or any future debt securities, including existing restrictions under its existing credit facilities on its ability to pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default and restrictions on its ability to redeem securities;

•	the amount of any cash reserves established by the Company’s Board of Directors; and

•	restrictions under the laws of the Republic of the Marshall Islands, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

In 2023, the Company declared and paid four quarterly consecutive dividends of $0.05 per Common Stock Share, totaling $22.7 million. In 2024, the Company declared and paid four quarterly consecutive dividends of $0.05 per common share, totaling $21.5 million. In 2025, the Company declared and paid four quarterly consecutive dividends of $0.05 per common share, totaling $20.6 million. In February 2026, the Company declared a dividend on the Company’s Common Stock Shares of $0.05 per share, totaling $5.1 million, paid on March 18, 2026, to shareholders of record at the close of trading of the Company’s Common Stock Shares on the NYSE on March 2, 2026. Following Admission, holders of Common Stock Shares as at the relevant record date, will be entitled to receive any dividends approved for distribution to the Common Stock Shares. However, past distributions are not indicative of future payments.

During 2023, the Company declared and paid four quarterly consecutive dividends of $0.50 per share of Series C Preferred Shares, totaling $1.6 million, and four quarterly consecutive dividends of $0.50 per share of Series D Preferred Shares, totaling $6.4 million. During 2024, the Company declared and paid four quarterly consecutive dividends of $0.50 per share of Series C Preferred Shares, totaling $1.6 million, and four quarterly consecutive dividends of $0.50 per share of Series D Preferred Shares, totaling $6.4 million. During 2025, the Company declared and paid four quarterly consecutive dividends of $0.50 per share of Series C Preferred Shares, totaling $1.6 million, and four quarterly consecutive dividends of $0.50 per share of Series D Preferred Shares, totaling $6.4 million. In January 2026, the Company declared and paid a quarterly dividend of $0.50 per share, of Series C Preferred Shares, totaling $0.4 million, and of Series D Preferred Shares, totaling $1.6 million.

3.21   LEGAL AND ARBITRATION PROCEEDINGS

The Company and its Subsidiaries may become involved in various legal proceedings, including commercial, product liability, employment, and other litigation and claims, as well as governmental and regulatory investigations and proceedings.

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Neither the Company nor any Group member is or has been involved in any governmental, legal, or arbitration proceedings in the past 12 months (including pending or threatened proceedings of which the Company is aware) that may have, or have had, in the recent past, a significant adverse effect on the financial position or profitability of the Company and/or the Group.

For the information contained in this section, agreed-upon procedures have been performed by Deloitte Certified Public Accountants S.A., in accordance with the International Standard on Related Services 4400 (Revised) “Engagements to Perform Agreed-Upon Procedures,” as described in its report dated 27.05.2026.

3.22   SIGNIFICANT CHANGES IN THE GROUP’S FINANCIAL POSITION

The Management of the Company declares that there has been no significant change in the financial position of the Group since January 1, 2026, until the date of the Prospectus, other than the following:

•	In February 2026, the Company entered into an agreement for the sale of MV Michalis H, a 2012 Chinese-built, Capesize class, dry-bulk vessel, at a gross sale price of $35.2 million and a forward delivery date within the second quarter of 2026. The sale was completed on April 2026, when the vessel was delivered to her new owners.
•	In March 2026, the Company drew down $15.0 million under the existing revolving credit facility of the Armonikos, Metamou, Vaslem and Stalem.
•	In April 2026, the Company paid the final installment of $19.0 million for the construction of MV Katerina, a Kamsarmax type vessel of 81,800 dwt capacity, according to an agreement concluded in December 2023. The vessel was delivered in April 2026.
•	In April 2026, the Company prepaid $15.0 under the existing revolving credit facility of the Armonikos, Metamou, Vaslem and Stalem.

For the information contained in this section, agreed-upon procedures have been performed by Deloitte Certified Public Accountants S.A., in accordance with the International Standard on Related Services 4400 (Revised) “Engagements to Perform Agreed-Upon Procedures,” as described in its report dated 27.05.2026.

3.23   ADDITIONAL INFORMATION

3.23.1   SHARE CAPITAL

According to the Articles of Incorporation of the Company, the Company’s authorized capital stock consists of 220,000,000 registered shares, namely 200,000,000 registered shares of common stock, with a par value 0.001 U.S. Dollars ($0.001) each and 20,000,000 registered shares of preferred stock, with par value of 0.01 U.S. Dollars ($0.01) each.

As of December 31, 2025, and as of the Date of the Prospectus20, 102,259,402 and 101,826,580 Common Stock Shares have been issued and are in circulation. Each outstanding Common Stock Share entitles its holder to one vote on all matters submitted to a vote of shareholders.

Subject to preferences that may be applicable to any outstanding Preferred Shares, holders of Common Stock Shares are entitled to receive ratably all dividends, if any, declared by the Company’s Board of Directors out of funds legally available for dividends. Upon the Company’s dissolution or liquidation or

20 The number of Common Stock Shares may change before admission to listing, due to the cancellation of Common Stock Shares, following buy-back by the Company.

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the sale of all or substantially all of the Company’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Common Stock Shares will be entitled to receive pro rata the remaining assets available for distribution. Holders of Common Stock Shares do not have conversion, redemption or preemptive rights to subscribe to any of the Company’s securities.

All issued and outstanding Common Stock Shares are fully paid and non-assessable. There are no shares that do not represent capital.

The rights, preferences and privileges of holders of Common Stock Shares are subject to the rights of the holders of any Preferred Shares which may be issued. The Company’s Common Stock Share is not subject to any sinking fund provisions, and no holder of any shares will be required to make additional contributions of capital with respect to the Company’s shares in the future. There are no provisions in the Company’s Articles of Incorporation or Bylaws discriminating against a shareholder because of his or her ownership of a particular number of shares.

For more information on the rights attached to the Common Stock Shares please see Section 4.2.4 “Description of the rights attached to the Common Stock Shares”.

Preferred Shares

As of December 31, 2023 and 2024, the Company had 20,000,000 preferred registered shares authorized, with a nominal value of 0.01 U.S. Dollars. ($0.01) each, of which 804,950 and 804,950 Series C Cumulative Redeemable Perpetual Preferred Shares (the “Series C Preferred Shares”), respectively, and 3,195,050 and 3,195,050 Series D Cumulative Redeemable Perpetual Preferred Shares (the “Series D Preferred Shares”) respectively, were issued and outstanding, respectively. In addition, one million (1,000,000) Series A Participating preferred shares have been designated in connection with the Company’s adoption of a shareholder rights plan, but have not been issued.

Moreover, as of December 31, 2025, and as of the Date of the Prospectus, the Company had 20,000,000 preferred registered shares authorized, with a nominal value of 0.01 U.S. Dollars. ($0.01) each, of which 804,950 and 804,950 Series C Cumulative Redeemable Perpetual Preferred Shares (the “Series C Preferred Shares”), respectively, and 3,195,050 and 3,195,050 Series D Cumulative Redeemable Perpetual Preferred Shares (the “Series D Preferred Shares”) respectively, were issued and outstanding, respectively.

Holders of Preferred Shares have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) payable on the Company’s Preferred Shares are in arrears and certain other limited protective voting rights.

The Preferred Shares of each series are without voting rights other than the limited rights listed below, unless otherwise provided in the BCA. In the event that there is a delay in the payment of dividends to holders of Preferred Shares for at least six (6) quarterly periods, whether consecutive or not, the holders of the said series of Preferred Shares, voting as a group together with the holders of Preferred Shares of any other series or class of Preferred Shares provided for by the Board of Directors, and which provide their holders with equal rights (“parity stock”), i.e. which do not provide their holders with either limited or preferential rights, and for which similar voting rights are provided for and can be exercised, are entitled at the next shareholders’ meeting convened for the election of members of the Board of Directors to elect one (1) additional member to the Board of Directors of the Company. In this case, the number of members of the Company’s Board of Directors will be adjusted to reflect the relevant change (except for the case in which the number of members of its Board of Directors has already increased

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due to the election of an additional member by holders of another series of Preferred Shares with equal rights (“parity stock”) and similar voting rights, provided that the relevant decision to elect the said member was taken as a group together with the holders of Preferred Shares who subsequently acquired the aforementioned right, as mentioned above). The right of the holders of each series of Preferred Shares to elect an additional member to the Board of Directors may be exercised until the full payment of all dividends due to them, whereby their relevant right is extinguished, subject to the occurrence of a future delay in the payment of dividends to the holders of the said series of Preferred Shares for a period of at least six (6) quarterly periods, as mentioned above. Upon the amortization of the relevant right of the holders of each series of Preferred Shares and, where applicable, of the holders of any series of Preferred Shares with equal rights (“parity stock”) who vote as a group together with the first ones for the election of the additional member, the term of office of the audited member shall immediately expire. The member of the Board of Directors elected by the holders of the said series of Preferred Shares, and, where applicable, the holders of any series of Preferred Shares with equal rights (“parity stock”), shall be entitled to one vote on all matters brought to the vote of the Board of Directors. The holders of the said series of Preferred Shares, and, where applicable, the holders of any series of Preferred Shares with equal rights (“parity stock”) shall not be entitled to appoint more than one (1) member to the Board of Directors at any time.

The decision of the Company for any amendment of its Articles of Incorporation, which may adversely affect the privileges, powers and rights of each series of Preferred Shares, shall be subject to a resolution or consent of the holders of at least two-thirds (2/3) of the issued series of Preferred Shares in circulation, who vote as a group. The decisions of the Company to (i) issue a series of Preferred Shares with equal rights (“parity stock”), in the event that there is a delay in the payment of dividends due for the issued series of Preferred Shares in circulation, or (ii) the provision or issuance of any class or series of shares, for which it is expressly provided that they provide a right of preferential satisfaction to their holders from the product of a process of dissolution and liquidation of the Company, initiated either by itself or by third parties, are subject to a decision or consent of the holders of at least two-thirds (2/3) of the issued series of Preferred Shares in circulation, who vote as a group together with the holders of any series of Preferred Shares with equal rights (“parity stock”) and for which they are provided and may be exercised similar voting rights. Each outstanding Preferred Share holder has the right to receive any dividends declared by the Board of Directors with respect to the relevant shares. The dividend rate for the outstanding Preferred Shares is fixed at the amount set forth in the relevant statement of designation applicable to the relevant series of Preferred Shares. The dividend rate for the Series C Preferred Shares and Series D Preferred Shares is eight per cent (8.00%) per annum.

Dividends on each series of Preferred Share shall be cumulative and shall accrue at the dividend rate from the original issue date for such series of Preferred Shares (or, for any subsequently issued and newly issued and newly outstanding shares, from the dividend payment date immediately preceding the issuance date of such shares) until such time as the Company pays the dividend or redeems the shares in full, whether or not such dividends shall have been declared, and whether or not there are profits, surplus or other funds legally available for the payment of dividends. Holders of each series of Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Company legally available for the payment of dividends at the dividend rate per share, when, as and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Company, shall be paid quarterly on each dividend payment date set forth in the relevant statement of designation for such Preferred Shares. Dividends shall accumulate in each dividend period from and including the preceding dividend payment date (other than the initial dividend period, which shall commence on and include the original issue date, for such series of Preferred Shares), to but excluding the next dividend payment date for

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such dividend period. If any dividend payment date otherwise would fall on a date that is not a business day, declared dividends shall be paid on the immediately succeeding business day without the accumulation of additional dividends. Dividends on each series of Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

The Company shall pay those dividends, if any, on each series of Preferred Shares that shall have been declared by the Board of Directors to the holders of record of such shares as such holders’ names appear on the stock transfer books of the Company maintained by the Registrar and Transfer Agent, i.e. Equiniti Trust Company LLC (formerly known as “American Stock Transfer & Trust Company”), on the applicable record date. The applicable record date for any dividend payment shall be the business day immediately preceding the applicable dividend payment date, except that in the case of payments of dividends in arrears, the record date with respect to a dividend payment date shall be such date as may be designated by the Board of Directors in accordance with the Company’s Bylaws and the relevant statement of designation.

No dividend shall be declared or paid or set apart for payment on any series of capital stock of the Company that is not expressly by its terms senior to or on parity with the Series B and Series C Preferred Shares (the “Junior Securities”) (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding series of Preferred Shares and any parity securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a dividend payment date, to holders of the relevant series of Preferred Shares on the record date for such payment, which may not be more than sixty (60) days, nor less than fifteen (15) days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding series of Preferred Shares and any parity securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the series of Preferred Shares and any such parity securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all series of Preferred Shares and any parity securities are paid, any partial payment shall be made pro rata with respect to the series of Preferred Shares and any parity securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of each series of Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on any series of Preferred Shares. So long as the series of Preferred Shares are held of record by the nominee of the securities depositary, declared dividends shall be paid to the securities depositary in same-day funds on each dividend payment date.

Accumulated dividends in arrears for any past dividend period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a dividend payment date, to holders of the relevant series of Preferred Shares on the record date for such payment, which may not be more than sixty (60) days, nor less than fifteen (15) days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding series of Preferred Shares and any parity securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the series of Preferred Shares and any such parity securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all series

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of Preferred Shares and any parity securities are paid, any partial payment shall be made pro rata with respect to the series of Preferred Shares and any parity securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of each series of Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on any series of Preferred Shares.

So long as the record of the series of Preferred Shares is kept by the nominee of the securities depositary, declared dividends shall be paid to the securities depositary in same-day funds on each dividend payment date.

The Company is considered a “publicly-traded company” as its Common Stock Shares along with the issued and outstanding Preferred Shares are listed on a securities exchange. Taking the above into consideration, under Marshall Islands law, the Preferred Shares are not subject to pre-emptive rights.

The outstanding Preferred Shares may share in the Company’s profits only to the extent of the declaration and payment of dividends declared by the Board of Directors. Upon liquidation of the Company, the outstanding Preferred Shares are entitled to the payment of the liquidation preference amount of $25.00 per share to the extent that funds are legally available to make such payment.

Each outstanding series of Preferred Shares, provides for the redemption of the Preferred Shares at the option of the Company. Such redemption may be in whole or in part from any source of funds legally available for such purpose. The redemption price is equal to the liquidation preference amount of $25.00 per share. The Preferred Shares are not subject to any conversion rights.

The Company’s Preferred Shares are subordinate to all existing and future indebtedness.

The outstanding Preferred Shares may share in the Company’s profits only to the extent permitted by the declaration and payment of dividends declared by the Board of Directors.

To the extent it may be considered sharing in the Company’s profits upon liquidation of the Company, the outstanding Preferred Shares are entitled to the payment of the liquidation preference amount of $25.00 per share to the extent that funds are legally available to make such payment.

The statement of designations with respect to each outstanding series of Preferred Shares provides for the redemption of the Preferred Shares at the option of the Company. Such redemption may be in whole or in part from any source of funds legally available for such purpose. The redemption price is equal to the liquidation preference amount of $25.00 per share.

All shares are in dematerialized form.

Shareholders’ rights plan

The Company has a shareholder’s rights plan in place, pursuant to the Shareholders Rights Agreement entered into between the Company and Equiniti Trust Company LLC, as rights agent, which was approved by the Company’s Board of Directors. The Shareholders Rights Agreement, which authorizes the issuance for distribution to existing holders of Common Stock of rights to acquire Series A Preferred Shares and additional Common Stock Shares if any third party seeks to acquire control of more than ten percent (10%) of the Common Stock Shares of the Company.

In connection with the aforementioned Shareholders rights plan, (as established under the Shareholders Rights Agreement), one million (1,000,000) Series A Preferred Shares have been

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authorized, but have not been issued. These Series A Preferred Shares will be issued in case of occurrence of the conditions described below.

More specifically, the Company’s Board of Directors declared a dividend of one right for each outstanding Common Stock Share, which dividend was paid on August 20, 2020. As a result, each Common Stock Share includes a right that entitles its holder to purchase from the Company a unit consisting of one-thousandth (1,000) of a Series A Preferred Share at a purchase price of $5.20 per unit, subject to specified adjustments (the “Right”). Until a Right is exercised, it provides no rights to vote or receive dividends or any other stockholder rights to its holder.

The Rights are attached to all Common Stock Shares currently outstanding and to any additional Common Stock Shares that may be issued by the Company prior to the Rights Distribution Date (as defined below). The Rights are not exercisable until after the Rights Distribution Date and will expire at the close of business on August 5, 2030, unless the Company redeem or exchange them earlier as described below.

At any time until ten (10) days after the date on which a transaction is first publicly announced, or on which the Company’s Board of Directors becomes aware, that would result in a person becoming an “acquiring person” (a “flip in event”), the Company may redeem the Rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At the Company’s option, the Company may pay that redemption price in cash, Common Stock Shares or any other consideration that the Company’s Board of Directors may select. Following a flip-in event, the Rights are not exercisable for so long as they are redeemable. If the Company’s Board of Directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

The Company may, at its option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange must be at an exchange ratio of one Common Stock Share per Right, subject to adjustments at any time after the occurrence of a flip-in event and prior to:

•	any person other than the Company’s existing stockholder becoming the beneficial owner of Common Stock with voting power equal to fifty percent (50%) or more of the total voting power of all shares of Common Stock entitled to vote in the election of directors; or
•	the occurrence of an acquisition in a merger or other business combination transaction or fifty percent (50%) or more of the Company’s assets, cash flows or earning power is sold or transferred (a “flip over event”).

The Rights will detach from the Common Stock Shares and a Rights Distribution Date will occur, subject to specified exceptions, on the earlier of the following two dates (the “Rights Distribution Date”):

•	ten (10) days following the first public announcement that a person or group of affiliated or associated persons or an “acquiring person” has acquired or obtained the right to acquire beneficial ownership of 10% or more of the Company’s outstanding common stock (or on the record date established by the Company’s Board of Directors for any Rights Distribution Date, if such record date is later); or
•	ten (10) business days following the start of a tender or exchange offer that would result, if closed, in a person becoming an “acquiring person.”, i.e. any person who beneficially owns
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ten percent (10%) or more of the Company’s outstanding Common Stock, subject to exceptions, including for Polys Hajioannou and Nicolaos Hadjioannou, as set out further below, (other than a tender or exchange offer by the Company, any subsidiary of the Company, any employee benefit plan of the Company or its subsidiary, or by certain exempt persons, such as Polys Hajioannou and Nicolaos Hadjioannou).

In either case, the Company’s Board of Directors may determine a later date as the Rights Distribution Date.

Derivative positions are included for purposes of determining ownership for the purposes of the above.

Shares owned by Polys Hajioannou, the Company’s Chairman and Chief Executive Officer, or Nicolaos Hadjioannou and entities controlled by and/or affiliated or associated with them or members of their respective families are not subject to the restrictions of shareholders rights plan. In addition, shareholders who beneficially owned ten percent (10%) or more of the Company’s outstanding common stock prior to the first public announcement of the adoption of the shareholders rights plan by the Company will not trigger any penalties, i.e. the consequences of triggering the plan by becoming an “acquiring person”, under the rights plan so long as they do not acquire beneficial ownership of any additional Common Stock Shares at a time when they still beneficially own ten percent (10%) or more of such common stock. If a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void.

Until the Rights Distribution Date:

•	Common Stock Shares will evidence the Rights, and the Rights will be transferable only with those shares; and
•	any new Common Stock Shares will be issued with Rights attached to them.

As soon as practicable after the Rights Distribution Date, the rights agent will mail certificates representing the rights to holders of record of Common Stock Shares at the close of business on that date. As of the Rights Distribution Date, only separate Rights certificates will represent the rights.

The Company will not issue Rights with any Common Stock Shares issued after the Rights Distribution Date, except as the Company’s Board of Directors may otherwise determine.

The Rights may substantially dilute the stock ownership of a person or group attempting to take over the Company without the approval of the Company’s Board of Directors, and the rights plan under the Shareholders Rights Agreement could make it more difficult for a third-party to acquire the Company or a significant percentage of the Common Stock Shares, without first negotiating with the Company’s Board of Directors.

Share Repurchase Program

In December 2025, the Company authorized an additional repurchase program for up to 10,000,000 Common Stock Shares. The program supersedes any prior repurchase program of the Company. As of the Date of the Prospectus, the Company had repurchased and cancelled an amount of 515,469 Common Stock Shares under the repurchase program.

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3.23.2   MEMORANDUM AND ARTICLES OF ASSOCIATION

The Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. The Articles of Incorporation and Bylaws do not impose any limitations on the ownership rights of the Company’s shareholders.

The rights of the shareholders are set forth in the Company’s Articles of Incorporation and Bylaws, as well as the BCA. Amendments to the Company’s Articles of Incorporation require the affirmative vote of the holders of a majority of all outstanding shares entitled to vote, except for amendments to certain provisions of the Company’s Articles of Incorporation dealing with the rights of shareholders, the Board of Directors, the Company’s Bylaws and amendments to the Articles of Incorporation require the affirmative vote of at least 75.0% of all outstanding shares entitled to vote. Amendments to the Company’s Bylaws require the affirmative vote of at least 75.0% of all outstanding shares entitled to vote.

Under the Company’s Bylaws, annual shareholder meetings will be held at a time and place selected by the Company’s Board of Directors. The meetings may be held inside or outside of the Republic of the Marshall Islands. Special meetings may be called by the chairman of the Board of Directors, the chief executive officer or by the chief executive officer or secretary at the request of a majority of the Board of Directors.

The Company’s Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. The Company’s Bylaws permit shareholder action by unanimous written consent.

Safe Bulkers Inc. is registered with the Registrar of Corporations of the Marshall Islands under registration number 27394.

3.23.3   MATERIAL CONTRACTS

The Company declares that for the two years immediately preceding the date of the Prospectus, there are no material contracts, other than contracts entered into in the ordinary course of the Company’s business, to which the Company or a member of the Group is a party, and which contain provisions under which the Company has an obligation or entitlement that is material to the Group, with the exception of the following financing arrangements and agreements:

3.23.4   Material Indebtedness

The most significant loan agreements of the Company, in accordance with Regulation (EU) 2019/980 of the European Commission, as applicable, which are in force for the two years immediately preceding the date of this Prospectus are listed below.

Credit Facilities:

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Borrower	Vessel	Counterparty	Purpose	Outstanding Balance 31.12.2025 ($ thousands)	Outstanding Balance as of 30.04.2026 ($ thousands)	Maturity	Guarantees
Eptaprohi, Soffive, Marinouki, Lofou	Pelopidas, Sophia, Marina, Climate Respect	Financial institution (European Bank)	Debt refinancing and general corporate purposes	53,000	51,138	December 2028	Guarantee from Safe Bulkers, first priority mortgage, bank account pledge, first priority assignment of all insurances
Vasstwo, Eniaprohi, Vassone	Xenia, Eleni, Pedhoulas Commander	Financial institution (European Bank)	Debt refinancing	17,750	17,750	December 2028	Guarantee from Safe Bulkers, first priority mortgage, bank account pledge, first priority assignment of all insurances
Staloudi, Marilem, Kastrolem, Maxdeka, Shikoku, Shikokutessera, Glovertwo	Maria, Kypros Spirit, Troodos Air, Venus Heritage, Venus History, Kypros Land, Zoe	Financial institution (European Bank)	Debt refinancing and general corporate purposes	77,613	71,463	August 2030	Guarantee from Safe Bulkers, first priority mortgage, first priority assignment of all insurances and earnings
Shimafive	Morphou	Financial institution (Japanese Bank)	Vessel construction refinancing	21,000	21,000	October 2030	Guarantee from Safe Bulkers, first priority mortgage, first priority assignment of all insurances and earnings
Shimaseven	Kerynia	Financial institution (Japanese Bank)	Vessel construction refinancing	21,375	21,375	January 2031	Guarantee from Safe Bulkers, first priority mortgage, first priority assignment of all insurances and earnings
Pentakomo, Gloverthree, Gloverseven	Agios Spyridonas, Climate Ethics, Climate Justice	Financial institution (European Bank)	Debt refinancing and general corporate purposes	46,250	43,950	June 2031	Guarantee from Safe Bulkers, first priority mortgage, bank account pledge, first priority assignment of all insurances and earnings

As of December 31, 2025, a total amount of $219.5 million was available for drawdown under the reducing revolving credit facilities and reducing revolving credit facility tranches.

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As of December 31, 2025, the Company was in compliance with all debt covenants that were in effect with respect to its credit facilities and to the Bond.

Sale and leaseback financing:

Bareboat Charterer	Vessel	Counterparty	Outstanding Balance 31.12.2025 ($ thousands)	Outstanding Balance 30.04.2026 ($ thousands)	Maturity	Guarantees
Kyotofriendo One	Aghia Sofia	Third Party Company	15,632	14,598	September 2027	Vessel ownership, Guarantee from Safe Bulkers, first priority assignment of all insurances
Agros	Vassos	Third Party Company	19,703	19,121	May 2032	Vessel ownership, Guarantee from Safe Bulkers, first priority assignment of all insurances
Yasudyo	Pedhoulas Trader	Third Party Company	25,452	24,852	September 2033	Vessel ownership, Guarantee from Safe Bulkers, first priority assignment of all insurances
Shimaeight	Rizokarpaso	Third Party Company	23,883	23,261	November 2033	Vessel ownership, Guarantee from Safe Bulkers, first priority assignment of all insurances
Shimasix	Ammoxostos	Third Party Company	26,000	25,333	January 2034	Vessel ownership, Guarantee from Safe Bulkers, first priority assignment of all insurances

Unsecured Bond

Issuer	Underwriters	Outstanding Balance 31.12.2025 ($ thousands)	Outstanding Balance 30.04.2026 ($ thousands)	Maturity	Guarantees
Safe Bulkers Participations	Financial institution (European Bank)	117,394	117,300	February 2027	Guarantee from Safe Bulkers

The average interest rate (including the margin in the case of credit facilities and sale and leaseback financings and the coupon of the Bond) for all long-term debt during the years December 31, 2023, December 31, 2024 and December 31, 2025, was 6.034% p.a., 6.358% p.a. and 5.615% p.a., respectively.

3.23.5   Other Contracts

Management Contracts

The management of the Group’s fleet is carried out by the Management Companies, namely Safe Bulkers Management, Safety Management and Safe Bulkers Management Monaco. The Management Companies may assign the provision of certain management services to affiliated management

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companies, or, subject to the consent of the Company, to third parties. For more information, see section 3.4.4. “Company’s Fleet Management” of the Prospectus. The key points of the management and service agreements, with a reference date as of the Date of this Prospectus, between the Management Companies and the Subsidiaries are presented in the table below:

Management Company / Counterparty	Contract Commencement	Contract Expiry	Vessels under Management	Key Contract Services
Safety Management Overseas S.A. / Company	May 29, 2018	Three-year terms automatically renewable until May 29, 2036	Vessels owned by the Subsidiaries Subsidiaries as bareboat charterers (one agreement)	Technical, administrative, commercial, chartering and technical supervision services (for vessels under construction) and sale and purchase services.

Safe Bulkers Management Ltd. / Company	May 29, 2018	Three-year terms automatically renewable until May 29, 2036	Vessels owned by the Subsidiaries Subsidiaries as bareboat charterers (one agreement)	Technical, administrative, commercial, and chartering services.

Safe Bulkers Management Monaco Inc. / Company	April 1, 2022	Three-year terms automatically renewable until May 29, 2036	Vessels owned by the Subsidiaries Subsidiaries as bareboat charterers (one agreement)	Technical, administrative, commercial, and chartering services.

Safety Management Overseas S.A. / Each of the Subsidiaries	Based on the acquisition date of each Subsidiary’s vessel	Indefinite	Nine (9) drybulk vessels (nine (9) agreements)	Crew management, repairs and maintenance, insurance, chartering procurement and accounting administration services.

Safe Bulkers Management Ltd. / Each of the Subsidiaries	Based on the acquisition date of each Subsidiary’s vessel	Indefinite	Thirty six (36) drybulk vessels (thirty six (36) agreements)	Crew management, repairs and maintenance, insurance, chartering procurement and accounting administration services.

Source: Management. For further description of the Company’s agreements refer to Item 19. Exhibits of the Company’s annual report on form 20-F filed on March 4, 2026.

3.24   DOCUMENTS AVAILABLE

3.24.1   Documents made available to investors

During the period of validity of the Prospectus, i.e., 12 months from its publication, the following documents, which may be inspected, will be available to the public on the Company’s website: https://www.safebulkers.com/Euronextathens

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•	The Company’s Articles of Incorporation.

•	The Company’s Bylaws.

•	A certified copy of the minutes of the Company’s Board of Directors held on 01.04.2026 by which it was approved, among other things, the intention of the Company to apply to the Euronext Athens for admission to listing for trading of the Common Stock Shares on the Main Market of the Regulated Securities Market of the Euronext Athens.

•	The Legal Due Diligence Letter dated 26.05.2026 by the law firm “Potamitis Vekris”.

•	The Agreed-Upon Procedures Report on selected financial information included in the Prospectus, in accordance with the International Standard on Related Services (ISRS) 4400 (Revised), “Agreed-Upon Procedures Engagements.

•	The Assurance Report in accordance with the International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”, regarding the assessment of the design as of 31.12.2025 of the Group’s internal control over financial reporting based on the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission of 2013 (“COSO”).

•	The Assurance Report, in accordance with the International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information,” on management’s assertion regarding the adequacy of the Group’s working capital.

It should be noted that other information on the Company’s website, other than the information referred to above, does not form part of the Prospectus.

3.24.2   Documents incorporated by reference

The Annual Financial Statements for the year 2025 along with the respective Report of the Certified Public Accountant are incorporated in this Prospectus by reference, in accordance with article 19 of Regulation (EU) 2017/1129, and are available at the following link: https://safebulkers.com/wp-content/uploads/2026/03/SAFEBULKERS_ANNUAL_REPORT_2025.pdf

The Annual Financial Statements for the year 2024 along with the respective Report of the Certified Public Accountant are incorporated in this Prospectus by reference, in accordance with article 19 of Regulation (EU) 2017/1129, and are available at the following link: https://safebulkers.com/wp-content/uploads/2025/03/78258_SAFE%20BULKERS_ANNUAL%20REPORT%202024.pdf

The Annual Financial Statements for the year 2023 along with the respective Report of the Certified Public Accountant are incorporated in this Prospectus by reference, in accordance with article 19 of Regulation (EU) 2017/1129, and are available at the following link: https://safebulkers.com/wp-content/uploads/2021/08/2023SB_annual_report.pdf

It should be noted that other information on the Company’s website, other than the above information available at the above addresses, does not form part of the Prospectus.

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4   SECURITIES NOTE

4.1       ESSENTIAL INFORMATION

4.1.1   Working Capital Statement

In the Management’s opinion, the Group has sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Prospectus.

For the information regarding the present section, a reasonable assurance engagement regarding the examination of the Working Capital Adequacy Statement has been conducted by Deloitte Certified Public Accountants S.A. in accordance with the International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”, as mentioned in the relevant assurance report dated 27.05.2026.

In the Independent Auditor’s Assurance Report on the working capital statement, issued by Deloitte Certified Public Accountants S.A., it is stated that, in their opinion, the working capital adequacy statement of the Company’s management, which concludes that the Company’s working capital is adequate for the next twelve months from the date of signing of the report, is, in all material respects, reasonably formulated in the section 4.1.1 “Securities Note - Essential Information—Working Capital Statement” of the Prospectus.

The Independent Auditor’s Assurance Report on the working capital statement is a publicly available document provided with the consent of Deloitte Certified Public Accountants S.A.

4.1.2   Capitalisation and indebtedness

The following tables set out the capitalisation and indebtedness of the Company as at April 30, 2026.

The following tables should be read and interpreted in conjunction with Part 3.8 “Operating and Financial Review”.

CAPITALISATION
	30.04.2026 (amounts in $ thousands)	30.04.2026 (amounts in € thousands)(1)
Total current debt (including current portion of non-current debt) (A)	175,655	149,749
- Guaranteed(2)	175,655	149,749
Total non-current debt (excluding current portion of non-current debt) (B)	360,064	306,960
- Guaranteed(3)	350,064	298,435
- Secured(4)	10,000	8,525
Shareholders’ Equity (C)	830,707	707,286
Common Stock(5)	102	96
Preferred Stock(6)	40	37
Additional Paid in Capital(7)	313,276	293,524
Retained Earnings(8)	517,289	481,991
Foreign currency translation reserve	—	(68,362)
Total (A) + (B) + (C)	1,366,426	1,163,955

Figures shown as totals in certain tables may not be arithmetic aggregations of the figures that precede them due to rounding adjustments.

Source: Unaudited Company financial information

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Notes:

1)	The conversion of 30.04.2026 figures into Euros has been calculated based on the EUR/USD (1 EUR=1.173 USD) FX rate as at that date, except for Shareholders’ Equity which has been calculated based on the following conversion:
	-	the figures as at 01.01.2023 based on EUR/USD exchange rate (1 EUR=1.0702 USD) on that date,
	-	the figures for the period 01.01.2023–31.12.2023 based on the average EUR/USD exchange rate (1 EUR=1.0814 USD) for the specific period,
	-	the figures for the period 01.01.2024–31.12.2024 based on the average EUR/USD exchange rate (1 EUR=1.0818 USD) for the specific period,
	-	the figures for the period 01.01.2025–31.12.2025 based on the average EUR/USD exchange rate (1 EUR=1.0979 USD) for the specific period. Data source: LSE WORKSPACE.
2)	Current Guaranteed debt includes (i) credit facilities ($58,355)/(€49,749) granted to the Company’s subsidiaries and (ii) unsecured bond granted to a Company’s subsidiary ($117,300)/(€100,000).
3)	Non-current Guaranteed debt includes credit facilities ($350,064)/(€298,435) granted to the Company’s subsidiaries.
4)	Non-current Secured debt includes credit facilities ($10,000)/(€8,525) granted to the Company.
5)	Common stock consists of 200,000,000 authorized and 101,826,580 issued and outstanding shares at April 30, 2026 at $0.001 par value.
6)	Preferred stock consists of 20,000,000 authorized and 804,950 Series C Preferred Shares and 3,195,050 Series D Preferred Shares issued and outstanding as of April 30, 2026 at $0.01 par value.
7)	Additional Paid in Capital consists of the Additional Paid in Capital as at December 31, 2025 (does not include the repurchase of common stock from January 1, 2026 to April 30, 2026).
8)	Retained earnings consist of the Retained earnings as of December 31, 2025 (does not include the Retained earnings from January 1, 2026 to April 30, 2026).

The following table shows the net financial indebtedness of the Company as of April 30, 2026:

INDEBTEDNESS
	30.04.2026 (amounts in $ thousands)	30.04.2026 (amounts in € thousands) (1)
A. Cash(2)	92,206	78,607
B. Cash equivalents(2)	180	153
C. Time deposits(2)	97,725	83,312
D. Liquidity (A + B + C)	190,111	162,072
E. Current financial debt (including debt instruments, but excluding current portion of non-current financial debt)(3)	117,300	100,000
F. Current portion of non-current financial debt (3)	58,355	49,749
G. Current financial indebtedness (E + F)	175,655	149,749
H. Net current financial indebtedness (G - D)	(14,456)	(12,323)
I. Non-current financial debt (excluding current portion and debt instruments)(4)	360,064	306,960
L. Non-current financial indebtedness	360,064	306,960
M. Total financial indebtedness (H + L)	345,608	294,637

Figures shown as totals in certain tables may not be arithmetic aggregations of the figures that precede them due to rounding adjustments.

Source: Unaudited Company financial information.

Notes:

1)	The conversion of 30.04.2026 figures into Euros has been calculated based on the EUR/USD (1 EUR=1.173 USD) FX rate as at that date
2)	Cash include bank current accounts and short-term deposits (of which $9,375/€7,992 restricted cash). Cash equivalents include money market funds which meet the definition of cash equivalents. Time deposits include short-term deposits with original maturities longer than three months.
3)	Current financial indebtedness consists of (i) credit facilities ($58,355)/(€49,749) granted to the Company’s subsidiaries and (ii) unsecured bond granted to a Company’s subsidiary ($117,300)/(€100,000).
4)	Non-current financial indebtedness consists of (i) credit facilities ($350,064)/(€298,435) granted to the Company’s subsidiaries and (ii) credit facilities ($10,000)/(€8,525) granted to the Company.
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As presented in the tables above, the Company’s liquidity amounted to $190.1 million (€162.1 million), while the current financial debt amounted to $175.7 million (€149.7 million). Non-current financial debt amounted to $360.1 million (€307.0 million).

As of April 30, 2026, the total capitalization and total financial indebtedness stood at $1,366.4 million (€1,164.0 million) and $345.6 million (€294.6 million) respectively.

The Company’s Management declares that there are no significant changes to the capital structure and net financial debt of the Company from April 30, 2026, up to the Prospectus Date.

Indirect or Contingent Indebtedness

As of the date of the Prospectus, the Company reasonably believes that the indirect or contingent indebtedness mentioned in the 2025 Annual Financial Statements will not significantly affect the Company’s capitalization and indebtedness.

For the information contained in this section, agreed-upon procedures have been performed by Deloitte Certified Public Accountants S.A., in accordance with the International Standard on Related Services 4400 (Revised) “Engagements to Perform Agreed-Upon Procedures,” as described in its report dated 27.05.2026.

4.1.3   Interest of natural and legal persons involved in the Admission

A. Piraeus Bank, as Listing Advisor, taking into consideration, as criterion, any form of compensation previously received from the Company as well as the following criteria based on the ESMA guidelines: (i) whether it holds equity securities of SAFE BULKERS INC. or its subsidiaries; (ii) whether it has a direct or indirect economic interest that depends on the success of the Admission; or (iii) whether it has any understanding or arrangement with major shareholders of Safe Bulkers Inc., declares that it does not have any interests or conflicting interests that are material to the Admission.

In addition, in the context of the execution of investment banking, banking and brokerage and ancillary services, it states that:

•	Piraeus Bank will receive fees related to the Admission (see section 4.8 “EXPENSES OF THE ADMISSION”).
•	Piraeus Bank and its subsidiaries (within the meaning of Article 32 of Law 4308/2014, as in force) have provided and/or may in the future provide investment banking, banking and other investment and/or ancillary services in the ordinary course of their business, either to the Company or to its related companies, for which they receive and/or may in the future receive fees and/or commissions.
•	Piraeus Bank, with reference date May 21, 2026, has a reducing revolving credit facility with four of Safe Bulkers’ Inc. subsidiaries (i.e. Soffive Shipping Corporation, Eptaprohi Shipping Corporation, Lofou Shipping Corporation and Marinouki Shipping Corporation) with a balance of $51.1 million (€44.1 million21). There is a contract in place for an IRS derivative with the four aforementioned companies, however, currently, there is no active IRS product. Piraeus Bank holds €15.1 million listed bonds of the Company’s subsidiary Safe Bulkers Participations Plc.
•	There is an active IRS contract with Safe Bulkers Inc. with a potential future exposure of €1.2 million as of May 21, 2026.

21 Exchange rate as of 21.05.2026 EUR/USD: 1.159)

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•	There is no other agreement with Company’s major shareholders, other than loan contracts or contracts for the provision of investment banking services, through which banking and brokerage or other transactions in financial instruments are carried out which all are unrelated contracts and transactions to the Admission; and
•	With May 21, 2026 as reference date, Piraeus Bank and its subsidiaries (within the meaning of Article 32 of Law 4308/2014, as in force) did not hold any shares or voting rights of Safe Bulkers Inc. Furthermore, Piraeus Bank and its subsidiaries (within the meaning of Article 32 of Law 4308/2014, as in force) do not hold any pledged shares of Safe Bulkers Inc. or any of its subsidiaries, in the context of loan agreements with debtors.
•	The subsidiary PIRAEUS SECURITIES S.A. acts as market maker for the bonds of Safe Bulkers Inc. and with reference date 21.05.2026, holds 10 bonds.

Piraeus Bank has taken all necessary measures to ensure its independence from the Company.

B. Safe Bulkers, Inc., taking into consideration the relevant declarations of Deloitte and Potamitis Vekris Law Firm, based on the following criteria of the ESMA guidelines: (i) ownership of the shares of Safe Bulkers, Inc.; (ii) former employment or compensation; (iii) membership in any of the Company’s bodies; (iv) connections to financial intermediaries involved in the Admission; (v) direct or indirect economic interest that depends on the success of the Admission; or (vi) existence of any understanding or arrangement with major shareholders of the Company, deems that they do not have any interests or conflicting interests that are material to the Admission.

4.1.4   Reasons for the Admission

There is no offering of either new or existing shares, and therefore no proceeds from the Admission.

An application has been submitted to the Euronext Athens for a parallel listing and admission to trading of the Common Stock on Main Market of the Regulated Securities Market of the Euronext Athens as at the date of this Prospectus.

The principal objectives of the listing are:

i)	To broaden and diversify SAFE BULKERS INC.’s shareholder base by providing access to a wider pool of institutional and retail investors, with exposure to the maritime industry;
ii)	To enhance trading liquidity and market depth through expanded geographic coverage and increased investor participation with focus on participating in a leading global maritime center in Athens;
iii)	To strengthen the Company’s capital markets flexibility;
iv)	To increase the Company’s visibility and corporate profile within the European maritime, banking and institutional investment community.
v)	To reinforce the Company’s long-term strategic positioning, governance profile and broader market recognition through adherence to the regulatory standards applicable to Euronext-listed issuers.
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4.2   INFORMATION CONCERNING THE SECURITIES TO BE ADMITTED TO TRADING

4.2.1   General Information

An application has been made for the listing of the Common Stock Shares to trading on the Main Market of Euronext Athens. It is noted that the Company has not applied for the admission of any of its Preferred Shares to listing on Euronext Athens.

Under the Company’s Articles of Incorporation, the Company’s authorized capital stock consists of 220,000,000 registered shares, namely 200,000,000 registered shares of common stock, with a par value 0.001 U.S. Dollars ($0.001) each and 20,000,000 registered shares of preferred stock, with par value of 0.01 U.S. Dollars ($0.01) each. As of December 31, 2025 and as of the Date of this Prospectus, 102,259,402 and 101,826,580 Common Stock Shares were issued and outstanding, respectively. As of December 31, 2025 and as of the Date of this Prospectus, 804,950 Series C Preferred Shares and 3,195,050 Series D Preferred Shares were issued and outstanding. 1,000,000 Series A Preferred Shares have been designated as such in the context of the Shareholders’ Rights Plan but have not been issued.

The Company’s corporate affairs are governed by its Articles of Incorporation, its Bylaws and by the Marshall Islands Business Corporations Act. The Common Stock Shares are dematerialized, registered, with voting rights, expressed in U.S. Dollars and listed on the New York Stock Exchange trading under the symbol “SB”, under ISIN (International Security Identification Number) MHY7388L1039. The Company’s LEI code (Legal Entity Identifier) is 549300V6ZM2HJJYQQO85.

The Common Stock Shares are denominated in U.S. Dollars.

The Common Stock Shares are traded on NYSE in US Dollars and, following Admission, they will be traded in Euros on Euronext Athens

Trading unit is one (1) Common Stock Share.

The shareholder’s liability is limited to the nominal value of his share. Each share provides rights only provided for by law and the Company’s Articles of Incorporation and Bylaws.

There is no offer of new shares by the Company nor any offer of existing shares by any of its shareholders.

The Common Stock Shares are to be listed on the Main Market of Euronext Athens, pursuant to the resolution of the Company’s Board of Directors held on 01.04.2026, upon the approval of the Admission.

Following Admission, the Common Stock Shares will be traded on Euronext Athens under the symbol “SB”, under ISIN (International Security Identification Number) MHY7388L1039.

4.2.2   Transfer of the Common Stock Shares

The Common Stock Shares are freely transferable, and no restrictions are imposed by the Articles of Incorporation in respect of transfers of Common Stock Shares. Notwithstanding, and without limiting, the foregoing, under the Securities Act, resales of securities held by an affiliate of the Company and of securities acquired in unregistered, private sales from the issuing company or from an affiliate of the issuer, are both subject to the limitations set out under Rule 144, unless such resales are registered with the SEC under the Securities Act or otherwise exempt from registration.

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Pursuant to the Exchange Act, any person or group of persons that acquires beneficial ownership of more than 5% of the Company’s outstanding Common Stock Shares is required to report such ownership to the SEC by filing a statement on either Schedule 13D or Schedule 13G under Sections 13(d) and 13(g) of the Exchange Act. The applicable schedule depends on the circumstances of the acquisition and the nature of the holder. Both Schedule 13D and Schedule 13G require disclosure of, among other things, the identity of the beneficial owner and the extent of such person’s beneficial ownership. These filings are generally publicly available on the SEC’s EDGAR system. Following the initial filing, holders are required to file amendments to reflect material changes in the information previously reported. The foregoing is a summary only and does not purport to be a complete description of all applicable reporting obligations. Shareholders are advised to consult their own advisors.

For further information regarding the expected timetable of the Listing see section 4.10 “Expected Timetable” of the Prospectus.

4.2.3   Mandatory Bids and Compulsory Acquisition Rules Relating to the Common Stock Shares

No voluntary or mandatory takeover bids or squeeze-out or sell-out propositions have been submitted with respect to the Common Stock Shares during the last financial year or the current financial year.

Public Takeover Bids

The Marshall Islands BCA does not contain provisions comparable to the takeover bid provisions of Law 3461/2006. As such Marshall Islands law would not mandate a mandatory tender offer.

As an NYSE-listed company, and therefore SEC-registered U.S. reporting company, the Company, its shareholders and potential bidders must comply with the SEC’s rules governing tender offers. Among other things, and unless eligible for exemptions including for target companies with a small proportion of U.S. shareholders, these rules impose certain procedural and disclosure requirements for tender offers, and specifically include an equal treatment requirement and antifraud provisions. In addition, Rule 13d-1 of the Exchange Act requires that a person or group that acquires beneficial ownership of more than 5% of equity securities registered under the Exchange Act report information on their shareholding to the SEC. These disclosure obligations are intended to, among other things, keep investors aware of significant accumulations of shares that may lead to a change of control of an issuer.

Squeeze-out or sell-out

The Marshall Islands BCA does not contain a mandatory squeeze-out or sell-out provision

4.2.4   Description of the rights attached to the Common Stock Shares

The rights, preferences and privileges of holders of Common Stock Shares are subject to the rights of the holders of any Preferred Shares which may be issued. For the rights attached to the Preferred Shares, please see Section 3.23 “Additional Information” of the Prospectus.

Right to attend and vote at the Meeting of Shareholders

Each Common Stock Share holder has the right to one (1) vote on every matter that is subject to a vote by the shareholders.

In accordance with Marshall Islands BCA:

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1.	Any increase in the number of authorized shares as specified in the Articles of Incorporation will require an amendment of the Articles of Incorporation and must be approved by a majority of all outstanding shares entitled to vote thereon.
2.	Any distribution of authorized but unissued shares as a share dividend, must be approved by a vote of two-thirds of the shares of each class that might be adversely affected by such a share dividend.
3.	Notice must be given to shareholders of a reduction of stated capital on a reacquisition of shares or by board action.
4.	Amendment of the Bylaws may require a shareholder vote.
5.	Loans to directors must be approved by a shareholder vote.
6.	Shareholders have the right with specific limitations to approve a merger or consolidation of a Marshall Islands corporation. In addition, shareholders have the right to approve a sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation, if not made in the usual or regular course of the business actually conducted by the corporation.
7.	Shareholders may have the right to vote on dissolution of the corporation.

Notice of each annual or special meeting of shareholders is given by the Company. Only holders of record of Common Stock Shares at the close of business on the record date determined by the Board of Directors will be entitled to vote at a meeting of shareholders. A majority of the Common Stock Shares issued and outstanding and entitled to vote at a meeting, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business at such meeting.

If a shareholder is a “registered holder”, i.e. holding directly its Common Stock Shares on the records of the Company’s transfer agent, Equiniti Trust Company, LLC, then such shareholder may vote either in person at the meeting or by proxy. If a shareholder decides to vote by proxy, such shareholder may vote via the Internet, by telephone or by mail and such shareholder’s shares will be voted at the meeting in the manner directed.

If a stockholder is a beneficial owner of shares held in “street name”, i.e. holding indirectly its Common Stock Shares through a broker-dealer, bank, or other financial institution that is a participant in the book-entry settlement system operated by The Depository Trust Company, such shareholder may vote in person at the meeting only if such shareholder obtains a legal proxy from the nominee that holds such shareholder’s shares and presents it to the inspector of elections with such shareholder’s ballot at the meeting. Alternatively, such shareholder may provide instructions to the nominee that holds such shareholder’s shares to vote by completing, signing and returning the voting instruction form that the nominee provides, or by using the voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides.

A shareholder giving a proxy may revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company at the Company’s principal executive office a written notice of revocation or by a duly executed proxy bearing a later date or by attending the meeting and voting in person. Directors are elected by a plurality of the votes cast at a meeting.

The procedure for the exercise of voting rights of shareholders holding their Common Stock Shares via Euronext Securities Athens will be specified in the of each annual or special meeting of stockholders.

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Right to receive dividends

Under Marshall Islands law governing the payment of dividends, there are no mandatory minimum dividend payments payable to shareholders but rather the payment of dividends will be made at the discretion of the Board of Directors of the Company, which shall determine whether to issue cash dividends in the future. More specifically, the laws of the Republic of Liberia and of the Republic of the Marshall Islands, where the Group subsidiaries are incorporated, as well as the laws of the Republic of Cyprus, where a subsidiary of the Company is incorporated, generally prohibit the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. The laws of the Republic of Cyprus, further prohibit the distribution of dividends of a public company, when, on the closing date of the last financial year, the net assets are below the total of the subscribed capital and the reserves, the distribution of which the law or the articles do not allow. Such prohibition is not applicable in case of reduction of the subscribed capital. Each Common Stock Share holder has the right to receive any dividends declared by the Board of Directors with respect to the relevant shares. The amount of such dividends as well as the payment date of such dividends with respect to Common Stock Shares is made at the sole discretion of the Board of Directors.

With regard to the right of the shareholders to receive dividends, please also refer to the Section 3.20 “Dividend Policy” of the Prospectus.

Pre-emptive rights

The Company is considered a “publicly-traded company” as its Common Stock Shares along with the issued and outstanding Preferred Shares are listed on a securities exchange. Moreover, the Company’s Articles of Incorporation specifically provide that the Common Stock Shares have no pre-emptive rights.

Taking the above into consideration, under Marshall Islands law, the Common Stock Shares are not entitled to pre-emptive rights.

Rights to share in the Company’s profits and any surplus in the event of liquidation

The Common Stock Shares may share in the Company’s profits only to the extent permitted by the declaration and payment of dividends declared by the Board of Directors.

Upon liquidation, the holders of the Common Stock Shares will be entitled to a pro rata distribution of the remaining assets of the Company after the payment of all creditors and obligations of the Company and the payment of any liquidation preferences due to the holder of the outstanding Preferred Shares and on any other outstanding shares of the Company that have a payment priority over the Common Stock Shares.

Minority rights

By statute, Marshall Islands law does not provide many protections for minority shareholders of the Company.

Section 64(3) of the Marshall Islands BCA provides that if the Company fails to hold the annual meeting of shareholders for the election of directors on the date designated therefor, the directors shall cause the meeting to be held as soon thereafter as convenient.

If there is a failure to hold the annual meeting of shareholders for a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the last annual meeting of shareholders, holders of not less than ten percent (10%) of the

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Common Stock Shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call. The secretary of the corporation upon receiving the written demand shall promptly give notice of such meeting, or if he or she fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice. The Common Stock Shares represented at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum, notwithstanding any provision of the Articles of Incorporation or Bylaws to the contrary.

In addition, shareholders have the right to bring a shareholder’s derivative action on behalf of the Company following the procedure specified in Section 79 of the BCA.

Shareholders also have the right to inspect the book and records of the Company.

There are no redemption or conversion clauses on the Common Stock Shares.

4.2.5   Taxation

Marshall Islands Tax Considerations

The Company is a non-resident domestic Marshall Islands corporation. Because it is not, and does not expect that the Company will, conduct business or operations in the Republic of the Marshall Islands, under current Marshall Islands law the Company is not subject to tax on income or capital gains and its shareholders (so long as they are not citizens or residents of the Republic of the Marshall Islands) will not be subject to Marshall Islands taxation or withholding on dividends and other distributions (including upon a return of capital). In addition, so long as the shareholders are not citizens or residents of the Republic of the Marshall Islands, the Company’s shareholders are expected to be subject to Marshall Islands’ local taxes, including corporate income tax, capital gains, withholding tax on dividends and royalties, and stamp duties or other taxes on the purchase, holding or disposition of the Common Stock or Preferred Shares, and will not be required by the Republic of the Marshall Islands to file a tax return relating to Common Stock or Preferred Shares.

Taxation in Greece

The following summary outlines certain of the material Greek tax considerations relating to the acquisition, holding and disposal of the Company’s Common Stock, which are existing shares admitted to trading on the regulated market of Euronext Athens (“Euronext Athens”).

This summary is of a general nature only and does not purport to be a complete analysis of all Greek tax consequences that may be relevant to a particular investor. In particular, it does not address procedural matters, such as the obtaining of a tax registration number, the filing of tax returns, or the submission of documentation required in order to benefit from any exemption from, or reduction of, tax.

This summary is based on Greek tax legislation and administrative practice in force, and as currently interpreted and applied, as at the date of this Prospectus. It is subject to any changes in law or practice, which may have retroactive effect. The legal and administrative framework of Greek taxation is subject to frequent change, and the interpretation and application by the competent tax authorities of recent legislative amendments may not yet have been fully tested in practice.

In particular, with respect to income taxation, following the introduction of the Greek Income Tax Code (Law 4172/2013, as amended from time to time, the “ITC”), limited precedent and interpretative

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guidance exist in relation to certain matters referred to herein, and a degree of uncertainty may therefore remain.

Prospective investors are advised to consult their own professional advisers regarding the Greek tax consequences of acquiring, holding and disposing of the Shares in light of their particular circumstances, as well as any tax consequences arising under the laws of any other jurisdiction.

For the purposes of this summary, the Company itself is not a Greek tax resident, does not maintain a permanent establishment in Greece, and accordingly is assumed to not be within the scope of the Greek corporate income tax.

For the purposes of this summary, individuals (natural persons) are assumed not to be acting in the course of a business or professional activity.

Taxation of dividends

Dividends distributed by companies whose shares are admitted to trading on a regulated market may be subject to taxation in Greece, depending primarily on the tax residence of the shareholder and the source of the income.

Under the general principles of Greek tax law, Greek tax residents are subject to taxation on their worldwide income, whereas non-Greek tax residents are subject to Greek taxation only on income deemed to arise in Greece.

In accordance with generally accepted principles of international taxation, as reflected in the OECD Model Tax Convention, the source of dividend income is the jurisdiction in which the distributing company is tax resident. As the Company is not tax resident in Greece, Greece should not, in principle, have taxing rights over dividends distributed to shareholders who are not tax residents of Greece, except in limited circumstances (such as where the Shares are attributable to a permanent establishment maintained in Greece).

Accordingly, dividends distributed by the Company are not subject to Greek withholding tax at source and are primarily subject to taxation in accordance with the tax laws of the jurisdiction of tax residence of each shareholder, as well as, where applicable, the laws of the jurisdiction of the Company and any relevant double taxation treaty.

The Greek tax treatment of dividend income received from the Company therefore depends primarily on the tax residence and legal status of the shareholder, as set out below.

•	Tax treatment of a shareholder who is an individual (natural person)

o	Dividend income received by a shareholder who is an individual (natural person) and is tax resident in Greece is subject to tax at a rate of 5% (Article 64(1) of the ITC). Such tax exhausts the individual’s Greek income tax liability in respect of such income, and no further personal income tax is imposed (Article 36 of the ITC). Furthermore, any tax withheld at source in the jurisdiction of the Company may, subject to the provisions of the applicable double taxation treaty (if any) between Greece and the jurisdiction of the Company, be creditable against the
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Greek tax liability, provided that the relevant conditions and procedural requirements are satisfied[22].

o	Dividend income received by an individual who is not a tax resident of Greece is not subject to Greek income or withholding tax. Such income will be taxed in accordance with the tax legislation of the investor’s jurisdiction of tax residence.

•	Tax treatment of a shareholder that is a legal person or legal entity

o	Dividend income received by a legal person or legal entity that is tax resident in Greece is generally included in its taxable profits and subject to corporate income tax at the applicable rate (currently the Greek corporate income tax is at 22%, under Article 58(1) of the ITC), unless the participation exemption regime under Article 48 of the ITC applies. In particular, dividends received by a Greek tax resident legal person from a foreign legal entity may be exempt from corporate income tax, provided that all of the following conditions are cumulatively met:

■	the distributing entity has the legal form of a capital company under the laws of its jurisdiction of residence;

■	the distributing entity is not established in a non-cooperative jurisdiction (as defined in Article 65 of the ITC)[23];

■	the distributing entity is subject to corporate income tax or a similar tax without the possibility of exemption or option;

■	the recipient holds a minimum participation of at least 10% in the share capital, voting rights or value of the distributing entity;

■	and such minimum participation is held for an uninterrupted period of at least 24 months.

o	A legal person or legal entity that is not tax resident in Greece and does not maintain a permanent establishment in Greece to which the dividends of the shares are attributable is generally not subject to Greek income tax on dividend income received from the Company, as Greece does not constitute the source state of such income.

•	Double Tax Treaties

o	Greek tax resident shareholders may be entitled to relief (including foreign tax credits) in respect of any tax imposed on dividends in the jurisdiction of the Company, subject to the provisions of any applicable double taxation treaty between Greece and the jurisdiction of the Company and, the ITC.

o	Non-Greek tax resident shareholders should consider the applicability of any double taxation treaty between their jurisdiction of tax residence and the jurisdiction of the Company.

22 As of the date hereof, there is no double taxation treaty in force between Greece and the Marshall Islands. The Marshall Islands are considered a cooperative jurisdiction but are classified as a jurisdiction with a preferential tax regime in accordance with Decision A.1125/2025 for FY 2023 onwards, and as at the date of this Prospectus.

23 Pursuant to Circular POL. 1024/2018, Marshall Islands have not been included in the Greek list of non-cooperative jurisdictions as from FY 2017 onward and up to the date of the Prospectus. It is noted that this development, at the level of Greek regulatory administration, follows and reflects the corresponding reclassification of the Marshall Islands under the relevant framework of the OECD.

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Taxation of capital gains

Gains arising from the disposal of shares admitted to trading on a regulated market, such as the Shares, may be subject to taxation in Greece, depending primarily on the tax residence and legal status of the seller, as well as the source of the income.

Under the general principles of Greek tax law, Greek tax residents are subject to taxation on their worldwide income, whereas non-Greek tax residents are subject to Greek taxation only on income deemed to arise in Greece.

In line with generally accepted principles of international taxation, the source of capital gains from shares is primarily linked to the tax residence of the issuing company and the existence of any relevant nexus in the taxing jurisdiction. Given that the Company is not a tax resident of Greece, and in the absence of any other Greek nexus, capital gains derived from the disposal of the Shares should not, in principle, be regarded as arising in Greece for non-Greek tax resident investors, subject to the specific provisions set out below:

•	Tax treatment of a seller who is an individual (natural person)

o	Transactions by individuals involving listed shares are generally not treated as business activity for Greek income tax purposes (Article 21(3) of the ITC and interpretative Circular E.2031/26.04.2023).

o	An individual (natural person) who is tax resident in Greece is subject to Greek income tax on gains derived from the disposal of listed shares acquired after 1 January 2009, provided that such individual holds, directly or indirectly, a participation of at least 0.5% in the share capital of the Company. In such case, the capital gain is taxed at a flat rate of 15%, which exhausts the individual’s Greek income tax liability in respect of such income under Article 42 of the ITC. Individuals (natural persons) holding less than 0.5% of the share capital of the Company are not subject to Greek income tax on gains from the disposal of the Shares. For the calculation of the gain, the relevant date is generally the settlement date of the transaction. In the event that the transaction results in a loss, such loss may be carried forward for up to five (5) years and may be offset against gains from similar transactions.

o	An individual (natural person) who is not tax resident in Greece is generally not subject to Greek income tax on gains arising from the disposal of the shares. Such gains will be taxed in accordance with the legislation of the investor’s jurisdiction of tax residence.

•	Tax treatment of a seller that is a legal person or a legal entity

o	For a seller that is a legal person or a legal entity residing, for tax purposes, in Greece or maintains a permanent establishment in Greece to which the selling of the shares is attributable, the gain arising from the sale of the shares is considered as ordinary business income and is taxed via the annual corporate income tax return at the rate of 22%. Credit institutions which have been submitted in the scope of the DTA Framework are taxed at 29%, under Article 58(1) of the ITC. In any event, if the final annual tax result is a loss, such a loss is carried forward for five (5) years according to the general provisions.

o	However, capital gains derived from the disposal of shares in a legal entity established outside the European Union (such as the Company) may be exempt from Greek corporate income tax
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under the participation exemption regime of Article 48A of the ITC, provided that all of the following conditions are cumulatively met:

■	the entity whose shares are transferred has the legal form of a capital company under the laws of its jurisdiction of establishment;

■	such entity is not established in a non-cooperative jurisdiction within the meaning of Article 65 of the ITC;

■	such entity is subject to corporate income tax or a similar tax without the possibility of exemption or option;

■	the transferring entity holds a minimum participation of at least 10% in the share capital, voting rights or value of the entity whose shares are transferred; and

■	such minimum participation has been held for an uninterrupted period of at least 24 months.

■	Where the above conditions are met, the exemption is final and any expenses relating to the participation are not deductible for Greek corporate income tax purposes.

A seller that is a legal person or legal entity which is not tax resident in Greece and does not maintain a permanent establishment in Greece to which the shares are attributable is generally not subject to Greek income tax on gains arising from the disposal of the shares, on the basis of the Greek domestic tax law provisions, as no income is deemed to have been generated in Greece.

Transaction costs and sales tax

In addition to capital gains tax, where applicable, the sale price from the sale of listed shares is taxed at a rate of 0.1%. This transaction tax is imposed both to on-market and over-the-counter (OTC) sales of such shares. The tax is borne by the seller, whether a Greek tax resident or not. Euronext Securities Athens charges the 0.1%, daily upon settlement, on the investment firms and credit institutions which act as custodians settling share sale transactions on behalf of the sellers (Guidelines POL. 1056/2011, Ministerial Decision A.1236/2021, Guidelines E.2048/2024 and Article 9(2) of Law 2579/1998 as in force).

Moreover, pursuant to the Euronext Securities Athens regulations, each of the transferor and the transferee is charged with transaction costs: (i) of 0.08% (with a minimum of either €20 or 20% of the transaction price, whichever is lower) for OTC transactions due to sale, donation/parental benefit, benefit in kind to executives/shareholders and tender offer; and (ii) of 0.0325% (minimum €20) calculated upon the highest price between the OTC price and the closing price of the stock on the trade date of the OTC transaction, for any transactions via market participants in connection with the settlement of a transfer of shares listed on the Euronext Athens, with an extra €1 commission for settlement by versus payment, in addition to a freely negotiable commission to the brokers. For the avoidance of doubt, the 0.0325% settlement fee is charged by Euronext Securities Athens to both the transferor and the transferee in respect of all share transfers settled through its central securities depository, irrespective of whether the underlying transaction was executed on-market or OTC.

According to Law 4799/2021 and Ministerial Decision A.1237/2021, the procedure for the collection of the 0.1% transaction tax changed to also accommodate the collection of that tax where shares are held

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via omnibus accounts. Furthermore, it is provided that, if the shares are held via an omnibus account and settled outside the central securities depository, in the event that the 0.1% transaction tax is not paid or is not timely paid, then such 0.1% and the respective interest and fines can be assessed to the participant or/and to any other intermediary or registered intermediary who may be involved in the relevant share sale transactions.

Indirect taxation and stamp duties

On 16 September 2024, Greek Parliament voted on Greek Law 5135/2024 for the imposition of a “Digital Duty on Transactions” and other provisions. The Digital Duty on Transactions came into force on 1 December 2024 and replaced the previous stamp duty regime. The provisions of the Greek Law 5135/2024 have been codified by Greek Law 5177/2025. Pursuant to Greek Law 5177/2025, the issuance and transfer of shares, the payment of dividends therefrom as well as the shares lending transactions are exempt from the Digital Duty on Transactions (Article 10(3) of Law 5177/2025) as well as from Greek VAT or other indirect taxes. Investors should note, however, that other taxes or charges (including transaction taxes or fees imposed by market infrastructure providers or intermediaries) may apply in connection with transactions in shares.

Inheritance and gift taxes for listed shares

The acquisition of shares by way of inheritance, donation or parental gift may be subject to Greek tax, depending primarily on the tax residence of the parties involved and, where relevant, the applicable connecting factors under Greek tax law.

Under Greek law (Article 55 of Law 5219/2025, as in force), inheritance tax is imposed on: (a) any assets of whatever nature located in Greece, whether owned by Greek or foreign persons; and (b) movable tangible or intangible property located abroad belonging to:

•	a Greek national, irrespective of their place of residence; and

•	a foreign national who is resident in Greece, subject to the provisions of Article 75(2)(c) of Law 5219/2025.

Furthermore, pursuant to Article 55(2)(e) of Law 5219/2025, shares in companies or legal entities established in Greece are considered to be located in Greece for inheritance tax purposes.

Similarly, under Article 89 of Law 5219/2025, donation and parental gift tax is imposed on:

•	any assets of any nature located in Greece that are transferred by way of donation;

•	movable property located abroad belonging to a Greek national that is transferred by way of donation;

•	movable property located abroad belonging to a foreign national that is transferred to a Greek national or to a foreign national who is resident in Greece; and

•	movable property transferred during the lifetime of an ascendant to descendants under a usufruct or similar arrangement.

Pursuant to Article 89(2) of Law 5219/2025, movable property deemed to be located in Greece includes the categories of property referred to in Article 55(2) of Law 5219/2025, which applies mutatis

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mutandis. Accordingly, shares are considered to be located in Greece for donation and parental gift tax purposes only where the issuing company is established in Greece.

Given that the Company is not established in Greece, the Shares are generally not considered to be located in Greece solely by reason of their admission to trading on Euronext Athens. Therefore, the transfer of Shares by way of inheritance, donation or parental gift should not, in principle, be subject to Greek inheritance or donation tax where neither the transferor nor the transferee is tax resident in Greece, subject to the specific facts and circumstances of each case.

Where Greek inheritance, donation or parental gift tax is applicable, it is generally imposed at progressive rates, depending on:

•	the degree of kinship between the parties (e.g. spouses, descendants, other relatives or unrelated parties);

•	the value of the transferred assets; and

•	any prior transfers between the same parties.

Pursuant to Article 56 of the Greek Law 4839/2021, as amended and in force, donations and parental gifts to first-degree relatives (including spouses, parents and children) may benefit from significant exemptions, currently up to €800,000 per recipient, subject to the conditions set out in the applicable legislation.

The value of the transferred Shares is generally determined based on their market value at the relevant valuation date (i.e. the date of death or the date of the donation).

Investors should note that the application of inheritance or donation tax may vary depending on the specific facts and circumstances of each case, including the existence of any applicable double taxation treaties relating to inheritance or gifts.

Prospective investors are advised to consult their own professional advisers regarding the Greek tax consequences of any transfer of Shares by way of inheritance, donation or parental gift.

Share lending tax

Pursuant to Article 92 of Law 5104/2024, that amended Article 4(4) of Law 4038/2012, the tax previously imposed at a rate of 0.20% on over-the-counter (OTC) stock lending transactions involving shares listed on the Euronext Athens has been abolished. Accordingly, no share lending tax is currently imposed in Greece on such transactions.

4.3   TERMS AND CONDITIONS OF THE ADMISSION

The Board of Directors of the Company during its meeting held on 01.04.2026, among others, approved the following:

•	it is in the best interests of the Company and its shareholders to pursue a dual listing of the Common Stock Shares on the Main Market of the Regulated Securities Market of Euronext Athens and to take all necessary steps and to do all other things necessary and appropriate to obtain and maintain the listing of the Common Stock Shares on Euronext Athens.
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The opening price on Euronext Athens shall be equal to the closing price of the Common Stock Shares on the NYSE on the trading day immediately preceding the commencement of trading on Euronext Athens, converted from USD to EUR using the EUR/USD reference exchange rate published by the European Central Bank on that same preceding trading day. The Company will issue a start-of-trading announcement informing shareholders of the opening price on the day of the commencement of trading of the Common Stock Shares on the Main Market of the Regulated Securities Market of Euronext Athens prior to the opening of Euronext Athens.

According to paragraph 4 of section 3.1.4.3 of the Euronext Athens Regulation, the free-float adequacy criterion with respect to the Common Stock Shares is assessed in accordance with the rules of the primary market on which they are listed, i.e. the NYSE, taking into account the aggregate free float across all markets on which the shares are admitted to trading. In any event, the percentage of shares of the same class distributed to the public must be at least ten percent (10%). According to the Company, as of the date of this Prospectus, the free float of the Company’s Common Stock Shares listed on the NYSE is 52,902,084 Common Stock Shares, or 51.95% of all Common Stock Shares outstanding, which satisfies the initial free-float adequacy requirement under the applicable rules of NYSE and Euronext Athens Regulation.

The Common Stock Shares are expected to be listed on the Main Market of the Regulated Securities Market of the Euronext Athens under the symbol “SB”.

In June 2008, the Company completed an initial public offering of its Common Stock in the U.S. and its Common Stock began trading on the NYSE.

No securities of the same class shall be publicly listed or offered for private placement, nor shall securities of other classes be created for public or private placement, simultaneously with the Admission to which the Prospectus refers to.

No stabilization will take place in connection with the Admission.

The Common Stock Shares will be admitted to trading on the Regulated Securities Markets of the Euronext Athens. A relevant announcement regarding the commencement of trading of the Common Stock Shares will be published on time in the Daily Statistical Bulletin of the Euronext Athens.

4.4   ADMISSION TO TRADING AND DEALING ARRANGEMENTS

The Company’s Common Stock Shares are dematerialized and registered, with voting rights, expressed in USD and are listed on the New York Stock Exchange.

An application has been made to Euronext Athens for a parallel listing and admission to trading of all of the Common Stock Shares, issued, on the Main Market of the Regulated Securities Market of the Euronext Athens.

It is expected that Admission will become effective and that trading of the Common Stock Shares will commence on or around 02.06.2026, at 10.15 a.m. (Greek time)). Other than the Company’s application for a parallel listing of the Common Stock Shares on Euronext Athens and their existing listing for trading on NYSE, no other application will be made for the Common Stock Shares to be admitted to listing or dealt with on any other stock exchange. The Common Stock Shares will not be admitted to trading on any stock exchange other than the NYSE and Euronext Athens.

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4.5   PROCEDURE FOR ADMISSION TO TRADING

The Common Stock Shares are currently admitted to trading on NYSE. On 26 May 2026, Euronext Athens approved the admission of the Common Stock Shares to listing for trading on the Main Market of the Regulated Securities Market of Euronext Athens. Shareholders of the Company will be entitled to direct the transfer of their Common Stock Shares into Euronext Securities Athens to be held on their behalf through an authorised Euronext Securities Athens participant from the business day following the Date of the Prospectus, i.e. from 28 May 2026. It is expected that the trading of the Common Stock Shares on Euronext Athens will commence at 10:15 a.m. (Greek time) on 2 June 2026, or such other date as the Company will publicly announce. Only Common Stock Shares, which have been transferred into Euronext Securities Athens, will be capable of being traded on Euronext Athens following the commencement of trading.

As at the date of this Prospectus, the Company’s shareholders are entitled to hold Common Stock Shares either (a) directly, as registered holders on the records of the Company’s transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company) (the “Transfer Agent”), through the Direct Registration System (the “DRS”), whereby shares are held in book-entry form in the shareholder’s own name, or (b) indirectly in “street name” through a broker-dealer, bank, or other financial institution that is a participant (a “DTC Participant”) in the book-entry settlement system operated by The Depository Trust Company (the “DTC”). In the case of indirect holding, shares are registered on the Company’s records in the name of Cede & Co., the nominee of DTC, and the ultimate beneficial owners hold their interests through the accounts maintained for them by their respective DTC Participants or indirect participants.

From 28 May 2026, holders of Common Stock Shares will have the option, subject to establishing a relationship with a suitable broker or other financial intermediary in Greece, to hold their Common Stock Shares via Euronext Securities Athens which will participate as an Investor Central Securities Depositary or “Investor CSD” within DTC via a CSD Link to SIX SIS, with the latter acting as a Global Custodian.

Holders of Common Stock Shares who wish to trade their Common Stock Shares on Euronext Athens will need to take steps to have their interests in Common Stock Shares held via Euronext Securities Athens. As mentioned above, this requires establishing a relationship with one or more authorized Euronext Securities Athens participants (such as a custodian bank or broker that is a member of Euronext Athens) and opening and maintaining a securities account in the Dematerialized Securities System (the “DSS”) operated by Euronext Securities Athens. The repositioning process into Euronext Securities Athens book-entry form may take time, and holders of Common Stock Shares are, therefore, encouraged to make the necessary arrangements with an authorized Euronext Securities Athens participant well in advance of when they intend to trade on Euronext Athens.

Trades in Common Stock Shares on Euronext Athens will be settled in book-entry form through the Dematerialised Securities System (DSS) operated by Euronext Securities Athens. Trades in Common Stock Shares on NYSE will continue to be settled on a dematerialised basis through the book-entry system operated by DTC, with shares registered in the name of its nominee, Cede & Co., and transfers of beneficial ownership effected electronically between DTC Participants.

4.6   SELLING SECURITIES HOLDERS

There is no offer of new shares by the Company nor any offer of existing shares by any of its shareholders.

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4.7   LISTING ADVISORS’ AGREEMENT

On 3 April 2026, the Company and the Listing Advisor have entered into an agreement for the provision of services as listing advisor to the parallel listing of the Common Stock Shares to the Main Market of the Regulated Securities Market of Euronext Athens (the “Listing Advisor’s Agreement”). Pursuant to the Listing Advisor’s Agreement, the Listing Advisor has agreed to act as sponsor to the Company in connection with the Admission.

The Company will pay fees/commissions to the Listing Advisor in consideration for its services. All costs and expenses for the Listing Advisor’s services are included in the overall costs and expenses as mentioned in the section of this Prospectus entitled “4.8 EXPENSES OF THE ADMISSION”.

4.8   EXPENSES OF THE ADMISSION

The total expenses of the Admission are estimated as follows:

Estimated Total Expenses*
Amounts in € thousands
HCMC fees	€150
Euronext Athens and Euronext Securities Athens Rights**	€266
Other expenses***	€874
Total expenses	€1,290

*Under the assumption of the Admission being successful.

** Calculated on the basis that 5% of the Common Stock Shares will be traded on Euronext Athens, based on the closing price of the Common Stock Share on NYSE as of 21 May 2026.

***Legal due diligence and financial due diligence expenses, Listing Advisor’s fee, announcements, other expenses, supporting work, etc.

Source: Company.

The amounts presented in the table above constitute estimates.

The amounts mentioned above do not include VAT (where applicable).

There are no proceeds for the Company from the listing and thus no costs will be charged to investors by the Company.

4.9   DILUTION

Since neither new nor existing Common Stock Shares are offered, there is no dilution of the participation of existing shareholders.

4.10   Expected Timetable

Set out below is the expected indicative timetable for the admission of the Common Stock Shares to trading on the Main Market of the Regulated Securities Market of the Euronext Athens:

Date	Event
26.05.2026	Ascertainment of the fulfilment of all listing prerequisites and approval of the admission to trading of the Common Stock Shares by the Euronext Athens Listings and Market Operation Committee (subject to the approval of the Prospectus by the HCMC)
27.05.2026	HCMC approval of the Prospectus
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Date	Event
27.05.2026	Publication of the Prospectus on the Company’s, the Listing Advisor’s, and Euronext Athens’ website
27.05.2026	Publication of announcement regarding the availability of the Prospectus in the Daily Statistical Bulletin of Euronext Athens and on the Company’s website
01.06.2026	Publication (Euronext Athens’ website, and Company’s website) of the announcement regarding the date of the commencement of the Common Stock Shares trading
02.06.2026	Publication (Euronext Athens website and Company’s website) of the announcement regarding the opening price of the Common Stock Shares prior to the opening of Euronext Athens
02.06.2026	Commencement of trading of the Common Stock Shares on Euronext Athens

Investors should note that the above timetable is indicative and subject to change, in which case the Company will duly and timely inform the investors pursuant to a public announcement.

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ANNEX

DIFFERENCES US GAAP AND IFRS

Field	United States Generally Accepted Accounting Principles (US GAAP)	International Financial Reporting Standards (IFRS) – as adopted by the European Union
Property, Plant and Equipment – (IAS 16) • Depreciation of separate cost components (asset components) • Dry-docking, repairs and special survey costs

Under US GAAP, depreciation of distinct components of the cost of an asset (e.g. a vessel) is permitted if the components have different useful lives, but this practice is not common.

US GAAP do not provide guidance for industries such as shipping regarding the accounting treatment of major overhaul and inspection costs. However, only ASC 908, Airlines, provides specific guidance relating to aircraft and engine overhauls for the airline industry. As a result, repair and maintenance expenses outside the scope of ASC 908 are expensed as incurred.

ASC 908 permits the following accounting methods: (1) expensing overhaul costs as incurred, (2) capitalizing overhaul costs and depreciating them until the date of the next inspection, and (3) the built-in overhaul approach (i.e., an approach with certain similarities to component depreciation).

More specifically, in the shipping industry, it is “commonly” the case that:

Under IFRS, depreciation of distinct components of the cost of an asset (e.g., a vessel) is mandatory if the components have different useful lives.

The cost of vessels is divided into two parts: the part relating to the vessel itself and the part relating to “dry-docking & special survey” costs.

“Dry-docking & special survey” costs, to the extent they are incurred to meet regulatory requirements, are capitalized as a separate component of the vessel’s cost and depreciated on a straight-line basis over the estimated period until the next survey (60 months), if (a) the entity expects probable future economic benefits from the expenditure, and (b) the cost can be measured reliably. Otherwise, these costs are expensed as incurred.

When a vessel is acquired (new or second-hand) or constructed, a portion of the vessel’s cost is allocated to the parts expected to be replaced during the first “dry-docking & special survey,” based on their estimated cost, and is depreciated on a straight-line basis over the estimated period until the next survey.

Costs representing the replacement of an already recognized “dry-docking & special survey” are capitalized as part of the asset’s cost, and the unamortized carrying amount of the previous “dry-docking & special survey” is written off.

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Field	United States Generally Accepted Accounting Principles (US GAAP)	International Financial Reporting Standards (IFRS) – as adopted by the European Union

•

When a vessel is acquired (new or second-hand) or constructed, its cost is not allocated to components, even if its constituent parts have different useful lives.

•

Costs representing the first “dry-docking & special survey” are capitalized as “prepaid expenses” and amortized on a straight-line basis over the estimated period until the next survey (60 months), or alternatively expensed as incurred.

•

Costs representing the replacement of an already recognized “dry-docking & special survey” are capitalized as “prepaid expenses”, and the unamortized carrying amount of the previous “dry-docking & special survey” is written off. Otherwise, they are expensed as incurred.

Property, Plant and Equipment – Impairment Assessment Method (IAS 36)

Under US GAAP, all fixed assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment assessment is performed using a two-step approach.

Step 1: Determine whether the carrying amount of an asset is recoverable. This involves comparing the carrying amount of the asset with the sum of the estimated future undiscounted cash flows expected to arise from the continued use of the asset plus its estimated disposal value at the end of its useful life. If the carrying amount of the asset

Under IFRS, all fixed assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recognized (one-step approach).
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Field	United States Generally Accepted Accounting Principles (US GAAP)	International Financial Reporting Standards (IFRS) – as adopted by the European Union exceeds its recoverable amount, an impairment loss must be calculated.
Property, Plant and Equipment – Impairment Loss Calculation (IAS 36)

Step 2: An impairment loss is the amount by which the carrying amount of an asset exceeds its fair value. Fair value is the amount that could be obtained from the sale of an asset in an arm’s length transaction, in accordance with ASC 820, Accounting for Fair Value Measurement.

The reversal of an impairment loss is prohibited for all assets held and used.

The recoverable amount is the higher of (a) the fair value of an asset less its disposal costs and (b) its “value in use”. Fair value less disposal costs is the amount that could be obtained from the sale of an asset (or a cash-generating unit) in an arm’s length transaction, less the disposal costs. “Value in use” is the present value of the estimated future cash flows expected to arise from the continued use of an asset, plus its estimated disposal value at the end of its useful life. If the entity is unable to estimate the recoverable amount of an individual asset for which there is an indication of impairment, it determines the recoverable amount of the cash-generating unit to which the asset belongs.

An impairment loss is the amount by which the carrying amount of an asset exceeds its recoverable amount.

Assets are reviewed at the end of each reporting period for indicators of a possible reversal of an impairment loss. In the event of a reversal, the carrying amount of the asset is increased to its recoverable amount. This increased amount cannot exceed the carrying amount that the asset would have had after depreciation, had no impairment loss been recognized in prior years.

The reversal of an impairment loss is prohibited for goodwill.

Leases, Lessor Accounting – Practical Solutions for Not Separating Lease	Under US GAAP, lessors may elect, by asset class, not to separate the lease components and non-lease	Under IFRS 16, lessors are required to disclose in the notes to the financial statements the lease components and
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Field	United States Generally Accepted Accounting Principles (US GAAP)	International Financial Reporting Standards (IFRS) – as adopted by the European Union
Components and Non-Lease Components (IFRS 16)

components of their lease revenues, provided certain criteria are met. Furthermore, if the non-lease component is the predominant element of the lease, the lease revenue is accounted for in accordance with ASC 606, Revenue from Contracts with Customers.

non-lease components of their lease revenues from their assets.
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